   As filed with the Securities and Exchange Commission on July 17, 2000
                                                      Registration No. 333-37014
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2
                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                             STANDARD PACIFIC CORP.
             (Exact name of registrant as specified in its charter)

                                ---------------

            Delaware                           1531                    33-0475989
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)     Classification Code Number)    Identification No.)

                              15326 Alton Parkway
                            Irvine, California 92618
                                 (949) 789-1600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ---------------

                            CLAY A. HALVORSEN, ESQ.
                 Vice President, General Counsel and Secretary
                             Standard Pacific Corp.
                              15326 Alton Parkway
                            Irvine, California 92618
                                 (949) 789-1600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
        LEONARD J. MCGILL, ESQ.                BRIAN D. FITZGERALD, ESQ.
     Gibson, Dunn & Crutcher LLP      Clanahan, Tanner, Downing and Knowlton, PC
            4 Park Plaza                   730 Seventeenth St., Suite 500
       Irvine, California 92614                 Denver, Colorado 80202
           (949) 451-3800                           (720) 359-9500

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             THE WRITER CORPORATION

                               ----------------

                   Notice of Special Meeting of Shareholders

                               ----------------

                         To be held on          , 2000

                  MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

To all Writer shareholders:

   Notice is hereby given that a Special Meeting of Shareholders of The Writer Corporation will be held at the offices of The Writer Corporation, 6061 S.
Willow Drive, #232, Englewood, CO, 80111, on          at    a.m. local time for
the following purposes:

   1. To consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 14, 2000, by and between Writer, Standard Pacific Corp., a Delaware corporation, and TWC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Standard Pacific, that provides, among other things, for the merger of Writer into TWC Acquisition so that Writer effectively becomes a wholly owned subsidiary of Standard Pacific, and

   2. To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

   If the merger agreement is not adopted, the annual meeting of The Writer Corporation will be scheduled after this special meeting of shareholders.

   The close of business on         , 2000 has been fixed as the record date
for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Therefore, only
shareholders of record on         , 2000 are entitled to notice of, and to vote
at, the special meeting and any adjournments or postponements of the special meeting.

                                          By order of the board of directors
                                           of The Writer Corporation,

                                          George S. Writer, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer

     , 2000

   Regardless of the number of shares you own or whether or not you plan to attend the meeting, it is important that your shares be represented and voted. The merger cannot be completed unless the holders of two-thirds of the Writer common stock entitled to vote adopt the merger agreement. Please complete, sign, date and promptly return the accompanying blue proxy card in the enclosed self-addressed, stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT. If you fail to return the proxy card or vote in person at the special meeting, it will have the same effect as a vote against the merger agreement.

   Your board of directors unanimously recommends that you vote FOR adoption of the merger agreement.

   Please DO NOT return your Writer common stock certificates with your enclosed proxy.

[LOGO OF WRITER CORPORATION APPEARS HERE]
                                         [LOGO OF STANDARD PACIFIC APPEARS HERE]

           THE WRITER CORPORATION                         STANDARD PACIFIC CORP.
               PROXY STATEMENT                                  PROSPECTUS

   Standard Pacific has agreed to acquire Writer through a merger. If the merger is approved and completed, you will receive, at your election and for each share of Writer common stock held by you, a combination of cash and/or Standard Pacific common stock with an aggregate value of $3.35, subject to adjustment as set forth below. For purposes of determining the exchange ratio, or fractional share of Standard Pacific common stock you will receive for each share of Writer common stock if you elect to receive shares of Standard Pacific common stock in the merger, Standard Pacific's common stock will generally be valued based on its average closing sale price on the New York Stock Exchange over a twenty trading-day period ending three trading days prior to the closing date of the merger. However, if the twenty-day average closing sale price of Standard Pacific common stock is less than $11.00 per share, the price used for calculating the exchange ratio will be $11.00, and if the twenty-day average closing of Standard Pacific common stock price is more than $13.50 per share, the price used for calculating the exchange ratio will be $13.50. Your election may be adjusted and you may not receive the type of consideration that you elect because the merger agreement requires that no more than 60% of the outstanding shares of Writer common stock may be converted into shares of Standard Pacific common stock and no more than 50% of the aggregate merger consideration, valued at the closing date of the merger, may be paid in cash. If the merger is completed, TWC Acquisition, which is a wholly owned subsidiary of Standard Pacific formed for the purpose of completing the merger, will acquire approximately $31.0 million of indebtedness of Writer. Any party may terminate the merger agreement if the merger has not been completed, through no fault of the terminating party, by August 31, 2000. Writer, Standard Pacific and TWC Acquisition can agree to extend this date.

   The merger cannot be completed unless the holders of two-thirds of the outstanding shares of Writer approve the merger agreement. This proxy statement/prospectus is being furnished to Writer shareholders in connection with the solicitation by Writer of proxies for use at the special meeting of shareholders to be held at The Writer Corporation, 6061 S. Willow Drive, #232,
Englewood, CO 80111, at    a.m., local time, on          , 2000. At this
meeting Writer shareholders will vote on the proposed merger. This proxy statement/prospectus also constitutes the prospectus of Standard Pacific for up to 1,487,012 shares of Standard Pacific common stock and associated rights to be issued to Writer shareholders in the merger. This proxy statement/prospectus provides you with detailed information concerning Standard Pacific and the merger. Please give all of the information contained in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "RISK FACTORS" beginning on page 14 of this proxy statement/prospectus.

   Share Information:

     Standard Pacific (trading symbol "SPF"): The closing price on the New York
                                              Stock Exchange the last trading
                                              day before the transaction was
                                              announced was $9.00 per share.
                                              The closing price on the New York
                                              Stock Exchange on [July 14],
                                              2000, was [$11.88] per share.
     Writer (trading symbol "WRTC.OB"):       The closing price on the Over-
                                              The-Counter Bulletin Board the
                                              last trading day before the
                                              transaction was announced, was
                                              $2.25 per share. The closing
                                              price on the Over-The-Counter
                                              Bulletin Board on [July 14],
                                              2000, was [$3.25] per share.

   Shareholders of Writer will be able to obtain an estimate of the exchange
ratio prior to voting on the merger beginning         , 2000 by calling (800)
322-2885. Because the actual exchange ratio will not be determined until after the date of this proxy statement/prospectus and the vote of the shareholders, the exchange ratio provided will assume that the merger is completed immediately after the shareholders' special meeting, and if this is not the case, may change. Even after the exchange ratio is determined you will not know the value of the Standard Pacific common stock Writer shareholders electing stock will receive because the price of the Standard Pacific shares at completion of the merger is likely to be different than the twenty-day average price used to calculate the exchange ratio. If the share price of Standard Pacific at the time of completion of the merger is less than the price used to calculate the exchange ratio, this will decrease the value that Writer shareholders electing stock will receive.

   Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued in this transaction or determined that this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated          , 2000, and is first being
mailed to Writer shareholders on or about          , 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----


QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1


SUMMARY...................................................................   3


SELECTED FINANCIAL DATA...................................................  10


COMPARATIVE PER SHARE DATA................................................  12


COMPARATIVE MARKET PRICES AND DIVIDENDS...................................  13


RISK FACTORS..............................................................  14
  Risk Factors Relating to the Merger.....................................  14
  Risk Factors Relating to Standard Pacific...............................  16


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...............  20

WRITER SPECIAL MEETING....................................................  21
  General.................................................................  21
  Purpose of the Special Meeting..........................................  21
  Recommendation of Writer's Board of Directors...........................  21
  Required Vote for Adoption of the Merger Agreement......................  21
  Record Date.............................................................  21
  Quorum..................................................................  22
  Proxies.................................................................  22
  Revocation of Proxies...................................................  22
  Solicitation of Proxies.................................................  23
  Appraisal Rights........................................................  23
  Accountants.............................................................  23


THE MERGER................................................................  24
  General.................................................................  24
  Background of the Merger................................................  24
  Joint Reasons for the Merger............................................  29
  Recommendation of the Writer Board of Directors and Writer's Reasons for
   the Merger.............................................................  30
  The Engagement of Writer's Financial Advisor............................  33
  Opinion of Writer's Financial Advisor...................................  33
  Merger Consideration....................................................  38
  The Exchange Ratio......................................................  43
  Election Procedure......................................................  45
  Material Federal Income Tax Consequences of the Merger..................  46
  Treatment of Existing Writer Stock Options..............................  50
  The Writer Management Group.............................................  50
  Interests of Writer's Management in the Merger and Potential Conflicts
   of Interests...........................................................  51
  Regulatory Approvals Required for the Merger............................  54
  Delisting and Deregistering of Writer Common Stock; Listing of Standard
   Pacific Common Stock Issued in Connection With the Merger..............  54
  Receipt of Merger Consideration; Procedures for Exchange of
   Certificates...........................................................  54
  Transfers of Shares.....................................................  55
  Fractional Shares.......................................................  55
  Accounting Treatment....................................................  55
  Restrictions on Resales by Affiliates...................................  56


THE MERGER AGREEMENT......................................................  57
  Structure of the Merger.................................................  57
  Closing; Effective Time.................................................  57
  Surviving Corporation...................................................  57
  Election................................................................  57

                                                                           Page
                                                                           ----
  Conversion of Shares....................................................  58
  Stock Options...........................................................  59
  Representations and Warranties..........................................  59
  Covenants...............................................................  60
  Conduct of Business of Writer Prior to the Merger.......................  61
  No Solicitation of Transactions.........................................  63
  Conditions to Completing the Merger.....................................  64
  Termination of the Merger Agreement.....................................  66
  Extension, Waiver and Amendment of the Merger Agreement.................  67
  Employee Benefits and Plans.............................................  68
  Management of TWC Acquisition After the Merger..........................  68


INFORMATION ABOUT THE COMPANIES...........................................  69
  Standard Pacific........................................................  69
  Writer..................................................................  74
  TWC Acquisition.........................................................  75


DESCRIPTION OF CAPITAL STOCK..............................................  76
  Standard Pacific Capital Stock..........................................  76
  Standard Pacific Rights Plan............................................  77
  Anti-takeover Effects of Delaware Law and Relevant Provisions of
   Standard Pacific's Certificate of Incorporation........................  80


COMPARISON OF STOCKHOLDERS' RIGHTS........................................  82
  General.................................................................  82
  Voting Groups...........................................................  82
  Cumulative Voting.......................................................  82
  Amendments to the Writer Articles of Incorporation and the Standard
   Pacific Certificate of Incorporation...................................  83
  Amendments to Bylaws....................................................  84
  Vote Required for Merger and Other Transactions.........................  84
  Directors...............................................................  84
  Classification of Board of Directors....................................  84
  Removal of Directors....................................................  85
  Newly Created Directorships and Vacancies...............................  85
  Limitation of Director's Liability......................................  86
  Indemnification of Directors and Officers...............................  86
  Special Meeting of Shareholders; Action by Consent......................  86
  Business Combinations Involving a Change of Control.....................  87
  Dissenters' Rights......................................................  87
  Dividends...............................................................  88
  Stock Repurchases.......................................................  89
  Corporate Records; Shareholder Inspection...............................  89
  Preemptive Rights.......................................................  90
  Rights Plan.............................................................  90


DISSENTERS' APPRAISAL RIGHTS..............................................  91


ADDITIONAL INFORMATION....................................................  94
  Legal Matters...........................................................  94
  Independent Public Accountants..........................................  94
  Stockholder Proposals...................................................  94
  Other Matters...........................................................  94


REFERENCE TO ADDITIONAL INFORMATION.......................................  95


WHERE YOU CAN FIND MORE INFORMATION.......................................  96


                                                                          Page
                                                                          ----
APPENDIX A--THE MERGER AGREEMENT........................................  A-1


APPENDIX B--WRITER'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
 DECEMBER 31, 1999......................................................  B-1


APPENDIX C--WRITER'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED
 MARCH 31, 2000.........................................................  C-1


APPENDIX D--SECTIONS 7-113-101 THROUGH 7-113-302 OF THE COLORADO
 BUSINESS CORPORATION ACT...............................................  D-1


APPENDIX E--OPINION OF THE SEIDLER COMPANIES............................  E-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. What is the proposed transaction?

A. Standard Pacific will acquire Writer through a merger. In the merger, Writer will merge into TWC Acquisition, a wholly owned subsidiary of Standard Pacific.

Q. What will I receive in the merger?

A. The merger agreement provides that upon completion of the merger you will receive, at your election, a combination of cash and/or Standard Pacific common stock with an aggregate value of $3.35. However, you may not receive the type of consideration that you elect because the merger agreement requires that no more than 60% of the outstanding shares of Writer common stock may be converted into shares of Standard Pacific common stock, and no more than 50% of the aggregate merger consideration may be paid in cash. You will not know at the time of your vote or election exactly what form of consideration you will receive in exchange for your shares.



Q. How will I know the actual ratio of Standard Pacific shares I will receive for my Writer shares?

A. We will issue a press release two trading days before the special meeting that will provide an estimate of the adjusted twenty-day average price for Standard Pacific common stock and the fraction of a Standard Pacific share that you will receive for each Writer share you own. These numbers will assume that the merger is completed immediately after the shareholders'
   meeting. You can also call (800)      after         , 2000, to obtain this
   information.



Q. When do you expect the merger to be completed?

A. We expect to complete the merger promptly after receiving the approval of Writer shareholders at the special meeting.

Q. What do I need to do now?

A. After carefully reading and considering the information contained in this document, please fill out and sign the enclosed blue proxy card, and then mail your signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares of Writer common stock may be voted at the special meeting. Your proxy card must be received prior to or at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares of Writer common stock at the special meeting as you direct the shares to be voted on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement. If you do not vote or you abstain, the effect will be a vote against the merger. Your vote is very important.

Q. May I change my vote after I have mailed my signed proxy card?

A. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to The Writer Corporation, 6061 S. Willow Drive, #232, Englewood, Colorado 80111, Attn: Secretary. Third, you can attend the Writer special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares of Writer common stock, you must follow directions received from your broker to change your vote.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares of Writer common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares of Writer common stock. If you do not instruct your broker on how to vote, your shares will not be voted and the effect will be a vote against the merger. You cannot vote shares of Writer common stock held in "street name" by returning a proxy card to us.

Q. How do I make an election?

A. We will send to you within five days of mailing this proxy statement/prospectus a form of election and letter of transmittal in a separate mailing. If you desire to elect the form of merger consideration you will receive in the merger for your shares of Writer common stock, you will need to complete the election form and send it to First Chicago Trust Company of New York at one of the addresses provided on the election form.
   The election form must be returned by      , 2000. If you do not return a
   form of election you will be deemed to make a non-election and you will receive shares of Standard Pacific common stock or cash, or a combination of the two, as determined by the terms of the merger agreement. For detailed information on the procedure for electing to receive cash or Standard Pacific shares in the merger, see "THE MERGER--Election Procedure" beginning on page 45. To make a valid election, you must send in your certificates with your election form. For those shareholders that do not send in an election form, after the merger is completed you will receive written instructions for exchanging your stock certificates.

Q. What should I do if my share certificate is lost, stolen or destroyed?

A. If you make an election with respect to shares represented by a lost, stolen or destroyed certificate, you should notify Writer's transfer agent, Computershare Limited at (312) 360-5492. If you do not make an election with respect to shares represented by a lost, stolen or destroyed certificate and if you want to receive the merger consideration after completion of the merger, you must notify the exchange agent, First Chicago, and follow the procedures outlined in the letter of transmittal.

Q. Who can help answer my questions?

A. If you have more questions about the merger, you should contact the information agent:

     MacKenzie Partners, Inc.

     156 Fifth Avenue

     New York, New York 10010

     (212) 929-5500 (Call Collect)

               or

     CALL TOLL-FREE (800) 322-2885

                                    SUMMARY

   This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand our proposed merger. See "WHERE YOU CAN FIND MORE INFORMATION" on page 96.


The Companies

Standard Pacific Corp. (page 69)
15326 Alton Parkway
Irvine, CA 92618
(949) 789-1600

   Standard Pacific is a builder of single-family homes for use as primary residences. It has operations throughout the major metropolitan markets in California, Texas and Arizona. Standard Pacific also offers mortgage loans to its homebuyers through a mortgage banking subsidiary and a joint venture with a leading financial institution.

TWC Acquisition Corp. (page 75)

   TWC Acquisition is a newly formed company organized for purposes of completing the proposed transaction. It has engaged in no business activities and it has no assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Immediately prior to the merger, TWC Acquisition will be owned by Standard Pacific.

The Writer Corporation (page 74)
6061 S. Willow Drive, #232
Englewood, CO 80111
(303) 779-4100

   Writer is a developer and builder of planned residential communities in the Denver, Colorado area. It recently has expanded into the Northern Colorado area. Writer's planned residential communities integrate single family homes and townhomes with extensive greenbelts, bicycle and walking paths, winding streets and family recreation facilities.

What Writer Shareholders Will Receive (page 38)

   If the merger is completed you will be entitled to receive, for each of your shares of Writer common stock outstanding at the time of the merger, at your election, a combination of cash and/or Standard Pacific common stock with an aggregate value of $3.35 per share of Writer common stock. Your election is subject to adjustment under the circumstances described below. To determine the exchange ratio, or fractional share of Standard Pacific common stock you will receive if you elect to receive Standard Pacific common stock, Standard Pacific's common stock will generally be valued based on its average closing sale price on the New York Stock Exchange over a twenty trading-day period ending three trading days prior to the closing date of the merger. However, if the twenty-day average closing price of Standard Pacific common stock is less than $11.00 per share, the average price used for calculating the exchange ratio will be $11.00, and if the twenty-day average closing price is more than $13.50 per share, the average price used will be $13.50. This average price, including the $11.00 minimum and $13.50 maximum values, is referred to throughout this proxy statement/ prospectus as the "adjusted twenty-day average price for Standard Pacific common stock."

   Under the following circumstances, your election may be adjusted and you may not receive the type of consideration that you elect. An adjustment may be necessary because the merger agreement requires that no more than 60% of the outstanding shares of Writer common stock may be converted into shares of Standard Pacific common stock, and no more than 50% of the aggregate merger consideration, valued as of the closing date of the merger, may be paid in cash. If Writer shareholders elect to receive too many shares of Standard Pacific common stock, all shareholders electing Standard Pacific common stock will have the number of shares of Standard Pacific common stock they receive reduced pro rata and an amount of cash will be allocated pro rata among the electing shareholders to ensure that the aggregate shares of Writer common stock that will be converted into shares of Standard Pacific common stock does not exceed 60% of the outstanding shares.

   If Writer shareholders elect to receive cash in excess of 50% of the aggregate merger consideration, valued as of the closing date of the merger, each member of the Writer management group electing to receive cash will be allocated shares of Standard Pacific common stock pro rata to ensure that the cash consideration will be as close as possible to, without being more than, 50% of the total merger consideration. When we refer throughout this proxy statement/prospectus to the Writer management group we mean Writer's officers, directors and 15% shareholders. After that adjustment, if there is still an over-election of cash, all Writer shareholders other than members of the Writer management group who elect to receive cash for their Writer shares also will be proportionately adjusted.

   The table below shows a range of average closing prices of Standard Pacific common stock, along with the corresponding exchange ratios and the corresponding value of shares of Standard Pacific common stock you may receive for each share of Writer common stock you own. The table assumes that the entire merger consideration with respect to each share of Writer common stock is paid in Standard Pacific common stock, and that the Standard Pacific share price at the time of the merger equals the adjusted twenty-day average price for Standard Pacific common stock, which is unlikely to be the case. If the price for Standard Pacific common stock at the time of the merger is less than the adjusted twenty-day average price, then Writer shareholders electing to receive stock will receive Standard Pacific common stock with a value less than that set forth in the table below:

  Average                   Value of
  closing               Standard Pacific
   price                  common stock
of Standard               received per
  Pacific      Exchange share of Writer
common stock    Ratio     common stock
------------   -------- ----------------
   $8.00(1)(2)  .3045        $2.44
    8.25(2)     .3045         2.51
    9.00(2)     .3045         2.74
   10.00(2)     .3045         3.05
   11.00        .3045         3.35
   11.50        .2913         3.35
   11.75        .2851         3.35
   12.00        .2792         3.35
   12.50        .2680         3.35
   13.00        .2577         3.35
   13.50        .2481         3.35
   14.00(3)     .2481         3.47
   15.00(3)     .2481         3.72
   15.75(3)     .2481         3.91
   16.00(3)(4)  .2481         3.97

(1) If the twenty-day average price for Standard Pacific common stock is less than $8.25, Writer does not have to complete the merger.

(2) If the twenty-day average price for Standard Pacific common stock is less than $11.00, the price used for calculating the exchange ratio will be $11.00.

(3) If the twenty-day average price for Standard Pacific common stock is more than $13.50, the price used for calculating the exchange ratio shall be $13.50.

(4) If the twenty-day average price for Standard Pacific common stock is greater than $15.75, Standard Pacific does not have to complete the merger.

   For example, if a shareholder electing to receive Standard Pacific common stock owns 100 shares of Writer common stock, the shareholder would receive the following merger consideration (assuming that the adjustment provisions do not require that any of the merger consideration for such shares be paid in cash, other than for fractional Standard Pacific shares):

  . if the adjusted twenty-day average price for Standard Pacific common stock is $11.00 per share, then the exchange ratio will be .3045 and the Writer shareholder will receive 30 shares of Standard Pacific common stock, and cash equal to 0.45 times $11.00, or $4.95, because cash will be paid instead of fractional shares; and

  . if the twenty-day average price for Standard Pacific common stock is [$11.88] per share, which was the closing price of Standard Pacific common stock on the New York Stock Exchange on [July 14], 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, then the adjusted twenty-day average price for Standard Pacific common stock would be [$11.88] per share, the exchange ratio would be [.2820], and the Writer shareholder would receive the consideration set forth in the example above.

   The values of shares of Standard Pacific common stock in the table above are illustrative only and do not represent the actual value per share of Writer common stock that you might realize on or after consummation of the merger.

   If the twenty-day average price for Standard Pacific common stock is less than $8.25, the Writer board of directors will reevaluate the advisability of the merger, and if they decide to proceed, the board of directors will amend this proxy statement/prospectus and resubmit the merger agreement for approval by the Writer shareholders.

   The method for calculating the exchange ratio is explained in more detail in "THE MERGER--The Exchange Ratio" beginning on page 43.

Structure of the Merger (page 58)

The transaction will occur as follows:

  . Writer will merge with and into TWC Acquisition, a wholly owned subsidiary of Standard Pacific.

  . TWC Acquisition will be the surviving corporation and will change its name to "The Writer Corporation."

  . Each of your shares of Writer common stock will be canceled and converted into the right to receive cash and/or a fractional share of Standard Pacific common stock.

   Following the merger, you will no longer have any interest in Writer, but if you elect to become a stockholder of Standard Pacific, you will have an equity stake in the parent company of Writer's operations. Immediately after the merger, the former Writer shareholders will own approximately [3.7]% to [4.6]% of the outstanding shares of Standard Pacific common stock assuming a twenty-day average price for Standard Pacific common stock of [$11.88] per share, which was the closing price of Standard Pacific common stock on the New York Stock Exchange on [July 14,] 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, resulting in an adjusted twenty-day average price for Standard Pacific common stock of [$11.88] per share, and an exchange ratio of [.2820].

   We have attached the merger agreement to this proxy statement/prospectus as Appendix A. The merger agreement describes the terms of the merger. Please read the merger agreement. It is the legal document that governs the merger and its exact language prevails over the more general, abbreviated description in this proxy statement/prospectus.

Reasons for the Merger (page 29)

   Writer's board considered a number of factors in approving the merger agreement and recommending it to you, including:

  . the fact that the merger represents a 106.2% premium over $1.63, which was the closing price of Writer common stock on November 2, 1999, the last day on which Writer's common stock traded prior to Standard Pacific's first written proposal to Writer, and a 48.9% premium over $2.25 which was the closing price of Writer's common stock on January 28, 2000, the last trading day before the announcement of the merger, in each case based on the merger consideration of $3.35 per Writer share;

  . the opportunity for you to receive shares of Standard Pacific common stock, which Writer's board believes will have greater liquidity than shares of Writer common stock because it is traded on the New York Stock Exchange rather than the Over-The-Counter Bulletin Board and because it has a larger number of public stockholders; and

  . the fact that the merger will provide a significant enhancement of the strategic, marketing and financial position of Writer beyond that achievable by Writer alone.

   As a result, Writer's board recommends the merger to you as a shareholder.

Voting Agreement with the Writer Management Group (page 50)

   Members of the Writer management group collectively own more than 50% of the outstanding shares of Writer common stock. Members of the Writer management group have entered into a voting agreement in which they have agreed to vote in favor of the merger and, if they make cash elections, to subject their cash elections to proration to allow the aggregate merger consideration to be paid in cash to be as close as possible to, but not more than, 50% before any adjustment would be made to the non-management shareholders' cash elections.

The Writer Shareholders' Special Meeting (page 21)

   The Writer shareholders' special meeting to adopt the merger agreement will
be held on          , 2000        .m., local time, at 6061 S. Willow Drive,
#232, Englewood, CO 80111.

Record Date (page 21)

   You can vote at the special meeting if you owned shares of Writer common
stock at the close of business on           , 2000. You can cast one vote for
each share of Writer common stock that you owned at that time.

Required Vote (page 21)

   To adopt the merger agreement, the holders of two-thirds of the outstanding shares of Writer common stock that are entitled to vote must vote in favor of the merger.

   You may vote your shares in person by attending the meeting or by proxy. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to The Writer Corporation, 6061 S. Willow Drive, #232, Englewood, CO 80111, Attn:
Secretary, or by attending the meeting and voting in person.

Recommendation of Writer's Board to Writer Shareholders (page 21)

   Writer's board of directors believes that the merger is advisable, and in the best interests of Writer and its shareholders, and unanimously has approved the merger. Writer's board recommends that you vote FOR adoption of the merger agreement.

Opinion of Writer's Financial Advisor (page 33)

   The Seidler Companies, Writer's financial advisor, delivered its oral opinion, subsequently confirmed in a written opinion on May 12, 2000, to Writer's board of directors that, as of the date of its opinion and subject to the considerations described in its opinion, the consideration proposed to be received by Writer's shareholders in connection with the merger is fair from a financial point of view to Writer's shareholders. In providing the opinion The Seidler Companies took into consideration the assumption by TWC Acquisition of $27.7 million of Writer indebtedness. The estimate of the Writer indebtedness to be assumed by TWC Acquisition has subsequently been updated by Writer to $31.0 million as of May 31, 2000. The complete opinion of The Seidler Companies is attached to this proxy statement/prospectus as Appendix E. We urge you to read the opinion in its entirety.

Conditions to Completing the Merger (page 64)

   The merger will not be completed unless a number of conditions are satisfied or waived. Among other conditions, before the merger is completed:

  . holders of two-thirds of the outstanding shares of Writer common stock entitled to vote must approve the merger;

  . Writer must have received any required consents from third parties relating to the merger;

  . the respective representations and warranties of Writer, Standard Pacific and TWC Acquisition must be true and correct, including that no material adverse change will have occurred with respect to any company;

  . each company must have complied with its obligations and agreements in the merger agreement;

  . Writer's and Standard Pacific's law firms must issue their legal opinions as to the tax-free nature of the merger;

  . the New York Stock Exchange must have approved the listing of the shares of Standard Pacific common stock to be issued in connection with the merger;

  . the twenty-day average price for Standard Pacific common stock must be no less than $8.25, or Writer can choose not to complete the merger; and

  . the twenty-day average price for Standard Pacific common stock must be no more than $15.75, or Standard Pacific can choose not to complete the merger.

   Either Standard Pacific or Writer could choose to complete the merger even though one or more of these conditions has not been satisfied.

Termination of the Merger Agreement (page 66)

   Before the merger is completed, Writer and Standard Pacific can mutually agree to terminate the merger agreement. Either party can decide, without the consent of the other, to terminate the merger agreement under the following circumstances:

  .  if Writer's shareholders do not approve the merger;

  .  if the merger is not completed by August 31, 2000;

  . if Writer's board recommends to its shareholders a superior proposal by a third party to acquire Writer;

  . if the other company has made significant misrepresentations or has failed to perform its significant obligations under the merger agreement;

  .  if the merger is enjoined by a court or other governmental authority; or

  . if an event occurs that has a material adverse effect on the other company.

   Standard Pacific may also elect to terminate the merger agreement if Writer's board withdraws or modifies its recommendation of the merger.

No Other Negotiations Involving Writer (page 63)

   Until the merger is completed or the merger agreement terminated, Writer and its affiliates have agreed to:

  . immediately cease any discussions or negotiations with any parties with respect to any acquisition of Writer by any person other than Standard Pacific, TWC Acquisition or any affiliate of either of them;

  . not authorize or permit any of its officers, directors, employees, representatives or agents to encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any person or group concerning a third party acquisition, or otherwise facilitate any effort or attempt to make or implement a third party acquisition;

  . promptly notify Standard Pacific if it receives any proposal or inquiry concerning a third party acquisition; and

  . not withdraw its recommendation of the transactions contemplated by the merger agreement or approve or recommend, or cause Writer to enter into any agreement with respect to, any third party acquisition.

   However, Writer may engage in these acts, other than solicitation, initiation or encouragement, if all of the following occur:

  . the board of directors of Writer by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties;

  . it provides reasonable written notice to Standard Pacific, specifically stating that Writer intends to approve or recommend the new proposal;

  . Standard Pacific does not, within ten business days of its receipt of the notice, make an offer that Writer's board of directors by a majority vote determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be as favorable to Writer's shareholders as the new proposal; and

  .  it pays Standard Pacific any required termination fee.

Termination Fee and Expenses (page 67)

   Writer has agreed to pay Standard Pacific a termination fee of $1.75 million and Standard Pacific's out-of-pocket expenses incurred in connection with the transaction if the merger agreement is terminated under any of the following circumstances and only the following circumstances:

  . Writer's board of directors has received or recommends to the Writer shareholders a proposal to acquire at least 80% of the outstanding shares of Writer common stock or substantially all of the assets of Writer that the board determines is more favorable to the Writer shareholders than the Standard Pacific merger;

  .  Writer's board withdraws or weakens its recommendation of the merger; or

  . Writer has made significant misrepresentations or has failed to perform its significant obligations under the merger agreement, provided however, that if the breach of warranty or covenant first occurs after the date of the merger agreement for reasons wholly outside of the control of

     Writer, then Writer will not be required to pay the termination fee, but will still have to pay Standard Pacific's out-of-pocket expenses.

Interests of Writer's Management in the Merger that Differ from Your Interest (page 50)

   As you consider the recommendation of Writer's board of directors in favor of the merger, you should be aware that the directors and officers of Writer participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, yours.

   In particular, each of Writer's chief executive officer and president, in conjunction with the merger, will enter into an employment agreement with TWC Acquisition. These employment agreements will provide for employment with TWC Acquisition, in substantially the same capacity as that in which they are currently employed by Writer. Each of them will be entitled to an annual base salary equalling $186,000 for George S. Writer, Jr. and $156,000 for Daniel J. Nickless, and a bonus of 2% of the pre-tax net profits of TWC Acquisition during the term of the agreement. The employment agreements are for a term of two years, and each of Messrs. Writer and Nickless will be entitled to severance benefits if their employment is terminated by TWC Acquisition without cause during that period.

   Each of Messrs. Writer and Nickless will also enter into an agreement with Standard Pacific providing for payment of severance benefits to them if their employment is terminated in connection with or within two years after a change of control of Standard Pacific. The severance benefits generally consist of:

  . a lump sum payment equal to two times the employee's annual base salary and two times his average annual bonus;

  . acceleration of the date when outstanding stock options become exercisable;

  . continuation for two years of life, health and disability insurance, car allowance and any cash-in-lieu payments; and

  . additional payments to offset any employee taxes associated with "excess parachute payments" under the Internal Revenue Code.

   The value of the severance benefits that would be payable to Mr. Writer and Mr. Nickless if immediately after the merger they were terminated without cause or in the event of a change in control is set forth below:

  . Mr. Writer would be entitled to $372,000, which equals two times the base salary Mr. Writer would receive during the term of his employment agreement with TWC Acquisition.

  . Mr. Nickless would be entitled to $312,000, which equals two times the base salary Mr. Nickless would receive during the term of his employment agreement with TWC Acquisition.

  . In addition, in the event of a change in control of Standard Pacific immediately after completion of the merger, Messrs. Writer and Nickless would each be entitled to acceleration of any unvested stock options granted by the board of directors of Standard Pacific, as well as insurance and payments to offset employee taxes, each as described above. The board of directors of Standard Pacific has not to date committed to grant Messrs. Writer and Nickless any number of stock options. Immediately after completion of the merger Messrs. Writer and Nickless would not have received any annual bonus from TWC Acquisition, and therefore no bonus payment would be due.

   If applicable, the amounts due under the change in control agreements will be paid instead of any amounts otherwise payable under the employment agreements.

   Also, all Writer employees, including Writer's officers and directors owning unvested options benefit from accelerated vesting of those options. Unexercised options will be canceled at the time of the merger and their holders will receive the difference between the merger consideration and the exercise price of the options in cash or shares of Standard Pacific common stock. There are no issued options bearing a per share exercise price of $3.35 or more. See "THE MERGER--Treatment of Existing Writer Stock Options" on page 50.

   These additional interests may cause these persons to have approved the merger, when they otherwise might not. The members of Writer's board of directors knew about these interests, and considered them when they approved the merger.

Dissenters' Appraisal Rights (page 91)

   You have the right to dissent from the merger and, subject to strict compliance with the requirements and procedures of Colorado law, to receive payment of the "fair value" of your shares of Writer common stock. These rights, as well as the requirements and procedures for dissenting under Colorado law are described under "DISSENTERS' RIGHTS" beginning on page 87. In addition, the full text of the relevant sections of the Colorado statute is reprinted in Appendix D to this proxy statement/prospectus.

   It is a condition to completion of the merger that shareholders holding no more than 5% of the outstanding shares of Writer common stock have perfected their dissenter's appraisal rights.

Accounting Treatment (page 55)

   Standard Pacific will account for the merger as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, Standard Pacific will make a determination of the fair value of Writer's assets and liabilities and allocate the purchase price on its books to the acquired assets.

Federal Income Tax Consequences of The Merger to Writer Shareholders (page 46)

   The federal income tax consequences of the merger to you will vary depending on whether you receive cash, stock, or a combination of cash and stock in exchange for your shares of Writer stock. At the time that you make an election as to the form of consideration to be received in the merger and at the time that you vote on the merger, you will not know if, or to what extent, the proration procedures will be applicable. Therefore, you will not know at those times the extent to which you will receive your elected form of merger consideration and thus will not know which of the tax consequences described below will be applicable to you. If you exchange your shares of Writer common stock solely for shares of Standard Pacific common stock, you will not recognize any gain or loss. If you receive solely cash for your shares of Writer common stock, you should recognize gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in your shares of Writer common stock. If you receive both shares of Standard Pacific common stock and cash for your shares of Writer common stock, you will not recognize loss but will recognize gain in an amount equal to the lesser of:

  .  the cash received, or

  . the excess of the sum of the fair market value of the Standard Pacific common stock and the amount of cash received over your adjusted tax basis in your shares of Writer common stock.

   This tax treatment may not apply to every Writer shareholder. Determining your actual tax consequences of the merger may be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Comparative Per Share Market Price Information (page 12)

   Writer common stock is listed on the Over-The-Counter Bulletin Board and Standard Pacific common stock is listed on the New York Stock Exchange. On January 28, 2000, the last trading day before Writer and Standard Pacific announced the merger, Writer common stock closed at $2.25 per share and Standard Pacific common stock closed at $9.00 per share. On [July 14], 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price of Standard Pacific common stock on the New York Stock Exchange was [$11.88] per share and the closing price of Writer common stock on the Over-The-Counter Bulletin Board was [$3.25] per share.

Comparison of Stockholders' Rights (page 82)

   Writer and Standard Pacific are incorporated in different states having different corporate laws. In addition, the governing documents of each company vary. As a result, you will have different rights if you become a Standard Pacific stockholder than the rights you currently have as a Writer shareholder. These differences are described in more detail under "COMPARISON OF STOCKHOLDERS' RIGHTS" beginning on page 82.

                            SELECTED FINANCIAL DATA

   We are providing the following selected financial data to assist you in analyzing the financial aspects of the merger. You should read it together with the consolidated financial statements of Standard Pacific and Writer and other financial information contained in the most recent annual and quarterly reports of Standard Pacific, which have been incorporated into this proxy statement/prospectus by reference, and in the most recent annual report of Writer and the most recent quarterly report of Writer, which are attached to this proxy statement/prospectus as Appendices B and C, respectively. See "WHERE YOU CAN FIND MORE INFORMATION" on page 96.

Selected Historical Consolidated Financial Data
   The financial information in the following tables has been derived from Standard Pacific's audited and unaudited consolidated financial statements and Writer's audited and unaudited consolidated financial statements contained in prior Securities and Exchange Commission filings.

                             Standard Pacific Corp.

                           Three Months Ended
                                March 31,                           Years Ended December 31,
                         ------------------------  ---------------------------------------------------------------
                            2000         1999         1999         1998         1997         1996         1995(1)
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                            (Dollars in thousands, except per share data)
Income Statement Data
 Revenues:
 Homebuilding........... $   232,120  $   214,480  $ 1,198,831  $   759,612  $   584,571  $   399,863  $   346,263
 Financial Services.....         430          590        2,257        1,403          171          --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Total revenues....... $   232,550  $   215,070  $ 1,201,088  $   761,015  $   584,742  $   399,863  $   346,263
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Income (loss) from
  continuing operations
  before income taxes
  and extraordinary
  charge................ $    23,291  $    23,579  $   114,063  $    80,894  $    41,046  $    12,948  $   (37,247)
 (Provision) benefit for
  income taxes..........      (9,396)      (9,708)     (46,492)     (33,490)     (17,070)      (5,197)      14,890
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Income (loss) from
  continuing operations
  before extraordinary
  charge................      13,895       13,871       67,571       47,404       23,976        7,751      (22,357)
 Income (loss) from
  discontinued
  operations, net of
  income taxes..........         --           (77)        (159)        (199)          48          642       (5,006)
 Gain on disposal of
  discontinued
  operations, net of
  income taxes..........         --           --           618          --         3,302          --           --
 Extraordinary charge
  from early
  extinguishment of
  debt, net of income
  taxes.................         --           --           --        (1,328)         --           --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net income (loss)...... $    13,895  $    13,794  $    68,030  $    45,877  $    27,326  $     8,393  $   (27,363)
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Basic Net Income (Loss)
  Per Share:
 Income (loss) per
  share from continuing
  operations............ $      0.48  $      0.47  $      2.28  $      1.59  $      0.82  $      0.26  $     (0.73)
 Income (loss) per
  share from
  discontinued
  operations............         --         (0.00)       (0.01)       (0.01)         --          0.02        (0.17)
 Gain on disposal of
  discontinued
  operations............         --           --          0.02          --          0.11          --           --
 Extraordinary charge
  from early
  extinguishment of
  debt..................         --           --           --         (0.04)         --           --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net income (loss) per
  share................. $      0.48  $      0.47  $      2.29  $      1.54  $      0.93  $      0.28  $     (0.90)
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Diluted Net Income
  (Loss) Per Share:
 Income (loss) per
  share from continuing
  operations............ $      0.48  $      0.46  $      2.27  $      1.58  $      0.81  $      0.26  $     (0.73)
 Income (loss) per
  share from
  discontinued
  operations............         --         (0.00)       (0.01)       (0.01)         --          0.02        (0.17)
 Gain on disposal of
  discontinued
  operations............         --           --          0.02          --          0.11          --           --
 Extraordinary charge
  from early
  extinguishment of
  debt..................         --           --           --         (0.04)         --           --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net income (loss) per
  share................. $      0.48  $      0.46  $      2.28  $      1.53  $      0.92  $      0.28  $     (0.90)
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
 Weighted average common
  shares outstanding....  29,052,400   29,636,636   29,597,669   29,714,431   29,504,477   30,000,492   30,488,676
 Weighted average common
  and diluted shares
  outstanding...........  29,168,978   29,885,871   29,795,263   30,050,078   29,807,702   30,011,595   30,488,676
 Cash dividends declared
  per share............. $      0.08  $      0.05  $      0.20  $      0.17  $      0.14  $      0.12  $      0.12
Balance Sheet Data
 Real estate
  inventories........... $   733,993  $   751,176  $   699,489  $   713,446  $   451,848  $   372,645  $   367,676
 Total assets........... $   881,980  $   860,852  $   829,968  $   866,362  $   547,665  $   449,114  $   444,603
 Total homebuilding
  debt.................. $   366,373  $   435,792  $   325,378  $   444,469  $   214,305  $   161,767  $   163,354
 Stockholders' equity... $   388,618  $   337,059  $   381,885  $   324,679  $   283,778  $   260,389  $   257,926
 Common shares
  outstanding...........  28,738,380   29,637,480   29,208,680   29,629,480   29,637,281   29,629,981   30,060,281
 Stockholders' equity
  per share............. $     13.52  $     11.37  $     13.07  $     10.96  $      9.58  $      8.79  $      8.58

-------
(1) The 1995 loss from continuing operations before income taxes and extraordinary charge of $37.2 million reflects the adoption of Financial Accounting Standards No. 121 which resulted in a $46.5 million noncash pretax charge to operations.

                             The Writer Corporation

                              Three Months
                             Ended March 31,                   Years Ended December 31,
                          --------------------- ------------------------------------------------------
                             2000       1999       1999       1998       1997       1996       1995
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                     (Dollars in thousands, except per share data)
Income Statement Data
 Revenues...............  $   19,891 $   12,213 $   82,061 $   64,091 $   44,098 $   46,284 $   31,960
 Income (loss) before
  income taxes and
  extraordinary gain....  $    1,145 $       15 $    5,111 $    3,012 $    2,559 $    1,277 $   (1,030)
 Income (loss) before
  extraordinary gain....  $      710 $       15 $    3,652 $    2,182 $    3,460 $    1,301 $     (316)
 Extraordinary gain from
  extinguishment of
  debt, net of income
  taxes.................  $      --  $      --  $      --  $      --  $      --  $      --       1,437
 Net Income.............  $      710 $       15 $    3,652 $    2,182 $    3,460 $    1,301 $    1,121

 Basic Net Income Per
  Share:
 Income (loss) per share
  before extraordinary
  gain..................  $     0.10 $      --  $     0.49 $     0.29 $     0.47 $     0.18 $    (0.05)
 Extraordinary gain from
  extinguishment of
  debt..................         --         --         --         --         --         --        0.23
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net income per share...  $     0.10 $      --  $     0.49 $     0.29 $     0.47 $     0.18 $     0.18
                          ========== ========== ========== ========== ========== ========== ==========

 Diluted Net Income Per
  Share:
 Income (loss) per share
  before extraordinary
  gain..................  $     0.09 $      --  $     0.47 $     0.28 $     0.45 $     0.18 $    (0.05)
 Extraordinary gain from
  extinguishment of
  debt..................         --         --         --         --         --         --        0.23
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net income per share...  $     0.09 $      --  $     0.47 $     0.28 $     0.45 $     0.18 $     0.18
                          ========== ========== ========== ========== ========== ========== ==========

 Weighted average common
  shares outstanding....   7,462,000  7,433,000  7,441,000  7,412,000  7,355,000  7,341,000  6,280,000
 Weighted average common
  and diluted shares
  outstanding...........   7,747,000  7,825,000  7,829,000  7,836,000  7,723,000  7,403,000  6,280,000
 Cash dividends declared
  per share.............  $      --  $      --  $      --  $      --  $      --  $      --  $      --

Balance Sheet Data
 Real estate
  inventories...........  $   48,988 $   40,820 $   49,865 $   37,855 $   37,100 $   33,418 $   38,005
 Total assets...........  $   57,070 $   48,269 $   59,210 $   44,478 $   41,580 $   36,650 $   41,070
 Total debt.............  $   25,821 $   20,738 $   27,495 $   17,936 $   19,221 $   17,241 $   22,419
 Stockholders' equity...  $   24,038 $   19,664 $   23,328 $   19,649 $   17,381 $   13,921 $   12,537
 Common shares
  outstanding...........   7,462,480  7,432,600  7,462,500  7,432,600  7,354,600  7,354,600  7,247,100
 Stockholders' equity
  per share.............  $     3.22 $     2.65 $     3.13 $     2.64 $     2.36 $     1.89 $     1.73

                        COMPARATIVE PER SHARE DATA

   The following table shows the historical earnings per common share and book value per common share and corresponding unaudited pro forma information reflecting the completion of the proposed merger using the purchase method of accounting. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results and does not necessarily reflect what the historical results of the combined company would have been if Standard Pacific and Writer had actually been combined during the periods presented.

   The unaudited pro forma information is presented as if the merger was completed as of January 1, 1999 for income statement purposes and on December 31, 1999 and March 31, 2000 for balance sheet purposes for the respective balance sheet dates. The unaudited pro forma information assumes that the total merger consideration will be paid 50% in Standard Pacific common stock and 50% in cash, and that the twenty-day average price for Standard Pacific common stock equals $11.00.

   The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The unaudited pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Standard Pacific common stock outstanding at the end of the period. The historical cash dividend per common share is computed by dividing total cash dividends declared by the number of shares of common stock outstanding at the end of the period. The unaudited pro forma cash dividend per common share is computed by dividing total cash dividends declared by the pro forma number of shares of Standard Pacific common stock outstanding at the end of the period.

   The unaudited equivalent pro forma per common share data is computed by multiplying the pro forma amounts by an assumed exchange ratio of 0.3045 shares of Standard Pacific common stock for each share of Writer common stock.

                           Comparative Per Share Data
                         of Standard Pacific and Writer

                                           Three Months Ended Fiscal Year Ended
                                             March 31, 2000   December 31, 1999
                                           ------------------ -----------------
Standard Pacific Corp.
 Historical Per Common Share Data:
   Basic earnings per share from
    continuing operations.................       $ 0.48            $ 2.28
   Diluted earnings per share from
    continuing operations.................         0.48              2.27
   Book value per share...................        13.52             13.07
   Cash dividends per share...............         0.08              0.20

Standard Pacific Corp.
 Unaudited Pro Forma Per Common Share
  Data:
   Basic earnings per share from
    continuing operations.................       $ 0.47            $ 2.26
   Diluted earnings per share from
    continuing operations.................         0.47              2.24
   Book value per share...................        13.42             12.99
   Cash dividends declared per share......         0.08              0.19

The Writer Corporation
 Historical Per Common Share Data:
   Basic earnings per share...............       $ 0.10            $ 0.49
   Diluted earnings per share.............         0.09              0.47
   Book value per share...................         3.22              3.13
   Cash dividends per share...............          --                --

The Writer Corporation
 Unaudited Pro Forma Per Common Share
  Data:
   Basic earnings per share from
    continuing operations.................       $ 0.14            $ 0.69
   Diluted earnings per share from
    continuing operations.................         0.14              0.68
   Book value per share...................         4.09              3.96
   Cash dividends declared per share......         0.02              0.06

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

 Market Prices.

   Standard Pacific common stock is traded on the New York Stock Exchange under the symbol "SPF." Writer common stock is traded on the Over-The-Counter Bulletin Board under the symbol "WRTC.OB."

   The following table shows the high and low closing sale prices for the calendar quarters shown for Standard Pacific common stock on the New York Stock Exchange and for Writer common stock on the Over-The-Counter Bulletin Board. The quotations are as reported in published financial sources.

                                              Standard
                                              Pacific             Writer
                                              -------------      ------------
                                              High      Low      High     Low
                                              ----      ---      ----     ---
     Calendar 1998
       First Quarter......................... 18 7/8    14 5/8    2 1/4    1 11/32
       Second Quarter........................  21       14 3/4    2 5/8    1 15/16
       Third Quarter.........................  21       11 9/16   2 5/8     2
       Fourth Quarter........................ 14 7/8     7 7/8     2       1 5/8
     Calendar 1999
       First Quarter......................... 15 1/8    11 11/16  2 1/32   1 5/8
       Second Quarter........................  15       12 1/8    2 1/8     13/4
       Third Quarter......................... 14 1/8     10       2 1/4    1 7/8
       Fourth Quarter........................ 12 15/16   8 7/8    2 1/8    1 3/8
     Calendar 2000
       First Quarter......................... 11 1/4     8 15/16  3 1/16   1 1/2

 Recent Closing Prices.

   On January 28, 2000, the last trading day immediately before the public announcement of the merger, the closing price of Standard Pacific common stock on the New York Stock Exchange was $9.00 per share, and the closing price of Writer common stock on the Over-The-Counter Bulletin Board was $2.25 per share. On [July 14], 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price of Standard Pacific common stock on the New York Stock Exchange was [$11.88] per share and the closing price of Writer common stock on the Over-The-Counter Bulletin Board was [$3.25] per share. Following the merger, shares of Writer common stock will cease to be traded on the Over-The-Counter Bulletin Board and will represent only the right to receive cash and/or shares of Standard Pacific common stock under the merger agreement.

   Because the market price of Standard Pacific common stock is subject to fluctuation, the market value of the shares of Standard Pacific common stock that holders of shares of Writer common stock will receive in the merger may increase or decrease before and after the merger. See "RISK FACTORS--Risk Factors Relating to the Merger" on page 14. If you receive shares of Standard Pacific common stock in the merger and the market price of Standard Pacific common stock declines before the merger, you will receive less value for your shares of Writer common stock. Shareholders are urged to obtain current market quotations for Standard Pacific common stock and Writer common stock.

 Dividends.
   In recent years, Standard Pacific has paid a regular quarterly cash dividend on its common stock. The amount of this dividend has been $0.08 per share for each of the last two calendar quarters. Standard Pacific's management expects that this dividend policy will continue, but it is subject to regular review by the Standard Pacific board of directors. Writer has not declared or paid a cash dividend on its common stock in the past 15 years and does not anticipate paying any cash dividends in the foreseeable future. In addition, the merger agreement prohibits Writer from paying dividends on its common stock without the consent of Standard Pacific until the completion of the merger or termination of the merger agreement.

                                  RISK FACTORS

   By voting in favor of the merger and electing to receive shares of Standard Pacific common stock in the merger, you will be choosing to invest in Standard Pacific common stock. An investment in Standard Pacific common stock involves a high degree of risk. Writer shareholders should consider the following risk factors, together with the other information included and incorporated by reference in this proxy statement/prospectus, in deciding whether to vote to approve the merger.

Risk Factors Relating to the Merger

 Changes in the market value of Standard Pacific common stock could reduce the value that you receive for your Writer common stock.

   If you elect to receive Standard Pacific common stock in the merger, and if the market value of Standard Pacific common stock falls below $11.00 per share prior to the closing of the merger, you could receive Standard Pacific common stock that is worth less than $3.35 per share of Writer common stock, which is the amount you would receive if you elect to receive cash in the merger. The exchange ratio will equal the quotient of $3.35 divided by the average closing price of the Standard Pacific common stock on the New York Stock Exchange over a twenty day trading period ending three trading days prior to the closing date of the merger. If the twenty-day average price for Standard Pacific common stock is between $11.00 and $13.50 per share, the exchange ratio is designed to provide Writer shareholders with an amount of Standard Pacific common stock equal in value to $3.35 for each share of Writer common stock.

   If the twenty-day average price for Standard Pacific common stock is less than $11.00 per share, the exchange ratio will remain the same as if the twenty-day average price were $11.00 per share, and therefore Writer shareholders would potentially receive shares of Standard Pacific common stock with a value of less than $3.35 per share. Writer's board is not obligated to close the merger if the twenty-day average price is less than $8.25 per share. At a twenty-day average price of $8.25 per share, the value of Standard Pacific common stock received for each share of Writer common stock would be $2.51 if the price on the date the merger is completed equaled the twenty-day average price. The actual price of Standard Pacific's common stock in effect on the date of the merger may be less than $8.25 per share even if the twenty-day average price exceeds that amount.

   Until the exchange ratio is calculated shortly before the merger is completed, you will not know the ratio of shares of Standard Pacific common stock to be received for shares of Writer common stock. Even after the exchange ratio is determined, you will not know the exact value of the Standard Pacific common stock that Writer shareholders will receive when the merger is completed because the price of shares of Standard Pacific common stock at that time is likely to be different than the adjusted twenty-day average price for Standard Pacific common stock used to calculate the exchange ratio. As a result, the value of Standard Pacific common stock received in the merger may be less or more than the value used to determine the exchange ratio. The Standard Pacific stock price is subject to general fluctuations in the market for publicly traded stock and has experienced significant volatility. Consequently, the exact value that Writer's shareholders electing Standard Pacific common stock will receive cannot be determined prior to completion of the merger.

 If Standard Pacific and Writer do not successfully integrate their business operations after the merger, Standard Pacific will not realize the benefits it expects from the merger.

   If Standard Pacific is not able to effectively integrate the operations, technology and personnel of Standard Pacific and Writer in a timely and efficient manner, then it will not realize the benefits it expects from the merger. In particular, if the integration is not successful:

  . Standard Pacific's costs may be higher relative to its revenues than they were before the merger;

  .  the combined company may lose key personnel;

  . Standard Pacific may not be able to retain or expand Writer's market position; and

  . the market price of Standard Pacific common stock may decline as a result of the merger.

   Integrating the operations of Writer with those of Standard Pacific after the merger may be difficult, time consuming and costly. After the merger has been completed, Standard Pacific must successfully integrate, among other things:

  .  land acquisition, development and finance functions;

  .  management information and accounting systems; and

  .  human resource, risk management and other administrative functions.

   Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in an adverse change in product quality, customer service standards or business focus and persuading our personnel that our business cultures are compatible. In addition, Writer is engaged in locations in which Standard Pacific has not previously had operations, and therefore to successfully integrate the operations, Standard Pacific will need to retain management, key employees, and business partners of Writer. The attention and effort devoted to the integration of the two companies may also significantly divert management's attention from other important issues.

 There is a very competitive market for experienced homebuilding executives and if any of Writer's executives leave Standard Pacific may have difficulty operating its business effectively.

   The acquisition of Writer will bring Standard Pacific additional experienced homebuilding company executives. If, however, a significant number of members of Writer's senior management were to leave, Standard Pacific might have difficulty replacing them with capable and experienced executives, and as a result Standard Pacific might have difficulty in effectively managing its business. There are relatively few people with the training and experience necessary to be effective senior managers of a large homebuilding company. Standard Pacific's success is dependent to a significant degree on the efforts of its senior management.

 Some of Writer's officers and directors have interests that could have influenced their decision to recommend the merger to Writer shareholders.

   Directors and officers of Writer could be more likely to vote to approve the merger agreement as a result of their interests in the merger. On the record date, directors and executive officers of Writer and their affiliates beneficially owned approximately 50% of the voting power of outstanding Writer common stock. In considering the recommendation of the Writer board of directors to approve the merger, Writer shareholders should recognize that some of Writer's directors and officers participate in arrangements and all have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, the interests of Writer shareholders. For example, the Chief Executive Officer and President of Writer, neither of whom currently have employment agreements, will sign employment and change in control agreements with TWC Acquisition effective upon the completion of the merger. These agreements are described in more detail under "THE MERGER--Interests of Writer's Management in the Merger and Potential Conflicts of Interest" on page 51. In addition, 145,688 unvested stock options granted under Writer's Stock Option Plan to officers of Writer will vest upon the completion of the merger in accordance with the merger agreement.

 The IRS may challenge the tax-free nature of the merger in which case any gain realized by Writer shareholders upon receipt of Standard Pacific common stock in the merger may be immediately subject to tax.

   Standard Pacific and Writer intend the merger to be tax-free to Writer shareholders for federal income tax purposes to the extent that they receive shares of Standard Pacific common stock in the merger. If it is not tax-free, however, the gain realized by Writer shareholders upon receipt of Standard Pacific stock may be immediately subject to tax. Neither Standard Pacific nor Writer has requested a ruling from the Internal Revenue Service as to the status of the merger as a reorganization under Section 368(a) of the Code. Although Standard Pacific and Writer have received, and will receive as a condition to the closing of the merger, opinions from their respective tax counsel to the effect that the merger will qualify as a reorganization, these opinions are conditioned upon various assumptions. If any of those assumptions are not accurate or if the IRS successfully challenges the status of the merger as a reorganization, the merger would be a taxable event to Writer and to the Writer shareholders.

   If the merger qualifies as a reorganization, the federal income tax consequences of the merger to a Writer shareholder will vary depending on whether the shareholder receives cash, stock, or a combination of cash and stock in the merger. At the time that a Writer shareholder makes an election as to the form of consideration to be received in the merger and at the time that the shareholder votes in the merger, the shareholder will not know if, or to what extent, the consideration proration procedures will be applicable. Therefore, at those times, the shareholder will not know the extent to which the shareholder's elected forms of merger consideration will be given effect and thus will not know the tax consequences of the merger to the shareholder.

   In addition, assuming that the merger qualifies as a reorganization, the federal income tax consequences of the merger to Writer shareholders who receive a combination of cash and Standard Pacific stock in the merger is subject to some uncertainties. Specifically, no assurance can be provided as to whether the gain recognized by these shareholders as a result of the merger will be treated as capital gain or ordinary income. The character of the gain as ordinary income or capital gain will depend on the particular facts and circumstances of each shareholder. The gain may be treated as ordinary income, rather than capital, if the shareholder owns, either actually or constructively, any shares of Standard Pacific stock (other than shares of Standard Pacific stock that are received in the merger). Each shareholder who receives a combination of cash and Standard Pacific stock in the merger should consult its own tax advisor as to the character of the gain recognized in the merger.

Risk Factors Relating to Standard Pacific

   The following risk factors will apply to Standard Pacific and to the combined operations of Standard Pacific and Writer after the merger.

 An adverse change in the economic conditions or interest rates could affect the demand for homes and reduce the earnings of Standard Pacific.

   The homebuilding industry is highly cyclical. Changes in world, national and local economic conditions affect Standard Pacific's business and markets. In particular, declines in consumer confidence or employment levels in the markets in which Standard Pacific operates may adversely affect the demand for homes and could in turn reduce its sales and earnings.

   Standard Pacific's customers typically finance their home purchase through lenders providing mortgage financing. Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs, or the decreased availability of financing, to potential home buyers. Even if some potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could reduce Standard Pacific's sales and earnings.

 Standard Pacific may need additional funds for the growth and development of its business, and if it is unable to obtain these funds, it may not be able to expand its business as planned.

   The operations of Standard Pacific require significant amounts of cash, and, while it has no current need for additional funds, Standard Pacific may be required to seek additional capital, whether from sales of equity or by borrowing more money, for the future growth and development of its business. If additional funds are raised through the issuance of stock, dilution to stockholders will result. If additional funds are raised through the incurrence of debt, Standard Pacific will occur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. Standard Pacific can give no assurance as to the terms or availability of additional capital. Moreover, the indentures for its outstanding debt and revolving credit facility contain provisions that may restrict the debt it may incur in the future. If Standard Pacific is not successful in obtaining sufficient capital, it could reduce its sales and may adversely affect its future growth and earnings.

 Standard Pacific depends on the California market. Any adverse change in the economic climate of California could harm Standard Pacific's sales and earnings.

   Standard Pacific presently conducts a significant portion of its business in California. Home prices in California, including some of the markets in which Standard Pacific operates, have declined from time to time, particularly as a result of weak economic conditions. Standard Pacific cannot be certain that the current economic climate in California will continue. If home prices decline in one or more of the markets in which Standard Pacific operates, its earnings may be harmed.

 Cities and counties in which Standard Pacific operates may adopt slow growth initiatives reducing its ability to build in these areas, which could harm its future sales and earnings.

   Several cities and counties, including some in which Standard Pacific has sold a significant number of homes, have in the past approved, or approved for inclusion on their ballot, various "slow growth" initiatives and other ballot measures which could impact the availability of land and building opportunities within those localities. In addition, in Arizona a state-wide initiative is on the November 2000 ballot which would restrict the ability of homebuilders to build outside of designated, pre-existing urban areas and could create additional costs and administrative requirements to build homes. Introduction and voter approval of this or similar measures would reduce the ability of Standard Pacific to build and sell homes in the affected markets which in turn could harm its future sales and earnings.

 The market value and availability of land may fluctuate significantly which could limit Standard Pacific's ability to develop new communities and decrease the value of its land-holdings.

   Standard Pacific's success in developing, building and selling homes depends in part upon the continued availability of suitable undeveloped land at acceptable prices. The availability of undeveloped land for purchase at favorable prices depends on a number of factors outside of its control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. Should suitable land opportunities become less available, it could limit Standard Pacific's ability to develop new communities, increase land costs and negatively impact Standard Pacific's sales and earnings.

   In addition, the risk of owning developed and undeveloped land can be substantial for homebuilders. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, Standard Pacific may have to write-down land holdings, sell homes at a loss and/or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market.

 The homebuilding industry is highly competitive and with more limited resources than some of its current and potential competitors, Standard Pacific may not be able to compete effectively.

   The homebuilding industry is highly competitive and fragmented. Standard Pacific competes with numerous other residential construction firms, including large national and regional firms, for customers, undeveloped land, financing, raw materials and skilled labor. Standard Pacific competes for customers on the basis of the location, design, quality and price of, as well as available mortgage financing for, its homes. Some of its competitors have substantially greater financial resources than Standard Pacific does, and as a result may have lower costs of capital, labor and materials than Standard Pacific, and may be able to compete more effectively for land acquisition opportunities. Standard Pacific also competes with the resale of existing homes and, in some cases, with rental homes. An oversupply of attractively priced resale or rental homes in the markets in which it operates could adversely affect Standard Pacific's ability to sell homes profitably. The mortgage lending operations of Standard Pacific are subject to intense competition from other mortgage lenders, many of which are substantially larger and may have a lower cost of funds or effective overhead burden than Standard Pacific's lending operations.

 Material and labor shortages could delay or increase the cost of home construction and reduce Standard Pacific's sales and earnings.

   The residential construction industry has from time to time experienced serious material and labor shortages, including shortages in insulation, drywall, cement and lumber. These labor and material shortages can be more severe during periods of strong demand for housing. Some of these materials, including lumber, cement and drywall in particular, have experienced volatile price swings. Similar shortages and price increases in the future could cause delays in and increase the costs of home construction for Standard Pacific which in turn would harm its operating results.

 Standard Pacific is subject to extensive government regulation which can increase costs and reduce profitability.

   The homebuilding operations of Standard Pacific are subject to environmental, building, worker health and safety, zoning and real estate regulations by various federal, state and local authorities. These regulations, which affect all aspects of the homebuilding process, including development, design, construction and sales, can substantially delay or increase the costs of homebuilding activities. In addition, regulations governing environmental and health matters may prohibit or severely restrict homebuilding activity in environmentally sensitive regions.

   New housing developments, particularly in California where a significant portion of the business of Standard Pacific is conducted, may be subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of Standard Pacific's homes, which in turn could reduce its sales.

   During the development process, Standard Pacific must obtain the approval of numerous governmental authorities which regulate matters such as:

  .  permitted land uses, levels of density and architectural designs;

  .  the installation of utility services, such as water and waste disposal;
     and

   . the dedication of acreage for open space, parks, schools and other community services.

   The approval process can be lengthy and cause significant delays in the development process. In addition, changes in local circumstances or laws may require additional approvals or modifications to approvals previously obtained, which can result in further delays. Delays in the development process can cause substantial increases to development costs, which in turn could harm the operating results of Standard Pacific.

   Standard Pacific's mortgage banking operations are subject to numerous federal, state and local laws and regulations, including eligibility requirements for participation in federal loan programs. Its title insurance agency subsidiary is subject to applicable insurance laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

 Adverse weather conditions and natural disasters may disrupt and delay construction, which could harm Standard Pacific's sales and earnings.

   Standard Pacific is subject to the risks associated with adverse weather conditions and natural disasters which occur in its key markets, including:

  .  unusually heavy or prolonged rain;

  .  earthquakes;

  .  fires; and

  .  floods.

   These conditions can negatively affect Standard Pacific's operations by requiring Standard Pacific to delay or halt construction or to perform potentially costly repairs to its projects under construction and unsold homes. In addition, California has periodically experienced drought conditions which result in water conservation measures and sometimes rationing by municipalities in which Standard Pacific does business. Restrictions by governmental agencies on construction activity as a result of limited water supplies could reduce sales.

 Anti-takeover defenses in Standard Pacific's charter could prevent an acquisition of Standard Pacific or limit the price that investors might be willing to pay for shares of Standard Pacific common stock.

   Provisions of the Delaware General Corporation Law, Standard Pacific's certificate of incorporation and Standard Pacific's bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Standard Pacific. These provisions could delay or prevent a change in control of Standard Pacific and could limit the price that investors might be willing to pay in the future for shares of Standard Pacific common stock. Standard Pacific's certificate of incorporation and its bylaws provide for a board of directors comprised of three classes of directors with staggered terms of office, provide that directors can be removed only for cause and with stockholder approval, and impose various procedural and other requirements that could make it more difficult for stockholders to effect corporate actions. Standard Pacific's certificate of incorporation also authorizes its board of directors to issue new series of common stock and preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, the board of directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to the existing common stock. The ability of the Standard Pacific board of directors to issue these new series of common stock and preferred stock could also prevent or delay a third party from acquiring Standard Pacific, even if doing so would be beneficial to its stockholders.

   Standard Pacific is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of
Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of Standard Pacific.

   Standard Pacific also has a stockholder rights plan that would make it difficult to acquire Standard Pacific without the approval of Standard Pacific's board of directors. See "DESCRIPTION OF CAPITAL STOCK--Standard Pacific Rights Plan" on page 77.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements represent expectations or beliefs of Standard Pacific and Writer concerning future events, and no assurance can be given that the results described will be achieved. These forward-looking statements can generally be identified by the use of statements that include words or phrases such as "estimate," "project," "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases.

   These statements are subject to risks, uncertainties and other factors, many of which are outside of Standard Pacific's and Writer's control, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

  . unanticipated difficulties in integrating Standard Pacific's and Writer's operations;

  .  competitive pressures;

  .  changes in the demand for single-family homes;

  .  changes in government regulations;

  . changes in interest rates or decreases in availability of mortgage financing;

  . Standard Pacific's and Writer's ability to purchase suitable undeveloped land at acceptable prices;

  .  the availability of labor and materials;

  . Standard Pacific's and Writer's ability to access additional capital to fund future growth;

  . general economic conditions, particularly in states in which the companies do business; and

  . other risks described in this proxy statement/prospectus and in Standard Pacific's and Writer's filings with the Securities and Exchange Commission.

   Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of Standard Pacific and Writer may differ significantly from those expressed in these forward-looking statements.

                             WRITER SPECIAL MEETING

General

   We are sending you this proxy statement/prospectus as part of the solicitation of proxies by Writer for use at the special meeting of Writer
shareholders scheduled to be held on          , 2000 to vote on the proposed
merger. We are first mailing this proxy statement/prospectus, including a notice of the special meeting of Writer shareholders and a form of proxy, on or
about         , 2000.

   The special meeting is scheduled to be held on:

                                         , 2000
                           at         .m, local time
                           at The Writer Corporation
                           6061 S. Willow Drive, #232
                              Englewood, CO 80111

Purpose of the Special Meeting

   The purpose of the Writer special meeting is to allow shareholders of Writer to consider and vote on the adoption of the merger agreement and to transact any other business that properly comes before the special meeting or any adjournment. We know of no other matters to be brought before the special meeting. However, if any other matters are properly presented for action at the Writer special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed proxy form will have the discretion, unless otherwise noted on any proxy form, to vote on those matters, subject to applicable law. No proxy form that is voted against the merger will be voted in favor of any adjournment or postponement of the special meeting.

Recommendation of Writer's Board of Directors

   Writer's board of directors has unanimously approved the merger agreement and the merger. Writer's board believes that the merger agreement is advisable and in the best interests of Writer and its shareholders and recommends that the Writer shareholders vote FOR the adoption of the merger agreement. See "THE MERGER--Recommendation of the Writer Board of Directors and Writer's Reasons for the Merger" beginning on page 30.

Required Vote for Adoption of the Merger Agreement

   Adopting the merger agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of Writer common stock entitled to vote at the special meeting. Each share of outstanding Writer common stock entitles its holder to one vote.

Record Date

   Writer's board of directors has fixed           , 2000, as the record date
for the Writer special meeting. Only shareholders of record at the close of business on that date will receive notice of and be able to vote at the Writer special meeting. At the close of business on the record date, there were shares of Writer common stock outstanding held by approximately record holders.

   As of the record date, directors, executive officers and affiliates of Writer beneficially owned 3,801,150 shares of Writer common stock, entitling them to exercise 50.94% of the voting power of the Writer common stock. As part of the transaction, these shareholders have agreed to vote all of their shares eligible to vote at the special meeting to approve the merger agreement. For further information on the voting agreement, see "THE MERGER--The Writer Management Group" on page 50.

Quorum

   A majority of the Writer common shares entitled to vote must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to occur.

   We will count the following shares of Writer common stock as present at the special meeting for purposes of determining whether or not a quorum exists:

  . shares held by persons who attend or are represented at the Writer special meeting whether or not the shares are voted, and

  .  shares for which Writer has received properly executed proxies.

Proxies

   You should complete and return the accompanying proxy card whether or not you plan to attend the special meeting in person. All properly executed proxies received by Writer before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the merger agreement. Properly executed proxies, other than proxies voting against the merger, also will be voted for any adjournment or postponement of the Writer special meeting for the purpose of soliciting additional votes to approve the merger agreement, if necessary.

   Properly executed proxies marked "Abstain" will not be voted at the special meeting. In addition, a broker cannot vote shares of Writer common stock it holds in "street name" for the beneficial owners without specific instructions from the beneficial owner. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Writer's board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. If your shares of Writer common stock are held in "street name" by your broker you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of Writer common stock. You cannot vote shares of Writer common stock held in "street name" by returning a proxy card to Writer.

   You should not send your stock certificates with your proxies. An election form and letter of transmittal for your Writer common stock will be separately mailed to you within five days of mailing this proxy statement/prospectus.

Revocation of Proxies

   Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. To revoke your proxy, either:

  . deliver a signed notice of revocation or a properly executed new proxy card bearing a later date to:

                             The Writer Corporation
                           6061 S. Willow Drive, #232
                              Englewood, CO 80111
                              Attn: Secretary; or

  .  attend the Writer special meeting and vote your shares in person.

   Attendance at the special meeting will not, in and of itself, have the effect of revoking the proxy.

Solicitation of Proxies

   The solicitation of the enclosed proxies from Writer's shareholders is made on behalf of Writer. Writer will pay the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, Writer will ask banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. Writer will reimburse these record holders for their reasonable expenses in forwarding these proxy materials. Writer may also use several of its employees, who will not be specially compensated, to solicit proxies from Writer's shareholders.

Appraisal Rights

   You have the right to dissent from the merger and, subject to strict compliance with the requirements and procedures of Colorado law, to receive payment of the "fair value" of your shares of Writer common stock. These rights, as well as the requirements and procedures for dissenting under Colorado law are described under "DISSENTERS' APPRAISAL RIGHTS" beginning on page 91. In addition, the full text of the relevant sections of the Colorado statute is reprinted in Appendix D to this proxy statement/prospectus.

Accountants

   Representatives of Deloitte & Touche LLP, Writer's independent auditors, are expected to be present at the Writer special meeting and will be available to respond to questions from Writer's shareholders.

                                  THE MERGER

General

   The boards of directors of Standard Pacific and Writer each have unanimously approved the merger agreement, which provides for the acquisition by Standard Pacific of Writer through a merger. The merger will result in Writer merging into TWC Acquisition, a wholly owned subsidiary of Standard Pacific, and thereby Writer will effectively become a wholly owned subsidiary of Standard Pacific. Subject to the limitations described below, upon completion of the merger, you will receive, at your election, either:

  .  cash, without interest, in the amount of $3.35 per share;

  .  shares of Standard Pacific common stock; or

  .  a combination of cash and shares of Standard Pacific common stock.

   Each share of Standard Pacific common stock issued to you also will represent one preferred share purchase right issued under Standard Pacific's rights plan. See "DESCRIPTION OF CAPITAL STOCK-- Standard Pacific Rights Plan" beginning on page 77.

   You may not receive the type of consideration that you elect because the merger agreement requires that:

  . no more than 60% of the outstanding shares of Writer Corporation common stock may be converted into shares of Standard Pacific common stock, and

  . no more than 50% of the total amount paid by Standard Pacific to Writer shareholders in connection with the merger may be paid in cash.

Background of the Merger

   On April 2, 1998, Brian Norkaitis, a Senior Vice President of Standard Pacific, contacted George S. Writer, Jr., Chairman and Chief Executive Officer of Writer, by telephone to indicate that Standard Pacific was considering entering the Denver market through an acquisition or start-up, and that Writer had been recommended to Standard Pacific by a Denver-based consultant. Mr. Writer replied that he would be agreeable to meeting with Mr. Norkaitis. Consequently, on April 15, 1998, Messrs. Norkaitis and Writer met in Denver to discuss the Denver market and the respective businesses of Standard Pacific and Writer. Following that meeting, on May 7, 1998, Mr. Norkaitis met at Standard Pacific's corporate headquarters in Orange County, California with Mr. Roland Seidler, Chairman of the Board of The Seidler Companies, an investment banking firm. Mr. Seidler is also a member of the Writer board. The purpose of this meeting was to discuss the respective business profiles of Standard Pacific and Writer.

   On June 18, 1998, Messrs. Norkaitis and Seidler met with Stephen J. Scarborough, the then President and the current President and Chief Executive Officer of Standard Pacific, over lunch to discuss the Denver market, the respective companies and the possibility of a combination. During June and July 1998, there were several telephone conversations between Messrs. Norkaitis and Writer discussing the Denver building market, Standard Pacific's and Writer's operations and Writer's belief that at its then stock price of $2.38 per share, Writer's common stock was significantly undervalued in the market. On August 7, 1998, and again on September 10, 1998, Messrs. Seidler and Norkaitis met at Standard Pacific's headquarters and exchanged information concerning the two companies, including operating philosophies. Following these meetings, Messrs. Norkaitis and Writer continued to explore a possible business combination in several telephone conversations. During the course of these conversations, Mr. Writer provided Mr. Norkaitis with updated information as to Writer's operations and goals, including limited financial information for 1998. On September 16, 1998, Mr. Norkaitis took a tour of Writer's northern Colorado division.

   On September 29, October 13 and November 3, 1998, Messrs. Seidler and Norkaitis met in Southern California for a continuation of general exploratory discussions and to exchange additional information, including historical
Writer earnings data and Writer's financial outlook. At the November 3, 1998 meeting, they also discussed a two-step transaction structure in which Standard Pacific would initially acquire a portion of Writer for cash and Standard Pacific stock and the remainder of Writer at a later date at a price based on the results of Writer's subsequent operations. On November 16 and 17, 1998, Messrs. Norkaitis and Scarborough visited Denver and toured Writer's facilities with Mr. Writer and Daniel J. Nickless, the then Executive Vice President and Chief Financial Officer and the current President of Writer. The primary purpose of this visit was to review Writer's projects and for Messrs. Norkaitis and Scarborough to gain a better understanding of Writer's project design and construction, land position and management structure.

   As a follow-up to the project tour, Mr. Seidler met with Messrs. Scarborough and Norkaitis and Andrew H. Parnes, Vice President--Finance, Chief Financial Officer and Treasurer of Standard Pacific, on November 23, 1998 at Standard Pacific's corporate offices to continue exploratory discussions. The parties discussed a number of alternative transaction structures, including an all stock pooling transaction, a two-step purchase transaction (the second step being tied to an earn-out) for cash, Standard Pacific stock or a combination of both, and a single-step purchase transaction for cash, Standard Pacific stock or a combination of both. No specific valuation for Writer was proposed by either of the parties. During December 1998, there were several telephone discussions among Messrs. Norkaitis, Scarborough, and Writer, and a meeting on December 21, 1998 among Messrs. Scarborough, Norkaitis and Seidler, regarding the respective interests of Standard Pacific and Writer and the possibility of entering into more serious discussions concerning a combination of the companies. On January 27, 1999, Messrs. Seidler, Scarborough and Norkaitis met at Standard Pacific's corporate offices to discuss Standard Pacific's interest in the Denver market and Writer in particular. At this meeting, there was a discussion of economic models typically used to value potential acquisitions, including such factors as leverage, earnings multiples, returns on capital and equity, and earnings per share accretion. Mr. Seidler discussed an equity valuation of Writer of approximately $40 million or roughly $5.00 per share of common stock.

   At a meeting of the Writer board of directors on February 18, 1999, the board for the first time generally discussed Standard Pacific and a potential merger, but took no formal action.

   On February 19, 1999, Messrs. Writer and Norkaitis again met in Denver to discuss the companies' respective interests in a business combination and the Denver market generally. Following this meeting, there followed several telephone conversations during March and April, 1999 between Mr. Seidler and Standard Pacific personnel, primarily with Mr. Scarborough, to continue exploration of the possibilities of a combination of the two companies.

   On April 27, 1999, Mr. Scarborough reported to the Standard Pacific board of directors that management was exploring potential acquisitions in the Denver area generally, and engaged in very preliminary discussions with a Denver-area homebuilder other than Writer. The board discussed the merits of a potential Denver-area acquisition and the potential impact on Standard Pacific. The board directed Mr. Scarborough to continue to explore potential Denver-area acquisitions.

   On April 29, 1999, at a meeting of the Writer board, the directors discussed various strategic alternatives for Writer, including a sale to Standard Pacific, going private and remaining a stand-alone public company. Mr. Seidler was asked to lead any further discussions with Standard Pacific. Mr. Writer advised the board that he believed that a business combination with Standard Pacific could result in preserving jobs for Writer personnel and could perpetuate The Writer Corporation name.

   During May 1999, there were various additional telephone conversations between Mr. Seidler and Standard Pacific personnel, again primarily with Mr. Scarborough, to continue exploration of a possible transaction. On June 2, July 22 and August 3, 1999, Messrs. Seidler and Scarborough met in Southern California, and on August 4, 1999 Messrs. Scarborough and Writer spoke by telephone, primarily to update Standard Pacific on Writer's business plan, lot position and growth opportunities.

   As a result of these discussions, on August 13 and August 17, 1999, Mr. Seidler presented to Standard Pacific Writer's budgets, Securities and Exchange Commission reports and projections for the remainder of 1999 and 2000 and a detailed analysis of Writer's land acquisition and government entitlements. With this additional information, on September 1 and 2, 1999, Mr. Scarborough toured Writer's projects and facilities with Messrs. Seidler and Writer. Mr. Nickless met the group for a lunch meeting on September 1, 1999.

   On September 14, 1999, the Writer board held a telephonic meeting and discussed Standard Pacific in general terms. Following the meeting Messrs. Writer and Scarborough spoke by telephone to discuss the Writer board's interest in a sale transaction with Standard Pacific. Subsequently, on September 30, 1999, at a further Writer board meeting, Mr. Seidler was invited to submit a letter agreement appointing The Seidler Companies as exclusive financial advisor to Writer to develop a business strategy to maximize shareholder value. Various alternative strategies were discussed, and authority was given by the board to appoint The Seidler Companies as exclusive financial advisor to Writer.

   On October 13, 1999, Messrs. Writer, Seidler, Nickless and William J Gillilan, a director of Writer, met with Messrs. Scarborough and Parnes and Clay A. Halvorsen, Vice President, General Counsel and Secretary of Standard Pacific, at Standard Pacific's corporate offices. Writer's projections and housing products were discussed in detail and preliminary discussions were held regarding a possible purchase price. Mr. Writer proposed an initial purchase price of $3.00 per share of Writer common stock plus an earn-out for a potential combined purchase price of $5.00 per share of Writer common stock. No agreement was reached by the parties as to the purchase price or structure of the transaction.

   On November 5, 1999, Mr. Seidler visited Standard Pacific's offices and discussed with Messrs. Scarborough and Parnes and Michael Cortney, then a Senior Vice President and the current Executive Vice President of Standard Pacific, the mutual benefits of a merger and the hurdles remaining in order to enter into the transaction.

   On November 8, 1999, there was a telephonic board meeting of the Writer board at which Mr. Seidler discussed recent developments with Standard Pacific, including in particular the parties' discussions at their October 13, 1999 meeting.

   On November 8, 1999, Mr. Scarborough sent to Mr. Seidler a letter of intent executed on behalf of Standard Pacific. Under the terms of the letter of intent, each Writer shareholder would have the option to elect to receive, for each share of Writer common stock held by the Writer shareholder, either an amount equal to Writer's book value per share (assumed by the parties to equal approximately $3.00) or 70% of book value per share (approximately $2.10) plus an earn-out of up to approximately $1.56 if a pre-tax earnings target were achieved post merger. The merger consideration would be payable, at the option of each shareholder subject to prescribed limits, in a combination of cash and Standard Pacific common stock. If the pre-tax earnings target were not achieved, the earn-out would be reduced ratably to 75% of the target, and if less than 75% of the target were achieved no earn-out would be paid. On November 11, 1999, Messrs. Halvorsen and Seidler spoke by telephone to discuss the proposed letter of intent. Mr. Seidler expressed concern with respect to the restrictions in the letter on Writer soliciting competing transactions.

   On December 10, 1999, Messrs. Scarborough and Seidler met at Standard Pacific's corporate offices to reaffirm their mutual interests in continuing to discuss a possible combination. On December 16, 1999, Writer's board met to discuss The Seidler Companies' presentation of various alternative business strategies, including remaining as a stand-alone small public company, going private or entering into an alliance or a combination or merger with another company. The board concluded that a combination, if consummated with the right partner at the right price, would be in the best interests of the company's shareholders. Standard Pacific's proposal contained in its November 8, 1999 letter of intent was rejected as inadequate, but the board was impressed with the complementary operating philosophies of the two companies, along with Standard Pacific's ability to retain key personnel and the quality of their product. Because of these factors, the board felt that continued discussions with Standard Pacific would be appropriate.

   On December 29, 1999, a meeting was held at Standard Pacific's corporate offices among Messrs. Seidler, Scarborough, Cortney, Parnes and Halvorsen to discuss the Standard Pacific offer set forth in the November 8, 1999 letter of intent. Mr. Seidler proposed an alternative pricing structure which would allow each Writer shareholder to elect to receive either $3.10 per Writer common share payable in cash or $2.40 per share plus an earn-out of up to $2.50 per share payable in Standard Pacific common stock. The holders of not more than 50% of Writer's outstanding common shares would be permitted to elect the second earn-out option. The parties also discussed the timing of the earn-out, the need to maintain the tax free nature of the transaction, Writer's goal of selling in excess of book value, the lock-up period for Standard Pacific shares issued in the transaction, retention of the "Writer" name in Colorado and the confidentiality and no-shop provisions in the letter of intent.

   On January 4, 2000, a meeting was held at Standard Pacific's corporate offices among Messrs. Seidler, Scarborough and Halvorsen to discuss a revised pricing structure, proposed by Standard Pacific, that would offer Writer shareholders an option of either $3.10 per Writer share payable in cash and Standard Pacific stock or $2.40 per share plus an earn-out of up to $1.70 per share payable in cash and Standard Pacific common stock. Each shareholder would have the right to elect either option, but Mr. Writer and the other insiders would be required to elect the second option. Mr. Seidler expressed concern about the effect of industry conditions on the achievability of the earn-out and expressed the importance of maintaining a tax-free transaction structure. The parties discussed using a forward merger to achieve the tax-free goal and the effect of possible impediments, such as required third-party consents, inherent in this structure. The parties further discussed Standard Pacific's and Writer's respective benefit plans, option plans and bonus plans, the non-transferability of the earn-out right, and the acceptability of lock-up provisions to be applicable to existing Writer management and directors.

   On January 6, 2000, Mr. Seidler visited Standard Pacific's corporate offices and met with Messrs. Scarborough, Cortney, Parnes and Halvorsen to further discuss pricing and other issues. Mr. Seidler proposed keeping the two option structure, but increasing the amount of the earn-outs from the $1.70 per share proposed by Standard Pacific to $2.70 per share. Mr. Scarborough indicated his willingness to accept some increase in the amount of the earn-out, but no agreement was reached as to the amount of the earn-out or the transaction's other terms. The parties also discussed the impact on the earn-out if the earnings target were not achieved, Standard Pacific's proposal that its shares be valued in the transaction at the higher of book value or market, and the need to keep the stock consideration equal to not less than 50% of the total consideration to preserve the tax free exchange.

   On January 6, 2000, Writer's board of directors received an offer proposing to acquire Writer for $3.00 per share in cash from a group headed by Dennis Coughlin. The Writer board of directors rejected the Coughlin offer at a meeting on January 10, 2000. Among the reasons for rejection of the Coughlin offer by the board were inadequacy of price, the lack of credible financing and the lack of any opportunity for Writer's shareholders to continue to share directly or indirectly in Writer's potential growth. No further negotiations were held with the Coughlin group.

   At a meeting at Standard Pacific's corporate offices among Messrs. Writer, Seidler, Gillilan, Scarborough, Cortney, Parnes and Halvorsen on January 11, 2000, the participants discussed Standard Pacific's offer and the Coughlin offer. Mr. Seidler proposed revising the two-option structure to allow Writer shareholders to elect to receive either $3.10 per Writer share in cash or $2.60 per share plus an earn-out of up to $2.40 payable in a combination in cash and Standard Pacific common stock, provided that not less than 50% of the total consideration would be payable in stock to preserve the tax free nature of the transaction. Mr. Seidler also proposed that Standard Pacific's common stock would be valued at market, instead of the higher of market or book value, for purposes of calculating the purchase price. After meeting privately to consider Writer's proposal, Standard Pacific's representatives suggested eliminating the earn-out component of the purchase price and focusing on a single purchase price payable in a combination of cash and Standard Pacific common stock. In suggesting this simplified structure, Standard Pacific's representatives noted the complexity of the two-option earn-out structure, Standard Pacific's increased familiarity with Writer's business plan (lessening the need for an earn-out from Standard Pacific's perspective), Standard Pacific's desire to integrate Writer's operations quickly and minimize any potential areas of friction with Writer's continuing management team, the difficulty in ensuring tax free treatment of the transaction under the structure proposed by Writer, and the need to make an all cash, or substantially all cash, offer to Writer's non-insider shareholders in response to the Coughlin group offer. After considerable negotiation, the parties agreed to a $3.42 per share purchase price payable in a combination of cash and stock, subject to due diligence, execution of a definitive agreement, board approval, and other customary conditions. Not more than 60% and not less than 50% of the total consideration would be payable in Standard Pacific common stock, and if the cash option were over-elected, Writer's directors, officers and 15% shareholders would be required to adjust their elections to accept additional shares of Standard Pacific common stock.

   On January 13, 2000, the Writer board of directors met and authorized execution of a letter of intent for a merger at $3.42 per share, payable in cash, stock or a combination of both, with customary terms.

   At a January 19, 2000 telephone call among Messrs. Seidler, Scarborough, Cortney and Halvorsen, the parties discussed the need to establish a collar on Standard Pacific's stock price, limiting the highest and lowest valuations that would be used to determine the number of Standard Pacific shares issuable as merger consideration. During a series of telephone calls over a number of days, the parties discussed the parameters of the proposed collar on Standard Pacific's stock price. Initially, Mr. Seidler proposed a collar of $9.50 to $11.50 per share and Mr. Scarborough proposed a collar of $11.00 to $14.00 per share. The parties also discussed the advisability of entering into a confidentiality agreement instead of a letter of intent as a means of maintaining the confidential, non-public matter of the proposed transaction.

   Standard Pacific held a meeting of its board of directors on January 25, 2000. At the meeting, Mr. Scarborough reviewed with the board the proposed acquisition of Writer, including Writer's operations and management team, the proposed structure and terms of transaction, projected operating results, the impact of the transaction on Standard Pacific and the timing of transaction. The board expressed its support for the transaction and directed management to continue working towards execution of a definitive agreement and completion of the transaction.

   On January 28, 2000, a letter of intent between Writer and Standard Pacific was executed. The letter of intent reflected the agreement of the parties to establish a minimum Standard Pacific share price of $10.25 and a maximum share price of $13.75 for purposes of valuing the Standard Pacific shares issued as merger consideration.

   On January 31, 2000, the Standard Pacific due diligence team began on-site due diligence. Standard Pacific's due diligence efforts, both on and off-site, continued through the execution of the definitive merger agreement, and included an extensive review of Writer's land positions, business plan and project pro forma financial statements, as well as various legal, insurance, accounting, tax and human resource issues.

   On February 21, 2000, Gibson, Dunn & Crutcher LLP, counsel to Standard Pacific, distributed a draft of the proposed merger agreement to the parties for their review. After discussing the terms of the merger agreement with Writer personnel, on February 28 and March 8, 2000, Clanahan, Tanner, Downing & Knowlton, PC, counsel to Writer, provided Writer's initial comments on the merger agreement to Mr. Halvorsen. From March 8 through April 14, 2000, Mr. Halvorsen and Gibson, Dunn & Crutcher LLP, continued to negotiate the terms of the merger agreement with Clanahan, Tanner, Downing & Knowlton, PC. As a result of these discussions, as well as negotiations directly between the parties, a number of changes were made to the merger agreement, including the revisions resulting from the March 24, 2000 meeting discussed below and the addition of a representation and warranty that Writer would receive a satisfactory fairness opinion.

   On March 23, 2000, there was a meeting at Standard Pacific's corporate offices among Messrs. Writer, Nickless, Seidler, Scarborough, Cortney, Parnes and Halvorsen. Mr. Cortney reported that Standard Pacific's due diligence review had been completed in substantial part. He then raised a number of issues identified in the due diligence review impacting Standard Pacific's valuation of the transaction, including the achievability of Writer's business plan, the appropriateness of Writer's incentive compensation plan in light of projected increased earnings, unanticipated transaction costs and the treatment of various balance sheet items in the merger. The parties discussed theses issues and the relative prospects and businesses of Writer and Standard Pacific generally. The parties also discussed, without reaching any agreement, the terms of the merger agreement, including in particular the lock-up to which Writer's insiders would be subject and whether the break up fee would be payable in the event a Writer representation or warranty became untrue despite the absence of any affirmative action or inaction by Writer.

   On March 24, 2000, there was a further meeting among Messrs. Writer, Nickless, Seidler, Scarborough, Cortney and Halvorsen held at the Orange County offices of Gibson, Dunn & Crutcher LLP. Mr. Scarborough discussed the issues raised in the prior day's meeting, concluding that in his view an adjustment of the transaction's proposed terms was appropriate, particularly in light of additional transaction costs not originally anticipated in connection with the transaction. These transaction costs included the investment banking fee payable to The Seidler Companies, the cost of tail insurance policies for Writer's pre-closing operations and the cost of bring-down title insurance policies. Mr. Cortney proposed a revised management incentive compensation plan with a lower overall percentage of pre-tax earnings allocated to Writer management in light of projected higher profitability levels. Mr. Cortney also stated that Standard Pacific would revise the break up fee provision as requested by Writer in the prior day's meetings. In response to these discussions, Mr. Writer proposed a $0.07 per share reduction from the proposed purchase price, which would result in a per share price of $3.35, an increase in the low-end collar to $11.00 per Standard Pacific share, a cap on The Seidler Companies' fee at $700,000 including the cost of its fairness opinion but excluding reasonable attorneys' fees, and a decrease in the upper-end of the collar to $13.50 per share. After discussing the merits and responsiveness of the Writer offer to Standard Pacific's concerns, Standard Pacific accepted this offer.

   On March 30, 2000, the Writer board of directors discussed the purchase price and collar adjustments, and the rationale leading up to the adjustments tentatively agreed to at the meetings on March 23 and 24, 2000. A revised draft of a definitive agreement was presented to the board and the board was advised of changes requested by Writer management. Management was authorized to execute a definitive agreement in the form presented with the changes being discussed. A written consent of the Executive Committee of Standard Pacific's board of directors dated April 14, 2000 authorized execution of the merger agreement and all acts required to close the transaction. On April 14, 2000 the definitive merger agreement was executed by the parties.

   On April 25, 2000, Standard Pacific held a board of directors meeting at which Mr. Cortney reviewed with the board various aspects of the proposed Writer acquisition, including the material terms of the final merger agreement. The board ratified and approved the merger agreement and authorized all acts required to close the transaction.

Joint Reasons for the Merger

   The board of directors of Standard Pacific and Writer have determined that following the merger the combined company would have the potential to realize long-term improved operating and financial results and a stronger competitive position. Standard Pacific's and Writer's board of directors have identified potential benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits from combining Writer with Standard Pacific include the following:

  . Writer's operations in the Colorado market would complement Standard Pacific's operations in the California, Texas and Arizona markets.

  . The merger complements each company's core strengths in developing and building single-family homes for use as primary residences;

  . Standard Pacific's financial strength and relationships will lower Writer's cost of capital and provide Writer with additional financing alternatives;

  . The merger will provide an opportunity to achieve synergies through the sharing of design concepts, greater land acquisition, development and building capabilities, and centralized corporate functions, such as financing, risk management, human resources and management information systems; and

  . Standard Pacific and Writer share a compatible business culture, including a shared vision of growth and complementary management skills and expertise.

Recommendation of the Writer Board of Directors and Writer's Reasons for the Merger

   The board of directors of Writer believes that the merger is advisable and in the best interests of Writer and its shareholders. Accordingly, the Writer board of directors has unanimously approved the merger agreement and recommends that Writer shareholders vote for the adoption of the merger agreement.

   In approving the merger, Writer's board of directors considered the following benefits, which, in the view of the board, supported its determination:

  . The merger will permit shareholders electing cash to realize current consideration greater than recent market prices for Writer stock.

  . The combined company, as compared to Writer on its own, will have greater financial resources and provide increased opportunities to expand Writer's product offerings and markets.

  . The merger relieves Writer and its management team from some administrative and management burdens, including the need to secure project-by-project financing, allowing Writer to focus upon market opportunities, product offerings and product execution.

  . The merger may provide a more stable platform for Writer's employees and customers.

  . The merger will enable shareholders to continue to indirectly share in Writer's growth over the long term as part of a larger company with a more liquid trading market.

  . The merger will yield for Writer shareholders an attractive exchange ratio for their shares of Writer common stock.

  . The liquidity provided by the market for Standard Pacific common stock will reduce the risk associated with an investment in a smaller company such as Writer.

   In reaching its decision to approve the merger agreement, the board of directors of Writer consulted with Writer's management, as well as with its financial and legal advisors. The following discussion of factors considered by Writer's board of directors is not intended to be exclusive but summarizes the material factors considered:

  . Writer's board of directors reviewed various historical information concerning Writer's and Standard Pacific's respective businesses, financial performances and conditions, operations, management teams and competitive positions. The board of directors of Writer considered available information about Standard Pacific, including its public reports for its most recently completed fiscal year and subsequent fiscal quarters as filed with the Securities and Exchange Commission. In addition, the board of directors instructed management to conduct additional due diligence on Standard Pacific's financial condition and prospects, and the results of that due diligence were reported to Writer's board of directors. The board of directors concentrated in particular on each company's financial condition, results of operations, businesses and prospects before and after giving effect to the merger. In particular, Writer's board of directors noted that both companies had significant revenue and operating profit growth over recent years and are leaders in their respective market segments. Based in part upon these factors, the board of directors of Writer believes that a merger with Standard Pacific would be in the best interests of Writer and its shareholders.

  . Writer's board of directors examined current financial market conditions and historical market prices, volatility and trading information with respect to shares of Writer common stock and Standard Pacific common stock. In particular, the board noted the recent fluctuations in Writer's stock price, from lows such as $1.50 as recently as January 3, 2000, to a high of $3.00 on February 28, 2000. While Standard Pacific's stock is also subject to fluctuations, they are not as significant on a percentage basis as the fluctuations in Writer common stock. In addition, the board noted that Standard Pacific's daily trading volume reported by The New York Stock Exchange averaged approximately 56,263 shares over the three months prior to March 31, 2000, while Writer's averaged approximately 11,460 shares over the same time period.

  . Writer's board of directors compared the consideration to be paid in the merger, including TWC Acquisition's assumption of $27.7 million of Writer indebtedness, as estimated at the time of the comparison, with the consideration paid in various comparable merger transactions. The details of this comparison are set forth below under "THE MERGER-- Opinion of Writer's Financial Advisor" on page 33. Based on this comparison, the board of directors of Writer believes that the merger consideration for each share of Writer common stock falls within the range of what is reasonable and fair for Writer shareholders.

  . Writer's board of directors viewed the terms of the merger agreement, including but not limited to, the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as reasonable in light of the entire transaction. Writer's board of directors also considered the terms of the proposed merger agreement regarding Writer's rights to consider and negotiate other acquisition proposals under prescribed circumstances, as well as the possible effects of provisions regarding liquidated damages. The board considered that the provisions in these agreements for the benefit of Writer reasonably protected the interests of Writer shareholders, and those for the benefit of Standard Pacific did not present any significant reasons not to proceed with the transaction considering all of the circumstances.

  . Writer's board of directors considered The Seidler Companies' opinion that the merger consideration to be paid by Standard Pacific for each share of Writer common stock was fair to Writer shareholders from a financial point of view.

  . Writer's board of directors considered the anticipated impact of the proposed transactions on the combined company's future performance, financial and otherwise. In this regard, the board expected that the combined company might be able to realize synergies in their combined designing, planning, developing, building, administrative and finance operations. Potential synergies considered by Writer's board of directors included greater access to capital, expanded sales and marketing capabilities, increased purchasing power for raw materials and other resources, increased building and development capabilities and increased access to designing technologies and capabilities. The board also evaluated the potential for any cost savings. Writer's board of directors also noted favorably that the former Writer shareholders, if stockholders of Standard Pacific after the merger, would share the benefits of any of these synergies.

  . The Writer board of directors considered the merger's impact on Writer's customers and employees. Generally, the board viewed the impact on employees as positive, in that they would become part of a geographically diversified leader in single-family home construction and participate in a successful company that has substantially greater resources than Writer. Writer's board of directors also generally viewed the impact on Writer's customers as positive, in that they also would benefit from having a much larger participant in the industry standing behind Writer's designs and a knowledge that Writer likely will have the resources to continue to develop planned residential communities faster and in a broader area.

  . Writer's board of directors received reports from Writer's management and its financial advisor as to the results of their due diligence investigation of Standard Pacific, which consisted in part of reviewing publicly available information and research analyst reports. The reviewed reports indicated no significant issues that would preclude approval of the merger by Writer's board of directors.

   The board of directors of Writer also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the challenges of integrating a business such as Writer with a company such as Standard Pacific, and the associated risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated, and the effect of public announcement of the merger on:

    .  Writer's sales, operating results and stock price;

    . Writer's ability to attract and retain key management, sales and marketing, design and other technical personnel;

    . the progress of potential and actual development projects with third parties who may view working with Standard Pacific differently than working with Writer; and

    .  Writer's ability to secure financing for its operations.

  . the possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

  . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed with the combined company;

  . the interests of officers and directors of Writer in the merger, including the matters described under "THE MERGER--Interests of Writer's Management in the Merger and Potential Conflicts of Interests" on page 51:

  . the effect on Writer's ability to consider competing offers prior to consummation of the merger, including the effect of the covenant to not solicit other bidders and the liquidated damages provisions in the merger agreement;

  . risks associated with fluctuations in Standard Pacific's stock price prior to closing of the merger; and

  . the risks described under "RISK FACTORS--Risk Factors Relating to the Merger" beginning on page 14.

  In the judgment of Writer's board, the potential benefits of the merger outweighed these considerations.

   The board of directors of Writer also considered what alternatives existed to the merger, including reviewing the prospects for Writer as an independent company. In light of the factors described above, the board determined that the value and benefits available to Writer shareholders from the merger exceeded the potential they might realize from Writer continuing as an independent company.

   Writer's board of directors also considered the potential that a third party might be willing to enter into a strategic relationship with Writer or propose to acquire Writer. The board did not, however, view this possibility as likely to provide an alternative superior to the merger with Standard Pacific. The Writer board believed that Standard Pacific was a good merger candidate for the reasons set forth in "THE MERGER--Joint Reasons for the Merger" on page 29. The Writer board did not believe that any other party could provide benefits that are superior to the benefits provided by Standard Pacific described above. In this light, the board of directors of Writer also evaluated Standard Pacific's requirement that Writer agree to the provisions of the merger agreement limiting Writer's rights to consider and negotiate acquisition proposals with others. It appeared unlikely to the board that Writer would be able to enter into a transaction with Standard Pacific without these provisions.

   The above discussion of the information and factors considered by the board of directors of Writer is not intended to be exhaustive but includes all material factors considered by it. In reaching its determination to approve and recommend the merger, the board of directors of Writer did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Writer's board of directors is unanimous in its recommendation that Writer shareholders vote for approval and adoption of the merger agreement. For a discussion of the interests of the executive officers and directors of Writer in the merger, see "THE MERGER-- Interests of Writer's Management in the Merger and Potential Conflicts of Interests" on page 51.

   The above discussion of reasons for the merger includes forward-looking statements about possible or assumed future results of operations of the combined company and the performance of the combined company after the merger. Future results and performance are subject to risks and uncertainties, which could cause results and performance to differ significantly from those expressed in these statements. For a discussion of these risks and uncertainties, and other factors that could affect future results and performance, see "RISK FACTORS" beginning on page 14.

The Engagement of Writer's Financial Advisor.

   The Seidler Companies has acted as financial advisor to Writer in connection with the merger. Roland Seidler, Jr., a director of Writer, is Chairman of the board and Chief Executive Officer of The Seidler Companies. The Seidler Companies has acted as financial advisor to Writer on several occasions, and was co-underwriter of Writer's initial public offering.

   The Seidler Companies is an investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Writer's board of directors selected The Seidler Companies because of its expertise, reputation and familiarity with Writer and the home building industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

   As compensation for its services in connection with the merger, Writer has agreed to pay The Seidler Companies:

  .  a retainer fee of $25,000;

  .  an opinion fee of $150,000; and

  . a fee upon consummation of the merger of $550,000, against which the retainer fee would be credited.

   In addition, Writer has agreed to reimburse The Seidler Companies for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify The Seidler Companies for those liabilities that may arise out of its engagement by Writer and the rendering of The Seidler Companies' opinion. Writer believes that the compensation paid to The Seidler Companies is not greater than that which would have been paid to a financial advisor not affiliated with Writer.

   The Seidler Companies and its affiliates may, in the ordinary course of its business, actively trade securities of Writer and Standard Pacific for its own account or for the accounts of its customers. Accordingly, The Seidler Companies and its affiliates may at any time hold a long or short position in Writer and Standard Pacific securities.

Opinion of Writer's Financial Advisor

   General. The Seidler Companies rendered its oral opinion to Writer's board of directors, subsequently confirmed in a written opinion dated May 12, 2000, that the consideration proposed to be received by Writer's shareholders in connection with the merger is fair from a financial point of view, to Writer's shareholders. In providing the opinion, The Seidler Companies took into consideration that TWC Acquisition would assume $27.7 million of Writer indebtedness, as estimated at the time of rendering of the opinion. In rendering its opinion, The Seidler Companies relied on Writer's determination of the amount of consideration to be paid pursuant to the merger.

   The full text of The Seidler Companies' written opinion dated May 12, 2000 is included as Appendix E to this proxy statement/prospectus and is incorporated herein by reference. The summary of The Seidler Companies' opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of The Seidler Companies' opinion. Holders of shares of Writer common stock should read The Seidler Companies' opinion for the procedures followed, factors considered, assumptions made and qualifications and limitations of the review taken by The Seidler Companies in connection with its opinion.

   Although The Seidler Companies evaluated the fairness from a financial point of view, of the consideration to be received by the holders of Writer common stock in the merger, the exchange ratio was determined by Writer and Standard Pacific during the course of negotiations. Writer imposed no limitations on the scope of The Seidler Companies' investigation or the procedures to be followed by The Seidler Companies in rendering its opinion, except that Writer did not authorize The Seidler Companies to solicit, and The Seidler Companies did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Writer's business. In addition, The Seidler Companies did not have any access to any financial forecasts or projections prepared by the management of Standard Pacific as to the future financial performance of Standard Pacific.

   The Seidler Companies' advisory services and opinion were provided for the information and assistance of the Writer board of directors in connection with its consideration of the merger. The Seidler Companies' opinion is not a recommendation to any Writer shareholder as to how that shareholder should vote with respect to the merger. The Seidler Companies' opinion does not address Writer's underlying business decision to proceed with or effect the merger.

   In arriving at its opinion, The Seidler Companies reviewed and analyzed:

  .  the merger agreement and the specific terms of the merger;

  . publicly available information concerning Writer and Standard Pacific that it believed to be relevant to its analysis;

  . publicly available financial and operating information with respect to the business, operations and prospects of Writer;

  . publicly available information concerning the future financial performances of Writer and Standard Pacific;

  . a trading history of Writer common stock from January 1, 1995 to the present, and a comparison of that trading history with those of other companies that it deemed relevant;

  . a trading history of Standard Pacific common stock from January 1, 1995 to the present, and a comparison of that trading history with those of other companies that it deemed relevant;

  . a comparison of the historical financial results and present financial condition of Writer with those of other companies that it deemed relevant;

  . a comparison of the historical financial results and present financial condition of Standard Pacific with those of other companies that it deemed relevant; and

  . a comparison of the financial terms of the merger with the financial terms of those other transactions that it deemed relevant.

   In addition, The Seidler Companies had discussions with the management of Writer concerning the business, operations, assets, financial condition and prospects of Writer and undertook further studies, analyses and investigations as The Seidler Companies deemed appropriate, all as summarized below.

   In arriving at its opinion, The Seidler Companies assumed and relied upon, without independent verification, the accuracy and completeness of the historical and projected financial information as well as other information used by it. The Seidler Companies also relied upon the assurances of Writer's management that they are not aware of any facts or circumstances that would make the information relied upon by The Seidler Companies inaccurate or misleading. Upon Writer's advice, The Seidler Companies assumed that the financial projections of Writer were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Writer's management as to the future financial performance of Writer. The Seidler Companies did not independently verify the accuracy or completeness of the information supplied to it with respect to Writer and Standard Pacific and does not assume responsibility for it. The Seidler Companies did not make any independent appraisal of the specific properties or assets of Writer.

   The Seidler Companies did not conduct a physical inspection of the properties and facilities of Writer or Standard Pacific. The Seidler Companies also did not make or obtain any evaluations or appraisals of the assets or liabilities of Writer. Upon advice of Writer and its legal and accounting advisors, The Seidler Companies assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and therefore as a tax-free transaction to the shareholders of Writer to the extent that shares of Standard Pacific common stock are received as merger consideration. The written opinion of The Seidler Companies is based upon the business, economic, market, and other conditions as they existed as of April 14, 2000.

   In arriving at its opinion, The Seidler Companies did not ascribe a specific range of values to Writer or Standard Pacific, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration to be offered to Writer's shareholders in the merger on the basis of the financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, The Seidler Companies specifically conducted the comparable company, comparable transaction, discounted cash flow and market trading analyses described below. The Seidler Companies drew no specific conclusion from these analyses, but subjectively factored its observations from the analyses into its qualitative assessment of the relevant facts and circumstances.

   Furthermore, The Seidler Companies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, The Seidler Companies believes that its analyses must be considered as a whole and that considering any portion of its analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, The Seidler Companies made numerous assumptions with respect to Writer, industry performance, general business, economic, market and financial conditions and other matters, most of which are beyond Writer's control. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, The Seidler Companies' analyses and estimates are inherently subject to significant uncertainty.

   The following is a summary of the material financial analyses used by The Seidler Companies in connection with rendering its opinion to the Writer board of directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by The Seidler Companies and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of these analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying The Seidler Companies' opinion.

   Comparable Company Analysis. Using publicly available information, The Seidler Companies compared selected financial data of Writer with similar data of selected companies engaged in businesses considered by

The Seidler Companies to be comparable to that of Writer. Specifically, The Seidler Companies included in its review a group of developers and builders of planned residential communities and single family homes. This group consisted of a number of companies, including:

  .  Centex Corporation,                 .  MDC Holdings, Inc.,
                                         .  NVR, Inc.,
  .  Crossman Communities, Inc.,
                                         .  Pulte Corporation,
  .  D. R. Horton, Inc.,
                                         .  Ryland Group, Inc.,
  .  Del Webb Corporation,
                                         .  Schuler Homes, Inc.,
  .  Engle Homes, Inc.,
                                         .  Standard Pacific Corp.,
  .  Hovnanian Enterprises, Inc.,
                                         .  Toll Brothers, Inc., and
  .  Kaufman & Broad Home Corporation,
                                         .  U.S. Home Corporation.
  .  Lennar Corporation,
  .  M/I Schottenstein Homes, Inc.,

   The Seidler Companies also analyzed these companies by market capitalization after observing the high degree of correlation between share price to earnings and book value per share relative to each company's market capitalization. The large-cap companies were valued, as a group, relatively higher than the mid-cap and small-cap group of comparable companies. The comparable companies listed above were divided into three sub-groups: large-cap companies (market capitalizations greater than $500 million), mid-cap companies (market capitalizations greater than $200 million but less than $500 million) and small-cap companies (market capitalizations less than $200 million). The large-cap companies were Centex Corporation, Lennar Corporation, Pulte Corporation, Kaufman & Broad Home Corporation, D. R. Horton, Inc., Toll Brothers, Inc. and NVR, Inc. The mid-cap companies were U.S. Home Corporation, MDC Holdings, Inc., Standard Pacific Corp., Del Webb Corporation and Ryland Group, Inc. The small-cap companies were Crossman Communities, Inc., Hovnanian Enterprises, Inc., M/I Schottenstein Homes, Inc., Schuler Homes, Inc. and Engle Homes, Inc.

   Comparable Company Median Multiples as of April 14, 2000:

                                                     Calendar
                                                       Year
                                         Latest     -----------
                                     Four Quarters  2000E 2001E
                                     -------------- ----- -----
Market Price to Earnings Per Share:
  Total Group                             4.7X      4.5X  4.4X
  Small Cap Group                         4.2X      3.9X  3.4X

                                         As of
                                     Latest Quarter
                                     --------------
Market Price to Book Value per
 Share:
  Total Group                             0.8X
  Small Cap Group                         0.6X

                                         As of
                                     Latest Quarter
                                     --------------
Enterprise Value to EBITDA:
  Total Group                             5.9X
  Small Cap Group                         5.9X

   Using Writer's reported financial results for the latest four quarters ended December 31, 1999, the comparable company analysis resulted in a range of per share values for Writer's common stock of $1.73 to $3.51 and an enterprise value of approximately $34.9 million.

   Comparable Transaction Analysis. The Seidler Companies analyzed those valuation measures relating to merger and acquisition transactions involving companies that are developers and builders of planned residential communities and single-family homes as set forth below:

  .  Beazer Homes USA Inc.,               .  Lewis Homes Corporation,


  .  Centex Corporation,                  .  Pacific Realty Group,


  .  Continental Homes Holding Corporation,
                                          .  Real Homes Inc.,


  .  Crossman Communities, Inc.,          .  Saxton, Inc.,


  .  D. R. Horton, Inc.,                  .  Standard Pacific Corp.,


  .  Diamond Key Homes, Inc.,             .  Sundance Homes, Inc.,


  .  Hallmark Residential Group, Inc.,    .  Technical Olympic, S.A.,


  .  Homes By Huff & Co., Inc.,           .  The Presley Companies,


  .  Kvaerner PLC (Trafalger House),      .  UDC Homes, Inc., and


  .  Kaufman & Broad Home Corporation,    .  William Lyon Homes.

   In performing its analysis, The Seidler Companies considered fluctuations in merger and acquisition activity over time resulting from changes in interest rates and the equity markets, industry results, and growth expectations for the residential homebuilding sector. No company or transaction examined in this analysis was directly comparable to Writer. Therefore, the analysis of the results of the foregoing transaction involved complex considerations and judgments concerning differences in financial and operating factors regarding the companies that could impact transaction value.

   The median ratio of total invested capital (amount paid for common equity plus assumption of interest-bearing debt and preferred equity) to earnings before interest, taxes, depreciation and amortization was 6.9X for the transactions represented by the group listed above. Based on Writer's historical financial results for the latest four quarters ended December 31, 1999, the comparable transaction analysis resulted in an implied enterprise value of approximately $40.8 million utilizing the median multiple indicated above compared to an enterprise value of approximately $52.7 million for Writer under the terms of the merger. In addition, the median premium of the offer price per share compared to the public market price of the common stock one business day prior to announcement of the transactions was 37.0% for the same group. In comparison, the purchase price of $3.35 per share of Writer common stock represents a 48.9% premium on the closing market price one business day prior to the initial announcement of the transaction between Standard Pacific and Writer, which occurred on January 31, 2000.

   Discounted Cash Flow Analysis. The Seidler Companies performed a discounted cash flow analysis. In conducting its analysis, The Seidler Companies utilized financial information provided by Writer's management, discount rates of 10%- 20%, and assumptions necessary to complete its analysis. This discounted cash flow analysis resulted in an enterprise value range of approximately $47.9 million to $71.2 million. For purposes of its fairness opinion, included as Appendix E to this proxy statement/prospectus, The Seidler Companies utilized a narrower discount rate range of 15%-20% to reflect the uncertainties associated with Writer's projections, specifically mortgage rates, timing of sales and obtaining building permits, as well as the volatility of the home-building industry in general. This discounted cash flow analysis resulted in an enterprise value range of approximately $47.9 million to $58.1 million.

   Market Trading Analysis. The Seidler Companies reviewed current and historical market prices of Writer's common stock over the last five years. During the five-year period ending January 24, 2000, five business days prior to the initial announcement of the transaction on January 31, 2000, common stock closing prices ranged from a high of $2.625 per share to a low of $0.875 per share with an average price of $1.573 per share. The purchase price of $3.35 per share of Writer common stock represents a 27.6%, 282.9%, and 113.0% premium to these historical share prices, respectively. The Seidler Companies also compared the performance of common stock of comparable companies listed on page 36, under the section "Comparable Company Analysis," relative to that of Writer during the same time period. Comparatively, the price of Writer's common stock underperformed the average price for the comparable group during the five-year period ended January 24, 2000.

Merger Consideration

   At the effective time of the merger, each share of your Writer common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive, at your election, $3.35 in cash, or a fraction of a share of Standard Pacific common stock equal to the quotient of $3.35 divided by the adjusted twenty-day average price for Standard Pacific common stock, or a combination of cash and Standard Pacific common stock, subject to the election, allocation and proration provisions set forth in the merger agreement, other than:

  .  shares held by any of Writer's subsidiaries,

  . shares held by Standard Pacific, TWC Acquisition or any other subsidiary of Standard Pacific, and

  . dissenting shares as to which appraisal rights have been perfected in strict accordance with Colorado law.

   If the average closing sale price of Standard Pacific common stock is less than $11.00 per share, the twenty-day average price used for calculating the fraction of a share of Standard Pacific common stock to be received for each share of Writer common stock will be $11.00, and if the twenty-day average closing price is more than $13.50 per share, the average price used will be $13.50. You may elect to receive a combination of cash and shares of Standard Pacific common stock in exchange for your shares of Writer common stock. If you wish to make an election of cash or Standard Pacific common stock or a combination of cash and Standard Pacific common stock, you must make an election in accordance with the election procedure described below.

   Each share of Writer common stock owned by Standard Pacific or any direct or indirect wholly owned subsidiary of Standard Pacific or Writer immediately prior to the effective time of the merger will be canceled without any conversion or payment. Each issued and outstanding share of capital stock of TWC Acquisition will continue as a share of common stock of the surviving corporation, and each certificate representing shares of TWC Acquisition will continue to represent the same number of shares of common stock of the surviving corporation.

   Each share of Writer common stock that is issued and outstanding immediately prior to the effective time of the merger and that is held by a holder who has properly demanded and perfected his or her rights to dissent from the merger and to be paid the "fair value" of his or her shares in accordance with Colorado law will not be converted into or exchangeable for cash or shares of Standard Pacific common stock. Instead, the dissenting holder will be entitled to any rights granted by Colorado law, and the surviving corporation will make any payments to the dissenting holders in accordance with Colorado law. If a holder fails to perfect or loses the right to dissent and receive payment under Colorado law, each share of Writer common stock held by that holder will be converted, subject to the election, allocation or proration provisions in the merger agreement, into the same combination of cash, without interest, and shares of Standard Pacific common stock as a holder of the same number of shares of Writer common stock with respect to which no election was made.

 Proration

   The merger agreement provides that no more than 60% of the merger consideration will be paid in shares of Standard Pacific common stock. If Writer shareholders holding more than 60% of the outstanding shares of Writer common stock elect to receive shares of Standard Pacific common stock, then:

  . all shares of Writer common stock covered by elections to receive cash and all shares of Writer common stock covered by non-elections will be converted into the right to receive $3.35 per share in cash; and

  . all shares of Writer common stock covered by elections to receive Standard Pacific common stock will be converted into the right to receive on a consistent basis, across all shares electing to receive shares of Standard Pacific common stock, cash and shares of Standard Pacific common stock as follows:

    . a fractional share of Standard Pacific common stock equal to the exchange ratio multiplied by the number of shares equal to 60% of the outstanding shares of Writer common stock divided by the aggregate number of shares of Writer common stock covered by elections to receive shares of Standard Pacific common stock; and

    .  cash in an amount equal to:

      . the difference between (A) one and (B) the number of shares equal to 60% of the outstanding shares of Writer common stock divided by the aggregate number of shares of Writer common stock covered by elections to receive shares of Standard Pacific common stock.

      .  multiplied by $3.35.

   The merger agreement also provides that no more than 50% of the merger consideration will be paid in cash. In making the calculation, merger consideration to be paid in cash will include cash amounts paid for the following:

  .  fractional shares;

  .  an estimate of cash amounts for any dissenting shares;

  . any cash amounts paid by Standard Pacific or Writer, or anyone related to Standard Pacific or Writer within the meaning of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), to, or on behalf of, any shareholder of Writer in connection with the sale or other disposition of the shares of Writer common stock in connection with the merger for purposes of Treasury Regulations Section 1.368-1(e) and 1.368-1T(e); and

  . any extraordinary dividend distributed by Writer prior to and in connection with the merger for purposes of Treasury Regulations Section 1.368-1T(e).

   If Writer shareholders elect to receive more than 50% of the merger consideration as cash, then:

  . all shares of Writer common stock covered by elections to receive shares of Standard Pacific common stock and all shares of Writer common stock covered by non-elections will be converted into the right to receive shares of Standard Pacific common stock, at the exchange ratio; and

  . shares of Writer common stock covered by elections to receive cash will be adjusted as follows:

    . The shares of Writer common stock held by members of the Writer management group who elected cash will be adjusted so that the number of shares of Writer common stock held by the members of the Writer management group, to the extent necessary, will be reduced to allow each other shareholder of Writer that is not a member of the Writer management group to receive cash for all of his or her shares of Writer common stock covered by elections to receive cash, or as close as possible to all cash.

    . If the aggregate cash consideration to be paid in the merger continues to exceed 50% of the aggregate merger consideration after the adjustment to the cash elections of the Writer management group, then each remaining share of Writer common stock covered by cash elections will be converted on a consistent basis, across all shares electing to receive cash held by shareholders who are not members of the Writer management group, into cash and shares of Standard Pacific common stock, as follows:

      . cash in an amount so that the aggregate cash consideration to be paid in the merger will equal 50% of the aggregate merger consideration to be paid; and

      . a fractional share of Standard Pacific common stock equal to (A) the difference between $3.35 and the amount paid in cash, divided by (B) the Standard Pacific average trading price (subject to the minimum price of $11.00 and the maximum price of $13.50).

   The merger agreement also provides that if after accounting for all elections, no more than 50% of the merger consideration will be paid in cash and no more than 60% of the merger consideration will be paid in shares of Standard Pacific common stock, then:

  . all shares of Writer common stock covered by elections to receive cash will be converted into the right to receive $3.35 per share in cash.

  . all shares of Writer common stock covered by elections to receive shares of Standard Pacific common stock will be converted into the right to receive shares of Standard Pacific common stock, at the exchange ratio.

  . an appropriate allocation will be made on a consistent basis among shares covered by non-elections so that:

    . the aggregate merger consideration to be paid in cash and the aggregate value, at the valuation price, of the Standard Pacific common stock issued as part of the merger consideration will each equal 50% of the aggregate merger consideration paid for all shares of Writer common stock, so that each share covered by a non-election will be converted into the right to receive:

      . a cash amount equal to (A) the difference between 50% of the total merger consideration and the aggregate consideration to be paid in cash in connection with the merger, without taking into consideration cash to be paid on the shares covered by a non-election, divided by (B) the number of shares covered by non-elections; and

      . a fractional share of Standard Pacific common stock equal to (A) the difference between $3.35 and the amount paid in cash for shares covered by non-elections under the formula above, divided by (B) the adjusted twenty-day average price for Standard Pacific common stock.

  . Notwithstanding the foregoing, if the shares covered by stock elections are greater than 50% of the outstanding shares of Writer common stock at the effective time of the merger, but less than 60% of those shares, then all shares covered by non-elections will be treated as shares covered by cash elections.

 Examples of Proration

   The following examples illustrate the potential effects of proration and are summarized in the table below. Each example assumes that the price per share of Standard Pacific common stock is the same on the effective date of the merger as it was over the twenty trading-day measurement period although we cannot assure you that this will be the case, and it is likely the prices will be different.

EXAMPLE A.  Holder A owns 100 shares and elects all cash.

   If Holder A and the other shareholders in the aggregate elect to receive less than 50% of the merger consideration as cash, then Holder A will receive $335 in cash, or $3.35 for each of his or her 100 shares.

   The members of the Writer management group beneficially own 3,801,150 shares of Writer common stock, or approximately 50% of the outstanding Writer shares. As part of the transaction these shareholders have agreed to accept an adjustment in the cash elections of each member if Writer shareholders over-elect to receive cash. In such a case, each member of the Writer management group electing to receive cash will be allocated shares of Standard Pacific common stock pro rata to ensure that the cash consideration will be as close as possible to 50% of the total merger consideration, without being more than 50%. Therefore, if Holder

A and the other Writer shareholders in the aggregate elect to receive more than 50% of the merger consideration in cash, then members of the Writer management group electing to receive cash will have each of their cash election shares adjusted so that they receive shares of Standard Pacific common stock and cash to the extent necessary so that the aggregate cash to be paid in the merger will equal 50%, or as close as possible to, without being greater than, 50%, of the aggregate merger consideration. In such a case, if Holder A is not a member of the Writer management group, then Holder A will receive $335 in cash, or $3.35 for each of his or her 100 shares (assuming that adequate adjustment can be made to the elections of the Writer management group).

   If after the adjustment to the cash elections of the Writer management group, Holder A and the other Writer shareholders in the aggregate elect to receive more than 50% of the merger consideration in cash, then the Writer shareholders who elected to receive cash and who are not members of the Writer management group will be required to receive some shares of Standard Pacific common stock, on a consistent basis, so that the aggregate cash consideration to be paid in the merger will be 50% of the aggregate merger consideration.

EXAMPLE B.  Holder B owns 100 shares and elects to receive all shares of
            Standard Pacific common stock.

   This example assumes a twenty-day average price for Standard Pacific common stock of $11.00 per share, which would result in an exchange ratio of 0.3045. If the holders of no more than 60% of the outstanding shares of Writer elect to receive shares of Standard Pacific common stock, then Holder B will receive
0.3045 shares of Standard Pacific common stock for each of his or her 100 shares, or 30 shares of Standard Pacific common stock and $4.95 for the 0.45 fractional share of Standard Pacific common stock.

   If the holders of more than 60% of the outstanding shares of Writer elect to receive shares of Standard Pacific common stock, the number of shares of Standard Pacific common stock received by the shareholders electing to receive Standard Pacific common stock will be reduced and they will be required to receive some cash. For example, if in the aggregate, holders of 75% of the outstanding Writer shares elect to receive shares of Standard Pacific common stock, then each holder electing to receive shares, including Holder B, would be able to receive 80% (60% / 75%) of the shares of Standard Pacific common stock he or she would have received if there had been no over-election. Therefore, Holder B would receive 24 shares of Standard Pacific common stock and would receive $70.96 in cash ($67.00 plus $3.96 for the fractional share). If all shareholders elect to receive shares, Holder B would receive 18 shares of Standard Pacific common stock and $136.97 in cash ($134.00 plus $2.97 for the fractional share).

EXAMPLE C.  Holder C owns 100 shares and elects to receive shares of Standard
            Pacific common stock for 50 shares and receive cash for 50 shares.

   This example assumes a twenty-day average price for Standard Pacific common stock of $11.00 per share, which would result in an exchange ratio of 0.3045. If shareholders, including Holder C, do not over elect to receive cash or shares of Standard Pacific common stock, then Holder C will be able to receive 15 shares of Standard Pacific common stock and will receive $169.98 in cash ($167.50 for 50 shares of Writer common stock at $3.35 per share, plus $2.48 for the fractional share).

   If the Writer shareholders, including Holder C, in the aggregate elect to receive cash so that more than 50% of the merger consideration would be cash, then Holder C may receive more shares of Standard Pacific common stock and less cash. First the cash election shares of the Writer management group would be adjusted, and if after that adjustment there continued to be an over-election of cash, all other shareholders electing cash would receive for each cash election share of Writer common stock less than $3.35 in cash and a fractional share of Standard Pacific common stock.

   If the holders of more than 60% of the outstanding shares of Writer elect to receive shares of Standard Pacific common stock, then Holder C will receive less than 15 shares of Standard Pacific common stock and more cash. For example, if holders of 75% of the outstanding Writer shares elect to receive shares of Standard

Pacific common stock in the aggregate, then each holder electing to receive shares, including Holder C, would be able to receive only 80% of the shares he or she would have received if there had been no over-election. Therefore, Holder C would receive 12 shares of Standard Pacific common stock and would receive $202.98 in cash ($167.50 for the 50 cash election shares, $33.50 as the cash adjustment to the 50 stock election shares plus $1.98 for the fractional share). If all shareholders, except Holder C, elect to receive shares, Holder C would receive 9 shares of Standard Pacific common stock and $235.99 in cash ($167.50 for the cash election shares, plus $67.00 for the adjustment to Holder C's stock election shares plus $1.49 for the fractional share).

EXAMPLE D.  Holder D owns 100 shares and elects to receive shares of Standard
            Pacific common stock. The twenty-day average price for Standard Pacific common stock is $9.50 per share.

   This example assumes a twenty-day average price for Standard Pacific common stock of $9.50 per share, which would result in an exchange ratio of 0.3045. This exchange ratio is the same as if the Standard Pacific average trading price was $11.00 per share because if the average trading price is less than $11.00 per share, $11.00 will be used as the adjusted average trading price for calculating the exchange ratio. If the shareholders, including Holder D, do not over-elect to receive cash or shares of Standard Pacific common stock, then Holder D will receive 30 shares of Standard Pacific common stock, valued at $285.00, and $4.95 in cash for the fractional share, or a total value of $289.95 for his or her 100 shares.

   If the holders of more than 60% of the outstanding shares of Writer elect to receive shares of Standard Pacific common stock, then Holder D will receive less than 30 shares of Standard Pacific common stock and more cash, prorated in a manner similar to that described in the second paragraph of Example B.

EXAMPLE E.  Holder E owns 100 shares and elects to receive shares of Standard
            Pacific common stock. The twenty-day average price for Standard Pacific common stock is $14.00 per share.

   This example assumes a twenty-day average price for Standard Pacific common stock of $14.00 per share, which would result in an exchange ratio of 0.2481. The exchange ratio is the same as if the twenty-day average price for Standard Pacific common stock was $13.50 per share because if the twenty-day average price for Standard Pacific common stock is more than $13.50, $13.50 will be used as the adjusted twenty-day average price for calculating the exchange ratio. If the Writer shareholders, including Holder E, do not over-elect to receive cash or shares of Standard Pacific common stock, then Holder E will receive 24 shares of Standard Pacific common stock, valued at $336.00, and $10.94 in cash for the fractional share, or a total value of $346.94 for his or her 100 shares.

   If the holders of more than 60% of the outstanding shares of Writer elect to receive shares of Standard Pacific common stock, then Holder E will receive less than 24 shares of Standard Pacific common stock and more cash, prorated in a manner similar to that described in the second paragraph of Example B.

 Summary of Examples

     Shareholder's                                    100% Election by    100% Election by all Other
 Election With Respect                             all Other Shareholders Shareholders for Standard
     to 100 Shares            No Over-Elections           for Cash           Pacific Common Stock
----------------------------------------------------------------------------------------------------
     Holder A (who is            $335 in cash           $335 in cash             $335 in cash
    not a member of the
     Writer management
    group): All Cash at
      $11.00 per share
----------------------------------------------------------------------------------------------------
         Holder B:          30 shares of Standard  30 shares of Standard    18 shares of Standard
   All Shares of Standard    Pacific common stock   Pacific common stock     Pacific common stock
       Pacific common         and $4.95 in cash,     and $4.95 in cash,      and $136.97 in cash,
      stock at $11.00        for a total value of   for a total value of     for a total value of
         per share                 $334.95                $334.95                  $334.97
----------------------------------------------------------------------------------------------------
     Holder C (who is       15 shares of Standard  15 shares of Standard     9 shares of Standard
    not a member of the      Pacific common stock   Pacific common stock     Pacific common stock
     Writer management       and $169.98 in cash,   and $167.98 in cash,     and $235.99 in cash,
     group): 50 shares       for a total value of   for a total value of     for a total value of
      for Cash and 50              $334.98                $334.98                  $334.99
    shares for Standard
    Pacific common stock
    at $11.00 per share
----------------------------------------------------------------------------------------------------
         Holder D:          30 shares of Standard  30 shares of Standard    18 shares of Standard
   All Shares of Standard    Pacific common stock   Pacific common stock     Pacific common stock
       Pacific common         and $4.95 in cash,     and $4.95 in cash,      and $136.97 in cash,
       stock at $9.50        for a total value of   for a total value of     for a total value of
         per share                 $289.95                $289.95                  $307.97
----------------------------------------------------------------------------------------------------
         Holder E:          24 shares of Standard  24 shares of Standard    14 shares of Standard
   All Shares of Standard    Pacific common stock   Pacific common stock     Pacific common stock
       Pacific common        and $10.94 in cash,    and $10.94 in cash,      and $145.96 in cash,
      stock at $14.00        for a total value of   for a total value of     for a total value of
         per share                 $346.94                $346.94                  $341.96

The Exchange Ratio

   In the merger, for each of your shares of Writer common stock outstanding at the time of the merger you will be entitled to receive, at your election, but subject to adjustment depending on the aggregate number of shares electing each form of consideration, either $3.35 in cash, or a fraction of a share of Standard Pacific common stock equal to the quotient of $3.35 divided by the adjusted twenty-day average price for Standard Pacific common stock, or a combination of cash and Standard Pacific common stock. The fraction of a share of Standard Pacific common stock you would receive in the merger for each share of Writer common stock you own if you were to make an election to receive shares of Standard Pacific common stock, and assuming that you receive no cash payment as a result of any adjustments, is referred to in this proxy statement/prospectus as the "exchange ratio." In calculating this exchange ratio, if the twenty-day average price for Standard Pacific common stock is less than $11.00 per share, the twenty-day average price used will be $11.00 per share. However, if the actual twenty-day average price per share price is less than $8.25 per share over the measurement period for the Standard Pacific common stock, the Writer board of directors may elect not to consummate the merger. If the twenty-day average price for Standard Pacific common stock is more than $13.50 per share, the twenty-day average price used will be $13.50. However, if the actual twenty-day average per share price is more than $15.75 per share, the Standard Pacific board of directors may elect not to consummate the merger. In addition to adjustments arising from proration, the per share cash value of $3.35 or the calculation of the number of shares of Standard Pacific common stock may be adjusted if the outstanding shares of Writer common stock or Standard Pacific common stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares between the date of the merger agreement and the effective time of the merger agreement.

   A value over a period is used for the Standard Pacific common stock price because the market value of Standard Pacific common stock will fluctuate for any number of reasons, including those specific to Standard Pacific and those that influence the trading prices of equity securities generally. Also, because the exchange ratio is calculated using Standard Pacific common stock prices from before the merger, the actual market value of the Standard Pacific common stock you will receive when the merger is completed may be higher or lower than the value used to calculate the exchange ratio. Standard Pacific and Writer intend to issue a joint press release two trading days before the special meeting that will disclose the estimated twenty-day average price for Standard Pacific common stock for the period selected and the corresponding exchange ratio. The information will assume that the merger is completed immediately after the shareholders meeting and if this is not the case, may change. You can
also obtain this information by calling (800)      after           , 2000.

   The following summarizes how the exchange ratio will be determined. You can also find below a table that gives examples of the twenty-day average price for Standard Pacific common stock, the corresponding exchange ratios, and the corresponding values of the fractional Standard Pacific share to be received for each Writer share.

  . If the twenty-day average price for Standard Pacific common stock is less than or equal to $11.00, the exchange ratio will be 0.3045 shares of Standard Pacific common stock for each share of Writer common stock. If the price of Standard Pacific common stock on the date of completion of the merger is less than $11.00, the 0.3045 shares of Standard Pacific common stock you receive will have a market value of less than $3.35.

  . If the twenty-day average price is less than $8.25, Writer has the right to terminate the merger agreement.

  . If the twenty-day average price is greater than or equal to $13.50, the exchange ratio will be 0.2481 shares of Standard Pacific common stock for each share of Writer common stock. If the price of Standard Pacific common stock on the date of completion of the merger is more than $13.50, the 0.2481 shares of Standard Pacific common stock you receive will have a market value in excess of $3.35.

  . If the twenty-day average price is greater than $15.75, Standard Pacific has the right to terminate the merger agreement.

  . If the twenty-day average price is between $11.01 and $13.49, the exchange ratio will be calculated so that the Standard Pacific twenty-day average price times the exchange ratio equals $3.35 per share.

   The columns in the table present the following information:

    (a) examples of twenty-day average prices for Standard Pacific common stock between $8.00 to $16.00 per share,

    (b) the corresponding exchange ratio, showing the fraction of a share of Standard Pacific common stock that would be issued for one share of Writer common stock at each of the average closing prices presented in the table, and

    (c) the corresponding value of the Standard Pacific common stock issued for each Writer share in the merger, assuming that the value of the Standard Pacific common stock on the date of the merger is equal to the adjusted twenty-day average price over the valuation period. These numbers are determined by multiplying each of the twenty-day average prices for Standard Pacific common stock presented in the table by the corresponding exchange ratio.

   Table of Examples of Twenty-Day Average Prices for Standard Pacific Common Stock, Exchange Ratios and Values of Standard Pacific Common Stock to Be Received.

                            (a)                          (b)          (c)
                                                                    Value of
                                                                Standard Pacific
                                                                  common stock
                     Twenty-day average                           received per
                 price for Standard Pacific            Exchange share of Writer
                        common stock                    Ratio    common stock*
                 --------------------------            -------- ----------------
      $ 8.00..........................................  .3045        $2.44
        8.25..........................................  .3045         2.51
        8.50..........................................  .3045         2.59
        9.00..........................................  .3045         2.74
        9.50..........................................  .3045         2.89
       10.00..........................................  .3045         3.05
       10.50..........................................  .3045         3.20
       11.00..........................................  .3045         3.35
       11.50..........................................  .2913         3.35
       11.75..........................................  .2851         3.35
       12.00..........................................  .2792         3.35
       12.50..........................................  .2680         3.35
       13.00..........................................  .2577         3.35
       13.50..........................................  .2481         3.35
       14.00..........................................  .2481         3.47
       14.50..........................................  .2481         3.60
       15.00..........................................  .2481         3.72
       15.50..........................................  .2481         3.85
       15.75..........................................  .2481         3.91
       16.00..........................................  .2481         3.97

--------
* The table assumes that the Standard Pacific share price at the time of the merger equals the twenty-day average price for Standard Pacific common stock. We cannot assure you that this will be the case, and in fact it is likely not to be the same.

   The values of Standard Pacific common stock are only examples and do not represent the actual value per share of Writer common stock that you will realize on or after the date of the merger. The amount you realize if you sell any Standard Pacific common stock you receive in the merger will depend on the market price of Standard Pacific common stock at the time of the sale. That price will fluctuate depending upon any number of reasons, including those specific to Standard Pacific and those that influence the trading prices of equity securities generally.

Election Procedure

   Within five days of the date of mailing this proxy statement/prospectus, Writer will separately mail an election form and letter of transmittal to holders of record of its common stock as of the record date for the special meeting. Shareholders who do not wish to make an election regarding the form of merger consideration to be received in the merger need not submit the form of election and those shareholders will be deemed to make a non-election. If your shares are held in "street name" through your broker, your broker will mail your form of election to you under separate cover, together with a letter of instructions for making an election. You should read your form of election together with this proxy statement/prospectus.

   Subject to the proration procedures, each election form permits you to make an unconditional election to receive one or a combination of the following in exchange for all of your shares of Writer common stock: cash or shares of Standard Pacific common stock. Alternatively, each election form permits you to indicate that you have no preference as to the receipt of cash or shares of Standard Pacific common stock. Shareholders of Writer who become shareholders following the record date of the Writer special meeting may contact to receive a form of election.

   For your form of election to be effective, you must properly complete the form of election, and send the form, together with all of your certificates for your electing shares, duly endorsed in blank or otherwise in a form which is acceptable for transfer on the books of Writer or by appropriate guarantee of delivery as described in the form of election, to First Chicago Trust Company of New York, our exchange agent at one of the addresses provided in the election form. First Chicago Trust Company of New York must receive the completed form of election and share certificates by 5:00 p.m., New York City
time, on    .

   You may revoke your form of election prior to 5:00 p.m., New York City time,
on          , 2000 by sending written notice executed by you to the exchange agent. If you properly revoke your election, the exchange agent will treat your shares as shares for which a non-election has been made, unless you thereafter submit another properly completed election form. Share certificates submitted with a form of election will be automatically returned to you if the merger agreement is terminated.

   Standard Pacific will determine, or delegate to the exchange agent to determine, whether forms of election have been properly completed, signed and submitted or revoked and may disregard immaterial defects in forms of election. If Standard Pacific or the exchange agent determine that your purported election was not properly made, the purported election will have no force and effect and you will be deemed to have made a non-election. The decision of Standard Pacific or the exchange agent in all these matters will be conclusive and binding. Neither Standard Pacific nor the exchange agent will be under any obligation to notify you of any defect in your form of election submitted to the exchange agent. The exchange agent will also make all computations regarding merger consideration to be received by holders of shares of Writer common stock and all of the exchange agent's computations will be conclusive and binding on the holders of shares of Writer common stock.

Material Federal Income Tax Consequences of the Merger

   The following discussion represents the opinions of Gibson, Dunn & Crutcher LLP, counsel to Standard Pacific, and Clanahan, Tanner, Downing and Knowlton, PC, counsel to Writer, as to the material federal income tax consequences of the merger. This summary is based upon provisions of the Internal Revenue Code, applicable Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative decisions currently in effect. All of these authorities are subject to retroactive or prospective change and to possibly differing interpretations. This discussion does not address the federal income tax consequences applicable to holders of Writer common stock who are subject to special treatment under the Internal Revenue Code, such as foreign holders, holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who are dealers in securities, banks, insurance companies or tax exempt organizations, and holders who hold their shares of Writer or Standard Pacific common stock as part of a hedge, straddle, or other risk reduction transaction, and holders who do not hold their shares of Writer common stock as a capital asset. In addition, this discussion does not address the tax consequences of the merger under applicable foreign, state or local tax laws. The tax consequences of the merger to each shareholder may differ depending on each shareholder's particular facts and circumstances. Shareholders are urged to consult with their own tax advisors regarding the tax consequences of the merger.


   Gibson, Dunn & Crutcher LLP, counsel to Standard Pacific, and, Clanahan, Tanner, Downing and Knowlton, PC, counsel to Writer, are of the opinion, subject to the limitations and qualifications described herein, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. As a result, subject to the limitations and qualifications described herein, the federal income tax consequences of the merger to Standard Pacific, Writer, and the Writer shareholders will be as follows.

 Tax Consequences of the Merger to Standard Pacific and Writer

   Neither Standard Pacific nor Writer will recognize any gain or loss as a result of the merger.

 Tax Consequences of the Merger to Writer Shareholders

   The federal income tax consequences of the merger to the Writer shareholders will depend on whether the shareholders receive solely Standard Pacific common stock, solely cash, or a combination of cash and Standard Pacific common stock in the merger.

 The Receipt of Solely Standard Pacific Common Stock by a Writer Shareholder in Exchange for Writer Common Stock in the Merger

   A Writer shareholder who exchanges all of the shares of Writer common stock owned by the shareholder for shares of Standard Pacific common stock in the merger will not recognize any gain or loss upon the exchange, except for any gain or loss attributable to any cash received instead of a fractional share of Standard Pacific common stock. The aggregate tax basis of the shares of Standard Pacific common stock received by the shareholder in the merger will be the aggregate tax basis of the shares of Writer common stock surrendered in the merger. Also, the shareholder's holding period for federal income tax purposes for the Standard Pacific common stock received in exchange for shares of Writer common stock in the merger will include the period during which the shareholder held shares of Writer common stock that were surrendered in exchange for the shares of Standard Pacific.

 The Receipt of a Combination of Standard Pacific Common Stock and Cash by a Writer Shareholder in Exchange for Writer Common Stock in the Merger

   A Writer shareholder who exchanges the shares of Writer common stock owned by the shareholder for a combination of cash and shares of Standard Pacific common stock in the merger will not recognize any loss on the exchange. However, the shareholder will recognize gain equal to the lesser of the amount of cash received and the gain realized. The gain realized will be the excess of the sum of the fair market value of Standard Pacific common stock and the amount of cash received in exchange for the shareholder's shares of Writer common stock that were surrendered in the merger over the shareholder's adjusted tax basis in those shares. For this purpose, a Writer shareholder must calculate gain or loss separately for each identifiable block of shares of Writer common stock that is surrendered in the merger, and the Writer shareholder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares.

   Any gain recognized by a Writer shareholder who receives a combination of Standard Pacific common stock and cash will generally be treated as capital gain. However, if the receipt of the cash has "the effect of the distribution of a dividend" for federal income tax purposes, any gain recognized by the shareholder will be treated as ordinary dividend income to the extent of the shareholder's ratable share of the accumulated earnings and profits of Standard Pacific and/or Writer. Any gain that is treated as capital gain will be long-term capital gain if the holding period for shares of Writer common stock that are surrendered in the merger is greater than one year as of the date of the merger.

   For purposes of determining whether the cash received has the effect of a distribution of a dividend for federal income tax purposes, a Writer shareholder is treated as if the shareholder first exchanged all of the shareholder's shares of Writer common stock solely for Standard Pacific common stock and then Standard Pacific immediately redeemed a portion of the Standard Pacific common stock in exchange for the cash the shareholder actually received. This is called a "deemed redemption." Under this analysis, in general, if the receipt of cash by the holder in the deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in Standard Pacific or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. In applying this deemed redemption analysis, particular attribution rules apply in determining a Writer shareholder's ownership interest in Standard

Pacific immediately after the merger, but before the deemed redemption, and after the deemed redemption. Under those rules, a Writer shareholder is deemed to own stock held by specific family members, estates and trusts of which the shareholder is a beneficiary, a partnership in which the shareholder is a partner, and a corporation in which the shareholder is a direct or indirect 50% shareholder, as well as stock subject to options that are held by the shareholder or the entities. Because these constructive ownership rules are complex, each Writer shareholder who believes that he or she may be subject to these rules should consult his or her tax advisor.

   The determination of whether the deemed redemption is "substantially disproportionate" must be made by comparing (i) the percentage of the Standard Pacific common stock that is owned (either actually or constructively) by the Writer shareholder after the merger with (ii) the percentage of the Standard Pacific common stock that would have been owned (either actually or constructively) by the Writer shareholder if the shareholder had received solely stock, and no cash, in the merger. If the percentage described in clause
(i) of the preceding sentence is less than 80% of the percentage described in clause (ii) of that sentence, the deemed redemption is considered to be "substantially disproportionate." For example, a shareholder, who receives a combination of cash and stock in the merger and who would have owned 5% of the outstanding stock of Standard Pacific had it received solely stock in the merger, will satisfy the "substantially disproportionate" test if the shareholder owns less than 4% of the outstanding stock of Standard Pacific after the merger.

   The deemed redemption will not be "essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's proportionate interest in Standard Pacific. Based on a published ruling of the Internal Revenue Service, if a shareholder that is considered to have a relatively minimal interest in Standard Pacific and no right to exercise control over corporate affairs suffers a reduction in the shareholder's proportionate interest in Standard Pacific, the shareholder should be regarded as having suffered a meaningful reduction of its interest in Standard Pacific. For example, a Writer shareholder whose relative stock interest in Standard Pacific after the merger is minimal (for example, an interest of less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such shareholder is considered to experience even a very slight reduction (for example, a reduction of as little as 3.5%) in the shareholder's percentage stock ownership in Standard Pacific by virtue of the deemed redemption.

   The determination of whether a shareholder will satisfy either the "substantially disproportionate" or the "not essentially equivalent to a dividend" test will depend on a shareholder's particular facts and circumstances. The "substantially disproportionate" test will be satisfied if the shareholder can comply with the objective numerical criteria described above in light of its own particular facts and circumstances. The "not essentially equivalent to a dividend" test, however, is not based on any numerical criteria; rather it is highly subjective. Generally, the receipt of cash by a Writer shareholder who does not actually or constructively own any Standard Pacific stock (other than the shares of Standard Pacific stock that are received in the merger) will satisfy those tests. However, because the consequences of the application of those tests to each shareholder will vary depending on each shareholder's particular facts and circumstances, there can be no assurance that any shareholder can satisfy either test. As a result, counsel cannot opine as to whether gain recognized by a Writer shareholder who receives a combination of Standard Pacific common stock and cash in exchange for shares of Writer stock in the merger will be treated as capital gain or ordinary income. Each shareholder should consult its own tax advisor as to the character of the gain.

   The aggregate tax basis of the Standard Pacific common stock received by a Writer shareholder who exchanges his or her shares of Writer common stock for a combination of Standard Pacific common stock and cash in the merger will be the same as the aggregate tax basis of the shares Writer common stock surrendered in the merger, decreased by the amount of cash received, and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the Standard Pacific common stock received will include the holding period of the shares of Writer common stock surrendered in exchange for the Standard Pacific common stock. If a Writer shareholder has differing tax bases and/or holding periods for the shareholder's shares of Writer common stock that the shareholder surrenders in the merger, the shareholder should consult a tax advisor in order to identify the particular tax bases and/or holding periods of the particular shares of Standard Pacific common stock received in the exchange.

 The Receipt of Solely Cash by a Writer Shareholder in Exchange for Writer Common Stock in the Merger

   A Writer shareholder who exchanges all of the shares of Writer stock held by the shareholder solely for cash in the merger will generally recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of Writer stock surrendered in the merger. For this purpose, a Writer shareholder must calculate gain or loss separately for each identifiable block of shares of Writer common stock that is surrendered in the merger, and the Writer shareholder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares.


 Tax Consequences of the Receipt of Cash Instead of a Fractional Share

   A Writer shareholder who receives cash instead of a fractional share of Standard Pacific common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of the shareholder's shares of Writer common stock that are allocable to the fractional interest. The gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the date of the exchange.

 Tax Consequences to Dissenting Shareholders

   If a Writer shareholder exercises its dissenters' rights with respect to the merger transaction and receives cash in exchange for its shares of Writer stock, the cash will be treated as having been received as a distribution in redemption of the shares of Writer stock. As a result, the consequences to the Writer shareholder will be the same as that described above in connection with the application of the redemption analysis to a shareholder who receives solely cash in exchange for its shares of Writer stock in the merger.

 Backup Withholding

   Under the Internal Revenue Code, a Writer shareholder may be subject, under some circumstances, to backup withholding at a 31% rate with respect to the amount of consideration received pursuant to the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

 Limitations on Tax Opinion and Discussion

   Neither Standard Pacific nor Writer has requested or will request a ruling from the Internal Revenue Service with regard to the tax consequences of the merger. However, it is a condition to the consummation of the merger that Standard Pacific receive an opinion from its counsel, Gibson, Dunn & Crutcher LLP, and Writer receive an opinion from its counsel, Clanahan, Tanner, Downing and Knowlton, PC, to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code and that Standard Pacific and Writer will each be a party to the reorganization. The opinions that have been rendered herein and the opinions to be rendered at the closing will be conditioned upon the following assumptions:

  . the truth and accuracy of the statements, covenants, representations and warranties in the merger agreement, in the representations to be received from Standard Pacific and Writer to support the opinions, and in other documents related to Standard Pacific and Writer relied upon by counsel for those opinions, including a representation to the effect that no more than 50% of the aggregate merger consideration, valued as of the closing date of the merger, will be paid in cash;

  . the performance of all covenants contained in the merger agreement and the tax representations without waiver or breach of any material provision of those covenants and representations;

  . the accuracy of any representation or statement made "to the best of knowledge" or similarly qualified;

  . the reporting of the merger as a reorganization under Section 368(a) of the Internal Revenue Code by Standard Pacific and Writer in their respective federal income tax returns; and

  . other customary assumptions as to the accuracy and authenticity of documents provided to counsel.

   The opinions that have been rendered herein and the opinions to be rendered at the closing of the merger represent counsel's best judgment as to the tax treatment of the merger, but will not be binding on the Internal Revenue Service or the courts. If the Internal Revenue Service successfully challenges the status of the merger as a reorganization or if any of the assumptions set forth above is inaccurate, the merger may not be treated as a reorganization. If the merger is not treated as a reorganization, each Writer shareholder generally will be required to recognize gain or loss equal to the difference between the sum of the fair market value of the Standard Pacific stock and cash received in the merger and the shareholder's basis in the Writer stock surrendered in the merger. In that case, the shareholder's basis in the Standard Pacific stock received in the merger generally would equal the fair market value of that stock on the day of the merger, and the holding period for the Standard Pacific stock received in the merger generally would begin on the day following the merger. In addition, if the merger is not treated as a reorganization, Writer would incur gain equal to the excess of the sum of the cash and fair market value of the Standard Pacific stock issued in the merger over the tax basis in Writer's assets. This gain, if recognized, would give rise to substantial tax liability and could have a material adverse effect on the value of Standard Pacific and its stock.

   The above discussion may not apply to some categories of shareholders subject to special treatment under the Internal Revenue Code. The tax consequences of the merger to each shareholder may differ depending on each shareholder's particular facts and circumstances. Writer shareholders are urged to consult their own tax advisors to determine the specific tax consequences of the merger, including any federal, state, local or other tax consequences of the merger.

Treatment of Existing Writer Stock Options

   All outstanding stock options for Writer common stock will automatically become vested and exercisable prior to the effective time of the merger. The merger agreement provides that each stock option outstanding immediately prior to the effective time will be canceled in exchange for, at the option holder's election, either a cash payment equal to the excess, if any, of $3.35 over the per share exercise price of each stock option, or a fractional share of Standard Pacific common stock equal to the excess, if any, of $3.35 over the per share exercise price of each stock option divided by the adjusted twenty-day average price for Standard Pacific common stock, subject to any applicable withholding taxes. Options having a per share exercise price of $3.35 or more, if any, will be canceled for no consideration. To the extent required under any of Writer's Stock option plans or agreements, Writer has agreed to use its reasonable best efforts to obtain the consent of each holder to this treatment of his or her options in connection with the merger.

The Writer Management Group

   Each officer, director and holder of 15% or more of the shares of Writer common stock, collectively referred to in this proxy statement/prospectus as the "Writer management group," has entered into a voting agreement and proxy with the secretary of Standard Pacific. The voting agreement and proxy provides that the member, or his or her proxy, will vote all shares that the member has the right to vote:

  . in favor of the merger and the transactions in connection with the merger;

  .  against any proposal of a third party to acquire Writer; and

  . against any transaction that may impede or adversely affect the merger or would be reasonably likely to result in the conditions to the completion of the merger not being met.

   The voting agreement and proxy also provides for an adjustment in the cash elections of each member of the Writer management group if Writer shareholders over-elect to receive cash. The adjustment occurs if more than 50% of the aggregate merger consideration is elected to be paid in cash. In the case of an over-election of cash, the adjustment to cash elections of the Writer management group members will be made before any adjustment in the cash elections of shareholders who are not members of the Writer management group. If an adjustment is required, each Writer management group member who elected to receive cash in the merger will have the cash that member elected to receive proportionately decreased and the number of shares of Standard Pacific common stock received in the merger proportionately increased until the aggregate cash consideration to be paid in the merger will be as close to possible, but not more than, 50% of the aggregate merger consideration.

   It is also a condition to the closing of the merger by Standard Pacific and TWC Acquisition that each member of the Writer management group enter into a lock-up agreement with Standard Pacific and TWC Acquisition. The lock-up agreement provides that without the prior written consent of Standard Pacific, the shares of Standard Pacific common stock received by the Writer management group members in the merger will not be sold for a specified time after the merger. For George S. Writer, Jr., Chief Executive Officer and Chairman of the board of directors of Writer, Daniel J. Nickless, President, Chief Operating Officer, Chief Financial Officer and Treasurer of Writer, and the holder of any shares beneficially owned by either of them, the lock-up period continues for one year after the merger. For all other members of the Writer management group and the holder of any shares beneficially owned by any of them, the lock-up period continues for 120 days after the merger.

Interests of Writer's Management in the Merger and Potential Conflicts of Interests

   Some members of Writer's management have interests in the merger that are in addition to their general interests as Writer shareholders. These interests might have made these persons more willing to support the merger than they might have without the additional interests. The Writer board of directors was aware of these interests and considered them in approving the merger agreement. Writer's board determined that these interests neither supported nor detracted from the advisability of the merger to Writer shareholders.

 Agreement Regarding Key Writer Employees

   Upon consummation of the merger, TWC Acquisition will enter into employment agreements with George S. Writer, Jr., Chief Executive Officer and Chairman of the board of directors of Writer, and Daniel J. Nickless, President, Chief Operating Officer, Chief Financial Officer and Treasurer of Writer. Each of these employees will commence employment with the surviving corporation after the closing of the merger and will serve in substantially the same capacity as he served in his current position with Writer. The employment agreements are for a term of two years, after which the employees' employment will be at-will. Each employee will be entitled to an annual base salary equalling $186,000 for George S. Writer, Jr. and $156,000 for Daniel J. Nickless, and a bonus of 2% of the pre-tax net profits of TWC Acquisition during the term of the agreement. In comparison, in 1999 George S. Writer, Jr. earned an annual base salary of $169,208 with a bonus of $127,728 and Daniel J. Nickless received an annual base salary of $138,551 with a bonus of $93,515. Each of Messrs. Writer and Nickless will also be entitled to severance benefits if their employment is terminated by TWC Acquisition without cause during that period.

   Each of Messrs. Writer and Nickless will also enter into an agreement with Standard Pacific providing for payment of severance benefits to them if their employment is terminated in connection with or within two years after a change of control of Standard Pacific. The severance benefits generally consist of:

  . a lump sum payment equal to two times the employee's annual base salary and two times his average annual bonus;

  . acceleration of the date when outstanding stock options become exercisable;

  . continuation for two years of life, health and disability insurance, car allowance and any cash-in-lieu payments; and

  . additional payments to offset any employee taxes associated with "excess parachute payments" under the Internal Revenue Code.

   If applicable, the amounts due under the change in control agreements will be paid instead of any amounts otherwise payable under the employment agreements.

 Retention of The Seidler Companies as Financial Advisor

   Roland S. Seidler, Jr., a Writer director, is Chairman of the board and Chief Executive Officer of The Seidler Companies, Writer's financial advisor in connection with the merger. Writer will pay The Seidler Companies a net fee of $525,000 upon consummation of the merger.

 Indemnification; Directors' and Officers' Insurance

   The merger agreement provides that all rights to indemnification for acts or omissions occurring at or prior to the merger existing in favor of the current or former Writer directors, officers, employees or agents, as provided in the articles of incorporation, bylaws or applicable law, will survive the merger and continue for a period of six years after the merger. All indemnification rights in respect of any claim existing as of the end of this six-year period will continue until final disposition. Standard Pacific will not be obligated to provide indemnification in excess of the indemnification Writer is required to provide under its articles of incorporation or bylaws.

   The merger agreement also provides that Standard Pacific will maintain, for a period of three years from the effective time of the merger, Writer's current directors' and officers' insurance and indemnification policy covering those persons who currently are covered by that policy. The policy will continue to the extent that it provides coverage for events occurring prior to or at the effective time of the merger. Instead of maintaining Writer's existing policy, Standard Pacific may provide coverage under any policy maintained for the benefit of Standard Pacific or any of its subsidiaries, as long as the terms of that policy are substantially similar to Writer's existing insurance and indemnification policy. If Writer's existing insurance and indemnification policy expires, is terminated or cancelled or becomes unavailable during the three year period, Standard Pacific will use commercially reasonable efforts to obtain alternative insurance for the remainder of the three year period.

 Consideration to be Received by Writer Management in the Merger

   At the closing of the merger, the following executive officers and directors of Writer will receive, in exchange for their shares of Writer common stock and/or options to purchase shares of Writer common stock, the shares of Standard Pacific common stock as set forth below. The figures in the table are based on stock and option ownership of Writer's management as of March 10, 2000, and assumes that their outstanding stock options remain outstanding and they each elect to receive, and do receive, all Standard Pacific common stock as merger consideration.

                           Shares of                               Standard Pacific
                             Writer                                  Shares to be
                          common stock                 Average     received in the
     Name and Title          owned     Options Held Exercise Price    Merger(1)
     --------------       ------------ ------------ -------------- ----------------
George S. Writer, Jr....   1,501,306         --           --          [423,368]
 Chairman of the Board
 of Directors and Chief
 Executive Officer
Daniel J. Nickless......      28,280     210,000        $1.96          [32,544]
 President, Chief
 Operating Officer,
 Chief Financial Officer
 and Treasurer
Robert R. Reid..........      25,500     148,000        $1.67          [28,120]
 Senior Vice President
 of Operations
Dave Steinke............         500      25,000        $2.00           [2,981]
 Senior Vice President
Richard M. Wells........       1,000      15,000        $2.00           [1,986]
 Vice President and
  Controller
Darwin Horan............       7,500      27,500        $1.84           [5,610]
 Vice President;
  Northern Division
  Manager
Nancy Ashley............         --       20,000        $2.19           [1,952]
 Vice President of Sales
Ronald S. Loser.........      39,900         --           --           [11,251]
 Secretary and Director
Deane J. Writer, Jr.....     209,000         --           --           [58,938]
 Director
Louis P. Bansbach, III..     129,524         --           --           [36,525]
 Director
William J Gillilan,
 III....................     170,000         --           --           [47,940]
 Director
Roland S. Seidler, Jr...     300,474         --           --           [84,733]
 Director
Robert G. Tointon.......   1,399,166         --           --          [394,564]
 Director

-------

(1) Based on an assumed exchange ratio of [.2820] solely for purposes of this calculation. This exchange ratio is based on a price for Standard Pacific common stock of [$11.88] per share which was the closing price of Standard Pacific common stock on the New York Stock Exchange on [July 14,] 2000, the latest practicable trading day before printing of this proxy statement/prospectus. At a price of [$11.88] per share, the adjusted average price would be [$11.88] per share resulting in an exchange ratio of [.2820]. The actual number of shares of Standard Pacific common stock to be received by Writer management is likely to be different.

   In addition, Roland S. Seidler, Jr., a director of Writer is the Chairman of the Board and Chief Executive Officer of The Seidler Companies, Writer's financial advisor. The Seidler Companies received a fee of $175,000 for investment banking services, including the business opinion delivered to the Writer board of directors, and will receive a further $525,000 upon consummation of the merger.

   Writer's board recognized these interests and determined that they neither supported nor detracted from the advisability of the merger to Writer shareholders.

Regulatory Approvals Required for the Merger

 General

   Standard Pacific and Writer have agreed to use reasonable efforts to do all things reasonably necessary under applicable laws to complete the merger. These things include:

  . obtaining consents of all third parties and governmental authorities necessary or advisable to complete the merger; and

  .  contesting any legal action adverse to the merger.

 Antitrust

   Standard Pacific and Writer expect that the merger will be exempt from the requirement to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the U.S. Federal Trade Commission rules. However, at any time before or after the merger, the Department of Justice, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the merger or seeking Standard Pacific's divestiture of Writer or Standard Pacific's divestiture of all or part of its or Writer's businesses. Under some circumstances, private parties, state antitrust agencies, and foreign governmental authorities also may seek to take legal action under the antitrust laws.

   Based on information available to us, we believe that the merger will comply with all significant federal, state and foreign antitrust laws. However, we cannot assure you that there will not be a challenge to the merger on antitrust grounds or that, if this type of challenge were made, we would prevail.

 Filings with the Secretaries of State of the State of Delaware and the State of Colorado

   To complete the merger, a certificate of merger must be filed with the Secretary of State of the State of Delaware and articles of merger must be filed with the Secretary of State of the State of Colorado.

   Standard Pacific and Writer are not aware of any other regulatory approvals or actions that are required to effect the merger. If any additional governmental approvals or actions are required, we intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.

Delisting and Deregistering of Writer Common Stock; Listing of Standard Pacific Common Stock Issued in Connection With the Merger

   Writer common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol "WRTC.OB." Upon the merger's completion, Writer common stock will be delisted from the Over-The-Counter Bulletin Board and deregistered under the Securities Exchange Act of 1934.

   Standard Pacific common stock is quoted on the New York Stock Exchange under the symbol "SPF." Standard Pacific has agreed to cause the shares of Standard Pacific common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

Receipt of Merger Consideration; Procedures for Exchange of Certificates

   The conversion of shares of Writer common stock, other than dissenting shares, into the right to receive cash or shares of Standard Pacific common stock, will occur at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to you, unless you previously made an election with respect to all of your shares and had submitted forms of election and share certificates to the exchange agent. The letter of transmittal will contain instructions explaining how to exchange your share certificates for the merger consideration to be received. Except for Writer common stock certificates surrendered with a form of election, you should not send your certificates to the exchange agent until you have received the letter of transmittal after the effective time of the merger.

   No interest will be paid or accrued on any merger consideration to be received in cash. Until a holder of Writer common stock who elects to receive shares of common stock of Standard Pacific or who makes no election, but who is entitled to receive shares of common stock of Standard Pacific, surrenders his or her certificate representing shares of Writer, the holder will not receive any shares of Standard Pacific common stock; nor will he or she receive any dividends or other distributions with respect to those shares of common stock of Standard Pacific the holder is entitled to receive, that are made after the effective time of the merger. In addition, no cash payment instead of fractional shares of Standard Pacific common stock will be paid to these holders until they surrender their certificates representing those shares.

   If you want a payment to be made to another person, the certificate representing your shares must be properly endorsed in the proper form to evidence and effect the transfer to the person to receive the merger consideration, in the form reasonably required by Standard Pacific. You must also pay any transfer or other taxes required as a result of the payment to the person who is not the registered holder of the shares being surrendered or establish to the satisfaction of Standard Pacific that the applicable tax has been paid or is not applicable.

   Any merger consideration made available to the exchange agent that remains unclaimed by Writer shareholders for one year after the time the merger becomes effective will be returned to Standard Pacific, and any Writer shareholders who have not made an exchange by that time must then look to the surviving corporation for payment of their claim for merger consideration, subject to state unclaimed property laws.

Transfers of Shares

   No transfers of shares of Writer common stock will be made on the share transfer books of Writer after the merger becomes effective.

Fractional Shares

   No certificates or scrip representing fractional shares of Standard Pacific common stock will be issued in connection with the merger. Any fractional share interests that you hold will not entitle you to vote or to any rights of a Standard Pacific stockholder after the merger. If you would otherwise be entitled to receive a fractional share of Standard Pacific common stock pursuant to the merger, you will receive, instead, a cash payment, without interest, equal to that fraction multiplied by the adjusted twenty-day average price for Standard Pacific common stock.

Accounting Treatment

   Standard Pacific will account for the merger as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, Standard Pacific will make a determination of the fair value of Writer's assets and liabilities in order to allocate the purchase price to the assets acquired and the liabilities assumed.

Restrictions on Resales by Affiliates

   The shares of Standard Pacific common stock issuable to Writer shareholders in the merger and upon cancellation of outstanding Writer stock options in connection with the merger are being registered under the Securities Act. Therefore, these shares of Standard Pacific common stock may be traded freely without restriction by those Writer shareholders and holders of Writer stock options who are not "affiliates" of Writer as defined under the Securities Act. An "affiliate" of Writer is a person who controls, is controlled by, or is under common control with, Writer. Any subsequent transfer of these shares by a person who is an affiliate of Writer at the time the merger is voted on by the Writer shareholders will require one of the following:

  .  the further registration of these shares under the Securities Act;

  .  compliance with Rule 145 under the Securities Act; or

  . the availability of another exemption from registration under the Securities Act.

   These restrictions are expected to apply to Writer's directors and executive officers and the holders of 10% or more of its outstanding shares of common stock. Standard Pacific will give stop transfer instructions to its transfer agent and legend certificates representing the Standard Pacific common stock to be received by affiliated persons.

                              THE MERGER AGREEMENT

   This section is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all the information that may be important to you. We encourage you to read carefully the entire copy of the merger agreement, which, with the exception of some schedules and exhibits, is attached as Appendix A to this proxy statement/prospectus, before you decide how to vote.

Structure of the Merger

   Under Colorado law and the merger agreement, approval of the merger and the adoption of the merger agreement requires the vote of holders of two-thirds of the outstanding shares of common stock of Writer. Following the receipt of this approval and the satisfaction or waiver of the other conditions to the merger, Writer will be merged with and into TWC Acquisition, which is a wholly owned subsidiary of Standard Pacific. TWC Acquisition will continue as the surviving corporation and will change its name to The Writer Corporation. As a result of the merger, Writer's business will be operated by and as a wholly owned subsidiary of Standard Pacific.

Closing; Effective Time

   The merger agreement provides that the closing of the merger will take place on or about the third business day after all of the closing conditions have been satisfied or waived, unless Standard Pacific and Writer agree upon another time. The closing of the merger is expected to take place shortly after the approval of the Writer shareholders at the special meeting, which is expected to occur on , 2000. On the closing date of the merger, TWC Acquisition and Writer will file a certificate of merger or other appropriate documentation with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Colorado. The merger will be completed and effective upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware and the articles of merger with the Secretary of State of the State of Colorado. If the merger does not occur on or before August 31, 2000, the merger agreement may be terminated by either Standard Pacific or Writer, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement.

Surviving Corporation

   TWC Acquisition will be the surviving corporation of the merger, and the separate corporate existence of Writer will terminate at the effective time of the merger. After the merger, the certificate of incorporation and bylaws of TWC Acquisition, as in effect immediately prior to the merger, will be the certificate of incorporation and bylaws of the surviving corporation, until lawfully amended, except that the name of the surviving corporation will be changed to "The Writer Corporation." The initial directors of the surviving corporation immediately following the merger will be Arthur E. Svendsen, Stephen J. Scarborough, Andrew H. Parnes and George S. Writer, Jr., and these individuals will be directors until their successors are elected and qualified. The merger agreement also provides that the Writer officers at the effective time of the merger, along with Stephen J. Scarborough, Clay H. Halvorsen, Andrew H. Parnes, and John M. Stephens, will be officers of the surviving corporation following the merger, subject to change from time to time. See "THE MERGER AGREEMENT--Management of TWC Acquisition After the Merger" on page 68.

Election

   The merger agreement provides that, subject to allocation and proration provisions, each holder of Writer common stock, other than any holder that has perfected his or her appraisal rights, or Writer's subsidiaries or Standard Pacific and its subsidiaries holding shares, may elect to receive in exchange for all of his or her shares of Writer common stock outstanding at the time of the merger: (i) cash, without interest, in the amount of $3.35 per share; (ii) shares of Standard Pacific common stock, with accompanying preferred share purchase rights; or (iii) a combination of cash and shares of Standard Pacific common stock.

   The election is unconditional. If you do not make a proper election or fail to make an election within the time specified, your shares will be designated as non-election shares, and you will have the right to receive shares of Standard Pacific common stock or cash in the merger as described in the merger
agreement. Prior to 5:00 p.m. New York City time, on    , 2000 or another time
agreed to by Standard Pacific and Writer, if you have properly submitted an election form you may revoke or change the election. Election forms will be revoked automatically if Standard Pacific and Writer notify the exchange agent that the merger agreement has been terminated pursuant to its terms. Any shares elected in a revoked election form will be considered non-election shares until and unless a new election has been made for those shares. Additionally, Standard Pacific has the right to determine that an election form has not been properly submitted to the exchange agent and declare that the shares elected in that form are non-election shares.

   A holder of Writer common stock who makes a proper election may not receive the type of consideration that he or she elects because the merger agreement requires that:

  . no more than 60% of the outstanding shares of Writer common stock may be converted into shares of Standard Pacific common stock, and

  . no more than 50% of the aggregate merger consideration may be paid in cash.

Conversion of Shares

   As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of shares of Writer common stock who has not made an election:

  . a letter of transmittal specifying the circumstances under which the risk of loss and title to certificate(s) evidencing Writer shares will pass, and

  . instructions for use in surrendering Writer certificates in exchange for payment of cash or shares of Standard Pacific common stock.

   Upon surrender of Writer stock certificate(s) for cancellation to the exchange agent, together with a properly executed letter of transmittal, the holder of the surrendered certificate(s) will be entitled to receive, following the effective time,

  . a check representing the cash amount determined in accordance with the merger agreement, and/or

  . a certificate representing that number of whole shares of Standard Pacific common stock as determined according to the provisions of the merger agreement.

   No interest will be paid or accrued on any cash payable upon surrender of Writer certificates. No certificates representing fractional shares of Standard Pacific common stock will be issued. Rather, for each of your shares of Writer common stock exchanged pursuant to the merger for which you would otherwise have been entitled to receive a fraction of a share of Standard Pacific common stock, you will receive instead of a fractional share, a cash payment, without interest, equal to the share fraction multiplied by the adjusted twenty-day average price for Standard Pacific common stock.

   If you have lost your certificate representing shares of Writer common stock, or if your certificate has been stolen or destroyed, you should notify Writer's transfer agent, Computershare Limited at (312) 360-5492. In order for you to make an election with respect to shares for which the certificate has been lost, stolen or destroyed, Computershare must first issue a replacement share certificate. Prior to issuing a replacement certificate Computershare may require you to deliver a suitable bond or indemnity. If you do not make an election, in order for you to receive the merger consideration after the merger is complete, with respect to shares for which the certificate has been lost, stolen or destroyed, you must notify the exchange agent, First Chicago, in the appropriate space on the letter of transmittal and make an affidavit of the fact that the certificate has been lost, stolen or destroyed. In that case, Standard Pacific or the exchange agent may first require you to deliver a bond or indemnity. The exchange agent, upon receiving an affidavit from you in a form reasonably satisfactory to Standard Pacific and upon receipt of a suitable bond or indemnity, will issue cash or shares of Standard Pacific common stock in exchange for your lost, stolen or destroyed shares of Writer common stock.

All cash paid and shares of Standard Pacific common stock issued in exchange for shares of Writer common stock in connection with the merger will be paid and issued in full satisfaction of all rights pertaining to the shares of Writer common stock.

Stock Options

   Each outstanding unexercised option to purchase shares of Writer common stock issued under any Writer stock option plan or agreement will be canceled immediately prior to the effective time of the merger in exchange for the right to receive, at the holder's option:

  .  cash in an amount equal to the product of

    . the number of shares of Writer common stock subject to each outstanding option, and

    . the excess, if any, of $3.35 over the per share exercise price of the option; or

  . the number of shares of Standard Pacific common stock as determined by dividing

    . the excess, if any, of $3.35 over the per share exercise price of the option, by

    . the adjusted twenty-day average price for Standard Pacific common stock.

   Any cash and shares of Standard Pacific common stock exchanged for outstanding Writer options will be delivered or issued immediately following the effective time of the merger. All applicable taxes attributable to the exercise or payment of the options will be deducted from the cash amount payable to the Writer option holder, or, if no amount is payable in cash, then the option holder will pay the amount of the taxes by personal check. Any option with an exercise price greater than $3.35 will be canceled, without any payment being made, immediately prior to the effective time of the merger. To the extent required under any of Writer's stock option plans or agreements, Writer has agreed to use its reasonable best efforts to obtain the consent of each holder to this treatment of his or her options in connection with the merger.

Representations and Warranties

   The merger agreement contains customary representations and warranties of Writer, with respect to itself and its subsidiaries, relating to, among other things:

    .  organization, standing, qualification and similar corporate matters;

    .  capital structure;

    . authorization, execution, delivery and enforceability of the merger agreement and approval and recommendation of its board with respect to the merger agreement and the merger;

    . proper filing of all required Securities and Exchange Commission reports and the accuracy of information contained in those documents;

    .  receipt of governmental approvals for consummation of the merger;

    . noncontravention of governing documents, agreements and laws applicable to itself or its subsidiaries as a result of the transactions contemplated by the merger agreement;

    . no current default under governing documents, agreements and laws applicable to itself or its subsidiaries;

    . absence of changes or events set forth in the merger agreement since December 31, 1999, other than liabilities incurred in the ordinary course of business consistent with past practice;

    .  absence of pending or threatened material litigation;

    . compliance with applicable laws and required licenses, permits, orders, variances, exemptions and approvals of governmental entities;

    . real property and other real estate related matters, including title to owned real property;

    . contracting and subcontracting of and entitlements to real estate projects;

    .  brokers' or finders' fees and expenses;

    . receipt of an opinion of Writer's financial advisor that the consideration proposed to be received by Writer's shareholders in connection with the merger is fair from a financial point of view to Writer's shareholders; and

    . accuracy of information supplied by Writer in connection with the merger agreement.

   The merger agreement also contains customary representations and warranties of Standard Pacific and TWC Acquisition relating to, among other things:

    .  organization, standing, qualification and similar corporate matters;

    .  capital structure;

    . authorization, execution, delivery and enforceability of the merger agreement;

    . proper filing of all required Securities and Exchange Commission reports by Standard Pacific and the accuracy of information contained in those documents;

    .  receipt of governmental approvals for consummation of the merger;

    . noncontravention of governing documents, agreements and laws applicable to Standard Pacific and TWC Acquisition as a result of the transactions contemplated by the merger agreement;

    . no current default under governing documents, agreements and laws applicable to Standard Pacific and TWC Acquisition;

    . absence of liabilities or obligations set forth in the merger agreement, other than liabilities incurred in the ordinary course of business since September 30, 1999;

    .  absence of pending or threatened material litigation;

    . compliance with applicable laws and required material licenses, permits, orders, variances, exceptions and approvals of governmental entities;

    .  brokers' or finders' fees and expenses; and

    . accuracy of information supplied by Standard Pacific and TWC Acquisition in connection with the merger agreement.

   The representations and warranties in the merger agreement are not easily summarized. In addition, many of the representations and warranties are subject to various qualifications and limitations, including qualifications as to materiality. You are urged to read the merger agreement sections titled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Newco" in Appendix A of this proxy statement/prospectus. The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

Covenants

   Each of Standard Pacific and Writer has undertaken covenants in the merger agreement. The following summarizes the principal covenants.

   Standard Pacific and Writer have each agreed, among other things, to:

  . promptly notify the other party of any events or circumstances that would cause any representations or warranties by the party giving notice to become substantially untrue or any obligations to not be substantially fulfilled;

  . use all reasonable efforts to take all actions and to do all things reasonably necessary under applicable law to complete the merger, including cooperating to make all filings, obtaining consents of all third parties and governmental authorities necessary to complete the merger, contesting any legal proceedings relating to the merger and executing any additional instruments;

  . use commercially reasonable efforts to consult with each other before issuing press releases or public statements regarding the merger;

  . each of the members of the Writer management group will enter into a lock-up agreement with Standard Pacific, providing, among other things, that without the consent of Standard Pacific the shares of Standard Pacific common stock issued to each member in the merger will not be sold for a period of time after the merger, which time varies from 120 days to one year after the closing date of the merger;

  . for a period of six years after the effective time of the merger, Standard Pacific will continue all rights to indemnification for acts or omissions occurring at or prior to the effective time of the merger in favor of the current or former directors, officers, employees or agents of Writer, to the extent currently provided in the certificate of incorporation or bylaws of Writer or applicable law;

  . Standard Pacific will maintain for a period of three years from the effective time of the merger, Writer's directors' and officers' insurance and indemnification policy for those persons who are currently covered by that policy and for events occurring prior to or at the effective time of the merger;

  . the surviving corporation will operate under the name "The Writer Corporation" until at least the earlier to occur of the date on which the employment of George S. Writer, Jr. with the surviving corporation is terminated, and the fifth anniversary of the effective date of the merger, however the surviving corporation may discontinue its use of the Writer name prior to that time if Mr. Writer engages in any conduct that the board of directors of the surviving corporation believes would have an adverse effect on the public image of the name, and Mr. Writer may require the surviving corporation to discontinue its use of the Writer name if there is a change in control of Standard Pacific;

  . the Writer management group will hold more than 50% of the outstanding shares of Writer common stock, and each member will deliver an agreement agreeing to vote in favor of the merger, and agreeing to the adjustment of the members cash election shares, to the extent necessary, to allow each shareholder of Writer that is not a member of the Writer management group to receive cash for all cash election shares held by the non-member shareholder, or as close as possible to all cash; and

  . Standard Pacific will use all reasonable efforts to list the Standard Pacific shares to be issued to Writer shareholders in the merger on the New York Stock Exchange.

Conduct of Business of Writer Prior to the Merger

   The merger agreement contains restrictions on Writer's conduct of business pending the effective time of the merger. These restrictions are designed to prevent major changes in Writer until the merger takes place, except to the extent Standard Pacific or TWC Acquisition consent to the changes. In general, Writer and each of its subsidiaries have agreed to do the following:

  . conduct its business in the ordinary course consistent with past practice;

  .  seek to preserve intact its current business organizations;

  .  keep available the services of its current officers and employees; and

  . preserve its relationships with customers, suppliers and others having business dealings with it.

   Writer has agreed that neither it nor any of its subsidiaries will, without the prior written consent of Standard Pacific and TWC Acquisition:

  .  amend its governing documents;

  . issue or agree to issue any stock of any class or any other securities or equity equivalents, except for shares of Writer common stock issued and sold under previously granted options or warrants;

  .  split, combine or reclassify any shares of its capital stock;

  . declare, set aside or pay any dividend or other distribution in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock;

  . redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

  . adopt a plan of complete or partial liquidation, dissolution, merger, or other reorganization other than the merger with TWC Acquisition;

  .  alter any subsidiary's corporate structure or ownership;

  . incur, assume or issue any debt, except for borrowings under existing lines of credit in the ordinary course of business;

  . become liable or responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice and except for obligations of its subsidiaries incurred in the ordinary course of business consistent with past practice;

  . make any loans, advances or capital contributions to or investments in any other person, other than to subsidiaries or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice;

  . pledge or encumber shares of its capital stock or the capital stock of its subsidiaries;

  . mortgage or pledge any of its material assets or create any material lien upon its assets;

  . unless required by law, adopt, amend or terminate any employee compensation, benefit or similar plan or increase any compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan as in effect on April 14, 2000;

  . acquire, sell, lease or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $50,000, except for contracts for sale and sale of completed residences in the ordinary course of business and consistent with past practice;

  . change any of its accounting principles or practices, unless required by a change in law or in generally accepted accounting principles;

  . revalue in any significant way any of its assets, other than in the ordinary course of business consistent with past practice;

  . acquire any business entity or any equity interest in a business entity, except for capital expenditures required under existing projects or contracts consistent with past practices;

  . enter into any significant agreement, other than in the ordinary course of business consistent with past practices, except for capital expenditures required under existing projects or contracts consistent with past practices;

  . authorize new capital expenditures that individually exceed $50,000, or in the aggregate exceed $250,000, except for capital expenditures required under existing projects or contracts consistent with past practices;

  . make any material tax election or settle or compromise any material income tax liability;

  . settle or compromise any legal action that relates to the merger or would significantly harm Writer;

  . pay or increase any employee compensation except in the ordinary course of business consistent with past practice;

  . make any significant change in the conduct of its business or act otherwise than in the ordinary course of business consistent with past practice;

  . enter into or modify any transaction, agreement, arrangement or understanding with any affiliate of Writer;

  . take any action that would prevent the merger from qualifying as a tax free reorganization; and

  . take any action that would make any of Writer's representations or warranties contained in the merger agreement untrue or incorrect.

No Solicitation of Transactions

   The merger agreement prohibits Writer from providing confidential information to or having discussions or negotiations with anyone other than Standard Pacific or TWC Acquisition in an effort or attempt to make or implement a third party acquisition, unless:

  . the third party submits an unsolicited bona fide proposal to acquire more than 80% of Writer's outstanding stock or substantially all of Writer's assets;

  . Writer's board decides in good faith, after consulting with financial and legal advisors, that the proposal is a superior proposal, by which we mean that

    . the proposal, if completed, would be more favorable than the merger with TWC Acquisition to Writer shareholders, from a financial point of view, and

    . the proposal is reasonably capable of being completed in accordance with its terms; and

  . Writer's board decides in good faith, based on the advice of its independent legal counsel, that the board's fiduciary duty requires the board to supply confidential information to and negotiate with the third party about its proposal.

   Writer has agreed that it will promptly notify Standard Pacific of any proposal concerning a third party acquisition and keep Standard Pacific advised concerning the status of any proposal concerning a third party acquisition.

   We use the term third party acquisition to mean any of the following:

  . an acquisition of Writer by a party other than Standard Pacific or TWC Acquisition;

  . the acquisition of more than 30% of Writer's consolidated assets by someone other than Standard Pacific or TWC Acquisition;

  . the acquisition by someone other than Standard Pacific or TWC Acquisition of 10% or more of the outstanding shares of Writer common stock;

  . Writer's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend;

  .  Writer's repurchase of more than 10% of its outstanding shares;

  . Writer's acquisition of any interest or investment in any business whose annual revenue, net income or total assets is equal to or greater than 10% of the annual revenue, net income or total assets of Writer; or

  .  any similar transaction involving the equity interests of Writer.

   Writer's board may not withdraw or modify its recommendation of the merger or approve or recommend any third party acquisition, or cause Writer to enter into any agreement for a third party acquisition unless:

  . Writer's board decides in its good faith judgment, after consultation with and based upon the advice of its legal counsel, that it is required to do so in order to comply with its fiduciary duties;

  .  Writer's board has received a superior proposal;

  . Writer gives Standard Pacific written notice that Writer has received and intends to approve a superior proposal, and the notice specifies the significant terms and conditions of and identifies the person making the proposal;

  . Writer gives Standard Pacific ten business days to make an alternative offer and Writer's board decides in good faith, after consultation with its financial advisors, that any alternative offer is not as favorable to Writer shareholders as the superior proposal; and

  . Writer terminates the merger agreement and pays $1.75 million in liquidated damages to Standard Pacific and pays Standard Pacific's out-of-pocket expenses in connection with the merger. See "THE MERGER AGREEMENT--Termination of the Merger Agreement--Termination Fee and Expenses" on page 67.

   The merger agreement does not, however, prohibit the Writer's board of directors from taking and disclosing to Writer's shareholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act with regard to a tender or exchange offer made by someone other than Standard Pacific.

Conditions to Completing the Merger

   The obligations of Standard Pacific, TWC Acquisition and Writer to complete the merger depend on the following conditions being fulfilled:

  . Writer's shareholders will have approved and adopted the merger agreement by the required vote;

  . there will be no law or order by any United States court or governmental entity that prohibits, restrains or enjoins the completion of the merger or that limits TWC Acquisition from exercising all rights and privileges pertaining to its ownership of Writer;

  . the registration statement containing this proxy statement/prospectus will not be subject to any stop order or proceeding seeking a stop order by the Securities and Exchange Commission; and

  . Standard Pacific will have received all state securities law permits and authorizations necessary to issue shares of Standard Pacific common stock in exchange for shares of Writer common stock in the merger.

   Writer's obligation to complete the merger also depends on the following conditions being fulfilled:

  .  except for insignificant defects, Standard Pacific's and TWC
     Acquisition's representations and warranties in the merger agreement will be true on the closing date of the merger;

  . Standard Pacific and TWC Acquisition will have performed each of their agreements under the merger agreement to be performed before the effective time of the merger;

  . the Standard Pacific common stock issuable to Writer shareholders in the merger will have been authorized for listing on the New York Stock Exchange;

  . Writer will have received an opinion from Gibson, Dunn & Crutcher LLP, counsel to Standard Pacific, as to matters reasonably agreed upon by the parties to the merger; Standard Pacific and Writer anticipate that this legal opinion will address such matters as due incorporation, due authorization and execution of the merger agreement, absence of conflicts with laws or material contracts, absence of litigation, and other customary matters;

  . Standard Pacific will have received all consents or approvals necessary to complete the merger from third parties under significant agreements or instruments;

  . the twenty-day average price for Standard Pacific's common stock will be at least $8.25 per share;

  . TWC Acquisition will have executed and delivered employment agreements with George S. Writer, Jr. and Daniel J. Nickless in the forms agreed to by the parties to the merger;

  . Writer will have received an opinion from Clanahan, Tanner, Downing and Knowlton, PC, its outside tax counsel, stating that the merger constitutes a tax-free reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code; and

  .  there will have been no material adverse event regarding Standard
     Pacific.

   Standard Pacific and TWC Acquisition will not be required to complete the merger unless:

  . except for insignificant defects, Writer's representations and warranties contained in the merger agreement are true on the closing date of the merger;

  . Writer has performed each of its agreements under the merger agreement to be performed before the merger;

  . Standard Pacific has received lock-up letters in the form agreed to by the parties to the merger from each member of the Writer management group;

  . the Standard Pacific common stock issuable to Writer shareholders in the merger has been authorized for listing on the New York Stock Exchange;

  . Standard Pacific has received an opinion from Clanahan, Tanner, Downing and Knowlton, PC, counsel to Writer, as to matters reasonably agreed upon by the parties to the merger; Standard Pacific and Writer anticipate that this legal opinion will address such matters as due incorporation, due authorization and execution of the merger agreement, capitalization, absence of conflicts with laws or material contracts, absence of litigation, and other customary matters;

  . Writer has received all consents or approvals necessary to complete the merger from third parties under significant agreements or instruments;

  . Standard Pacific has received an opinion from Gibson, Dunn & Crutcher LLP, its outside tax counsel, stating that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . no more than 5% of the total number of outstanding shares of Writer common stock are subject to properly perfected rights to dissent from the merger;

  . Standard Pacific is reasonably satisfied with all proceedings taken and documents produced by or on behalf of Writer and has received all documents and other evidence it reasonably requests to establish that all proceedings in connection with the merger are taken by Writer;

  . Standard Pacific has received by the execution of the merger agreement an agreement from each member of the Writer management group agreeing to vote in favor of the merger and agreeing to the proration of that member's merger consideration, to the extent necessary, to allow each shareholder of Writer that is not a member of the Writer management group to receive cash for all cash election shares held by the non-member shareholder, or as close as possible to all cash.

  . the Writer management group has more than 48% of the combined voting power of the outstanding Writer shares as of the date of execution of the merger agreement;

  . the twenty-day average price for Standard Pacific's common stock is no greater than $15.75 per share;

  . there has been no event which could reasonably be expected to significantly impair the ability of Writer to complete the merger or to have a material adverse effect on Writer;

  . George S. Writer, Jr. and Daniel J. Nickless have executed and delivered, at the closing, employment agreements with TWC Acquisition in the forms agreed to by the parties to the merger;

  . Writer's Series 1993 A Convertible Unsecured Promissory Notes have been prepaid by Standard Pacific at the closing and have not been converted prior to the closing;

  . TWC Acquisition has received title insurance policies, endorsements or unconditional commitments satisfactory to Standard Pacific from title insurance companies approved by Standard Pacific indicating that TWC Acquisition has fee ownership of all real property owned by Writer prior to the closing; and

  . Writer's financial advisor has not modified or withdrawn its opinion that the consideration proposed to be received by Writer shareholders in connection with the merger is fair to Writer shareholders from a financial point of view.

Termination of the Merger Agreement

 Termination

   The merger agreement may be terminated at any time before the merger's completion:

  . by the mutual written consent of Standard Pacific, TWC Acquisition and Writer;

  .  by either Standard Pacific and TWC Acquisition or Writer:

    . if a U.S. court or other governmental authority issues a non-appealable, final ruling prohibiting the merger;

    . if the merger is not completed by August 31, 2000 unless the party seeking to terminate has caused the delay; or

    . if a condition to the obligation of any party to complete the merger becomes impossible to fulfill and that party has not waived the condition after fifteen days' written notice from the other party, unless the party seeking to terminate has caused the condition not to be met.

  .  by Writer:

    . if Standard Pacific or TWC Acquisition materially breaches any representation or warranty in the merger agreement and Standard Pacific or TWC Acquisition does not rectify the breach within twenty business days after notice by Writer, as long as Writer has not breached any of its obligations under the merger agreement in a significant way;

    . if Standard Pacific or TWC Acquisition materially breaches any covenant or agreement in the merger agreement and Standard Pacific or TWC Acquisition does not rectify the breach within twenty business days after notice by Writer, as long as Writer has not breached any of its obligations under the merger agreement in a significant way; or

    . if Writer's board receives a superior proposal and recommends the superior proposal to its shareholders or withdraws or significantly weakens its recommendation of the merger agreement or merger, but only if Writer complies with the merger agreement's provisions relating to potential acquirors' superior proposals and has paid the $1.75 million termination fee to Standard Pacific, plus Standard Pacific's out-of-pocket expenses incurred in connection with the transactions contemplated by the merger; or

  .  by Standard Pacific:

    . if Writer materially breaches any representation or warranty in the merger agreement and Writer does not rectify the breach within twenty business days after notice by Standard Pacific or TWC Acquisition, as long as neither Standard Pacific nor TWC Acquisition has breached any of its obligations under the merger agreement in a significant way;

    . if Writer materially breaches any covenant or agreement in the merger agreement and Writer does not rectify the breach within twenty business days after notice by Standard Pacific or TWC Acquisition, as long as Standard Pacific or TWC Acquisition has not breached any of its obligations under the merger agreement in a significant way;

    . if Writer's board recommends to its shareholders a superior proposal; or

    . if Writer's board withdraws or materially weakens its recommendation of the merger agreement or merger.

 Effect of Termination

   Termination of the merger agreement by the parties as described above will void the agreement without any liability or obligations to Standard Pacific, TWC Acquisition or Writer or any of their affiliates, other than

  .  any liability for breach of the merger agreement;

  . the obligation of the parties to keep confidential all nonpublic information furnished in connection with the merger; and

  .  the termination fee and expense provisions described immediately below.

 Termination Fee and Expenses

   Subject to the limitation described below, Writer has agreed to pay Standard Pacific a termination fee of $1.75 million plus Standard Pacific's out-of-pocket expenses incurred in connection with the merger if the merger agreement is terminated in any of the following ways:

  . by Writer if Writer's board receives a superior proposal, recommends the superior proposal or withdraws or significantly weakens its recommendation of the merger and Writer otherwise complies with the requirements to give prompt notice and give Standard Pacific an opportunity to match the value of the superior proposal; or

  .  by Standard Pacific and TWC Acquisition because:

    . Writer materially breaches any representation or warranty in the merger agreement and Writer does not rectify the breach within twenty business days after notice by Standard Pacific or TWC Acquisition, as long as Standard Pacific or TWC Acquisition has not breached any of its obligations under the merger agreement in a significant way;

    . Writer materially breaches any covenant or agreement in the merger agreement and Writer does not rectify the breach within twenty business days after notice by Standard Pacific or TWC Acquisition, as long as Standard Pacific or TWC Acquisition has not breached any of its obligations under the merger agreement in a significant way;

    .  Writer's board recommends a superior proposal to its shareholders;
       or

    . Writer's board withdraws or materially weakens its recommendation of the merger agreement or the merger.

   If the merger agreement is terminated by Standard Pacific and TWC Acquisition because Writer breaches any of its representations, warranties or covenants in the merger agreement, and the breach of representation, warranty or covenant first occurs after the date of the merger agreement solely as a result of causes outside the control of Writer or its affiliates, then Writer will not be required to pay the $1.75 million in liquidated damages, but will be required to pay Standard Pacific's out-of-pocket expenses incurred in connection with the merger.

   Except for the termination fees and expense reimbursements described above, each party will pay its own expenses in connection with the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

 Extension and Waiver

   At any time before the merger occurs, each party may agree, in writing, to:

  . extend the time for the performance of any of the obligations or other acts of the other party;

  .  waive any inaccuracies in the other's representations and warranties; or

  . waive the other's compliance with any of the agreements or conditions in the merger agreement.

 Amendment

   The merger agreement may be changed by written agreement of the parties at any time before or after Writer shareholders approve the merger. Any change after the shareholders approve the merger that by law requires the approval of Writer shareholders, however, will require their subsequent approval to be effective. Colorado law requires that shareholders approve any material amendment to the merger agreement after shareholder approval.

Employee Benefits and Plans

   On or before the merger, Writer will terminate The Writer Corporation 401(i) Profit Sharing Plan. This termination will become effective on or before the merger. For the purposes of eligibility to participate and vesting in Standard Pacific's 401(k) plan, known as the Standard Pacific Retirement and Savings Plan, Writer employees will be given credit for service performed for Writer before the merger.

Management of TWC Acquisition After the Merger

 Board of Directors

   The persons named below will be the directors of TWC Acquisition after the effective date of the merger:

     Arthur E. Svendsen
     Stephen J. Scarborough
     Andrew H. Parnes
     George S. Writer, Jr.

 Officers

   The current officers of Writer are as follows:

     George S. Writer................ Chief Executive Officer
     Daniel J. Nickless.............. President,
                                      Chief Operating Officer,
                                      Chief Financial Officer
                                      and Treasurer
     Robert R. Reid.................. Senior Vice President Operations
     Dave Steinke.................... Senior Vice President
     Richard M. Wells................ Vice President and Controller
     Darwin Horan.................... Vice President; Northern Division Manager
     Nancy Ashley.................... Vice President of Sales
     Ronald S. Loser................. Secretary

   The officers of TWC Acquisition after the merger will be the officers of Writer at the closing, except that Mr. Halvorsen will become Secretary. In addition, the following persons will become officers:

     Stephen J. Scarborough.......... Assistant Secretary
     Andrew H. Parnes................ Assistant Treasurer
     John M. Stephens................ Assistant Treasurer

   The directors and officers of TWC Acquisition prior to completion of the merger are current directors and officers of Standard Pacific. Information about the current Writer directors and executive officers can be found in Writer's annual report on form 10-K for the fiscal year ended December 31, 1999, which is attached to this proxy statement/prospectus as Appendix B. Information about the current Standard Pacific directors and executive officers can be found in Standard Pacific's proxy statement and in its annual report on form 10-K for the fiscal year ended December 31, 1999, which are incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 96.

                        INFORMATION ABOUT THE COMPANIES

Standard Pacific

   Standard Pacific operates primarily as a geographically diversified builder of single-family homes for use as primary residences. It has operations throughout the major metropolitan markets in California, Texas and Arizona. For the year ended December 31, 1999, approximately 64%, 13% and 23% of its home deliveries, including unconsolidated joint ventures, were in California, Texas and Arizona, respectively. Standard Pacific also offers mortgage loans to its homebuyers and others through a mortgage banking subsidiary and a joint venture with a leading financial institution.

   Standard Pacific was incorporated in the State of Delaware in 1991. Through its predecessors, it commenced homebuilding operations in 1966 with a single tract of land in Orange County, California. Standard Pacific's principal executive offices are located at 15326 Alton Parkway, Irvine, California, 92618 and its telephone number is (949) 789-1600.

 Strategy

   Through Standard Pacific's well-established reputation for building high quality homes, proven operating strategies and an experienced management team, Standard Pacific seeks to grow in its existing markets and expand into selected new markets that show strong promise for future growth. The main elements of its strategy include:

   Geographic Diversification and Growth. Standard Pacific continues to focus on growing its California homebuilding operations. It currently has substantial operations throughout the major metropolitan areas in the state, including Orange, Los Angeles, Riverside, San Bernardino, San Diego and Ventura Counties in Southern California, and in the San Francisco Bay area of Northern California. Over the last several years it has laid the foundation for future growth in its Texas division, which has projects in the Dallas, Houston and Austin markets. In the third quarter of 1998, the company expanded into the Phoenix, Arizona market with the acquisition of a portion of the homebuilding operations of an established builder. Standard Pacific believes that it continues to have additional opportunities to expand in our existing markets and enter new geographic markets.

   Focus on Broad Move-Up Market and Diverse Product Offerings. Standard Pacific concentrates on the construction of single-family homes for use as primary residences by move-up buyers throughout a broad range of products and price points. The company expects to concentrate its efforts on acquiring land that is suitable for the construction and sale of homes generally in the price range of $150,000 to $700,000, which represents a broad market segment in its market areas. It also constructs and sells homes in the $700,000 to $1,500,000 price range in some of its California markets. This diverse product platform enables the company to take advantage of additional market opportunities and positions it strategically with product offerings that appeal to a wide range of customers.

   Experienced Management and Decentralized Operations. Standard Pacific's senior corporate and division operating managers average over 20 years of experience in the homebuilding business. Each division is run by a local manager with an in-depth familiarity with the geographic areas within which the division operates. The decisions regarding selection of parcels of land for purchase and development are made in conjunction with its corporate officers, and thereafter, each manager conducts the operations of the division relatively autonomously. The experience and depth of the company's management team gives it the ability to evaluate and explore potential new market opportunities and its decentralized operations have proven to be attractive to selected potential acquisition candidates.

   Reputation for High Quality, Single-Family Homes. Standard Pacific believes that it has an established reputation for providing high quality homes. The company prides itself on its ability to design unique and attractive homes and provide its customers with a wide selection of options. Standard Pacific believes that its long history of providing high quality homes has resulted in many repeat buyers and word-of-mouth sales.

   Conservative Operating Strategy. Standard Pacific customarily acquires unimproved or improved land zoned for residential use which appears suitable for the construction of 50 to 300 homes in increments of 10 to 30 homes. The company generally purchases entitled land when it projects commencement of development or construction within a relatively short time period. The number of homes built in the first increment of a project is based upon internal market studies. The timing and size of subsequent increments depends to a large extent upon sales rates experienced in the earlier increments. By developing projects in increments, Standard Pacific has been able to respond to local market conditions and control the number of its completed and unsold homes. Additionally, an increasing percentage of its lots are controlled through joint ventures. The company uses joint ventures for those land development projects that have long lead times or that are of significant size requiring substantial capital investments.

   Strong Land Position. Standard Pacific has been operating in California for over 30 years and has an established reputation with land owners. The company believes that its long standing relationships with land owners and developers gives it a competitive edge in securing quality land positions at competitive prices in California. Standard Pacific is also continuing to build its reputation and relationships in Texas and Arizona. In order to ensure an adequate supply of land for future homebuilding activities, the company generally attempts to maintain an inventory of building sites sufficient for construction of homes over a period of approximately three to four years. Standard Pacific believes that its 14,743 owned or controlled building sites at December 31, 1999, in addition to any land sites for which it may enter into negotiations, will be sufficient for its operations over this period.

   Control of Overhead and Operating Expenses. Throughout its history, Standard Pacific has sought to minimize overhead expenses in order to be more flexible in responding to the cyclical nature of its business. The company strives to control its overhead costs by centralizing some of its administrative functions and by limiting the number of middle level management positions.

 Operations

   Standard Pacific currently builds homes in California, Texas and Arizona through a total of eight operating divisions, with 173 projects under development or held for future development at December 31, 1999.

   Substantially all of the company's homes are single-family detached dwellings, although during the past few years up to 10 percent have been townhouses or condominiums generally attached in varying configurations of two, three, four and six dwelling units.

   Standard Pacific's homes are designed to suit the particular area of the country in which they are located and are available in a variety of models, exterior styles and materials depending upon local preferences. While they typically range in size from approximately 2,000 to 3,500 square feet and typically include four to five bedrooms, three or four baths, a living room, kitchen, dining room, family room and a two or three-car garage, the company has also built single-family attached and detached homes ranging from 1,100 to 5,500 square feet. For the years ended December 31, 1999, 1998 and 1997, the average selling prices of its homes, including sales of the unconsolidated joint ventures, were $346,749, $329,972 and $309,239, respectively.

 Land Acquisition, Development and Construction

   In considering the purchase of land for the development of a project, Standard Pacific reviews such factors as:

   .proximity to existing developed areas;

   .population growth patterns;

   .availability of existing community services, such as water, gas, electricity and sewers;

   .school districts;

   .employment growth rates;

   .the expected absorption rates for new housing;

   .environmental condition of the land;

   .transportation conditions and availability; and

   .the estimated costs of development.

   Generally, if all requisite governmental agency approvals are not in place, Standard Pacific enters into a conditional agreement to purchase a parcel of land, making only a nominal deposit on the property. The company's general policy is to complete a purchase of land only when it can reasonably project commencement of construction within a relatively short period of time. Closing of the land purchase is, therefore, generally made contingent upon satisfaction of conditions relating to the property and its ability to obtain all requisite approvals from governmental agencies within a given period of time. The company customarily acquires unimproved or improved land zoned for residential use which appears suitable for the construction of 50 to 300 homes. Construction is then accomplished in smaller sized increments. The number of homes built in the first increment of a project is based upon Standard Pacific's internal market studies. The timing and size of subsequent increments depends on the sales rates of earlier increments. The company's development work on a project includes obtaining any necessary zoning, environmental and other regulatory approvals, and constructing, as necessary, roads, sewer and drainage systems, recreational facilities and other improvements.

   Standard Pacific typically uses both its equity (internally generated funds) and unsecured financing in the form of bank debt and other unsecured debt to fund land acquisitions. To a lesser extent, the company also uses purchase money trust deeds to finance the acquisition of land. It also enters into land development joint ventures from time to time, typically for projects that have long lead times or require substantial capital investments. Generally, with the exception of joint ventures, project specific financing is not used.

   Standard Pacific essentially functions as a general contractor with its supervisory employees coordinating all work on the project. The services of independent architectural, design, engineering and other consulting firms are engaged to assist in project planning, and subcontractors are employed to perform all of the physical development and construction work on the project. Standard Pacific does not have long-term contractual commitments with any of its subcontractors, consultants or suppliers of materials. However, because of its market presence and long-term relationships, the company has generally been able to obtain sufficient materials and commitments from subcontractors and consultants during times of market shortages. These types of agreements are generally entered into on a phase-by-phase or project-by-project basis at a fixed price after competitive bidding. Standard Pacific believes that the low fixed labor expense resulting from conducting its operations in this manner has been instrumental in enabling the company to retain the necessary flexibility to react to increases or decreases in demand for housing.

   Although the construction time for its homes varies from project to project depending on the time of year, the size of the house, local labor situations, related governmental approval processes, availability of materials and supplies and other factors, Standard Pacific can typically complete the home construction of a phase within one of its projects in approximately four to six months.

 Joint Ventures

   Standard Pacific enters into land development and homebuilding joint ventures from time to time as a means of managing its risk profile and expanding its market opportunities. Land development joint ventures are typically entered into with other homebuilders and developers as a method of spreading the financial risks associated with developing larger projects. Homebuilding joint ventures may involve partnering with existing landowners as a means of acquiring desirable properties. For the years ended December 31, 1999, 1998 and

1997, the company delivered 18, 40 and 67 homes, respectively, through unconsolidated joint ventures. Standard Pacific's more significant land development and homebuilding joint ventures are described below.

   In 1996, the company's Orange County division entered into a joint venture to develop and deliver up to approximately 800 homes in Fullerton and Brea, California. During 1999, 1998 and 1997, Standard Pacific delivered 18, 40 and 52 new homes, respectively, from this unconsolidated joint venture. As of December 31, 1999, we had made investments of approximately $8.4 million in this joint venture.

   In the first half of 1997, the company's Northern California division entered into two joint ventures to develop approximately 700 lots and a championship golf course in Gilroy, California. Fifty percent of these lots will be sold to Standard Pacific at cost for the construction and sale of homes. As of December 31, 1999, the company had made investments of approximately $19.0 million in these joint ventures.

   During 1997, Standard Pacific entered into a joint venture with affiliates of Catellus Development Corporation and Starwood Capital Group L.L.C. to acquire and develop a 3,470-acre master-planned community located in south Orange County (the "Talega Joint Venture"). The Talega Joint Venture plans to develop and deliver in phases finished lots for up to approximately 4,500 attached and detached homes, develop and operate a championship golf course, and develop community amenities and commercial and industrial components. As a one-third participant in this long-term project, Standard Pacific may be required to invest up to $20 million in the project and will receive rights of first offer entitling it to purchase at fair market value up to 1,000 finished lots from the joint venture for construction and sale of homes by the company. As of December 31, 1999, Standard Pacific's net investment in this joint venture was less than $1 million. Additionally, through December 31, 1999 the company had purchased 155 lots from the joint venture on which it intends to build and sell homes.

   In July 1999, the company entered into a joint venture with Catellus Residential Group, Inc. to acquire and develop an age-qualified community within the Talega master-planned community in San Clemente, California (the "Talega Village Joint Venture"). The Talega Village Joint Venture plans to develop and deliver up to approximately 300 homes. This guard-gated community will feature four separate product types with its own resident recreation center that will contain various recreational amenities. Additionally, this project is adjacent to a portion of the championship golf course within the Talega Joint Venture. As of December 31, 1999, Standard Pacific had an investment of approximately $1.4 million in this joint venture.

   Standard Pacific's Orange County division is a participant in a homebuilding joint venture located in the San Gabriel Valley area of Southern California. This joint venture is scheduled to construct and deliver in excess of 300 homes, with development scheduled to commence in mid to late 2000, and first home deliveries planned for 2001. As of December 31, 1999, the company's investment in this joint venture totaled approximately $2.5 million.

   In 1998, Standard Pacific entered into a joint venture with Centex Homes to develop approximately 700 lots in Riverside County, California. Currently, the company's Southern California Inland Empire division is scheduled to purchase approximately half of these lots at cost for the construction and sale of homes and sales of lots to other builders. As of December 31, 1999, Standard Pacific had made an investment of approximately $7.2 million in this joint venture.

 Marketing and Sales

   Standard Pacific's homes are generally sold by its own sales personnel. Furnished and landscaped model homes are typically maintained at each project site. Homebuyers are afforded the opportunity to select, at additional costs, various optional amenities and upgrades such as prewiring and electrical options, upgraded flooring, cabinets, finished carpentry and countertops, varied interior and exterior color schemes, additional appliances and some room configurations. The company makes extensive use of advertisements in local newspapers, illustrated brochures, billboards and on-site displays.

   Standard Pacific's homes are typically sold during or prior to construction using sales contracts which are usually accompanied by a cash deposit, although some of its homes are sold after completion of construction. For a limited time, purchasers are typically permitted to cancel these contracts if they fail to qualify for financing. In some cases, purchasers are also permitted to cancel these contracts if they are unable to sell their existing homes or if other conditions are not met.

   During each of the years ended December 31, 1999, 1998 and 1997, Standard Pacific experienced cancellation rates of 24 percent, 25 percent and 22 percent, respectively. Although cancellations can delay the delivery of homes, they have not, during the last few years, had a material negative impact on sales, operations or liquidity. In order to minimize the negative impact of cancellations, it is company policy to closely monitor the progress of prospective buyers in obtaining financing and to monitor and adjust its start plan to continuously match the level of demand for its homes. Sales are recorded after construction is completed, required down payments are received and title passes. At December 31, 1999, 1998 and 1997, the company had an inventory of completed and unsold homes of 167, 136 and 116, respectively.

 Financial Services

 Customer Financing

   In 1998, Standard Pacific began offering conventional, FHA-insured, VA-guaranteed and other types of mortgage loans to its California homebuyers and others through its mortgage banking subsidiary, Family Lending Services, Inc.

   In 1998, Standard Pacific also began offering conventional, FHA-insured, VA-guaranteed and other types of mortgage loans to its Arizona homebuyers through SPH Mortgage, a joint venture with Wells Fargo Bank. During 1999, the company expanded this venture into its Texas operating divisions.

   Family Lending sells the loans it originates in the secondary mortgage market, generally on a non-recourse basis with servicing rights released. It typically finances its loans held for sale with borrowings under its warehousing line of credit (secured by the loans and, in some circumstances, servicing rights) with a third party lender. SPH Mortgage generally sells the loans it originates, on a non-recourse basis and with servicing rights released, to Wells Fargo Bank.

   Both Family Lending and SPH Mortgage seek to manage interest rate risk with respect to loan commitments and loans held for sale by preselling loans on a best efforts basis. To enhance potential returns on the sale of mortgage loans, Family Lending has begun selling a portion of its mortgage loans on a non-presold mandatory delivery basis. To hedge its interest rate risk associated with extending interest rate commitments to customers prior to selling closed loans to investors, Family Lending has entered into forward sale commitments of mortgage-backed securities during the first quarter ended March 31, 2000. While its hedging strategy of buying and selling mortgage-backed securities should assist Family Lending in mitigating risk associated with selling loans on a mandatory delivery basis, these instruments involve elements of market risk which could result in losses on loans sold in this manner if not hedged properly. In January 2000, Family Lending retained a third party advisory firm to assist with selling loans on a mandatory delivery basis and entering into forward sale commitments of mortgage-backed securities.

   The principal sources of revenues for these mortgage banking operations are:

     .fees generated from loan originations;

     .net gains on the sale of loans; and

     .interest income earned on loans during the period they are held prior to sale.

 Title Services

   During 1999, Standard Pacific began serving as a title insurance agent in Texas by offering title examination services to its Texas homebuyers through a new subsidiary, SPH Title, Inc. Standard Pacific assumes no underwriting risk associated with these title policies.

Writer

 Residential Developments

   Writer is a developer and builder of planned residential communities primarily in the Denver, Colorado area and has recently expanded into the Northern Colorado area with projects in Ft. Collins and Windsor, Colorado. Writer's expansion into Northern Colorado provides an opportunity for it to identify more affordable development opportunities in an expanding marketing area. Because of these opportunities, Writer has assumed an aggressive position relative to its overall land philosophy and current land position and is continuously investigating community development opportunities. To fund this growth, Writer has re-employed its available cash flow and plans to continue to expand its borrowing relationships.

   Writer has received local and national recognition for the design of its planned residential communities which integrate single family homes and townhomes with extensive greenbelts, bicycle and walking paths, winding streets and family recreation facilities to create a beneficial lifestyle for our residents. From the date of Writer's formation through December 31, 1999, Writer has closed the sale of 10,308 homes in 35 communities.

   Writer markets planned residential communities to a broad spectrum of middle and upper middle income buyers. Sales prices for Writer homes currently range from approximately $159,000 to $398,000. Writer designs each of its planned residential communities to complement existing land characteristics, blending cul-de-sacs with extensive green belts, parks, natural open space and winding streets to create a pleasant environment compatible with its surroundings. Typically Writer's planned communities incorporate one or more recreation facilities such as a clubhouse, swimming pool or tennis courts. Writer constructs model homes to assist in marketing each community, striving for distinctive architecture and interior design. As of December 31, 1999, Writer had homes valuing approximately $24,326,000 in planning or construction which were under contract but not closed.

   Writer uses its staff, outside consultants and subcontractors as necessary to accomplish all stages of development through sales including acquisition of land, land use planning and development, building design, construction, and marketing and sales.

   Writer also acquires options on land which it intends to develop in order to further explore the suitability of properties. Writer typically engages outside consultants to verify market expectations and to provide marketing studies which address factors such as product design and pricing, target market location, population growth patterns, and zoning suitability. Writer's staff prepares preliminary cost estimates, land and site layouts, and obtains environmental and regulatory approvals. The staff also designs preliminary roads, sewers, water, and drainage layouts and other community amenities, in concert with independent engineers.

   As of December 31, 1999, Writer had 3,006 units in its master plan in various stages of construction of which approximately 1,750 units were closed. Writer currently owns or controls land that is or will be platted for approximately 1,424 units, which is sufficient for planned construction activities for the near future. As an additional source of lots for construction, Writer intends to enter into purchase agreements for developed or partially developed sites.

   Writer designs its residential communities to complement the characteristics of the land and the surrounding area to create an appealing environment. Internal staff determines the type and mix of houses suitable for the property, evaluates traffic patterns, designs roadways, recreational areas and greenbelts. Physical development, including paving of streets, grading of home sites and underground installation of utilities, is generally performed by subcontractors under fixed price contracts, which are competitively bid, and supervised by Writer's in-house staff.

   Writer is subject to regulation by various state and local authorities, including those administering zoning and land subdivision ordinances. Some matters require agency approval and the homes Writer builds are subject to inspection by local building departments during construction. Writer believes that its relationships with the municipalities and agencies having jurisdiction over its properties are excellent. Historically, Writer has experienced little difficulty in obtaining the necessary permits for developing its properties. Some local municipalities have attempted to limit growth through allocations of building permits or water and sewer taps. Writer has not been directly impacted by these measures to date but may be in the future.

 Project Development

   Writer typically completes construction of its homes in 120 to 150 working days, depending on the complexity of the model. On-site construction is performed by subcontractors and overseen by its project supervisors. Most subcontract work is performed under fixed price contracts, which usually cover both labor and materials. Cost savings are sought through the use of quality standard materials and components, building on contiguous sites, standardization of available options, limiting the types of options and efficient use of land. Writer has long-standing relationships with many of its subcontractors and believes that these relationships contribute to cost and production efficiencies. Writer continually considers design innovations in its house plans, most of which were developed internally and refined over the years.

   Writer obtains the majority of its construction financing under revolving lines of credit with local and national banks. These agreements provide financing for a portion of its lot purchases and substantially all material and outside labor costs incurred in the construction of residences. In addition, loan agreements provide model home financing and allow a specific number of speculative homes to be built. These loans currently bear interest at rates ranging from the prime rate of interest to prime plus 1.0% and are typically renewed annually, at which time loan fees ranging from 0.5% to 1.0% are paid for the loans. Writer had remaining approximately $57,793,000 available from financing sources for construction financing as of December 31, 1999. Writer acquires development financing through lending relationships with financial institutions or other institutional lenders. Usually these loans require equity contributions which Writer must provide through its working capital. The loans are repaid by refinancing from related construction loan facilities or ultimately by proceeds from sale. Writer obtains a portion of its working capital through credit facilities from institutional lenders. Currently, Writer has three of these facilities.

 Sales and Marketing

   Writer markets its planned residential communities to middle and upper middle income purchasers through internally-employed, on-site, commissioned salespersons. Many of Writer's sales involve co-operative commission arrangements with an independent real estate broker. Writer encourages this cooperative activity through various programs aimed at outside real estate professionals who many times have significant influence over buyer decisions. Writer advertises in the print media, uses various types of signage, and maintains model home complexes at its communities to assist sales efforts. Prospective purchasers execute contracts for its homes, making down payments ranging from $2,000 to $5,000 which are forfeited if the home is not purchased for any reasons other than failure to obtain financing or resolution of other contingencies in the contract.

 Mortgage Banking Operations

   Writer formed a mortgage subsidiary, WRT Financial, Limited Partnership, through which buyers may finance their home purchases. WRT Financial does not require any specific permanent financing relationship to be used by buyers. Most buyers obtain long term loans with down payments ranging from 5 to 30% of the purchase price.

   As of December 31, 1999, Writer employed 125 full-time employees, including seven in executive positions, 12 in sales and marketing activities, 87 in planning, construction or development activities, 19 in administrative activities, and five part-time employees, primarily assisting in sales.

   Writer was incorporated in Colorado on June 9, 1961 and its principal executive offices are located at 6061 S. Willow Drive #232, Englewood, Colorado 80111, and its telephone number is (303) 779-4100.

TWC Acquisition

   TWC Acquisition is a wholly owned subsidiary of Standard Pacific. It was incorporated in Delaware solely for use in the merger and has never conducted any other business.

                          DESCRIPTION OF CAPITAL STOCK

   When Standard Pacific and Writer complete the merger, Writer shareholders will become Standard Pacific stockholders. The following is a description of Standard Pacific's capital stock and the common stock to be issued in the merger.

Standard Pacific Capital Stock

   The authorized capital stock of Standard Pacific consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Standard Pacific's certificate of incorporation, as amended to date, does not authorize any other classes of capital stock. The issued and outstanding shares of Standard Pacific common stock are, and the shares issuable in connection with the merger, when issued will be, duly authorized, validly issued, fully paid and nonassessable.

   Standard Pacific Common Stock. Standard Pacific has one class of common stock. As of June 26, 2000, there were approximately 28,704,480 shares of Standard Pacific common stock outstanding held of record by approximately 1343 persons. Standard Pacific common stock is listed on the New York Stock Exchange under the symbol "SPF." Holders of shares of Standard Pacific's existing common stock are entitled to one vote per share on all matters to be voted upon by Standard Pacific stockholders and may not cumulate votes for the election of directors.

   The holders of shares of Standard Pacific's existing common stock are entitled to receive ratably dividends as may be declared from time to time by Standard Pacific's board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of a liquidation, dissolution or winding up of Standard Pacific, after full payment of all liabilities and liquidation preferences of any other series of common stock and preferred stock, the holders of shares of Standard Pacific's existing common stock are entitled to share ratably in all remaining assets. Standard Pacific's existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Standard Pacific's existing common stock.

   Standard Pacific's certificate of incorporation authorizes its board of directors to issue new series of common stock without stockholder approval. Subject to Delaware corporation law, the Standard Pacific board of directors may:

  . fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

  . fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights, and whether dividends are cumulative;

  . fix any conversion rights, voting rights, including the number of votes, if any, per share, as well as the number of members, if any of the board or the percentage of members, if any, of the board each new series of common stock may be entitled to elect;

  . fix the rights and terms of redemption, including any sinking fund provisions, redemption price and liquidation preference of any unissued series of common stock, and the number of shares constituting these series and the designations thereof; and

  . increase or decrease the number of shares of any series of common stock if not below the number of shares of such series then outstanding.

   Standard Pacific's board of directors has no power to alter the rights of any outstanding shares of common stock.

   Standard Pacific presently does not intend to issue additional series of common stock.

   EquiServe, L.P., is the Transfer Agent and Registrar for the shares of Standard Pacific common stock.

   Standard Pacific Preferred Stock. At the date of this proxy statement/prospectus, no shares of Standard Pacific preferred stock were outstanding. Standard Pacific's board of directors may issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

  . fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of preferred stock;

  . fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights, and whether dividends are cumulative;

  . fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect;

  . fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preference of any wholly unissued series of preferred stock, and the number of shares constituting these series and the designations thereof; and

  . increase or decrease the number of shares of any series of preferred stock if not below the number of shares of the series then outstanding.

   Although Standard Pacific presently does not intend to do so, its board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of Standard Pacific common stockholders, and the board could take that action without stockholder approval. For example, the issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to common stockholders. In addition, any issuance of preferred stock could have the effect of making removal of the present management more difficult, or result in restrictions upon the payment of dividends and other distributions to the common stockholders. The issuance of shares of Standard Pacific preferred stock could delay or prevent a change in control of Standard Pacific.

Standard Pacific Rights Plan

   Under Delaware law, every corporation may create and issue "rights" entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares to be purchased must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of rights.

   General. Under a stockholders' rights plan adopted in 1991 and amended in 1999, Standard Pacific's board of directors declared a dividend of one Standard Pacific right for each outstanding share of Standard Pacific common stock. First Chicago Trust Company of New York has been appointed to serve as rights agent. Each Standard Pacific right entitles the registered holder to purchase, subject to adjustment as provided in the plan, one one-hundredth of a share of Standard Pacific Series A Junior Participating Cumulative preferred stock, par value $0.01 per share, at an initial price of $40. The terms of the Standard Pacific rights are fully described in the Standard Pacific rights agreement between Standard Pacific and the rights agent.

   Distribution Date. The Standard Pacific rights attach to and trade only together with the shares of Standard Pacific common stock. The Standard Pacific rights will separate from shares of Standard Pacific common stock and rights certificates will be issued and become exercisable to purchase preferred shares upon the earliest of the following events, which we refer to as the "rights distribution date":

  . the tenth business day, or a later date designated by the board of directors, following the date of the first public announcement that any person, other than Standard Pacific or its related entities, has become the beneficial owner of 15% or more of the then outstanding common stock;

  . the tenth business day, following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become the beneficial owner of 15% or more of the then outstanding common stock; or

  . the first date, on or after the date on which the first public announcement has been made that any person beneficially owns 15% or more of the outstanding common stock, upon which Standard Pacific is acquired in a merger or other business combination and in which Standard Pacific is not the surviving corporation or in which the outstanding common stock is changed into or exchanged for stock or assets of another person, or upon which 50% or more of Standard Pacific's consolidated assets or earning power are sold, other than in transactions in the ordinary course of business.

   In calculating the percentage of outstanding common stock that is beneficially owned by any person, that person will be deemed to beneficially own any common stock issuable upon the exercise, exchange or conversion of any options, warrants or other securities beneficially owned by that person. The common stock issuable upon the exercise, however, will not be deemed outstanding for the purpose of calculating the percentage of common stock that is beneficially owned by any other person. Notwithstanding the foregoing, if any person is the beneficial owner of at least 15% of the outstanding common stock on the date of the rights agreement, or thereafter becomes the beneficial owner of at least 15% of the outstanding common stock as a result of any increase in the common stock issuable upon the exercise, exchange or conversion of outstanding securities, or any decrease in the number of outstanding common stock resulting from any stock repurchase plan or self tender offer of Standard Pacific, then that person will not be deemed a 15% stockholder until that person acquires beneficial ownership of, in the aggregate, a number of additional shares of common stock equal to 1% or more of the then outstanding common stock.

   Issuance of Rights Certificates. As soon as practicable following the rights distribution date, separate certificates representing only rights will be mailed to the holders of record of shares of Standard Pacific common stock as of the close of business on the rights distribution date, and these separate right certificates alone will represent the rights from and after the rights distribution date.

   Expiration of Rights. The rights will expire on December 31, 2001 unless earlier redeemed or exchanged.

   Exercise of the Rights. Unless the rights have expired or been redeemed or exchanged, they may be exercised, at the option of the holders, pursuant to paragraphs (a), (b) or (c) immediately below. No right may be exercised more than once or pursuant to more than one of these paragraphs. From and after the first event of the type described in paragraphs (b) or (c) below, each right that is beneficially owned by a 15% stockholder or that was attached to a share of Standard Pacific common stock that is subject to an option beneficially owned by a 15% stockholder will be void. Standard Pacific rights will entitle the holder to receive, for payment of the rights purchase price, one one-hundredth of a Standard Pacific preferred share.

     (a) Right to Purchase Preferred Shares. From and after the close of business on the rights distribution date, each right that has not become void will be exercisable to purchase one one-hundredth of a preferred share, at an exercise price of $40. Prior to the rights distribution date, Standard Pacific may substitute for all or any portion of the preferred shares that would otherwise be issuable upon exercise of the rights, cash, assets or other securities having the same aggregate value as the preferred shares.

     (b) Right to Purchase Shares of Standard Pacific Common Stock. From and after the close of business on the tenth business day following the first public announcement of a 15% stockholder, each right that has not become void will be exercisable to purchase, at an exercise price of $40, shares of Standard Pacific common stock with a market value equal to two times the exercise price. If Standard Pacific does not have sufficient shares of Standard Pacific common stock available for all rights to be exercised, Standard Pacific will substitute for all or any portion of the shares of Standard Pacific common stock that would otherwise be issuable upon the exercise of the rights, cash, assets or other securities having the same aggregate value as the shares of Standard Pacific common stock.

     (c) Right to Purchase Common Stock of a Successor Corporation. If, on or after the first public announcement that a person has become a 15% stockholder:

       (i) Standard Pacific is acquired in a merger or other business combination in which Standard Pacific is not the surviving corporation,

       (ii) Standard Pacific is the surviving corporation in a merger or other business combination in which all or part of the outstanding shares of Standard Pacific common stock are changed into or exchanged for stock or assets of another person, or

       (iii) 50% or more of Standard Pacific's consolidated assets of earning power are sold, other than in transactions in the ordinary course of business,

  then each right, other than a right that has become void, will be exercisable to purchase, at the exercise price of $40, shares of common stock of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the exercise price.

   Adjustments to Prevent Dilution. The exercise price, the number of outstanding rights and the number of preferred shares or shares of Standard Pacific common stock issuable upon exercise of the rights are subject to adjustment, from time to time, as set forth in the Standard Pacific rights agreement in order to prevent dilution.

   Cash Paid Instead of Issuing Fractional Securities. With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional securities will be issued upon exercise of a right (other than fractions of preferred shares that are integral multiples of one one-hundredth of a preferred share and that may, at the election of Standard Pacific, be evidenced by depositary receipts) and instead an adjustment in cash will be made based on the market price of those securities on the last trading date prior to the date of exercise.

   Redemption. At any time prior to the earlier of (a) the tenth business day following the first announcement of a 15% stockholder, or (b) the first event of the type described in paragraph (c) of "Exercise of the Rights" above, the board of directors may, at its option, direct Standard Pacific to redeem the rights in whole, but not in part, at a price of $0.01 per right. Immediately upon this action by the board of directors, the right to exercise rights will terminate and the only right of the holders of rights thereafter will be to receive the redemption price.

   Exchange. At any time after the first public announcement of a 15% stockholder and prior to the first date thereafter upon which a 15% stockholder becomes the beneficial owner of 50% or more of the outstanding shares of Standard Pacific common stock, the board of directors may, at its option, direct Standard Pacific to exchange all, but not less than all, of the then outstanding rights for shares of Standard Pacific common stock at an exchange ratio of one share of Standard Pacific common stock per right. Immediately upon this action by the board of directors, the right to exercise rights will terminate and the only right of the holders of rights thereafter shall be to receive a number of shares of Standard Pacific common stock equal to the exchange ratio.

   No Stockholder Rights Prior to Exercise. Until a right is exercised, the holder will have no rights as a stockholder of Standard Pacific (other than rights resulting from the holder's ownership of common stock), including, without limitation, the right to vote or to receive dividends.

   Amendment of Rights Agreement. The board of directors may, from time to time, without the approval of any holder of rights, direct Standard Pacific and the Rights Agent to supplement or amend any provision of the Standard Pacific rights agreement in any manner, whether or not the supplement or amendment is adverse to any holder of rights. From and after the earliest of (a) the tenth business day following the first public announcement of a 15% stockholder, (b) the first event of the type described in paragraph (c) of "Exercise of the Rights" above, or (c) the redemption date, the Standard Pacific rights agreement will not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding rights other than a 15% stockholder.

   Rights and Preferences of the Standard Pacific Preferred Shares. The preferred shares are non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to any other series of Standard Pacific's preferred stock, whether issued before or after the issuance of the preferred shares. The holder of a preferred share is entitled to receive when, as and if declared, the greater of
(i) cash and non-cash dividends in an amount equal to 100 times the dividends declared on each share of Standard Pacific common stock, or (ii) a preferential annual dividend of $1.00 per preferred share ($0.01 per one one-hundredth of a preferred share). In the event of liquidation, the holders of preferred shares will be entitled to receive a liquidation payment in an amount equal to the greater of (1) $1.00 per preferred share ($0.01 per one one-hundredth of a preferred share), plus all accrued and unpaid dividends and distributions on the preferred shares, or (2) an amount equal to 100 times the aggregate amount to be distributed per share of Standard Pacific common stock. Each preferred share has 100 votes, voting together with the Standard Pacific common stock. In the event of any merger, consolidation or other transaction in which shares of Standard Pacific common stock are exchanged, the holder of a preferred share will be entitled to receive 100 times the amount received per share of Standard Pacific common stock.

   The rights of the preferred shares as to dividends, voting and liquidation preferences are protected by anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights of the preferred shares, the value of the one one-hundredth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of Standard Pacific common stock.

   This description of the Standard Pacific rights is qualified by reference to the Standard Pacific rights agreement, which is incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 96.

   Certain Anti-takeover Effects of the Standard Pacific Rights. The Standard Pacific rights are designed to protect and maximize the value of the outstanding equity interests in Standard Pacific in the event of an unsolicited attempt by an acquirer to take-over Standard Pacific, in a manner or on terms not approved by the Standard Pacific board. The Standard Pacific rights have been declared by the Standard Pacific board of directors to deter these types of tactics, including a gradual accumulation in the open market of shares of Standard Pacific common stock representing a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally and may unfairly pressure stockholders, not give stockholders any real choice and deprive them of the full value of their shares. The Standard Pacific rights may make more difficult or discourage an acquisition of Standard Pacific deemed undesirable by the Standard Pacific board of directors by causing substantial dilution to a person or group that attempts to acquire Standard Pacific on terms or in a manner not approved by the Standard Pacific board of directors, except for an acquisition offer conditioned upon the negation, purchase or redemption of the Standard Pacific rights.

Anti-takeover Effects of Delaware Law and Relevant Provisions of Standard Pacific's Certificate of Incorporation.

   In addition to the rights plan, provisions of Delaware law and Standard Pacific's certificate of incorporation may make more difficult the acquisition of Standard Pacific by tender offer, a proxy contest or otherwise and the removal of officers and directors. For example:

  . Delaware law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation's voting stock or owned 15% of the corporation's voting stock within three years before the proposed business combination, or is affiliated with the corporation.

  . Standard Pacific's certificate of incorporation provides that the Standard Pacific board of directors be divided into three classes, with staggered three-year terms. The classification of the Standard Pacific board of directors makes it more difficult for Standard Pacific's stockholders to replace the Standard Pacific board of directors and for another party to obtain control of Standard Pacific by replacing the board of directors. Since the Standard Pacific board of directors has the power to retain and discharge officers of Standard Pacific, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

  . Standard Pacific's certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting.

  . Standard Pacific's certificate of incorporation authorizes its board of directors to issue new series of common stock and preferred stock without stockholder approval. Subject to applicable law, the board of directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to the existing common stock. Standard Pacific could issue a series of common stock or preferred stock with terms that make an acquisition by a third party more difficult or less attractive.

   Additionally, Standard Pacific's certificate and bylaws require the affirmative vote of the holders of a majority of the outstanding voting stock of Standard Pacific to amend the provisions described above.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

   Prior to the effective time of the merger, the rights of Writer shareholders are governed by the Colorado Business Corporation Act, or the CBCA, the Writer articles of incorporation and the Writer bylaws, as amended. At the effective time of the merger, the shareholders of Writer, other than Writer shareholders electing to receive all cash in the merger and who do not receive Standard Pacific shares in the proration process, will become stockholders of Standard Pacific, a corporation governed by the Delaware General Corporation Law, or DGCL, the Standard Pacific certificate of incorporation and the Standard Pacific bylaws, as amended. The following discussion summarizes the material differences between the rights of holders of shares of Writer common stock and holders of shares of Standard Pacific common stock, and additionally, summarizes relevant provisions of the CBCA, the DGCL, the Writer articles of incorporation, the Writer bylaws, the Standard Pacific certificate of incorporation and the Standard Pacific bylaws.

General

   The DGCL and the interpretations of those laws by Delaware courts is generally more comprehensive and more developed than the CBCA and the interpretation of those laws by Colorado courts. The DGCL is more frequently updated and revised to meet changes in the business environment. The CBCA replaced the Colorado Corporation Code effective July 1, 1994 and is a modern, updated corporation statute. Writer does not believe that it has been impeded in operating its business under the CBCA.

Voting Groups

   Under the CBCA, Writer shareholders are entitled to vote in voting groups under given circumstances. A voting group consists of all the shares of one or more classes or series that, under the Writer articles of incorporation or under the CBCA, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is duly approved by each voting group. Although the Writer common stock is the only issued and outstanding voting stock of Writer and the Writer articles of incorporation do not provide for voting by voting groups, any other class or series of capital stock that may be issued by Writer in the future is entitled to vote separately as a voting group under the CBCA in connection with some amendments to the Writer articles of incorporation and some plans of merger and share exchange. See "COMPARISON OF STOCKHOLDERS' RIGHTS--Amendments to the Writer Articles of Incorporation and the Standard Pacific Certificate of Incorporation" on page 83. The DGCL has no equivalent provisions for voting groups.

Cumulative Voting

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all of these votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at that meeting. Under the DGCL, cumulative voting in the election of directors is not mandatory but is a permitted option. The Standard Pacific certificate of incorporation and the Standard Pacific bylaws do not provide for cumulative voting in the election of directors.

   Under CBCA Section 7-102-102(3), for corporations incorporated after December 31, 1958, if cumulative voting is not desired in the election of directors, a statement to that effect must be made in the articles of incorporation. If the statement is not made, cumulative voting will be mandatory in the election of directors, subject to the cumulative voting procedures set forth under CBCA Section 7-107-209. The Writer articles of incorporation expressly state that cumulative voting will not be allowed in the election of directors.

Amendments to the Writer Articles of Incorporation and the Standard Pacific Certificate of Incorporation

   Under the CBCA, an amendment to the Writer articles of incorporation, with exceptions for routine amendments, must be proposed by the Writer board of directors or the holders of shares representing at least ten percent of all of the votes entitled to be cast on the amendment, and must then be approved by the holders of two-thirds of the votes cast within the voting groups entitled to vote on the amendment. Under the CBCA, all of the holders of Writer common stock, and each holder of shares of an affected class or series of stock, if any, voting in separate voting groups, are entitled to vote on any amendment of the Writer articles of incorporation that would:

  . increase or decrease the aggregate number of authorized shares of the class or series;

  . effect an exchange or reclassification of all or part of the shares of the class or series into shares of another class or series;

  . effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the class or series;

  . change the designation, preferences, limitations, or relative rights of all or part of the shares of the class or series;

  . change the shares of all or part of the class or series into a different number of shares of the same class or series;

  . create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class or series;

  . increase the rights, preferences, or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class or series;

  . limit or deny an existing preemptive right of all or part of the shares of the class or series; or

  . cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class or series.

   Under the DGCL and the Standard Pacific certificate of incorporation, amendments to the Standard Pacific certificate of incorporation must be adopted by the Standard Pacific board of directors and must then be approved by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. The Standard Pacific certificate of incorporation further provides that:

  . any alteration, amendment, repeal or rescission relating to any Article other than Articles I (name), III (registered office) or VI (annual meeting of stockholders) of the Standard Pacific certificate of incorporation, must also be approved either:

    . by a majority of the authorized number of directors and, if one or more interested directors exist, by a majority of the independent directors, or

    . by the affirmative vote of the holders of not less than 80% of the shares of voting stock then outstanding; and

  . if any change listed above is proposed by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, the change must also be approved by the affirmative vote of the holders of a majority of the disinterested shares then outstanding.

   The DGCL requires the approval of a majority of the outstanding shares of a class of stock, voting as a separate class, for any amendment that changes the number of authorized shares of that class, changes the par value of that class or adversely affects the powers, preferences or special rights of that class.

Amendments to Bylaws

   As permitted under the CBCA, the Writer bylaws provide that the Writer bylaws may be amended, supplemented or repealed by the Writer board of directors or the shareholders. As permitted under the DGCL, the Standard Pacific certificate of incorporation provides that the Standard Pacific bylaws may be adopted, amended, or repealed either:

  . by a majority of the authorized number of directors and, if one or more interested directors exist, by a majority of the independent directors, or

  . by the affirmative vote of the holders of not less than 80% of the shares of voting stock then outstanding and, if the change is proposed by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, by the affirmative vote of the holders of a majority of the disinterested shares then outstanding.

Vote Required for Merger and Other Transactions

   Under the CBCA, except for some specific situations, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of a corporation's property, other than in the usual and regular course of business, must be adopted by the board of directors and then approved by each voting group entitled to vote separately on the plan, share exchange or transaction by the holders of a majority of all the votes entitled to be cast on the plan, share exchange or transaction by that voting group; provided, however, that unless the articles of incorporation of a corporation that was in existence on June 30, 1994 provides otherwise, a plan of merger or share exchange which requires shareholder approval must be approved by two-thirds of all votes entitled to be cast on the plan by that voting group.

   The CBCA requires separate voting by voting groups on: (i) a plan of merger if the plan contains a provision that, if contained in an amendment to the articles of incorporation, would require action by separate voting groups, and
(ii) a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group.

   Under the DGCL, an agreement of merger or a sale, lease or exchange of all or substantially all of Standard Pacific's assets must be approved by the Standard Pacific board of directors and then adopted by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. In addition to the affirmative vote required under the DGCL, the Standard Pacific certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the disinterested shares then outstanding to approve or authorize any business combination that has not been approved in advance by a majority of the independent directors.

Directors

   The Writer articles of incorporation do not expressly provide that the number of directors will be fixed by the Writer bylaws. The Writer bylaws provide that the Writer board of directors will consist of eight members. The Standard Pacific certificate of incorporation states that the Standard Pacific bylaws, as amended from time to time, will dictate the number of directors that shall constitute the whole board. The Standard Pacific bylaws provide that the number of directors will be fixed from time to time by resolution of the Standard Pacific board of directors or by the stockholders of Standard Pacific. The Standard Pacific bylaws further provide that the Standard Pacific board of directors will consist of nine members until a duly adopted resolution by the board or stockholders amends this provision in accordance with Article XIV of the Standard Pacific certificate of incorporation.

Classification of Board of Directors

   A classified board is one with respect to which a designated number of directors, but not necessarily all, are elected on a rotating basis each year. Under the DGCL and CBCA, classification of a board of directors is permitted but not required, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Standard Pacific certificate of incorporation provides that the Standard Pacific board be divided into three classes, with staggered three-year terms. These classes will be as nearly equal in number of directors as reasonably possible. Each director will serve until his or her successor shall have been duly elected and qualified unless he or she shall resign, become disqualified or shall otherwise be removed. See "COMPARISON OF STOCKHOLDERS' RIGHTS--Removal of Directors" on page 85. Writer does not have a classified board of directors. Each Writer director is elected each year at the annual meeting of shareholders. Each director serves until a successor is duly elected, he or she resigns, or is disqualified or otherwise removed.

Removal of Directors

   Under the Writer bylaws, a member of the Writer board of directors may be removed in any manner provided by the statutes of Colorado.

   Under CBCA Section 7-108-108, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. The director may be removed only if (i) the number of votes cast in favor of removal exceeds the number of votes cast against removal, and (ii) a meeting is called for the purpose of removing him or her, and the meeting notice states that the purpose, or one of the purposes, of the meeting is the removal of a director.

   Under CBCA Section 7-108-109, a director may be removed by the district court of the county in Colorado in which Writer's principal or registered office is located, in a proceeding commenced either by Writer or by Writer shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to Writer and that removal is in Writer's best interests.

   Under the DGCL and the Standard Pacific certificate of incorporation, directors of Standard Pacific may be removed only for cause and only by the affirmative vote of the holders of a majority of Standard Pacific voting stock then outstanding; provided, however, that if a proposal to remove a director is made by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, then the removal will also require the affirmative vote of the holders of a majority of the disinterested shares then outstanding.

Newly Created Directorships and Vacancies

   Under the CBCA and the Writer bylaws, vacancies in the Writer board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and newly created directorships resulting from an increase in the number of directors, including an increase effected by the Writer board of directors, may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or at a special meeting of shareholders called for that purpose. A director so chosen will hold office until the next annual meeting of shareholders and thereafter until his or her successor shall have been elected and qualified.

   Under the DGCL, the Standard Pacific certificate of incorporation and the Standard Pacific bylaws, newly created directorships resulting from death, resignation, disqualification, an increase effected by the Standard Pacific board of directors, or any other cause, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, any vacancy or newly created directorship of that class or series may be filled by a majority of the directors elected by the class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen to fill a vacancy will hold office until his or her successor shall have been elected and shall qualify or until he or she director shall resign or shall have been removed. No reduction of the authorized number of directors will have the effect of removing any director prior to the expiration of his or her term of office.

   Any other vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Whenever the holders of any one or more classes or series of preferred stock issued by Standard Pacific shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of the stockholders, the election, term of office, filling of vacancies and other features of these directorships shall be governed by the terms of the preferred stock designation applicable thereto. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to the increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for the directors, summarily order an election to be held to fill any of these vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Limitation of Director's Liability

   As permitted by both the CBCA and the DGCL, both the Writer bylaws and the Standard Pacific certificate of incorporation eliminate or limit the personal liability of a director to Writer or its shareholders and Standard Pacific or its stockholders, respectively, for monetary damages based on his or her breach of fiduciary duty; provided however, that a director's liability is not eliminated or limited for any breach of the director's duty of loyalty to the corporation or its shareholders or stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for excess or prohibited distributions, or for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

   The CBCA and the DGCL contain generally similar provisions for the indemnification of directors, officers, employees and agents. The CBCA permits indemnification of a director only if the director conducted himself or herself in good faith and reasonably believed, in connection with conduct in an official capacity, that his or her conduct was in the best interests of the corporation and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests. The DGCL permits similar indemnification if the director acted in good faith and reasonably believed that his or her conduct was in or not opposed to the best interests of the corporation.

   The CBCA generally precludes indemnification if there is an adjudication of liability that the director obtained an improper personal benefit. The DGCL does not specifically deal with cases of improper personal benefit. Neither the CBCA nor the DGCL permits a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which the director was adjudged liable to the corporation, and the DGCL extends this limitation to indemnification of officers. However, both the CBCA and the DGCL permit indemnification for reasonable expenses in these situations if the indemnification is ordered by a court.

   Both the CBCA and the DGCL permit the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. In addition, the CBCA requires (i) written affirmation of a good faith belief of having met his or her standard of conduct and (ii) determination that facts known would not preclude indemnification. The CBCA prohibits provisions in articles of incorporation, bylaws, or contracts that are inconsistent with the statutory provisions, while the DGCL specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of stockholders or disinterested directors, or otherwise.

Special Meeting of Shareholders; Action by Consent

   Under the CBCA and the Writer bylaws, a special meeting of the shareholders of Writer may be called for any purpose by the President or by the Writer board of directors, and shall be called by the President at the request of the holders of not less than ten percent (10%) of all the outstanding shares of the corporation entitled to vote at the meeting. Under the CBCA, unless the Writer articles of incorporation require that action be taken at a shareholders' meeting, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to the action in writing. Under the Writer bylaws, the action by consent will have the same force and effect as a unanimous vote of the Writer shareholders.

   As permitted under the DGCL, the Standard Pacific certificate of incorporation provides that special meetings of Standard Pacific stockholders may be called at any time by a majority of the members of Standard Pacific's board or by a committee of the board which has been duly designated by the board. These special meetings of Standard Pacific stockholders may not be called by any other person or persons in any other manner; provided, however, that if a proposal requiring stockholder approval is made by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, of if an interested stockholder otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the independent directors shall also be required to call a special meeting of stockholders for the purpose of considering the proposal or obtaining stockholder approval; and provided further that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the DGCL (or its successor statute as in effect from time to time), then the special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified. The Standard Pacific certificate of incorporation also provides that any action by Standard Pacific stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.

Business Combinations Involving a Change of Control

   Neither the CBCA, the Writer articles of incorporation nor the Writer bylaws contain any special provisions regarding business combinations involving a change of control.

   The DGCL prohibits some transactions between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder," unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by this prohibition. The Standard Pacific certificate of incorporation does not contain this provision. An "interested stockholder" includes a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation and the person's affiliates and associates. The provision prohibits particular business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder, unless

  . the business combination is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder,

  . the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which the stockholder became an interested stockholder, or

  . the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding stock that is not owned by the interested stockholder.

Dissenters' Rights

   Under the CBCA, a shareholder who complies with Sections 7-113-202 and 7-113-204 of the CBCA, whether or not entitled to vote, is entitled to dissent and obtain payment for the "fair value" of the shareholder's shares, including "interest." CBCA Section 7-113-101(4) defines the term "fair value," with respect to a dissenter's shares, to mean the value of the shares of common stock immediately before the effective time of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable. CBCA Section 7-113-101(5) defines the term "interest" to mean interest from the effective time of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate of eight percent per annum, compounded annually, as specified by Section 5-12-101 of the Colorado Revised Statutes. Dissenters' rights are triggered in the event of:

  . consummation of a plan of merger to which Writer is a party, if approval by Writer shareholders is required for the merger or if Writer were a subsidiary that was merged with its parent corporation;

  . consummation of a plan of share exchange to which Writer is a party as the corporation whose shares will be acquired;

  . consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of Writer's property, if a shareholder vote is required for the disposition under the CBCA; or

  . consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by Writer if Writer shareholders are entitled to vote on whether Writer will consent to the disposition.

   Shareholders lose their dissenters' rights if their shares are listed on a national securities exchange or on the National Market System of the National Association of Securities Dealers Automated Quotation System or are held of record by more than 2,000 shareholders, provided, however, that this limitation will not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporation action, anything except:

  . shares of the corporation surviving the consummation of the plan of merger or share exchange;

  . shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on the National Market System of the National Association of Securities Dealers Automated Quotation System or will be held of record by more than 2,000 shareholders;

  .  cash in lieu of fractional shares; or

  . any combination of the shares described in (a) and (b) or cash in lieu of fractional shares.

   A shareholder is also entitled to dissent and obtain payment of the "fair value" of the shareholder's shares in the event of (i) a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip is to be acquired for cash or the scrip is to be voided under the CBCA or (ii) any corporate action, to the extent provided by the Writer bylaws or a resolution of the Writer board of directors.

   Generally, stockholders of a Delaware corporation who object to mergers or consolidations of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the "fair value" of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders. In addition, no appraisal rights shall be available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of the corporation. Further, the DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. The Standard Pacific certificate of incorporation provides stockholders with statutory appraisal rights, to the maximum extent possible under DGCL Section 262, with respect to any business combination involving Standard Pacific which requires the affirmative vote of the holders of at least two-thirds of the disinterested shares then outstanding.

Dividends

   Under the CBCA, a dividend may be paid on the Writer Common Stock unless, after payment of the dividend, (i) Writer would not be able to pay its debts as they become due in the usual course of business or (ii) Writer's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Writer were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

   Under the DGCL, a dividend may be paid on the Standard Pacific Common Stock out of either surplus, defined as the excess of net assets over capital, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid on the stock out of surplus if the capital of Standard Pacific is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Stock Repurchases

   Under the CBCA, Writer may purchase, redeem or otherwise acquire its own shares, unless after giving effect thereto, (i) Writer would not be able to pay its debts as they become due in the usual course of business or (ii) Writer's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Writer were dissolved at the time of the redemption, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders whose shares are to be acquired.

   Under the DGCL, Standard Pacific may purchase, redeem or otherwise acquire its own shares. However, Standard Pacific may not (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when the purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, if the shares will be retired upon their acquisition and the capital of the corporation reduced, or
(ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation.

   Under the CBCA, no contract or transaction between Writer and one or more of its directors or between Writer and any other corporation, partnership, association, or other organization in which one or more of Writer's directors are directors or officers, or have a financial interest, unless the contract or transaction is between Writer and an entity that owns, directly or indirectly, all of the outstanding shares of Writer or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by Writer, is void or voidable solely for that reason, or solely because the director is present at or participates in the meeting of the Writer board of directors or committee thereof which authorizes the contract or transaction, or solely because the director's votes are counted for that purpose, if:

  . the material facts as to the director's relationship or interest and as to the contract or transaction are disclosed or are known to the Writer board of directors or the committee, and the Writer board of directors or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum;

  . the material facts as to the director's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or

  .  the contract or transaction is fair to Writer.

   In addition, under the CBCA, the Writer board of directors or a committee thereof may not authorize a loan by Writer to a Writer director or to an entity in which a Writer director is a director or officer or has a financial interest or a guaranty by Writer of an obligation of a Writer director or of an obligation of an entity in which a Writer director is a director or officer or has a financial interest, unless the entity, where an entity is involved, is one that owns, directly or indirectly, all of the outstanding shares of Writer or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by Writer, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the holders of the Writer common stock who would be entitled to vote on the transaction.

   The DGCL contains provisions regarding transactions with directors and officers that are substantially similar to those of the CBCA. In addition, the DGCL provides that Standard Pacific may loan money to, or guaranty any obligation incurred by, its officers, including those who are also directors, if, in the judgment of the Standard Pacific board of directors, the loan or guarantee may reasonably be expected to benefit Standard Pacific.

Corporate Records; Shareholder Inspection

   Under the CBCA, a shareholder or a shareholder's agent or attorney is entitled to inspect and copy, upon at least five business days' written notice and during regular business hours at Writer's principal office, the

Writer articles of incorporation, the Writer bylaws, minutes of all shareholders meetings and records of all actions taken by shareholders without a meeting for the past three years, all written communications within the past three years to shareholders as a group or to the holders of any class or series of shares as a group, a list of the names and business addresses of current directors and officers, the most recent corporate report delivered to the Colorado Secretary of State, and financial statements of Writer prepared for periods ending during the last three years. In addition, a shareholder who:

  . has been a Writer shareholder for at least three months or who is a holder of at least five percent of all of the outstanding shares of any class of Writer capital stock,

  . makes a demand in good faith and for a purpose reasonably related to the shareholder's interest as a shareholder,

  . describes with reasonable particularity the purpose and the records the shareholder desires to inspect, and

  . requests records that are directly connected with the described purpose, or the shareholder's agent or attorney,

is entitled to inspect and copy, upon at least five business days' written notice and during regular business hours at a reasonable location specified by Writer; excerpts from minutes or records of any Writer board of directors meeting or action, minutes or records of any shareholders' meeting or action, excerpts of records of any action of a Writer board of directors committee, waivers of notices of any shareholder, Writer board of directors or Writer board of directors committee meeting, accounting records of Writer, and records of the names and addresses of shareholders.

   Under the DGCL, any stockholder of Standard Pacific, in person or by attorney or other agent, may, upon written demand under oath stating the purpose thereof, during the usual hours for business, inspect for any proper purpose, the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

Preemptive Rights

   Writer's articles of incorporation do not permit preemptive rights or similar rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock.

   Under the DGCL, the stockholders of Standard Pacific do not have preemptive rights unless specifically granted in the certificate of incorporation. The Standard Pacific certificate of incorporation does not grant Standard Pacific stockholders preemptive rights.

Rights Plan

   Under Delaware and Colorado law, every corporation may create and issue "rights" entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares to be purchased must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of rights. Standard Pacific has adopted a rights plan. See "DESCRIPTION OF CAPITAL STOCK-- Standard Pacific Rights Plan" on page 77.

   Writer does not have a rights plan.

                         DISSENTERS' APPRAISAL RIGHTS

   Writer shareholders have the right to dissent from the Standard Pacific merger and to receive payment for their shares in accordance with the provisions of Sections 7-113-101 through 7-113-302, inclusive, of the Colorado Business Corporation Act or CBCA. The following discussion is not intended to be a complete statement of these provisions and is qualified in its entirety by reference to the full text of those Sections, a copy of which is attached as Appendix D hereto.

   Each Writer shareholder who desires payment for his or her shares or appraisal and follows the procedures specified in Sections 7-113-202 and 7-113-204 will be entitled to have the Writer common stock held of record by the shareholder exchanged for cash or appraised by a district court in Colorado in a proceeding conducted in accordance with Sections 7-113-301 and 7-113-302 of the CBCA and receive a judgment for

  . the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or

  . for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208 of the CBCA, as determined by the court.

   The procedures set forth in sections 7-113-202 and 7-113-204 of the CBCA should be complied with strictly. Failure to follow any of these procedures may result in the termination or waiver of dissenters' rights.

   Writer shareholders should note that failure to execute and return a proxy or transmittal letter does not perfect dissenters' rights. In addition, neither voting against the merger proposal nor abstaining from voting will constitute a demand for payment.

   However, voting in favor of the merger proposal will waive a shareholder's dissenters' rights. If a shareholder returns a signed proxy card that does not specify a vote, the proxy will be voted in favor of the merger proposal which will have the effect of waiving the shareholder's dissenters' rights.

   A shareholder who is entitled to dissent and obtain payment for his or her shares of Writer common stock under these sections may not challenge the corporate action creating this entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   Under Sections 7-113-202 and 7-113-204 of the CBCA, a Writer shareholder who desires to exercise dissenters' rights and who does not vote in favor of the merger may perfect these rights by delivering to Writer, for receipt before the taking of the vote on the merger agreement, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated. The written demand is separate from and in addition to any proxy or vote against the merger agreement. This written demand for payment should be delivered either in person to the corporate secretary of Writer before the Writer special meeting or at the Writer special meeting before the vote on the merger agreement, or by mail, certified mail, return receipt requested, being the recommended form of transmittal, for receipt prior to the vote on the merger agreement at the Writer special meeting, delivered to Writer at the following address: 6061 S. Willow Drive, #232, Englewood, CO 80111, Attention: Daniel J. Nickless, President.

   Only a Writer shareholder of record on         , 2000, or a person duly
authorized and explicitly purporting to act on his or her behalf, is entitled to exercise dissenters' rights for shares of Writer common stock. A Writer shareholder of record may assert dissenters' rights as to fewer than all the shares of Writer common stock registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies Writer in writing of the dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

   A beneficial shareholder of shares of Writer common stock may assert dissenters' rights as to the shares of Writer common stock held on his or her behalf only if he or she submits to Writer the written consent of the shareholder of record to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and he or she does so with respect to all shares beneficially owned by him. A person who owns shares of Writer common stock beneficially, but not of record, and who desires to exercise his or her dissenters' rights is, therefore, advised to consult promptly with the person or entity that is the record holder of his common stock in order to receive and submit his written consent to the exercise of these rights and to ensure the timely exercise of the same.

   If the merger is authorized, Writer will give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares. The notice will be sent no later than ten days after the effective time of the merger and will:

  .  state where and when the shareholder must deliver a demand for payment;

  . contain a form for demanding payment, which requires the dissenting shareholder to certify that he or she acquired beneficial ownership before the first public announcement of the merger; and

  . set a date by which the written payment demand must be received, not fewer than 30 nor more than sixty days after the date Writer sends the written dissenters' notice.

   A Writer shareholder who receives a dissenters' notice must demand payment in writing for his shares of Writer common stock. The Writer shareholder who demands payment will be required to deposit his stock certificates in accordance with the Writer dissenters' notice. A Writer shareholder who demands payment and deposits his or her certificates retains all other rights of a shareholder until those rights are canceled or modified by the merger. The demand for payment and deposit of certificates is irrevocable.

   A Writer shareholder who does not demand payment and deposit his or her certificates as required by the date specified in the dissenters' notice, is not entitled to payment for his or her shares of Writer common stock.

   Upon the effective time of the merger or upon receipt of a payment demand, whichever is later, Writer shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if the address is not stated in the payment demand, at the address shown on Writer's current record of shareholders for the record shareholder holding the dissenter's shares, the amount Writer estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment will be accompanied by relevant financial information, Writer's estimate of the fair value of the shares, and explanations of how the interest was calculated, a statement of the dissenter's right to demand payment under section 7-113-209, and a copy of the CBCA sections governing dissenters' rights.

   A dissenter may notify Writer in writing of his own estimate of the fair value of his or her shares of Writer common stock and the amount of interest due, and demand payment of his or her own estimate, less any payment made under section 7-113-206 of the CBCA. The dissenter may also elect to reject Writer's offer and demand payment of the fair value of the shares and interest due, if he or she believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated. If a demand for payment remains unresolved, Writer may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If Writer does not commence the proceeding within the sixty day period, it will pay to each dissenter whose demand remains unresolved the amount demanded. The proceeding will be commenced in a district court in Colorado, and the Court will determine the fair value of the share of Writer common stock and accrued interest.

   In determining the fair value of the shares of Writer common stock, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. No representation can be made as to the outcome of an appraisal proceeding. Shareholders also should be aware that the appraisal rights process is subject to uncertainties and to the possibility of lengthy and expensive litigation that could extend for a substantial period of time, without the shareholders having received any money for their shares of Writer common stock during this period. Shareholders also should recognize that an appraisal proceeding could result in a determination of a fair value higher or lower than or equal to the per share consideration which would otherwise be received in the merger.

   The costs of an appraisal proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against the corporation or one or more dissenters.

                             ADDITIONAL INFORMATION

Legal Matters

   Gibson, Dunn & Crutcher LLP, Irvine, California will pass upon the validity of the Standard Pacific common stock to be issued in connection with the merger. Robert K. Montgomery who is a partner of Gibson, Dunn & Crutcher LLP, and members of his family, as of the date of this proxy statement/prospectus, hold 40,000 shares of Standard Pacific common stock.

Independent Public Accountants

   The financial statements of Standard Pacific as of December 31, 1999 and for the three years then ended, incorporated by reference in this proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Writer contained in Writer's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and for each of the three years ended prior to December 31, 1999, are enclosed with this proxy statement/prospectus and have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in the Writer Form 10-K. Members of Deloitte & Touche LLP, Writer's independent auditors, are expected to attend the Writer special meeting, will have the opportunity to make a statement at the meeting if they so desire and are expected to be available to respond to appropriate questions.

Stockholder Proposals

   Writer will hold a 2000 annual meeting of shareholders only if the merger is not completed. Writer welcomes shareholder proposals on matters appropriate for shareholder action at an annual meeting in accordance with regulations adopted by the Securities and Exchange Commission and the provisions of Writer's bylaws. However, for proposals by shareholders to have been included in the proxy statement for the 2000 annual meeting of Writer shareholders, Writer
would have had to receive the proposals before           .

   If you wish to submit a proposal to be considered for inclusion in Writer's proxy materials for its 2001 annual meeting, and you remain a Writer shareholder, you must submit your proposal to Writer at its offices not later
than         , 200 .

   If the merger is consummated, the first annual meeting of the stockholders of Standard Pacific after consummation is expected to be held on or about May 15, 2001.

   If any Standard Pacific stockholder intends to present a proposal at the 2001 Standard Pacific annual meeting and wishes to have that proposal considered for inclusion in the proxy materials for the meeting, the stockholder must have submitted the proposal to the Secretary of Standard Pacific in writing so as to be received at the executive offices of Standard Pacific by December 1, 2000. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

Other Matters

   As of the date of this proxy statement/prospectus, Writer's board of directors and Standard Pacific's board of directors know of no matters that will be presented for consideration at the Writer special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Writer special meeting or any adjournment or postponement of the Writer special meeting and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies in the enclosed proxies to vote the shares represented by those proxies as to the other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of Writer's management.

                      REFERENCE TO ADDITIONAL INFORMATION

   Writer's annual report on Form 10-K for the year ended December 31, 1999 and its quarterly report on Form 10-Q for the quarter ended March 31, 2000 are attached to this proxy statement/prospectus as Appendix B and Appendix C, respectively. This proxy statement/prospectus incorporates important business and financial information about Standard Pacific from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Standard Pacific at the following location:

                             Standard Pacific Corp.
                               Investor Relations
                              15326 Alton Parkway
                                Irvine, CA 92618
                                 (949) 789-1600

   To ensure timely delivery, we suggest you request the information at least five business days before the date you must make your investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

   Standard Pacific has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act, that registers the shares of Standard Pacific common stock to be issued in exchange for shares of Writer common stock in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Standard Pacific and its capital stock. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information included in the registration statement from this proxy statement/prospectus.

   In addition, Standard Pacific and Writer file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy any of these filings at the following public reference rooms and locations of the Securities and Exchange Commission:

   Public Reference Room   New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.    7 World Trade Center     500 West Madison Street
         Room 1024                Suite 1300                 Suite 1400
   Washington, D.C. 20549  New York, New York 10048 Chicago, Illinois 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

   The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Standard Pacific and Writer, who file electronically with the Securities and Exchange Commission. The address of that website is www.sec.gov.

   The Securities and Exchange Commission allows Standard Pacific and Writer to incorporate by reference information into this proxy statement/prospectus and requires Writer to enclose some additional information with this proxy statement/prospectus. This means that Standard Pacific and Writer can disclose important business and financial information to you by referring you to another document filed separately with the Securities and Exchange Commission and that Writer can similarly disclose important business and financial information via attachments to this proxy statement/prospectus. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

   This proxy statement/prospectus incorporates by reference the documents listed below for Standard Pacific and either incorporates by reference or attaches the documents listed below for Writer that have been previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their financial condition.

            Standard Pacific SEC Filings                      Period
            ----------------------------                      ------
   Annual Report on Form 10-K....................  Year ended December 31, 1999

   Quarterly Report on Form 10-Q.................  Quarter ended March 31, 2000

   The description of Standard Pacific common
    stock set forth in Standard Pacific's
    Registration Statement on Form 8-B (File No.
    1-10959), and any amendments or reports filed
    for the purpose of updating such
    description..................................  Filed: December 17, 1991

   Amendment No. 1 to Rights Agreement, effective
    as of May 12, 1999, between Standard Pacific
    and First Chicago Trust Company of New York,
    as rights agent, incorporated by reference to
    Exhibit 4.1 of Standard Pacific's Quarterly
    Report on Form 10-Q for the quarter ended
    March 31, 1999...............................  Quarter ended March 31, 1999

   Definitive Notice and Proxy Statement on Form
    14A..........................................  Filed: March 30, 2000

      Writer SEC Filings                                 Period
      ------------------                                 ------
   Annual Report on Form
    10-K, as amended.......  Year ended December 31, 1999, and enclosed with these materials

   Quarterly Report on Form
    10-Q...................  Quarter ended March 31, 2000, and enclosed with these materials

   Current Report on Form
    8-K....................  Filed: April 26, 2000

   Standard Pacific and Writer incorporate by reference additional documents that each of them may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Writer special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

   Standard Pacific has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Standard Pacific and Writer has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Writer.

   You can obtain any of the documents incorporated by reference in this document through Standard Pacific or from the Securities and Exchange Commission through the Securities and Exchange Commission's website at the address given above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. See "REFERENCE TO ADDITIONAL INFORMATION" on page 95.

   If you request any incorporated documents from Standard Pacific or Writer, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        APPENDIX A--THE MERGER AGREEMENT

                          Agreement and Plan of Merger

                           Dated as of April 14, 2000

                                     among

                            Standard Pacific Corp.,

                             The Writer Corporation

                                      AND

                             TWC acquisition Corp.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE I THE MERGER.................................................... A-1
    SECTION 1.1.   The Merger...........................................  A-1
    SECTION 1.2.   Effective Time.......................................  A-1
    SECTION 1.3.   Closing of the Merger................................  A-1
    SECTION 1.4.   Effects of the Merger................................  A-1
    SECTION 1.5.   Certificate of Incorporation and Bylaws..............  A-2
    SECTION 1.6.   Directors............................................  A-2
    SECTION 1.7.   Officers.............................................  A-2
    SECTION 1.8.   Conversion of Shares.................................  A-2
    SECTION 1.9.   Payment for Shares and Exchange of Certificates......  A-6
    SECTION 1.10.  Stock Options........................................  A-8
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.................... A-8
    SECTION 2.1.   Organization and Qualification; Subsidiaries.........  A-8
    SECTION 2.2.   Capitalization of Company and its Subsidiaries.......  A-9
                   Authority Relative to this Agreement;
    SECTION 2.3.   Recommendation.......................................  A-10
    SECTION 2.4.   SEC Reports; Financial Statements....................  A-10
    SECTION 2.5.   Consents and Approvals; No Violations................  A-11
    SECTION 2.6.   No Default...........................................  A-11
    SECTION 2.7.   No Undisclosed Liabilities; Absence of Changes.......  A-11
    SECTION 2.8.   Litigation...........................................  A-12
    SECTION 2.9.   Compliance with Applicable Law.......................  A-13
    SECTION 2.10.  Employee Benefit Plans; Labor Matters................  A-13
    SECTION 2.11.  Environmental Laws and Regulations...................  A-15
    SECTION 2.12.  Taxes................................................  A-16
    SECTION 2.13.  Intellectual Property................................  A-16
    SECTION 2.14.  Real Property........................................  A-17
    SECTION 2.15.  Projects.............................................  A-19
    SECTION 2.16.  Assets...............................................  A-20
    SECTION 2.17.  Contracts............................................  A-20
    SECTION 2.18.  Insurance............................................  A-21
    SECTION 2.19.  Product Warranties...................................  A-22
    SECTION 2.20.  Certain Business Practices...........................  A-22
    SECTION 2.21.  Brokers..............................................  A-22
    SECTION 2.22.  Year 2000............................................  A-22
    SECTION 2.23.  Transactions With Affiliates.........................  A-22
    SECTION 2.24.  Suppliers, Distributors and Subcontractors...........  A-23
    SECTION 2.25.  Opinion of Financial Advisor.........................  A-23
    SECTION 2.26.  Accuracy of Information..............................  A-23

                                                                          Page
                                                                          ----
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO.......... A-23
    SECTION 3.1.   Organization.........................................  A-23
    SECTION 3.2.   Capitalization of Parent and its Subsidiaries........  A-23
    SECTION 3.3.   Authority Relative to this Agreement.................  A-24
    SECTION 3.4.   SEC Reports; Financial Statements....................  A-24
    SECTION 3.5.   Consents and Approvals; No Violations................  A-24
    SECTION 3.6.   No Default...........................................  A-25
    SECTION 3.7.   No Undisclosed Liabilities; Absence of Changes.......  A-25
    SECTION 3.8.   Litigation...........................................  A-25
    SECTION 3.9.   Compliance with Applicable Law.......................  A-25
    SECTION 3.10.  Brokers..............................................  A-26
    SECTION 3.11.  Year 2000............................................  A-26
    SECTION 3.12.  Accuracy of Information..............................  A-26
 ARTICLE IV COVENANTS.................................................... A-26
    SECTION 4.1.   Conduct of Business of Company.......................  A-26
    SECTION 4.2.   Preparation of Form S-4 and the Proxy Statement......  A-28
    SECTION 4.3.   Other Potential Acquirers............................  A-29
    SECTION 4.4.   Comfort Letters......................................  A-30
    SECTION 4.5.   Meetings of Shareholders.............................  A-30
    SECTION 4.6.   NYSE Listing.........................................  A-30
    SECTION 4.7.   Access to Information; Confidentiality...............  A-30
    SECTION 4.8.   Additional Agreements; Reasonable Efforts............  A-31
    SECTION 4.9.   Public Announcements.................................  A-31
    SECTION 4.10.  Notification of Certain Matters......................  A-32
    SECTION 4.11.  Affiliates...........................................  A-32
    SECTION 4.12.  Lock-up Letter Agreement.............................  A-32
    SECTION 4.13.  Indemnification and Insurance........................  A-32
    SECTION 4.14.  Use of Writer Name...................................  A-33
    SECTION 4.15.  Agreement of Management Group........................  A-34
    SECTION 4.16.  Consents.............................................  A-34
    SECTION 4.17.  SEC Reports..........................................  A-34
    SECTION 4.18.  Taxes................................................  A-34
    SECTION 4.19.  Termination of Profit Sharing Plan...................  A-35
    SECTION 4.20.  Termination of Nonqualified Profit Sharing Plan......  A-35
 ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER...................... A-35
                   Conditions to Each Party's Obligations to Effect the
    SECTION 5.1.   Merger...............................................  A-35
    SECTION 5.2.   Conditions to the Obligations of Company.............  A-35
    SECTION 5.3.   Conditions to the Obligations of Parent and Newco....  A-36

                                                                            Page
                                                                            ----
 ARTICLE VI TERMINATION; AMENDMENT; WAIVER................................. A-38
    SECTION 6.1.   Termination............................................  A-38
    SECTION 6.2.   Effect of Termination..................................  A-38
    SECTION 6.3.   Fees and Expenses......................................  A-39
    SECTION 6.4.   Amendment..............................................  A-39
    SECTION 6.5.   Extension; Waiver......................................  A-39
 ARTICLE VII MISCELLANEOUS................................................. A-40
    SECTION 7.1.   Survival of Representations and Warranties.............  A-40
    SECTION 7.2.   Entire Agreement; Assignment...........................  A-40
    SECTION 7.3.   Validity...............................................  A-40
    SECTION 7.4.   Notices................................................  A-40
    SECTION 7.5.   Governing Law..........................................  A-41
    SECTION 7.6.   Descriptive Headings...................................  A-41
    SECTION 7.7.   Parties in Interest....................................  A-41
    SECTION 7.8.   Certain Definitions....................................  A-41
    SECTION 7.9.   Specific Performance...................................  A-41
    SECTION 7.10.  Construction Defects...................................  A-41
    SECTION 7.11.  Counterparts...........................................  A-42

                               TABLE OF EXHIBITS

 Exhibit A Form of Certificate of Merger
 Exhibit B Form of Articles of Merger
 Exhibit C Form of Management Member Agreement
 Exhibit D Form of Lock-Up Letter Agreement
 Exhibit E Form of Writer Employment Agreement
 Exhibit F Form of Nickless Employment Agreement

                             TABLE OF DEFINED TERMS

                                                        Cross Reference
Term                                                     in Agreement       Page
----                                                    ---------------     ----
Acquisition Real Property.............................. Section 2.14         22
affiliate.............................................. Section 7.8(a)       51
Aggregate Cash Consideration........................... Section 1.8(d)        5
Aggregate Merger Consideration......................... Section 1.8(a)(ii)    3
Agreement.............................................. Preamble              1
Articles of Merger..................................... Section 1.2           1
business day........................................... Section 7.8(b)       51
capital stock.......................................... Section 7.8(c)       51
Cash Election Shares................................... Section 1.8(c)(i)     5
CBCA................................................... Section 1.1           1
CCIOA.................................................. Section 2.15(b)      24
Certificate of Merger.................................. Section 1.2           1
Certificates........................................... Section 1.8(a)(ii)    3
Change in Control of Parent............................ Section 4.14(b)      41
Closing Date........................................... Section 1.3           2
Closing................................................ Section 1.3           2
Code................................................... Preamble              1
Company Board.......................................... Section 2.3(a)       12
Company D&O Insurance.................................. Section 4.13(b)      40
Company Disclosure Schedule............................ Section 2.1(a)       10
Company Financial Adviser.............................. Section 2.25         28
Company Permits........................................ Section 2.9          16
Company Plans.......................................... Section 1.10         10
Company................................................ Preamble              1
Company SEC Reports.................................... Section 2.4(a)       13
Company Securities..................................... Section 2.2(a)(ii)   11
Company Stock Option................................... Section 1.10         10
Confidential Material.................................. Section 4.7(c)       38
Contracts.............................................. Section 2.17(a)      25
DGCL................................................... Section 1.1           1
Dissenting Shares...................................... Section 1.8(g)        7
Effective Time......................................... Section 1.2           1
Election Deadline...................................... Section 1.8(b)(ii)    4
Election Form Record Date.............................. Section 1.8(b)(i)     4
Election............................................... Section 1.8(b)(i)     4
Employee Plans......................................... Section 2.10(a)      16
Enforcement Exceptions................................. Section 2.3(a)       12
Entitlements........................................... Section 2.15(c)      24
Environmental Law...................................... Section 2.11(b)(i)   19
ERISA Affiliate........................................ Section 2.10(a)      16
ERISA.................................................. Section 2.10(a)      16
Exchange Act Person.................................... Section 4.14(b)(i)   41
Exchange Act........................................... Section 2.2(d)       12
Exchange Agent......................................... Section 1.9(a)        7
Exchange Ratio......................................... Section 1.8(a)(i)     3
Excluded Shares........................................ Section 1.8(a)        3
Fee Real Property...................................... Section 2.14         22
Form of Election....................................... Section 1.8(b)(i)     4

                                                       Cross Reference
Term                                                    in Agreement        Page
----                                                   ---------------      ----
Form S-4.............................................. Section 4.2(c)        35
Governmental Entity................................... Section 2.5(a)        13
Hazardous Substance................................... Section 2.11(b)(ii)   20
HSR Act............................................... Section 2.5(a)        13
Incumbent Board....................................... Section 4.14(b)(i)    41
Indemnified Parties................................... Section 4.13(a)       40
Information Systems and Equipment..................... Section 2.22(b)       28
Insurance Policies.................................... Section 2.18(a)       27
Intellectual Property................................. Section 2.13(a)       21
Investments........................................... Section 1.9(a)         7
IRS................................................... Section 2.10(b)       16
Leases................................................ Section 2.14          22
Letter of Transmittal................................. Section 1.9(b)         8
Lien.................................................. Section 2.2(c)        12
Lock Up Agreement..................................... Section 4.12)         40
Mailing Date.......................................... Section 1.8(b)(i)      4
Management Group...................................... Section 4.15          42
Management Member Agreement........................... Section 4.15          42
Material Adverse Effect on Company.................... Section 2.1(b)        11
Material Adverse Effect on Parent..................... Section 3.1(b)        29
Material Intellectual Property........................ Section 2.13(b)       21
Maximum Cash Election Amount.......................... Section 1.8(d)         5
Maximum Share Number.................................. Section 1.8(c)         5
Merger Consideration.................................. Section 1.8(a)         3
Merger................................................ Section 1.1            1
Newco................................................. Preamble               1
Non-Election Cash..................................... Section 1.8(e)(C)      6
Non-Election Shares................................... Section 1.8(b)(ii)     4
Notice of Superior Proposal........................... Section 4.3(b)        36
NYSE.................................................. Section 1.8(a)(ii)     3
Option Payment........................................ Section 1.10          10
Other Interests....................................... Section 2.1(c)        11
Parent Common Stock................................... Section 1.8(a)(i)      3
Parent Permits........................................ Section 3.9           32
Parent................................................ Preamble               1
Parent SEC Reports.................................... Section 3.4           30
Parent Securities..................................... Section 3.2(b)        30
Payment Fund.......................................... Section 1.9(a)         7
Per Share Cash Amount................................. Section 1.8(a)(i)      3
person................................................ Section 7.8(d)        51
Projects.............................................. Section 2.15(a)       23
Proration Factor...................................... Section 1.8(c)(ii)     5
Proxy Statement....................................... Section 4.2(c)        35
Real Property......................................... Section 2.14          22
Representative........................................ Section 1.8(b)(i)      4
SEC................................................... Section 2.4(a)        13
Securities Act........................................ Section 2.4(a)        13
Share and Shares...................................... Section 1.8(a)         2
Stock Election Shares................................. Section 1.8(c)         5
subsidiary or subsidiaries............................ Section 7.8(e)        51

                                                       Cross Reference
Term                                                    in Agreement        Page
----                                                   ---------------      ----
Subsidiary Securities................................. Section 2.2(b)(ii)    12
Superior Proposal..................................... Section 4.3(c)        37
Surviving Corporation................................. Section 1.1            1
Tax or Taxes.......................................... Section 2.12(a)(i)    20
Tax Return............................................ Section 2.12(a)(ii)   20
Third Party Acquisition............................... Section 4.3(c)        37
Third Party........................................... Section 4.3(c)        37
Valuation Period...................................... Section 1.8(a)(ii)     3
Valuation Price....................................... Section 1.8(a)(ii)     3
Writer Name........................................... Section 4.14(a)       41
Year 2000 Compliant................................... Section 2.22(b)       28

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of April 14, 2000 by and among Standard Pacific Corp., a Delaware corporation ("Parent"), TWC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Newco"), and The Writer Corporation, a Colorado corporation ("Company").

   WHEREAS, the Boards of Directors of Parent, Newco and Company have each (i) determined that the Merger is in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement;

   WHEREAS, each of Parent, Newco and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

   WHEREAS, for federal income Tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound Parent, Newco and Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Colorado Business Corporation Act (the "CBCA"), Company shall be merged with and into Newco (the "Merger"). Following the Merger, Newco shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Company shall cease.

   SECTION 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger substantially in the form of Exhibit A (the "Certificate of Merger") and Articles of Merger substantially in the form of Exhibit B (the "Articles of Merger") shall each be duly executed and acknowledged by Newco and Company and thereafter delivered to the Secretaries of State of the States of Delaware and Colorado, for filing pursuant to the DGCL and the CBCA, respectively, on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger and Articles of Merger are duly filed with the Secretaries of State of the States of Delaware and Colorado in accordance with the DGCL and the CBCA, respectively, or such later time upon which Parent and Company may agree and set forth in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

   SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at 10:00 a.m. California time on a date (the "Closing Date") to be specified by the parties, which shall be no later than the third (3rd) business day after satisfaction of the latest to occur of the conditions set forth in Article V, at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614, unless another time, date or place is agreed to in writing by the parties hereto.

   SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the CBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Newco shall vest in the Surviving

Corporation and all debts, liabilities and duties of Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of Newco in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law; provided that Article One of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: "The name of the corporation is The Writer Corporation." The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

   SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the CBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Newco shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.6 Directors. The persons named below shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified:

       Arthur E. Svendsen
       Stephen J. Scarborough
       Andrew H. Parnes
       George S. Writer, Jr.

   SECTION 1.7 Officers. The officers of Company at the Effective Time together with the persons named below, shall serve as the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified:

       Stephen J. Scarborough Assistant Secretary
       Clay A. Halvorsen      Assistant Secretary
       Andrew H. Parnes       Assistant Treasurer
       John M. Stephens       Assistant Treasurer

   SECTION 1.8 Conversion of Shares.

   (a) Conversion. Subject to the election, allocation and proration provisions set forth below, at the Effective Time, each share of common stock, $0.10 par value per share, of Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by any of Company's subsidiaries, (ii) Shares held by Parent, Newco or any other subsidiary of Parent, and (iii) Dissenting Shares as to which appraisal rights have been perfected under the CBCA (collectively, the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of Newco, Company or the holder thereof, be converted into the "Merger Consideration" as follows:

     (i) the right to receive a number of shares of Parent's common stock, $0.01 par value per share, including accompanying Preferred Share Purchase Rights issued pursuant to that certain Rights Agreement between Parent and First Chicago Trust Company of New York, as rights agent ("Parent Common Stock"), equal to the quotient (calculated to the nearest 0.0001) of $3.35 (the "Per Share Cash Amount") divided by the Valuation Price (the "Exchange Ratio") ; or

     (ii) the right to receive in cash, without interest, the Per Share Cash Amount,

   provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Amount shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Valuation Price" means the arithmetic average of the New York Stock Exchange, Inc. (the "NYSE") closing sale prices for Parent Common Stock (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) for the twenty consecutive trading-day period ending on the third business day immediately prior to the anticipated Closing Date (the "Valuation Period"); provided, however that if such mean is less than $11.00 per share, the Valuation Price shall equal $11.00 per share, and if the mean is greater than $13.50 per share, the Valuation Price shall equal $13.50 per share.

   Each Share issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares) shall at the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares ("Certificates") shall thereafter represent the right to receive only the Merger Consideration. The holders of Certificates shall cease to have any rights with respect to the Shares previously represented thereby, except as otherwise provided herein or by law. Such Certificates previously evidencing such Shares shall be exchanged for (A) certificates evidencing whole shares of Parent Common Stock issued in consideration therefor or (B) the Per Share Cash Amount multiplied by the number of Shares previously evidenced by the canceled Certificate or (C) a combination of such certificates and cash, in each case in accordance with the allocation procedures of this Section 1.8 and upon the surrender of such Certificates in accordance with the provisions of Section 1.9, without interest. No fractional shares of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 1.9(e). The aggregate of the Merger Consideration provided in exchange for all Shares is referred to herein as the "Aggregate Merger Consideration ."

   (b) Election.

     (i) Election forms in such form as mutually agreed to by the parties (each a "Form of Election") and a Letter of Transmittal shall be mailed by the Company with the Proxy Statement (the date of such mailing being referred to herein as the "Mailing Date"), to each holder of record of Shares as of ten (10) business days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to make an unconditional election (an "Election") to receive (subject to the allocation and proration procedures set forth below) one or a combination of the following in exchange for all of such holder's Shares: (A) cash, or (B) Parent Common Stock. Alternatively, each Election Form will permit the holder to indicate that such holder has no preference as to the receipt of cash or Parent Common Stock for such holder's Shares. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the Shares held by such Representative for a particular beneficial owner.

     (ii) Any Shares (excluding the Excluded Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. (New York City time) on the 25th day following the Mailing Date (or such other time and date as Parent and Company may mutually agree) (the "Election Deadline") shall be deemed to be Shares with respect to which a Non-Election has been made (the "Non-Election Shares").

     (iii) Parent shall make available (or shall cause the Exchange Agent to make available) one or more separate Election Forms to all persons who become holders (or beneficial owners) of Shares between the Election Form Record Date and the close of business on the business day prior to the Election Deadline upon such holder's request to the Exchange Agent, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

     (iv) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or affidavits and indemnification regarding the loss or destruction of such Certificates reasonably acceptable to Parent or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with a duly executed Letter of Transmittal. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Newco and Company that this Agreement has been terminated in accordance with its terms and the Merger has been abandoned, and Parent shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from such person. If an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall be deemed to be Non-Election Shares (unless thereafter covered by a duly completed Election Form).

     (v) Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. If Parent (or the Exchange Agent) shall determine that any purported Election was not properly made, such purported Election shall have no force and effect and the holder making such purported Election shall for purposes hereof be deemed to have made a Non-Election. The decision of Parent (or the Exchange Agent) in all such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.8 and all such computations shall be conclusive and binding on the holders of Shares.

   (c) Over-Election of Parent Common Stock. Notwithstanding anything contained in this Agreement to the contrary, if the aggregate number of Shares covered by Elections electing to receive Parent Common Stock (the "Stock Election Shares") exceeds the number of Shares which equals 60% of the outstanding Shares at the Effective Time (the "Maximum Share Number"), then:

     (i) all Shares covered by Elections to receive cash (the "Cash Election Shares") and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Amount; and

     (ii) (A) a proration factor shall be determined by dividing the Maximum Share Number by the aggregate number of Stock Election Shares (the "Proration Factor"); and

          (B) each Stock Election Share shall be converted on a consistent basis into the right to receive (1) a fractional share of Parent Common Stock equal to the Exchange Ratio multiplied by the Proration Factor, and
  (2) the right to receive cash in an amount equal to the Per Share Cash Amount multiplied by the difference between one and the Proration Factor.

   (d) Over-Election of Cash. Notwithstanding anything contained in this Agreement to the contrary, if the sum of (A) the aggregate number of Cash Election Shares multiplied by the Per Cash Amount plus (B) the aggregate cash amount to be paid pursuant to Section 1.9(e), plus (C) the number of Dissenting Shares multiplied by the Per Share Cash Amount, plus (D) the aggregate amount of any other amounts paid by Parent or Company (or persons related to Company or Parent within the meaning of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e)) to, or on behalf of, any shareholder of Company in connection with the sale or other disposition of the Shares in connection with the Merger for purposes of Treasury Regulations Section 1.368-1(e) and 1.368-1T(e), plus (E) any extraordinary dividend distributed by Company prior to and in connection with the Merger for purposes of Treasury Regulations Section 1.368-1T(e) (collectively, the "Aggregate Cash Consideration"), exceeds 50% of the Aggregate Merger Consideration, valued as of the Closing Date (the "Maximum Cash Election Amount"), then:

     (i) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive Parent Common Stock, at the Exchange Ratio;

     (ii) the elections of the Management Group shall be adjusted as set forth in the Management Member Agreement substantially in the form attached hereto as Exhibit C, which provides that the number of Cash Election Shares held by the Management Group, to the extent necessary, shall be reduced to allow each shareholder of the Company that is not a member of the Management Group to receive cash for all Cash Election Shares held by such Shareholder, or as close as possible to all cash, provided, that in no event shall the Aggregate Cash Consideration exceed 50% of the Aggregate Merger Consideration; and

     (iii) If the Aggregate Cash Consideration continues to exceed 50% of the Aggregate Merger Consideration after the adjustment pursuant to the Management Member Agreement, the cash amount that each remaining Cash Election Share shall receive shall be reduced on a pro rata basis with all other remaining Cash Election Shares such that the Aggregate Cash Consideration shall equal 50% of the Aggregate Merger Consideration, and each such Cash Election Share shall be entitled to receive a fractional share of Parent Common Stock equal to (A) the difference in the Per Share Cash Amount and the per share amount paid in cash pursuant to this paragraph (iii), divided by (B) the Valuation Price.

   (e) No Over-Election. If neither the Aggregate Cash Consideration exceeds the Maximum Cash Election Amount, nor the number of Stock Election Shares exceeds the Maximum Share Number, then:

     (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Amount;

     (ii) all Stock Election Shares shall be converted into the right to receive Parent Common Stock at the Exchange Ratio; and

     (iii) an appropriate allocation will be made on a consistent basis among Non-Election Shares so that (1) the Aggregate Cash Consideration and (2) the aggregate value, at the Valuation Price, of the Parent Common Stock issued as part of the Merger Consideration each equal fifty percent (50%) of the aggregate Merger Consideration paid for all Shares, using the following formula: each Non-Election Share will be converted into the right to receive (y) a cash amount equal to (A) the difference between the Maximum Cash Election Amount and the Aggregate Cash Consideration (without taking into consideration the Non-Election Shares), divided by (B) the number of Non-Election Shares (the "Non-Election Cash") and (z) a fractional share of Parent Common Stock equal to (Y) the difference between the Per Share Cash Amount and the Non-Election Cash, divided by (Z) the Valuation Price. Notwithstanding the foregoing, if the Stock Election Shares are greater than 50% of the Outstanding Shares at the Effective Time, but less than 60% of such Shares, then all Non-Election Shares shall be treated as Cash Election Shares.

   (f) Each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or Company immediately prior to the Effective Time by virtue of the Merger and without any action on the part of Newco, Company or the holder thereof, shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

   (g) Notwithstanding anything in this Agreement to the contrary, each Share that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly demanded and perfected such shareholder's rights to dissent from the Merger and to be paid the fair value of such Shares in accordance with Title 7, Article 113 of the CBCA (the "Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but the holder thereof shall be entitled to such rights as are granted by the CBCA and the Surviving Corporation shall make all payments to the holders of such Shares with respect to such demands in accordance with the CBCA; provided, however, that if such holder shall have failed to perfect or shall have lost the right to dissent and receive payment under the CBCA, each Share held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, solely the right to receive Merger Consideration as follows: subject to compliance with Section 1.9, the holder of such Dissenting Shares shall be entitled to receive the same combination of cash (without interest) and Parent Common Stock as a holder of the same number of Shares with respect to which a Non-Election was made. Company shall give reasonably prompt notice to Newco and Parent of any demands received by Company for payment under Title 7, Article 113 of the CBCA, and Newco and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Newco and Parent, make any payment with respect to, or settle or offer to settle, such demands.

   (h) Each issued and outstanding share of capital stock of Newco shall continue as a validly issued, fully paid and nonassessable share of common stock, par value of $0.0l per share, of the Surviving Corporation. Each certificate representing any such shares of Newco shall continue to represent the same number of shares of common stock of the Surviving Corporation.

SECTION 1.9 Payment for Shares and Exchange of Certificates.

   (a) Exchange Agent. From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall cause to be deposited in trust with First Chicago Trust Company of New York, or such other agent or agents as may be appointed by Parent (the "Exchange Agent") (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.8 in exchange for Shares and (ii) the aggregate cash portion of the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to the provisions of Section 1.8 (the "Payment Fund").

   Parent shall cause the Exchange Agent to make the payments provided for in
Section 1.8 out of the Payment Fund. The Exchange Agent shall invest undistributed portions of the Payment Fund as Parent directs ("Investments"); provided, however, that the maturities of Investments shall be such as to permit the Exchange Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by the provisions of this Article I. All net earnings of Investments shall be paid to Parent as and when requested by Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under the provisions of this Article I, Parent shall in any event be liable for payment thereof.

   The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement. If any Merger Consideration deposited with the Exchange Agent for purposes of paying for the Shares pursuant to the provisions of this Article I remains unclaimed following the expiration of one year after the Effective Time, such Merger Consideration (together with accrued interest) shall be delivered to Parent by the Exchange Agent, and thereafter, holders of certificates that immediately prior to the Effective Time represented Shares shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof.

   (b) Exchange. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding Shares and which are converted into the right to receive the Merger Consideration pursuant to the provisions of Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration for the Shares represented thereby (collectively, the "Letter of Transmittal"), unless such holder shall have submitted a Letter of Transmittal together with the Form of Election pursuant to Section 1.8(b).

   Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive following the Effective Time in exchange therefor (i) a check representing that amount in cash as determined pursuant to the provisions of
Section 1.8 and, if applicable, the cash consideration to which such holder would be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.9(e), and (ii) a certificate representing that number of whole shares of Parent Common Stock as determined pursuant to the provisions of
Section 1.8, and the Certificate so surrendered shall forthwith be canceled.

   No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or otherwise in proper form to evidence and effect the transfer to such person or persons as reasonably determined by Parent and (B) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes whatsoever only the right to receive the Merger Consideration applicable thereto, without any interest thereon.

   (c) Distributions with Respect to Unexchanged Shares. With respect to Stock Election Shares and Non-Election Shares entitled to receive Parent Common Stock, no dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Shares with respect to the Parent Common Stock represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to the provisions of Section 1.9(e) until the surrender of such Certificate in accordance with the provisions of this Section
1.9. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be (i) issued to the holder a certificate representing whole shares of Parent Common Stock and (ii) paid in connection therewith to holder, without interest, (A) the amount of any cash payable in lieu of a fractional share to which such holder is entitled pursuant to the provisions of
Section 1.9(e), (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Stock, and (C) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but before such surrender and a payment date after such surrender payable with respect to such whole Parent Common Stock.

   (d) No Further Ownership Rights in Shares Exchanged. All cash paid and Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the provisions of this Article I shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

   (e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Valuation Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

   (f) No Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

   (g) No Liability. None of Parent, Newco, Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to the provisions of this Article I would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Lost Certificate. If any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Parent, such Merger Consideration as may be required pursuant to the provisions of this Article I; provided, however, that Parent or its Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

   (i) Return of Merger Consideration. Any portion of the Aggregate Merger Consideration made available to the Exchange Agent to pay for Dissenting Shares for which appraisal rights have been perfected shall be returned to Parent, promptly upon demand.

   SECTION 1.10 Stock Options. Company shall take all action, including delivery of, not less than 30 days' prior to the Closing Date, notice of the Merger and cancellation of outstanding options, necessary so that each option to purchase Shares (each, a "Company Stock Option" ) issued pursuant to the provisions of any Company Stock Option plan or agreement (the "Company Plans" ) outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right to receive, at the holder's option: (i) cash in an amount equal to the product of (A) the number of Shares of stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Cash Amount over the per share exercise price of such Company Stock Option (the "Option Payment") or (ii) the number of Shares of Parent Common Stock determined by dividing the value of the Option Payment by the Valuation Price. Such cash and shares of Parent Common Stock shall be delivered or issued by the Surviving Corporation immediately following the Effective Time. All applicable taxes attributable to the exercise of Company Stock Options and the Option Payment made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 1.10 or, if no such amounts are payable in cash, then the amount of such taxes shall be paid to the Company by each respective option holder by personal check. Notwithstanding the foregoing, any Company Stock Option with an exercise price greater than the Per Share Cash Amount immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time, without any payment being made therefor. Company shall use its reasonable best efforts to obtain the consent of each holder of company Stock Options to the foregoing treatment of such Company Stock Options to the extent required under the Company Plans.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

   Company hereby represents and warrants to each of Parent and Newco as follows:

   SECTION 2.1. Organization and Qualification; Subsidiaries.

   (a) Section 2.1 of the Disclosure Schedule delivered by Company to Parent dated the date of this Agreement (the "Company Disclosure Schedule") identifies each directly and indirectly owned subsidiary of Company and its respective jurisdiction of incorporation or organization, as the case may be and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Company or another subsidiary of Company. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, each of Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Company has heretofore delivered to Newco or Parent accurate and complete copies of the charter and bylaws (or similar governing documents, including in the case of partnerships, the partnership agreement), as currently in effect, of Company and its subsidiaries. Writer Homes, Inc. and Writer Peninsula, Inc. have no assets, liabilities or ongoing operations, other than unliquidated contingent liabilities for infrastructure warranties and homeowner warranties.

   (b) Each of Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Company. The term "Material Adverse Effect on Company" means any change or effect that (i) is or is reasonably likely to be materially adverse to the business, assets, results of operations, condition (financial or otherwise) or prospects of Company and its subsidiaries, taken as whole, or (ii) would or would be reasonably likely to impair the ability of Company to consummate the transactions contemplated hereby.

   (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment held by Company or any of its subsidiaries in any other person other than Company's subsidiaries (collectively, "Other Interests"). The Other Interests are free and clear of all Liens on any other limitation or restriction.

   (d) Company is not a "foreign person" as that term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

   SECTION 2.2. Capitalization of Company and its Subsidiaries.

   (a) The authorized capital stock of Company consists solely of 10,000,000 Shares, of which 7,462,480 Shares are issued and outstanding.

     (i) All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights or any right of first refusal and Company has no liability under the provisions of applicable Federal and state securities laws by reason of the issuance or sale thereof. 495,250 Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to Company Plans.

     (ii) Set forth in Section 2.2(a) of the Company Disclosure Schedule is a true and complete list of all outstanding or authorized Company Stock Options, warrants, calls, rights, commitments or any other agreements of any character that may obligate Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. Except as set forth above in this Section 2.2(a) or in Section 2.2(a) of the Company Disclosure Schedule, there are outstanding (A) no shares of capital stock or other voting securities of Company, (B) no securities of Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company, (C) no options or other rights to acquire from Company or its subsidiaries, and no obligations of Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company, and (D) no equity equivalent interests in the ownership or earnings of Company or its subsidiaries or other similar rights (collectively "Company Securities"). There are no outstanding obligations of Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Company.

   (b) (i) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of Company's subsidiaries (A) is owned by Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), and (B) have been validly issued and are fully paid, nonassessable and free of preemptive rights or any right of first refusal and neither Company nor any subsidiary has any liability under the provisions of applicable Federal and state securities laws by reason of the issuance or sale thereof.

     (ii) Except as set forth above or in Section 2.2(b) of the Company Disclosure Schedule, there are outstanding (A) no shares of capital stock or other voting securities of any of the subsidiaries of Company, (B) no securities of Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company subsidiaries, (C) no options or other rights to acquire from Company or its subsidiaries, and no obligations of Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company subsidiary, and (D) no equity equivalent interests in the ownership or earnings of any Company subsidiary or other similar rights (collectively "Subsidiary Securities"). There are no outstanding obligations of Company or its subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting or registration of any Subsidiary Securities.

   (c) "Lien" means, with respect to any asset, any security, mortgage, lien, pledge, charge, security interest, conditional sale agreements, title retention agreements, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options, adverse or equitable claims, or encumbrance of any kind in respect of such asset.

   (d) The Shares constitute the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   SECTION 2.3. Authority Relative to this Agreement; Recommendation.

   (a) Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company (the "Company Board") and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of two-thirds of the outstanding Shares. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid, legal and binding agreement of Company enforceable against Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (collectively, the "Enforcement Exceptions").

   (b) The Company Board has unanimously resolved to recommend that the shareholders of Company approve and adopt this Agreement and vote in favor of the Merger.

   SECTION 2.4. SEC Reports; Financial Statements.

   (a) Company has filed all required forms, reports and documents (collectively, "Company SEC Reports") with the Securities and Exchange Commission (the "SEC"), and has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The financial statements of Company (including the consolidated statements of income and cash flow) included in Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and statement of cash flows for the periods indicated (subject, in the case of unaudited interim financial statements, the exceptions permitted by Form 10-Q under the Exchange Act).

   (b) Company has heretofore made available or promptly will make available to Parent a complete and correct copy of any amendments or modifications that are required to be filed with the SEC, but have not yet been filed with the SEC, to any agreements, documents or other instruments that previously had been filed by Company with the SEC.

   SECTION 2.5. Consents and Approvals; No Violations.

   (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger as required by the DGCL and the CBCA, no filing with or notice to, and no material permit, authorization, consent or approval of, any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each a "Governmental Entity") is necessary for the execution and delivery of this Agreement by Company or the consummation of the transactions contemplated hereby by Company.

   (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the respective charter or bylaws (or similar governing documents) of Company or any of its subsidiaries; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien), or impair the rights of Company or its subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets which violation could have a Material Adverse Effect on Company.

   SECTION 2.6. No Default. None of Company or any of its subsidiaries is in breach, default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a breach, default or violation) of any term, condition or provision of (a) its charter or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that would not have a Material Adverse Effect on Company. All outstanding indebtedness of the Company and its subsidiaries may be prepaid without penalty and without the consent of any lender or other third party.

   SECTION 2.7. No Undisclosed Liabilities; Absence of Changes.

   (a) Except as reflected in Company's 1999 year end audited financial statements included in Company's Annual Report on Form 10-K for the year ended December 31, 1999, none of Company or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Company (including the notes thereto), other than liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999.

   (b) Without limiting the generality of the foregoing, except as set forth in Section 2.7 of the Company Disclosure Schedule, since December 31, 1999, Company and its subsidiaries have conducted their respective businesses and operations in, and have not engaged in any transaction other than according to, the ordinary and usual course of business consistent with past practice, and there has not occurred any:

     (i) event, change, condition or occurrence which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company;

     (ii) damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any material asset or property owned, leased or otherwise used by Company or any of its subsidiaries;

     (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company or any of its subsidiaries (other than wholly owned subsidiaries) or any repurchase, redemption or other acquisition by Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its subsidiaries;

     (iv) amendment of any term of any outstanding security of Company or any of its subsidiaries;

     (v) incurrence, assumption or guarantee by Company or any of its subsidiaries of any indebtedness for borrowed money;

     (vi) creation or assumption by Company or any of its subsidiaries of any Lien on any material asset, other than in the ordinary course of business consistent with past practices;

     (vii) loan, advance or capital contributions made by Company or any of its subsidiaries to, or investment in, any person;

     (viii) transaction or commitment made, or any contract or agreement entered into, by Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Company or any of its subsidiaries of any contract, agreement or other right, in either case, material to Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Company or any of its subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or, to Company's knowledge, threats thereof by or with respect to such employees;

     (x) increase in the compensation payable or that could become payable by Company or any of its subsidiaries to (A) officers of Company or any of its subsidiaries or (B) any employee of Company or any of its subsidiaries whose annual cash compensation is Fifty Thousand Dollars ($50,000) or more;

     (xi) liabilities being imposed upon or incurred by Company or its subsidiaries that will equal or exceed Fifty Thousand Dollars ($50,000) for any single instance or One Hundred Fifty Dollars ($150,000) in the aggregate;

     (xii) change by Company or any of its subsidiaries in its accounting principles, practices or methods; or

     (xiii) action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

   SECTION 2.8. Litigation. Except as set forth in Section 2.8 of the Company Disclosure Schedule, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or any of their respective properties or assets, and (ii) no such suit, claim, action, proceeding or investigation has been pending, whether or not since settled or otherwise resolved, at any time since January 1, 1997, where in the case of clause (ii) above the amount in controversy exceeded $10,000. None of Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree.

   SECTION 2.9. Compliance with Applicable Law. Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). Company and its subsidiaries are in compliance with the terms of Company Permits, except where the failure to comply would not have a Material Adverse Effect on Company. The businesses of Company and its subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations of any laws, ordinances or regulations that do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Company. No investigation or review by any Governmental Entity with respect to Company or its subsidiaries is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

   SECTION 2.10. Employee Benefit Plans; Labor Matters.

   (a) Section 2.10(a) of the Company Disclosure Schedule lists, with respect to Company, its subsidiaries and any trade or business which is treated as a single employer with Company within the meaning of Section 414(b),(c), (m), or
(o) of the Code ("ERISA Affiliate") each compensation or benefit plan, agreement, policy, practice, program, or arrangement, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Company, its subsidiaries or other ERISA Affiliates, for the benefit of any employee, former employee, independent contractor or director of Company, its subsidiaries, or other ERISA Affiliates (including, without limitation, any employment and/or consulting agreement, any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, executive compensation, fringe benefit, incentive, stock option, performance pay, loan or loan guarantee, plant closing, change of control, equity-based or deferred compensation plans, programs, policies and/or arrangements) (collectively, the "Employee Plans"). Without limiting the foregoing, Schedule 2.10(a) of the Company Disclosure Schedule lists all Company Stock Options issued and outstanding under any Company Plan, including the employee, exercise price, vesting schedule and expiration date of such Company Stock Options.

   (b) Company has provided or made available to Parent (i) a current, accurate and complete copy of each Employee Plan and related Plan documents (including trust documents, insurance policies, or contracts, employee booklets, and summary plan descriptions); (ii) any correspondence between Company, its subsidiaries, or other ERISA Affiliates and the Department of Labor and/or the Internal Revenue Service (the "IRS") related to such Employee Plans; and (iii) copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the past three Plan years.

   (c) Company, its subsidiaries, and other ERISA Affiliates have complied, and currently are in compliance, with the applicable provisions of ERISA, the Code and all other applicable laws with respect to each of the Employee Plans, except where such noncompliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company. Each Employee Plan that is intended to qualify under Section 401(a) of the Code has received, or prior to the expiration of the applicable remedial amendment period has filed for, a favorable determination letter from the IRS ruling that the Plan does so qualify and that the trust is exempt from taxation pursuant to Section 501(a) of the Code, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Code Section 401(a).

   (d) Company, its subsidiaries, or other ERISA Affiliates, have not maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a multi-employer plan (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)) or any plan otherwise subject to the minimum funding standards of ERISA Section 302 or Code Section 412.

   (e) Each Employee Plan that is a group health plan has been operated in compliance in all material respects with Code Section 4980B and Sections 601-609 of ERISA. No Employee Plan provides welfare benefits as defined in Section 3(1) of ERISA with respect to current or former employees of Company, its subsidiaries or other ERISA Affiliates beyond their retirement or other termination of service with Company, its subsidiaries or other ERISA Affiliates (other than coverage mandated by Code Section 4980B or applicable law).

   (f) No audit or investigation by any Governmental Entity is pending or, to the knowledge of Company, its subsidiaries or other ERISA Affiliates, is threatened, nor has any reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived), prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA), or breach of fiduciary duty occurred with respect to any Employee Plan, or any fiduciary thereof, that has had or would be reasonably expected to have a Material Adverse Effect on Company.

   (g) All benefits due under each Employee Plan have been timely paid and no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA, or other lawsuit or claim, other than routine uncontested claims for benefits, is pending, or to the knowledge of Company, its subsidiaries, or other ERISA Affiliates, is threatened against any Employee Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such lawsuit or claim, except where such claim or basis, if proven, would not have a Material Adverse Effect on Company.

   (h) The consummation of the transactions contemplated by this Agreement will not (i) cause any payments or benefits under any Employee Plan to be triggered, vested or accelerated, in whole or in part, (ii) entitle any current or former employee or other service provider of Company, its subsidiaries, or other ERISA Affiliates to severance benefits or any other payment, or (iii) increase the amount of compensation due any such employee or service provider.

   (i) No agreement, commitment or obligation exists to materially increase any benefit under any Employee Plan or to adopt any new Employee Plan. There has been no amendment to, written interpretation or announcement (whether or not written) by Company, its subsidiaries, or other ERISA Affiliates relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

   (j) All material contributions required to be made by Company, its subsidiaries, or other ERISA Affiliates to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current Plan years. No Employee Plan has any material unfunded accrued benefits that are not fully reflected in Company's financial statements. The Company Nonqualified Profit Sharing Plan is terminable as of December 31, 1999, without liability, except for $288,847 accrued thereunder through December 31, 1999.

   (k) There are no controversies pending or, to the knowledge of Company or its subsidiaries, threatened between Company or any of its subsidiaries and any of their respective employees or former employees that have, or may reasonably be expected to have, a Material Adverse Effect on Company. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries, nor does Company know of any activities or proceedings of any labor union to organize any such employees. There are no strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of Company or any of its subsidiaries.

   (l) Section 2.10(o) of the Company Disclosure Schedule sets forth a list of
(i) all employment agreements with officers or employees of Company; (ii) all agreements with consultants obligating Company to make any remaining payments in an amount exceeding $25,000; (iii) all severance agreements, programs and policies of Company with or relating to its employees, except programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of Company with or relating to its employees that contain change-in-control provisions. Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

   SECTION 2.11. Environmental Laws and Regulations.

   (a) Except as set forth on Section 2.11 of the Company Disclosure Schedule or as publicly disclosed by Company in Company SEC Reports:

     (i) all activities, operations and conduct of the Company or its subsidiaries, and to the knowledge of the Company, the Real Property, and any properties formerly owned or operated by the Company or its subsidiaries, comply and have at all times complied with Environmental Laws in all material respects;

     (ii) there has been no disposal, release, or threatened release of Hazardous Substances by the Company, and to the knowledge of the Company any other person, on, under, in, from or about the Real Property, or any properties formerly owned or operated by the Company or its subsidiaries, or otherwise related to the operations of the Company or its subsidiaries, that has subjected or may subject the Company or its subsidiaries to material liability under any Environmental Law;

     (iii) neither the Company nor its subsidiaries have disposed of or arranged for disposal of Hazardous Substances on any third party property that has subjected or reasonably could subject the Company to material liability under any Environmental Law;

     (iv) neither the Company nor its subsidiaries has received any notice, demand, letter, claim or request for information alleging violation of or liability under any Environmental Law and there are no actions, orders, decrees, injunctions or other proceedings, or to the knowledge of the Company or its subsidiaries, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law;

     (v) neither the Company nor its subsidiaries has exposed any employee or third party to any Hazardous Substance or condition which has subjected or reasonably could subject the Company or its subsidiaries to material liability under any Environmental Law;

     (vi) no underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located by the Company, or to the knowledge of the Company, any other person, on the Real Property or properties formerly owned or operated by the Company or its subsidiaries;

     (vii) neither the Company nor its subsidiaries has assumed by agreement any liability of any person for cleanup, compliance or required capital expenditures pursuant or related to any Environmental Law;

     (viii) neither the Company nor its subsidiaries is required to make any capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any governmental agency could take action that would require such capital or other expenditure;

     (ix) there are no circumstances, conditions or activities involving the Company or its subsidiaries that could reasonably be expected to result in any liability or costs to the Company or its subsidiaries or any restrictions on the ownership, use or transfer of the Real Property pursuant to any Environmental Law;

     (x) the Company and its subsidiaries have delivered to Parent copies of all environmental assessments, audits, studies, and other environmental reports in its possession or reasonably available to it relating to the Company or its subsidiaries or the Real Property or former properties or operations.

   (b) As used herein:

     (i) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial, administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (A) the protection, investigation, remediation, or restoration of the environment or natural resources, (B) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, pollution, contamination, any injury or threat of injury to persons or property or (D) the protection of the health and safety of employees or the public.

     (ii) "Hazardous Substance" means any substance, material, or waste that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance, material, or waste which may be the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

   SECTION 2.12. Taxes.

   (a) For purposes of this Agreement:

     (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

     (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

   (b) Except as set forth in Section 2.12 of the Company Disclosure Schedule:
(i) Company and its subsidiaries have accurately prepared and timely filed (except where extensions of time to file have been obtained) all Tax Returns they are required to have filed and (ii) such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

   (c) Company and its subsidiaries have paid or adequately provided for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay.

   (d) No material claim for assessment or collection of Taxes is presently being asserted against Company or its subsidiaries, and neither Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority, nor does Company have knowledge of any such threatened action, proceeding or investigation.

   (e) Neither Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

   (f) Neither Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change-of-control of Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

   SECTION 2.13. Intellectual Property.

   (a) "Intellectual Property" means trademarks and service marks (registered or unregistered), trade dress, trade names, names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, as well as the following: (i) patents, patentable inventions, trade secrets, discoveries, improvements, ideas, know-how, formula, methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (ii) the right in any jurisdiction to limit the use or disclosure thereof; (iii) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (iv) licenses; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) customer lists; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

   (b) Section 2.13 of the Company Disclosure Schedule lists all Intellectual Property (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or otherwise used by Company or its subsidiaries that are material to their business or operations ("Material Intellectual Property").

   (c) All of the Material Intellectual Property is owned by Company or its subsidiaries free and clear of any and all Liens or is used by Company or its subsidiaries pursuant to a valid and enforceable license granting rights sufficiently broad to permit the historical and anticipated uses of the Intellectual Property in connection with the conduct of the Business in the manner presently conducted.

   (d) Section 2.13 of the Company Disclosure Schedule lists any licenses, sublicenses or other agreements pursuant to which Company or its subsidiaries grants a license to any person to use the Intellectual Property or is a licensee of any of the Intellectual Property.

   (e) The conduct of the business and operations of Company and its subsidiaries does not conflict with valid intellectual property rights of others. There are no conflicts with or infringements of any of the Intellectual Property by any third party.

   (f) Company has taken all commercially reasonable precautions necessary to ensure that all Intellectual Property has been properly protected and has been kept secret.

   (g) Except as set forth in Section 2.13 of the Company Disclosure Schedule
(i) the validity of Intellectual Property and the title thereto of Company or any subsidiary, as the case may be, is not being threatened with or questioned in any litigation to which Company or any subsidiary is a party, and (ii) the consummation of the transactions completed hereby will not result in the loss or impairment of any rights of Company or its subsidiaries in the Intellectual Property.

   SECTION 2.14. Real Property. Section 2.14 of the Company Disclosure Schedule lists: (i) a description of each parcel of real property owned by Company and any of its subsidiaries (the "Fee Real Property"), (ii) a listing of each lease, written or, to the knowledge of Company, oral, of real property under which Company or any of its subsidiaries is a lessee, lessor, sublessee or sublessor, as so designated therein (the "Leases" and together with the Fee Real Property, the "Real Property"), (iii) all options or commitments to sell or lease any real property interests to which Company or any of its subsidiaries is a party, and (iv) all options or commitments to acquire any real property interests (other than by lease) to which Company or any of its subsidiaries is a party (collectively, such real property interests are referred to as the "Acquisition Real Property"). The Real Property constitutes all of the real property interests owned, leased or occupied in whole or in part by Company or any of its subsidiaries and there are no other Leases, licenses or other agreements affecting the occupancy of the Real Property. Except as set forth in Section 2.14 of the Company Disclosure Schedule:

   (a) Company and its subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used) title in fee simple, or will acquire good and marketable (or indefeasible, as the case may be) title in fee simple, to the Fee Real Property owned or optioned by them, free and clear of all Liens, except Liens for Taxes not yet due and such Liens or other imperfections of title as do not or will not materially interfere with the present use or intended use by Company and its subsidiaries or affect the value or marketing of the property affected thereby and that do not, individually or in the aggregate, have a Material Adverse Effect on Company. Company has delivered or made available to Parent copies of the deeds and other instruments (as recorded) by which Company acquired such Real Property and interests, and copies of all title insurance policies, title insurance commitments, opinions, abstracts, and surveys relating to the Fee Real Property or interests and the Acquisition Real Property. There are no encumbrances or other matters of record (other than contracts for sales of completed residences and inchoate mechanics' liens for amounts not yet due) affecting title to any of the Fee Real Property or Acquisition Real Property which are not disclosed in the title insurance policies and commitments.

   (b) Neither Company nor any of its subsidiaries has given, nor have they received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by Company or any subsidiary, or to the knowledge of Company, any other person with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to Company or any subsidiary title to or an interest in or otherwise affecting the Fee Real Property or the Acquisition Real Property, except for such breach or event of default that would not, individually or in the aggregate, have a Material Adverse Effect on Company.

   (c) The Fee Real Property and Acquisition Real Property to be used for homebuilding conforms, in all material respects, to the appropriate Governmental Entity's standards, and there is no material impediment to approval for undeveloped Real Property or the Acquisition Real Property, such approval to allow development in the manner in which Company currently anticipates building thereon.

   (d) The developed Fee Real Property and Acquisition Real Property has access to streets, and is serviced, in all material respects, by all utilities and other services as is necessary for the current and intended use of such property. The undeveloped Fee Real Property and Acquisition Real Property has access to streets, and such Fee Real Property and Acquisition Real Property is serviced, in all material respects, by all utilities and other services as is necessary for the development thereof or such utilities and other services are or will be available, in all material respects, to such property.

   (e) There is no suit, action or arbitration, or legal, administrative, or other proceeding or Governmental Entity investigation, formal or informal, including without limitation to eminent domain or condemnation proceeding, proceeding to establish a new assessment district or increase the assessments imposed by an existing assessment district, or zoning change proceeding, pending or threatened, or any judgment, moratorium or other government policy or practice which affects any of the Fee Real Property or the Acquisition Real Property or Company's anticipated development of any of such properties.

   (f) All Leases are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

   (g) There are no material encroachments on the Fee Real Property or the Acquisition Real Property nor any encroachments by improvements on the Fee Real Property or the Acquisition Real Property onto any easements or any adjoining property or which would otherwise conflict with the property rights of any other person.

   (h) All of the improvements situated on any of the Real Property and Acquisition Real Property are in good operating condition and are adequate and suitable for the purposes for which they are presently being used, normal wear and tear excepted.

   (i) All rights to exercise any purchase or repurchase options with respect to any portion of the Fee Real Property (whether contained in vesting deeds or otherwise) have expired or been extinguished in accordance with their respective terms.

   SECTION 2.15. Projects. Except as set forth in Section 2.15 of Company's Disclosure Schedule:

   (a) Company has not developed, constructed or otherwise participated and does not currently intend to develop, construct or otherwise participate in any real estate projects other than the projects identified in Section 2.15 of the Company Disclosure Schedule (the "Projects"). Section 2.15 of the Company Disclosure Schedule includes the total number of units developed and under development, and the total units remaining unsold.

   (b) All work performed by Company or by subcontractors on Company's behalf on or in any of the properties involved in the Projects has been or shall be performed in substantial accordance with the plans and specifications approved by all Governmental Entities (including VA and FHA, as applicable), in compliance with all applicable laws, ordinances, and regulations, and in a good and workmanlike manner, free from any defect or lien, other than inchoate mechanics' liens for amounts not yet due. Each property involved in the Projects complies in all material respects with all laws, including, without limitation, applicable zoning, land use, subdivision, parking, traffic and fire safety laws and the Colorado Common Interest Ownership Act (Colorado Revised Statutes (S)(S) 38-33.3-101 et seq.) ("CCIOA"), and Company has not received any notice from any Governmental Entity as to any violation of any law. Company and its subsidiaries have filed all information required by such acts.

   (c) The approvals, consents, licenses, permits, waivers or other authorizations issued, granted or otherwise made available by any Governmental Entity pertaining to the Projects (collectively, the "Entitlements"), and any agreements (for example, and not in limitation, subdivision improvement agreements) executed in connection therewith, are in full force and effect and no party thereto is in default thereunder. All material Entitlements necessary or appropriate for the development and construction of the Projects are in full force and effect, without default, and are enforceable in accordance with Colorado law. Neither Company nor to Company's knowledge, the fee owner, if Company is not the fee owner of any property involved in any of the Projects, is in default under, and Company has not received any notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any Entitlements, contract, transaction, agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument pertaining to the property involved in any Project. All subdivision improvement bonds and other sureties or assurances relating in any way to any such property and required by any applicable Governmental Entity or pursuant to any Entitlements have been posted and are being maintained in accordance with the requirements of such applicable Governmental Entitles and/or Entitlements and no claim has been made thereunder or thereto.

    (d) (i) Company is not obligated to pay nor is it otherwise subject to any monetary charges, assessments or fees imposed by any Governmental Entity or quasi-governmental entity (such as special districts, improvement districts or the like) in connection with Company's receipt of the Entitlements or otherwise relating to the development or improvement of the Projects.

     (ii) Except for obligations contained in the agreements listed in Section
2.15 of the Company Disclosure Schedule, Company does not have any development or improvement obligations with respect to the Projects.

   (e) Company (or to Company's knowledge, the fee owner, if Company is not the fee owner) has made no oral or, except for the Entitlements, written commitments or representations to, or understandings or agreements with, any person, firm or entity, any adjoining property owner or any Governmental Entity which would in any way be binding on Company or would interfere with Company's ability to develop and improve any of the properties involved in the current Projects with residential developments in accordance with the Entitlements, and neither Company, the fee owner, nor Company shall make or enter into any such commitment, representations, understandings or agreements without Parent's written consent.

   (f) No property involved in the Projects is located in an area designated as having special flood hazards or designated as a wetland by the army Corps of Engineers. No property involved in the Projects is located in an area that is designated, or in the process of being designated, as a critical habitat for any threatened or endangered species under the endangered Species Act of 1973, as amended, or designated under any other law for the preservation of fish, wildlife, plants, insects, forests or wetlands, or for the preservation of any historical or archeological site under the National Historic Preservation Act of 1979, as amended, or any other law, which any such designation would limit, impair, delay or prohibit the construction and development of the Project in accordance with the existing or proposed plans therefor.

   (g) Company has not received any notice from any of Company's insurance carriers of any defects or inadequacies in any of the properties involved in the Projects, or any portion thereof, which would adversely affect the insurability of any properties or the cost of any such insurance. There are no pending insurance claims with respect to any portion of any such properties.

   (h) There are no soil conditions that would require construction of foundations different than those customarily built in residential projects, in Colorado in the areas in which the Projects are located, nor, to the knowledge of the Company, any seismic safety problems relating to any of the properties involved in the Projects, any recent seismic activity affecting any such properties or any active fault bisecting, underlying or adjacent to any such properties. Company has installed foundations appropriate and customary for the applicable soil conditions.

   (i) Neither the Company nor any of its subsidiaries is in default under any "Declaration" (as defined in CCIOA) to which it is a party, by which it is bound, or under which it is, or has succeeded to the rights of, the "Declarant" (as defined in CCIOA).

   (j) Each Declaration affecting each current Project complies in all respects to the applicable requirements of CCIOA or is exempt from such requirements.

   (k) All work performed with respect to the Projects has been approved by holders of security interests in the Projects to the extent required by the applicable Declarations or CCIOA.

   (l) Other than in connection with its sales of homes to purchasers in the ordinary course of business, neither the Company nor any of its subsidiaries has assigned to any third party any of its respective development or other rights under the Declarations.

   SECTION 2.16 Assets. The assets and properties of Company and its subsidiaries, considered as a whole, constitute all of the assets and properties that are reasonably required for the business and operations of Company and its subsidiaries as presently conducted. Company or its subsidiaries have good and marketable title to or a valid leasehold estate in all personal properties and assets reflected on Company's balance sheet at December 31, 1999 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice), in each case, free and clear of all Liens (other than the Liens set forth in Section 2.16 of the Company Disclosure Schedule.

   SECTION 2.17 Contracts.

   (a) Section 2.17 of the Company Disclosure Schedule contains a complete and accurate list of all material contracts (written or oral), undertakings, commitments, arrangements or agreements to which Company or any of its subsidiaries is a party or by which any of them is bound relating to or affecting their securities, assets, properties, business or operations, including, without limitation, the following categories (collectively, the "Contracts"):

     (i) Contracts, whether or not made in the ordinary course of business, requiring annual expenditures by or liabilities of Company and its subsidiaries in excess of Fifty Thousand Dollars ($50,000);

     (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor;

     (iii) Contracts containing covenants limiting the freedom of Company or any of its subsidiaries to engage in any line of business or compete with any person or operate at any location;

     (iv) joint venture or partnership agreements or joint development or similar agreements, including any agreement pursuant to which any third party is entitled to develop any real property and/or facility on behalf of Company or its subsidiaries;

     (v) Contracts with any Federal, state or local Governmental Entity that have a remaining term in excess of one (1) year or are not cancelable (without material penalty, cost or other liability) within one (1) year;

     (vi) Contracts for the sale of assets, other than homes, by the Company or its subsidiaries with a value in excess of Fifty Thousand Dollars ($50,000);

     (vii) Contracts required to be filed as "material contracts" by the Company with the SEC pursuant to the requirements of the Securities Exchange Act of 1934; and

     (viii) any other Contract that is material to Company and its subsidiaries, taken as a whole, not otherwise listed on the Company Disclosure Schedule.

   (b) Except as set forth in Section 2.17 of the Company Disclosure Schedule, true and complete copies of the written Contracts and descriptions of verbal Contracts, if any, have been delivered to Parent. Each of the Contracts is a valid and binding obligation of Company and, to Company's knowledge, the other parties thereto, enforceable against Company in accordance with its terms, except as enforcement may be limited by the Enforcement Exceptions. No event, including, without limitation, the execution and delivery of this Agreement, has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Contract identified in Section
2.17 of the Company Disclosure Schedule in response to paragraph (a) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

   (c) All "participation" and similar payments due or to become due with respect to any Project (including pursuant to any Contract that relates or related to any indebtedness to Investors Real Estate Trust with respect to the Northpark project or to any person or entity relating to indebtedness of Writer Peninsula, Inc. or affecting the Southpark projects) have been paid in full and neither the Company nor any subsidiary of the Company has any liability for or obligation to make any such participation or similar payments with respect to any Project.

   SECTION 2.18 Insurance.

   (a) Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the persons to whom such policies have been issued, the expiration dates thereof, whether the policies are currently in effect, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies in effect at any time since January 1, 1992 that insure or did insure the business, operations or employees of Company or any subsidiary of Company or affect or relate to the ownership, use or operation of any of the assets (both past and present) of Company or any subsidiary of Company and that
(a) have been issued to Company or any subsidiary of Company or (b) have been issued to any person (other than Company or any subsidiary of Company) for the benefit of Company or any subsidiary of Company (the "Insurance Policies"). The insurance coverage provided by any of the policies described in clause (a) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each Insurance Policy listed is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither Company, any subsidiary of Company nor the person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The Insurance Policies were placed with financially sound and reputable insurers and, in light of the respective business, operations and assets of Company and its subsidiaries, are or were in amounts and have or had coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets.

Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, neither Company, any subsidiary of Company nor the person to whom such policy has been issued has received notice that any insurer under any Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, or, to Company's knowledge, indicated any intent to do so or not to renew any such policy.

   (b) Section 2.18(b) of the Company Disclosure Schedule contains a listing of all open claims made or otherwise asserted by the Company against any insurance policy. These claims, individually or in the aggregate, if not covered by insurance, would not have a Material Adverse Effect on Company. All material claims under the Insurance Policies have been filed in a timely fashion.

   SECTION 2.19 Product Warranties. Section 2.19 of the Company Disclosure Schedule sets forth complete and accurate copies of the written warranties and guaranties by Company or any of its subsidiaries currently in effect with respect to its products. There have not been any material deviations from such warranties and guaranties, and neither Company, any of its subsidiaries nor any of their respective salespersons, employees and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither Company nor any of its subsidiaries has made any oral warranty or guaranty with respect to its products.

   SECTION 2.20. Certain Business Practices. None of Company, any of its subsidiaries or any directors, officers, agents or employees of Company or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) to Company's knowledge, made any other unlawful payment.

   SECTION 2.21. Brokers. Except as set forth on Section 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company. The aggregate fees that the Company shall be obligated to pay to such brokers, finders or investment bankers shall not exceed $700,000.

   SECTION 2.22. Year 2000.

   (a) Except as set forth in Section 2.22 of the Company Disclosure Schedule, all Information Systems and Equipment of Company and its subsidiaries are in all material respects Year 2000 Compliant.

   (b) "Year 2000 Compliant" means that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise materially impair the accuracy or functionality of Information Systems and Equipment."Information Systems and Equipment" means with respect to a person all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, such person's conduct of their business.

   SECTION 2.23. Transactions With Affiliates. Except to the extent disclosed in Company SEC Reports or in Section 2.23 of the Company Disclosure Schedule, within the last five years there have been no transactions, agreements, arrangements or understandings between Company or its subsidiaries, on the one hand, and Company's affiliates (other than wholly-owned subsidiaries of Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

   SECTION 2.24. Suppliers and Subcontractors. The documents and information supplied by Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers and subcontractors are accurate in all material respects. Except as set forth in Section 2.24 of the Company Disclosure Schedule, during the last twelve (12) months, Company has received no notices of termination or threats of termination from any of the five (5) largest suppliers or ten (10) largest subcontractors for Company and its subsidiaries.

   SECTION 2.25. Opinion of Financial Advisor. The Seidler Companies ("Company Financial Adviser") has delivered to the Board of Directors of Company its oral opinion to the effect that the consideration to be received by the holders of Shares pursuant to the provisions of this Agreement is fair from a financial point of view to such holders, a written copy of which will be received prior to the Closing, and a copy of which will be delivered to Parent as soon as available and prior to the Closing.

   SECTION 2.26. Accuracy of Information. None of the representations or warranties or information provided and to be provided by Company to Parent or Newco in this Agreement (including the Company Disclosure Schedule) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading. The descriptions set forth in the Company Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available by Company to Parent or Newco pursuant hereto were or will be complete and accurate records of such documents.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

   Parent and Newco hereby represent and warrant to Company, except as otherwise set forth in Parent SEC Reports, that:

   SECTION 3.1. Organization.

   (a) Parent and Newco are duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Parent has heretofore delivered to Company accurate and complete copies of the certificate of incorporation and bylaws as currently in effect of Parent and Newco.

   (b) Each of Parent and Newco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent" means any change or effect that is (i) reasonably likely to be materially adverse to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or (ii) that materially impairs the ability of Parent and/or Newco to consummate the transactions contemplated hereby.

   SECTION 3.2. Capitalization of Parent and its Subsidiaries.

   (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which, as of March 1, 2000, 28,969,580 shares of Parent Common Stock are issued and outstanding and

10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 1, 2000, 2,409,490 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants.

   (b) As of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent; (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent; (iii) no options or other rights to acquire from Parent or its subsidiaries and, no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (other than pursuant to Parent's 1991 Employee Stock Incentive Plan and 1997 Stock Incentive Plan; and (iv) no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively, "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Other than as provided herein, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

   (c) When delivered pursuant to this Agreement each share of Parent Common Stock issued in exchange for Shares will be fully paid, validly issued and outstanding and not subject to assessment or claim of right by any person claiming through Parent or Newco.

   SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Newco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Newco and by Parent as the sole stockholder of Newco, and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and constitutes a valid, legal and binding agreement of each of Parent and Newco enforceable against each of Parent and Newco in accordance with its terms, except as such enforcement may be limited by the Enforcement Exceptions.

   SECTION 3.4. SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents (collectively, "Parent SEC Reports" ) with the SEC, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent (including the consolidated statements of income and cash flow) included in the Parent SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods indicated.

   SECTION 3.5. Consents and Approvals; No Violations.

   (a) Except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL and the CBCA, no filing with or notice to, and no material permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Newco of this Agreement or the consummation by Parent or Newco of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent.

   (b) Neither the execution, delivery and performance of this Agreement by Parent or Newco, nor the consummation by Parent or Newco of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of each of the certificate of incorporation or bylaws (or similar governing documents) of Parent and Newco or any of Parent's other subsidiaries,
(ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Newco or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Newco or any of Parent's other subsidiaries or any of their respective properties or assets which violation could have a Material Adverse Effect on Parent.

   SECTION 3.6. No Default. None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a breach, default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

   SECTION 3.7. No Undisclosed Liabilities; Absence of Changes. Except as reflected in the most recent financial statements of Parent included in the Parent SEC Reports, none of Parent or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities incurred in the ordinary course of business since September 30, 1999.

   SECTION 3.8. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. None of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

   SECTION 3.9. Compliance with Applicable Law. Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on Parent. The businesses of Parent and its subsidiaries are not being conducted in violation of any law ordinance or regulation of any Governmental Entity except for violations that do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Parent. No investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than in each case those that Parent reasonably believes will not have a Material Adverse Effect on Parent.

   SECTION 3.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent or Newco.

   SECTION 3.11. Year 2000. All Information Systems and Equipment of Parent and its subsidiaries are in all material respects Year 2000 Compliant.

   SECTION 3.12. Accuracy of Information. None of the representations or warranties or information provided and to be provided by Parent or Newco to the Company in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Parent or Newco to Company pursuant hereto were or will be complete and accurate records of such documents.

                                   ARTICLE IV
                                   COVENANTS

   SECTION 4.1. Conduct of Business of Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and, to the extent consistent therewith and with no less diligence and effort than would be applied in the absence of this Agreement, will seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither Company nor any of its subsidiaries will, without the prior written consent of Parent and Newco (which consent shall not be unreasonably withheld):

   (a) amend its charter or bylaws (or other similar governing instrument);

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to options previously granted under Company Plans or pursuant to previously granted warrants;

   (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

   (e) alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any subsidiary;

   (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices provided that notice is provided to Parent; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of Company incurred in the ordinary course of business consistent with past practices provided that notice is provided to Parent; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice);
(iv) pledge or otherwise encumber shares of capital stock of Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax liens for Taxes not yet due and Liens incurred in the ordinary course of business securing borrowings permitted under clause (i) above);

   (g) except as set forth in Section 4.1 of the Company Disclosure Schedule or as may be required by law, enter into adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

   (h) except as set forth in Section 4.1 of the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate, provided that none of the foregoing shall limit contracting for sale and sale of completed residences in the ordinary course of business consistent with past practices;

   (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

   (j) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

   (k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to Company and its subsidiaries, taken as a whole; (iii) authorize any new capital expenditure or expenditures that individually is in excess of $50,000 or in the aggregate are in excess of $250,000 provided that none of the foregoing shall limit any capital expenditure required pursuant to existing Projects or other existing contracts in the ordinary course of business consistent with past practices;

   (l) make any tax election or settle or compromise any income tax liability material to Company and its subsidiaries taken as a whole;

   (m) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on Company;

   (n) pay, or award any increases in, any salary, wages, vacation pay, sick pay, bonuses or other compensation except in the ordinary course of business consistent with past practice;

   (o) made any material change in the conduct of its business or operations, or take or omit to take any actions not in the ordinary course of business consistent with past practices;

   (p) enter into any transaction, agreement, arrangement or understanding with any affiliate of the Company, or amend or modify the terms of any existing agreement, arrangement or understanding with any affiliate of the Company;

   (q) enter into any transaction, agreement, arrangement or understanding, or take any other action, that would prevent the Merger from qualifying as a tax free reorganization; or

   (r) take or agree in writing or otherwise commit to take any of the actions described in Sections 4.1(a) through 4.1(q) or any action that would make any of the representations or warranties of Company contained in this Agreement materially untrue or incorrect.

   SECTION 4.2. Preparation of Form S-4 and the Proxy Statement.

   (a) Parent shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (together with any amendments or supplements thereto, the "Form S-4") with respect to the shares of the Parent Common Stock to be issued in the Merger. Parent and Company shall each use its reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practical after such filing. Company and Parent shall each use their reasonable best efforts to have a joint proxy statement of Parent and of Company prepared by Parent and Company containing the information required by the Exchange Act (together with any amendments or supplements thereto, the "Proxy Statement") promptly approved by the SEC under the provisions of the Exchange Act.

   (b) Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and Company shall furnish all information concerning Company and the holders of Shares as may be reasonably requested in connection with any such action.

    (c) (i) The information specifically designated as being supplied by Company for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is declared effective or at the time the Proxy Statement is first mailed to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      (ii) The information specifically designated as being supplied by Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (iii) If at any time prior to the Effective Time, any event or circumstance relating to Company, or its officers or directors, should be discovered by Company which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, Company shall promptly inform Parent.

      (iv) All documents, if any, that Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (d) (i) The information specifically designated as being supplied by Parent for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is declared effective or at the time the Proxy Statement is first mailed to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      (ii) The information specifically designated as being supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (iii) If at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, should be discovered by Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, Parent shall promptly inform Company.

      (iv) All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   SECTION 4.3. Other Potential Acquirers.

   (a) Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (defined below). Neither Company nor any of its affiliates shall, nor shall Company authorize or permit any of its or their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents to, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any person or group (other than Parent and Newco or any designees of Parent and Newco) concerning any Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition. Company shall promptly (within one business day of receipt) notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal; and shall keep Parent fully informed of the status and any material developments concerning the same.

   (b) Except as set forth in this Section 4.3(b), Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties, Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (defined below), but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal"), advising Parent that Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and specifically stating that Company intends to approve or recommend such Superior Proposal in accordance with this
Section 4.3(b); and (ii) if Parent does not, within ten (10) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that Company Board by a majority vote determines in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be as favorable to Company's shareholders as such Superior Proposal; provided, however, that Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1. Any disclosure that Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 4.3(b) provided that such disclosure states that no action will be taken by Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition, except in accordance with this Section 4.3(b).

   (c) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Company by merger or otherwise by any person (which includes a "person" as such term is defined in

Section 13(d)(3) of the Exchange Act) other than Parent, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than twenty percent (20%) of the total assets of Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of ten percent (10%) or more of the outstanding Shares; (iv) the adoption by Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; (vi) the acquisition by Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of Company or (vii) any similar merger, reorganization, share exchange, consolidation or similar transaction involving the equity interests of Company. A "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than eighty percent (80%) of the Shares then outstanding or all of substantially all of the assets of the Company and otherwise on terms that Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) and after consultation with its outside counsel (A) to be more favorable to Company's shareholders than the Merger and
(B) if accepted would be reasonably capable of being consummated.

   SECTION 4.4. Comfort Letters.

   (a) Company shall use commercially reasonable efforts to cause Deloitte & Touche to deliver letters dated not more than five (5) days prior to the date on which the Form S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in connection with financial statements and other information derived from financial records of the Company and its subsidiaries, in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement.

   (b) Parent shall use commercially reasonable efforts to cause Arthur Andersen LLP to deliver letters dated not more than five (5) days prior to the date on which the Form S-4 shall become effective and addressed to itself and Company and their respective Boards of Directors in connection with financial statements and other information derived from financial records of Parent, in form and substance reasonably satisfactory to Company and customary in scope and substance for agreed upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement.

   SECTION 4.5. Meetings of Shareholders. Company shall take all action necessary in accordance with the CBCA and its charter and bylaws to duly call, give notice of, convene, and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The shareholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the CBCA and Company's certificate of incorporation and bylaws. Company will, through its Board of Directors, recommend to its shareholders approval of such matters subject to the provisions of Section 4.3(b) and their fiduciary duties to shareholders under applicable law.

   SECTION 4.6. NYSE Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

   SECTION 4.7. Access to Information; Confidentiality.

   (a) Between the date hereof and the Effective Time, Company will give Parent and its authorized representatives, reasonable access to all employees, plants, offices, and other facilities and to all books and records of itself and its subsidiaries; will permit Parent to make such inspections as Parent may reasonably require; and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as Parent may from time to time reasonably request.

   (b) Between the date hereof and the Effective Time, Company shall furnish to Parent, as soon as available (but no later than twenty days) after the end of each calendar month (commencing with April, 2000), an unaudited balance sheet of Company as of the end of such month, and the related statements of earnings, shareholders' equity (deficit); and, as soon as available (but no later than thirty days) after the end of each calendar quarter, a statement of cash flows for the quarter then ended each, prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by Company with respect to its monthly and quarterly financial statements. All the foregoing shall be in accordance with the books and records of Company and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

   (c) Parent and Company agree that, except as otherwise required by law, for a period of two years from the date hereof (regardless of whether the transactions contemplated hereby are consummated) each will hold, and will cause its directors, officers, employees, affiliates, consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated by this Agreement ("Confidential Material"). Each party agrees that it will use the Confidential Material solely for the purpose of the transactions contemplated by this Agreement and it will not use the Confidential Material in any way detrimental to the other party. In the event that either party is requested in any proceeding to disclose any Confidential Material, such party shall give the other party prompt notice prior to disclosure of any Confidential Material so that the other party may seek an appropriate protective order. If, in the absence of a protective order, a party is nonetheless compelled to disclose Confidential Material, such party may disclose such information without liability hereunder; provided, however, that such party will give the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of and at the expense of such other party, such party will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. The term "Confidential Material" shall not include information which was or becomes generally available on a non-confidential basis; provided that the source of such information was not bound by a confidentiality agreement or this Section 4.7.

   SECTION 4.8. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the Form S-4, any filings that may be required under the HSR Act and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any adverse legal proceeding relating to the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

   SECTION 4.9. Public Announcements. Parent, Newco and Company, as the case may be, will use commercially reasonable efforts to consult with and obtain the approval of one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or the rules of any applicable securities exchange or national market system as reasonably determined by Parent, Newco or Company, as the case may be.

   SECTION 4.10. Notification of Certain Matters. Company shall give prompt notice to Parent and Newco and Parent and Newco shall give prompt notice to Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Company, Parent or Newco, as the case may be, to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
4.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 4.11. Affiliates. Parent shall not be required to maintain the effectiveness of the Form S-4 beyond the minimum period necessary to consummate the Merger in compliance with the Securities Act.

   SECTION 4.12. Lock-up Letter Agreement. Concurrently with or prior to the consummation of the transactions contemplated by this Agreement, (i) George S. Writer, Jr. and Daniel J. Nickless (and any holder of Shares beneficially owned by either of them) shall enter into a lock-up letter agreement with Parent, substantially in the form attached hereto as Exhibit D (the "Lock Up Agreement"), providing, among other things, that without the prior written consent of Parent the shares of Parent Common Stock issued to such persons in the Merger will not be sold until the first anniversary of the Closing Date; and (ii) each of the other members of the Management Group (and any holder of Shares beneficially owned by any of them) shall enter into a Lock Up Agreement, providing, among other things, that without the prior written consent of Parent the shares of Parent Common Stock issued in the Merger to such persons shall not be sold until one hundred and twenty (120) days after the Closing Date.

   SECTION 4.13. Indemnification and Insurance.

   (a) All rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or bylaws (or comparable charter or organizational documents) or applicable law shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims, and provided further that in no event shall the Surviving Corporation be obligated to provide indemnification under this Section 4.13(a) in excess of the indemnification Company is required to provide under its certificate of incorporation or bylaws as in effect on the date hereof.

   (b) Parent will cause to be maintained, for a period of three years from the Effective Time, Company's current directors' and officers' insurance and indemnification policy ("Company D&O Insurance") covering those persons who are currently covered by Company D&O Insurance to the extent that it provides coverage for events occurring prior to or at the Effective Time (through the continuation or endorsement of the policy for Company D&O Insurance or the purchase of a tail-end rider), provided, that Parent may, in lieu of maintaining such existing Company D&O Insurance, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms thereof are substantially similar to those of the existing Company D&O Insurance. If the existing Company D&O Insurance expires, is terminated or cancelled or is not available during such three-year period, Parent will use all commercially reasonable efforts to cause to be obtained as much Company D&O Insurance as can be obtained for the remainder of such period.

   (c) Any Indemnified Party wishing to claim indemnification under subparagraph (a) of this Section 4.13, upon learning of the claim, action, suit, proceeding or investigation as to which indemnification is sought, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Surviving Corporation or for an Indemnified Party advises in good faith that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain separate counsel satisfactory to the Indemnified Party, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided that the Surviving Corporation will not be required to pay fees and expenses of more than one separate counsel for all the Indemnified Parties with respect to any matter or group of related matters. Notwithstanding and in addition to the foregoing, any Indemnified Party may retain separate counsel and participate in such claim at such Indemnified Party's sole cost and expense, provided that the Surviving Corporation shall have sole control of the defense of such claim, and all negotiations for the compromise or settlement thereof.

   (d) The Company hereby assigns to the Surviving Corporation, effective at Closing and thereafter, all proceeds under its insurance policies listed in
Section 2.18(a) of the Company Disclosure Schedule.

   SECTION 4.14 Use of Writer Name.

   (a) The Surviving Corporation shall operate under the name "The Writer Corporation" (the "Writer Name") until at least the earlier to occur of (i) the date on which the employment of George S. Writer, Jr. with the Surviving Corporation is terminated, and (ii) the fifth anniversary of the Effective Date. Notwithstanding the foregoing, the Surviving Corporation shall be entitled to discontinue use of the Writer Name should Mr. Writer engage in any conduct, act or omission which the board of directors of the Surviving Corporation reasonably determines has an adverse effect on the public image, reputation or goodwill of the Writer Name. Mr. Writer in his discretion may require the Surviving Corporation to discontinue use of the Writer Name in the event of a Change in Control of Parent. Except as set forth herein, the Surviving Corporation shall acquire all rights, title and interest in the Writer Name free and clear of any Liens.

   (b) "Change in Control of Parent" means and shall be deemed to occur if any of the following events occur:

     (i) Any person, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, Parent or its subsidiaries, or any employee stock ownership or other employee benefit plan of Parent or its subsidiaries) ("Exchange Act Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of Parent's then outstanding voting securities entitled to vote generally in the election of directors; or

     (ii) Individuals who, as of the date hereof, constitute the Board of Directors of Parent (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Parent, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Parent's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; or

     (iii) Consummation by Parent of the sale or other disposition by Parent of all or substantially all of Parent's assets or a merger, consolidation or other reorganization of Parent with any other person, corporation or other entity, other than:

       (A) a merger, consolidation or reorganization that would result in the voting securities of Parent outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Exchange

    Act Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of Parent, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of Parent or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

       (B) a merger, consolidation or other reorganization effected to implement a recapitalization or reincorporation of Parent (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of Parent or its successor; or

     (iv) Approval by the stockholders of Parent or an order by a court of competent jurisdiction of a plan of liquidation of Parent.

   SECTION 4.15 Agreement of Management Group. Company shall use its best efforts to cause each officer, director and 15% or greater shareholder of Company (collectively, the "Management Group"), who in the aggregate shall hold more than 48% of the outstanding Shares, to execute and deliver to Parent at or before the execution of this Agreement an agreement substantially in the form attached hereto as Exhibit C (the "Management Member Agreement") (i) approving and authorizing the Merger, (ii) agreeing to vote, and granting Parent (or its assigns) an irrevocable proxy to enable Parent (or such assign) to vote, in favor of the Merger in any vote of Company's shareholders on such matter, and
(iii) agreeing to adjust the number of Cash Election Shares held by such member, in the same proportion as other members of the Management Group, to the extent necessary to allow each shareholder of Company that is not a member of the Management Group to receive cash for all Cash Election Shares held by such shareholder, or as close as possible to all cash, provided that in no event shall the Aggregate Cash Consideration exceed 50% of the Aggregate Merger Consideration.

   SECTION 4.16 Consents. Company shall use its best efforts prior to Closing to obtain all consents and approvals listed in Section 2.5(b) of the Company Disclosure Schedule as may be required, pursuant to the terms of the Contracts listed on Section 2.17 of the Company Disclosure Schedule or otherwise, to consummate the transactions contemplated by this Agreement and to enable Surviving Corporation to continue the operations of the Company following the Closing substantially as such operations are conducted at the date hereof.

   Section 4.17 SEC Reports. From the date hereof until Closing, Company will file all required forms, reports and documents with the SEC and will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents are filed. None of such forms, reports and documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, will contain when filed any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The financial statements of Company (including the consolidated statements of income and cash flow) included in such forms, reports and documents will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act and will have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited interim financial statements, the exceptions permitted by Form 10-Q under the Exchange
Act).

   Section 4.18 Taxes. Company covenants that it will file all Tax Returns applicable to its 1999 fiscal year on or before May 31, 2000.

   Section 4.19 Termination of Profit Sharing Plan. Company shall terminate or cause to be terminated The Writer Corporation 401(i) Profit Sharing Plan prior to the date on which Company and/or its subsidiaries and ERISA Affiliates become member of a "controlled group" with or under "common control" with Parent as such terms are defined in Section 414(b) and 414(c) of the Code. Company employees employed by the Surviving Corporation will be credited for time employed at Company for purposes of participation and vesting in the Standard Pacific Retirement and Savings Plan.

   Section 4.20 Termination of Nonqualified Profit Sharing Plan. Company shall terminate or cause to be terminated the Company Nonqualified Profit Sharing Plan effective as of December 31, 1999, except for the obligation to pay amounts accrued and unpaid as of December 31, 1999.

                                   ARTICLE V
                    CONDITIONS TO CONSUMMATION OF THE MERGER

   SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) this Agreement and any other matters submitted for the purpose of approving the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Company;

   (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger or which would prohibit or limit the Surviving Corporation from exercising all rights and privileges pertaining to its ownership or operation of the assets and business of Company taken as a whole;

   (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

   (d) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order that remains in effect, and no proceeding seeking such an order shall be pending or threatened, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

   SECTION 5.2. Conditions to the Obligations of Company. The obligation of Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) the representations of Parent and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations expressly related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Newco shall have delivered to Company a certificate to that effect;

   (b) each of the covenants and obligations of Parent and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed at or before the Effective Time and, at the Closing, Parent and Newco shall have delivered to Company a certificate to that effect;

   (c) the shares of Parent Common Stock issuable to Company shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

   (d) Company shall have received the opinion of legal counsel to Parent as to the matters reasonably agreed upon by the parties;

   (e) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Company, individually or in the aggregate, have a Material Adverse Effect on Parent;

   (f) the average price of Parent's common stock over the Valuation Period shall be no less than $8.25 per share;

   (g) the Surviving Corporation shall have executed and delivered at the Closing, each dated the Closing Date, an employment agreement substantially in the form attached hereto as Exhibit E with George S. Writer, Jr., and an employment agreement substantially in the form attached hereto as Exhibit F with Daniel J. Nickless;

   (h) Company shall have received an opinion from its outside tax counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, dated the Closing Date, which opinion may be based upon reasonable representations of fact provided by officers of Parent and Company; and

   (i) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent.

   SECTION 5.3. Conditions to the Obligations of Parent and Newco. The respective obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) the representations of Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations expressly related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Company shall have delivered to Parent and Newco a certificate to that effect;

   (b) each of the covenants and obligations of Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed at or before the Effective Time and, at the Closing, Company shall have delivered to Parent and Newco a certificate to that effect;

   (c) Parent shall have received from each member of the Management Group an executed copy of the lock-up letter referred to in Section 4.12 substantially in the form attached hereto as Exhibit D;

   (d) the shares of Parent Common Stock issuable to Company shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

   (e) Parent shall have received the opinion of legal counsel to Company as to the matters reasonably agreed upon by the parties;

   (f) Company shall have obtained the consent or approval of each person in form reasonably satisfactory to Parent, whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation right or interest of Company or any subsidiary of Company under any other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on Company;

   (g) Parent shall have received an opinion from its outside tax counsel or accountants to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, dated the Closing Date, which opinion may be based upon reasonable representations of fact provided by officers of Parent and Company;

   (h) the aggregate number of Dissenting Shares shall not exceed 5% of the total number of Shares;

   (i) all proceedings to be taken by or on behalf of Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

   (j) Parent shall have received at or before execution of this Agreement from each member of the Management Group an agreement substantially in the form attached hereto as Exhibit C;

   (k) as of the date of execution of this Agreement, in the aggregate the Management Group shall have the right to vote Shares representing more than forty-eight percent (48%) of the combined voting power of the outstanding Shares;

   (l) the average price of Parent's common stock over the Valuation Period shall be no greater than $15.75 per share;

   (m) there shall have been no events, changes or effects with respect to Company or its subsidiaries which could or which could reasonably be expected to (i) materially impair the ability of Company to consummate the transactions contemplated hereby or (ii) when considered in the aggregate with breaches of representations (ignoring for the purposes of this clause any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words or similar import contained in such representations or warranties), result in a Material Adverse Effect on Company;

   (n) George S. Writer, Jr. shall have executed and delivered at the Closing an employment agreement, dated the Closing Date, substantially in the form attached hereto as Exhibit E, and Daniel J. Nickless shall have executed and delivered at the Closing an employment agreement, dated the Closing Date, substantially in the form attached hereto as Exhibit F;

   (o) The Company's Series 1993 A Convertible Unsecured Promissory Notes shall be prepaid by Parent at Closing, and shall not have been converted prior to Closing;

   (p) Newco shall have received title insurance policies, endorsements to existing title insurance policies held by Company, or unconditional commitments to issue such title policies or endorsements (subject to Newco's payment of the premiums therefor) in form and substance satisfactory to Parent, from title insurance companies approved by Parent, indicating that fee ownership of all Fee Real Property is vested in Newco; and

   (q) the opinion from Company Financial Advisor referred to in Section 2.25 shall not have been modified or withdrawn and a copy of the written opinion shall have been delivered to Parent.

                                   ARTICLE VI
                         TERMINATION; AMENDMENT; WAIVER

   SECTION 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of Company:

   (a) by mutual written consent of Parent, Newco and Company;

   (b) by Parent and Newco or Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable,
(ii) the Merger has not been consummated by August 31, 2000, or (iii) a condition to the obligation of either party to close the transaction becomes impossible to fulfill and the party or parties in whose favor the condition exists has not waived the condition after fifteen (15) days written notice from the other party; provided that no party may terminate this Agreement pursuant to clauses (ii) or (iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date or the condition not met;

   (c) by Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Newco set forth in this Agreement or if any representation or warranty of Parent or Newco shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty (20) business days after notice by Company thereof except for any breach or inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) there shall have been a breach by Parent or Newco of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Newco, as the case may be, has not cured such breach within twenty (20) business days after notice by Company thereof, or (iii) the Company Board has received a Superior Proposal and has complied with the provisions of Section 4.3(b) and concurrently complies with the provisions Section 6.3; provided that Company may not terminate this Agreement pursuant to clauses (i) or (ii) if Company has breached any of its obligations hereunder in any material respect; or

   (d) by Parent and Newco if (i) there shall have been a breach of any representation or warranty on the part of Company set forth in this Agreement or if any representation or warranty of Company shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty (20) business days after notice by Parent or Newco thereof except for any breach or inaccuracies that individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on Company; (ii) there shall have been a breach by Company of its covenants or agreements hereunder having a Material Adverse Effect on Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and Company has not cured such breach within twenty (20) business days after notice by Parent or Newco thereof; (iii) the Company Board shall have recommended to Company's shareholders a Superior Proposal; (iv) the Company Board shall have withdrawn or materially weakened its recommendation of this Agreement or the Merger, provided that neither Parent nor Newco may terminate this Agreement pursuant to clauses (i) or (ii) if either Parent or Newco has breached any of its obligations hereunder in any material respect.

   SECTION 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.7 and 6.3. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

   SECTION 6.3 Fees and Expenses.

   (a) If this Agreement is terminated pursuant to Section 6.1(c)(iii) or
Section 6.1(d)(i), (ii), (iii) or (iv), then Parent and Newco will suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Newco for such damages, and in recognition of the time, efforts and expenses incurred by Parent with respect to Company and the opportunity that the Merger represents to Parent, Company shall pay to Parent the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages, plus Parent's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, provided, however, that in the event of a termination pursuant to Section 6.1(d)(i) or (ii), if the breach of representation or warranty or covenant first occurs (i.e. in the case of a breach of representation or warranty, such representation or warranty first becomes inaccurate) after the date of this Agreement for reasons wholly outside of the control of Company, then Company shall not be required to pay the foregoing liquidated damages but shall be required to pay to Parent the amount of Parent's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement. It is specifically acknowledged that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty, and that the agreements contained in this Section 6.3(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Newco would not enter into this Agreement.

   (b) The liquidated damages and expense reimbursement payable pursuant to
Section 6.3(a) shall be paid within one business day after the first to occur of the events described therein.

   (c) Except as otherwise provided in this Section 6.3, above, each of the parties hereto shall bear its own costs and expenses.

   (d) Company expressly acknowledges that the amount of the liquidated damages is reasonable and that Company has received advice of counsel with respect to the reasonableness thereof. If, however, the amount of the liquidated damages is determined by a court or tribunal of competent jurisdiction to be excessive, thereby rendering the provisions of this Agreement requiring payment of the liquidated damages to be unenforceable, it is the intent of the parties that the amount of the liquidated damages shall be judicially reformed and interpreted to reduce such liquidated damages to the minimum extent necessary, but only to the minimum extent necessary, to cause the provisions of this Agreement requiring payment of the liquidated damages to thereby become enforceable.

   SECTION 6.4 Amendment. This Agreement may be amended by action taken by Company, Parent and Newco at any time before or after approval of the Merger by the shareholders of Company but after any such approval no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of all the parties hereto.

   SECTION 6.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VII
                                 MISCELLANEOUS

   SECTION 7.1. Survival of Representations and Warranties. The representations and warranties made herein shall terminate upon the Effective Time or upon the termination of this Agreement pursuant to Article VI above. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

   SECTION 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral and all contemporaneous oral agreements and understandings between the parties with respect to the subject matter hereof (including, without limitation, that certain letter agreement between Company and Parent dated January 28, 2000), and (b) shall not be assigned by operation of law or otherwise; provided, however, that Newco may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Newco of its obligations hereunder if such assignee does not perform such obligations.

   SECTION 7.3. Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

   SECTION 7.4. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) business days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this
Section 7.4:

                 if to Parent or Newco: Standard Pacific Corp.
                                        15326 Alton Parkway
                                        Irvine, California 92618
                                        Facsimile: (949) 789-1609
                                        Attention: Clay A. Halvorsen

                  with a copy to:       Gibson, Dunn & Crutcher LLP
                                        4 Park Plaza
                                        Irvine, California 92614
                                        Facsimile: (949) 451-4220
                                        Attention: Leonard J. McGill

                  if to Company to:     The Writer Corporation
                                        6061 S. Willow Drive, #232
                                        Englewood, CO 80111
                                        Facsimile: (303) 779-1199
                                        Attention: George S. Writer, Jr.

                  with a copy to:       Clanahan, Tanner, Downing and
                                        Knowlton, PC
                                        730 Seventeenth Street, Suite 500
                                        Denver, Colorado 80202-3580
                                        Facsimile: (720) 359-9501
                                        Attention: Brian D. Fitzgerald

   SECTION 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

   SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 7.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   SECTION 7.8. Certain Definitions. For the purposes of this Agreement the term:

   (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

   (b) "business day" means any day other than a day on which the NYSE is closed;

   (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

   (d) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

   (e) "subsidiary" or "subsidiaries" of Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. Notwithstanding the foregoing, subsidiaries of the Company shall be deemed to include WRT Financial L.P.

   SECTION 7.9. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations, to the granting by any court of the remedy of specific performance of its obligations hereunder, and to the waiver of any bond requirement that might otherwise be imposed upon the party seeking such injunctive relief; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 6.3 it shall not be entitled to specific performance to compel the consummation of the Merger.

   SECTION 7.10. Construction Defects. Notwithstanding anything contained elsewhere herein, the Company shall indemnify and hold harmless Parent and Newco against any and all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including attorneys' fees) relating to or arising out of the construction or sale of homes built or delivered by the Company prior to Closing. The terms of this
Section 7.10 shall survive the Closing.

   SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                 STANDARD PACIFIC CORP., a Delaware corporation

                                  By:         /s/ Stephen J. Scarborough
                                      ------------------------------------------
                                  Name:         Stephen J. Scarborough
                                        ----------------------------------------
                                  Title:           CEO and President
                                         ---------------------------------------

                                  By:            /s/ Andrew H. Parnes
                                      ------------------------------------------
                                  Name:            Andrew H. Parnes
                                        ----------------------------------------
                                  Title:        Vice President-Finance
                                         ---------------------------------------


                                  TWC ACQUISITION CORP., a Delaware corporation

                                  By:         /s/ Stephen J. Scarborough
                                      ------------------------------------------
                                  Name:         Stephen J. Scarborough
                                        ----------------------------------------
                                  Title:           CEO and President
                                         ---------------------------------------

                                  By:            /s/ Andrew H. Parnes
                                      ------------------------------------------
                                  Name:            Andrew H. Parnes
                                        ----------------------------------------
                                  Title:              Treasurer
                                         ---------------------------------------


                                  THE WRITER CORPORATION, a Colorado corporation

                                  By:         /s/ George S. Writer, Jr.
                                      ------------------------------------------
                                  Name:         George S. Writer, Jr.
                                        ----------------------------------------
                                  Title:        Chairman of the Board
                                         ---------------------------------------

                                  By:           /s/ Daniel J. Nickless
                                      ------------------------------------------
                                  Name:            Daniel J. Nickless
                                        ----------------------------------------
                                  Title:               President
                                         ---------------------------------------

                APPENDIX B--WRITER'S ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
   OF 1934

 For the fiscal year ended December 31, 1999

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

   For the Transition Period From              to
   Commission file number 0-08305.

                             THE WRITER CORPORATION

                  Colorado                                       84-0510478
          (State of incorporation)                   (IRS Employer Identification No.)

              6061 S. Willow Drive #232, Englewood, Colorado 80111

                                 (303) 779-4100

                               ----------------

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:
                          $.10 PAR VALUE COMMON STOCK

                               ----------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   The aggregate market value of The Writer Corporation common shares on March 10, 2000 (based upon the average between the reported bid and asked prices of these shares traded over-the-counter) held by non-affiliates was approximately $10,927,000.

   Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date. As of March 24, 2000, 7,462,480 shares of The Writer Corporation's $.10 par value common stock were outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE
                                     (NONE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS.

   THIS ANNUAL REPORT ON FORM 10-K CONTAINS FORWARD-LOOKING STATEMENTS (DENOTED WITH AN ASTERISK (*) AT THE END OF SUCH STATEMENT) THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THIS BUSINESS SECTION AND UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" BELOW.

   We are a developer and builder of planned residential communities primarily in the Denver, Colorado area and we have recently expanded into the Northern Colorado area with projects in Ft. Collins and Windsor, Colorado. Our expansion into Northern Colorado provides an opportunity for us to identify more affordable development opportunities in an expanding marketing area. Because of these opportunities, we have assumed an aggressive position relative to our overall land philosophy and current land position. We have purchased 106 acres in Southeast Ft. Collins, the zoning regulations of which require the development of no less than 470 lots. This parcel will allow us to plan and develop a significant community consistent with our historical developments. We are continuously investigating community development opportunities. To fund this growth, we have re-employed our available cash flow and will continue to expand our borrowing relationships.

   We have received local and national recognition for the design of our planned residential communities which integrate single family homes and townhomes with extensive greenbelts, bicycle and walking paths, winding streets and family recreation facilities to create a beneficial lifestyle for our residents. From the date of our formation through December 31, 1999, we have closed the sale of 10,308 homes in 35 communities.

                            RESIDENTIAL DEVELOPMENTS

   We market our planned residential communities to a broad spectrum of middle and upper middle income buyers. Sales prices for our homes currently range from approximately $159,000 to $398,000.

   The following table presents historical data relating to sales of our homes and homes under contract.

                                            Year Ended December 31,
                                  --------------------------------------------
                                    1999     1998     1997     1996     1995
                                  -------- -------- -------- -------- --------
Total Revenues From Closed Sales
 (in thousands)(1)............... $ 82,061 $ 64,091 $ 44,098 $ 46,284 $ 31,960
Average Sale Price (per home).... $208,158 $219,048 $220,913 $215,274 $194,878
Number of Homes Closed...........      383      286      196      215      164
Backlog as of December 31,
 (number of homes)...............      107      166       73       54       66
Backlog as of December 31, (in
 thousands)...................... $ 24,326 $ 31,653 $ 16,183 $ 11,885 $ 14,766

--------
(1) 1999, 1998 and 1997 Revenue includes $2,337,000, $1,433,000 and $799,0000 from 33, 27 and 14 finished lot sales and the related water and sewer tap sales, respectively.

   Backlog is defined as the number of homes in planning or construction which are under contract but not closed. Backlog contracts are cancelable upon forfeiture of $2,000 to $5,000 deposits or without forfeiture if permanent financing cannot be obtained or other contingencies included in the contract have not been resolved. We expect the majority of the December 31, 1999 backlog to close within 2000.* The backlog at March 23, 2000 was 123 homes, representing $30,618,000 in potential revenue.

Planned Residential Communities

   We design each of our planned residential communities to complement existing land characteristics, blending cul-de-sacs with extensive green belts, parks, natural open space and winding streets to create a pleasant environment compatible with its surroundings. Typically our planned communities incorporate one or more recreation facilities such as a clubhouse, swimming pool or tennis courts. We construct model homes to assist in marketing each community, striving for distinctive architecture and interior design. We have built in 35 communities, 26 of which have been completed. We had sales or closing in eleven communities during 1999, some of which have more than one product line, including Greenbrook, Northpark, Lowry, Castle Pines North, Highlands Ranch SummerHill, and Settler's Village (all located in metropolitan Denver), and Water Valley and River West in Windsor, Colorado, and Stetson Creek in Ft. Collins, Colorado.

   The following table summarizes information with respect to all of our current residential communities.

                                                          Under Construction
                         ------------------------------------------------------------------------------------
                                                                   Not     Units
                         Year Opened  Units In   Units   Under    Under     Not          Current or Projected
        PROJECT           for Sale   Master Plan Closed Contract Contract Started Models   Base Price Range
        -------          ----------- ----------- ------ -------- -------- ------- ------ --------------------
GREENBROOK (1)
  Townhomes.............    1983         212      211       1        0        0      0   $138,000 -- $141,000
NORTHPARK
  Townhomes (2).........    1984         453      445       8        0        0      0   $176,900 -- $192,900
LOWRY
  Townhomes.............    1998         120       89      27        1        0      3   $200,900 -- $218,500
CASTLE PINES NORTH
  Single Family
    Royal Hill/Kings....    1985         338      338       0        0        0      0
    Crossing Noble
     Ridge..............    1997         169       98       8       19       41      3   $288,600 -- $369,900
    Knights Bridge......    1985         238      179      12        5       40      2   $244,700 -- $263,600
  Townhomes
    Canterbury Park.....    1999          97       15       9       37       33      3   $190,500 -- $219,000
  Clusters                  2000          30        0       0        0       30      0       to be determined
HIGHLANDS RANCH
  Single Family
    SummerHill..........    1993         139      139       0        0        0      0   $200,900 -- $234,050
  Townhomes
    Settler's Village
     (2)................    1995         199      178      21        0        0      0   $163,500 -- $194,900
    Birkdale............    2000          81        0       0        0       81      0       to be determined
  Clusters
    Turnbury............    2000          66        0       0        0       66      0       to be determined

                                                      Under Construction
                          --------------------------------------------------------------------------
                           Year  Units
                          Opened   in                     Not     Units
                           for   Master Units   Under    Under     Not          Current or Projected
        PROJECT            Sale   Plan  Closed Contract Contract Started Models   Base Price Range
        -------           ------ ------ ------ -------- -------- ------- ------ --------------------
SUNRISE RIDGE
  Single Family
    Talvera.............   2000     50      0      0        9       39      2   $338,900 -- $398,100
  Townhomes
  Townhomes at
   Talavera.............   2000     90      0      0        0       90      0       to be determined
TALLYN'S REACH(3)
  Single Family
   Branches.............   2000     14      0      0        0       14      0       to be determined
RIVER WEST
  Single Family.........   1998     49     21      4        7       15      2   $241,000 -- $313,400
STETSON CREEK
  Single Family (4).....   1997     82     31      8        5       36      2   $216,500 -- $262,600
  Townhomes
    Saddlebrook.........   1999    102      0      3       18       78      3   $158,800 -- $177,000
WATER VALLEY
  Single Family.........   1997      6      6      0        0        0      0   $230,000 -- $262,500
FOSSIL LAKE RANCH(5)
  Single Family.........   2000      1      0      0        0        0      1       to be determined
REUNION
  Single Family.........   2000    317      0      0        0      317      0       to be determined
  Duplex................   2000     74      0      0        0       74      0       to be determined
  Townhomes.............   2000     79      0      0        0       79      0       to be determined
                                 -----  -----    ---      ---     ----    ---
Total as of December 31,
 1999...................         3,006  1,750    101      101     1033     21

-------
See footnotes below.

(1) We re-opened this community in 1997, and it is now complete.

(2) In 1997 three of the models at each community were sold and leased back to us; the leases expired in 2000 and were turned over to the owners.

(3) We hold an option agreement to acquire an additional 72 lots to be purchased in 2000 and 2001.

(4) We acquired an additional 35 platted but undeveloped lots in 1999.

(5) We hold an option agreement to acquire an additional 21 lots to be purchased in 2000.

Operations

   We use our staff, outside consultants and subcontractors as necessary to accomplish all stages of development and sale including acquisition of land, land use planning and development, building design, construction, marketing and sales.

Land Acquisition and Development

   We acquire options on land which we intend to develop in order to further explore the suitability of the property. We typically engage outside consultants to verify market expectations. They provide marketing studies which address factors such as product design and pricing, target market location, population growth patterns, and zoning suitability. Our staff prepares preliminary cost estimates, land and site layouts, and obtains environmental and regulatory approvals. The staff also designs preliminary roads, sewers, water, and drainage layouts and other community amenities, in concert with independent engineers.

   We currently have an inventory of unplatted land which will be platted into 470 single family sites. In addition, we have land under development sufficient for planned construction activities for the near future. As an additional source of lots for construction, we intend to enter into purchase agreements for developed or partially developed sites.

   We design our residential communities to complement the characteristics of the land and the surrounding area to create an appealing environment. Internal staff determines the type and mix of houses suitable for the property, evaluates traffic patterns, designs roadways, recreational areas and greenbelts. Physical development, including paving of streets, grading of home sites and underground installation of utilities, is generally performed by subcontractors under fixed price contracts, which are competitively bid, and supervised by in-house staff.

   We are subject to regulation by various state and local authorities, including those administering zoning and land subdivision ordinances. Certain matters require agency approval and the homes we build are subject to inspection by local building departments during construction. We believe that our relationships with the municipalities and agencies having jurisdiction over our properties are excellent. We historically have experienced little difficulty in obtaining the necessary permits for developing our properties. Some local municipalities have attempted to limit growth through allocations of building permits or water and sewer taps. We have not been directly impacted by these measures to date but may be in the future.

Land Acquisition and Development Financing

   We acquire development financing through lending relationships with financial institutions or other institutional lenders. Usually these loans require equity contributions which we must provide through our working capital. The loans are repaid by refinancing from related construction loan facilities and/or ultimately by proceeds from sale.

Home Construction

   We typically complete construction of our homes in 120 to 150 working days, depending on the complexity of the model. On-site construction is performed by subcontractors and overseen by our project supervisors. Most subcontract work is performed under fixed price contracts, which usually cover both labor and materials. Cost savings are sought through the use of quality standard materials and components, building on contiguous sites, standardization of available options, limiting certain types of options and efficient use of land. We have many long standing relationships with our subcontractors and we believe that these relationships contribute to cost and production efficiencies. We continually consider design innovations in our house plans, most of which were developed internally and refined over the years.

Construction Financing

   We obtain the majority of our construction financing under revolving lines of credit with local and national banks. These agreements provide financing for a portion of our lot purchases and substantially all material and outside labor costs incurred in the construction of residences. In addition, loan agreements provide model home financing and allow a specific number of speculative homes to be built. These loans currently bear interest at rates ranging from the prime rate of interest to prime plus 1.0% and are typically renewed annually, at which time loan fees ranging from 0.5% to 1.0% are paid for the loans.

   The Company has remaining approximately $57,793,000 available from financing sources for construction financing as of December 31, 1999.

Marketing and Sales

   We market our planned residential communities to middle and upper middle income purchasers through internally-employed, on-site, commissioned salespersons. Many of our sales involve co-operative commission arrangements with an independent real estate broker. We encourage this cooperative activity through various programs aimed at outside real estate professionals who many times have significant influence over buyer decisions. We advertise in the print media, use various types of signage, and maintain model home complexes at our communities to assist sales efforts. Prospective purchasers execute contracts for our homes, making a down payment of $2,000 to $5,000 which is forfeited if the home is not purchased for any reasons other than failure to obtain financing or resolution of other contingencies in the contract.

Customer Financing

   We formed a mortgage subsidiary, WRT Financial, Limited Partnership ("WRT"). Buyers receive an incentive to finance their home purchases through WRT. See
ITEM 7, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. We do not require any specific permanent financing relationship to be used by buyers. Most buyers obtain long term loans with down payments ranging from 5 to 30% of the purchase price.

Working Capital Facilities

   We obtain a portion of our working capital through credit facilities from institutional lenders. Currently we have three such facilities having the following terms.

       Maximum Principal Amount     Interest
       Security                       Rate
       ------------------------   ------------
       $1,424,000 (Revolving)     Prime + 1%
       Portions of Castle Pines

       North

       $2,000,000 (Revolving)     Prime
       Unsecured

       $2,500,000 (Revolving)     Prime + 1.0%
       Unsecured

See ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Other Factors Influencing Our Business

   Most raw materials and other construction materials or products that we use are readily available and are carried by major suppliers. However, periods of high inflation can have a negative impact on our operations. Land prices and housing demand are affected by inflation, which also impacts interest rates. Interest rates are a significant factor that impact the real estate development and home building industry. Rate increases affect construction and financing costs negatively and mortgage rates directly impact the number of purchasers who are willing to buy houses and who qualify for mortgage financing. We compete with other companies in the home building business which may have substantially greater financial resources.

   Metro-Denver, Colorado has pockets of soils which can cause damage to home testing conducted by such engineers. foundations resulting from expansion due to moisture in those soils. We hire soils engineers who advise us with respect to foundation structures designed to control expansion of soils which are discovered as a result of pre-construction testing conducted by such engineers.

   We (and other home builders in Colorado) have been the subjects of lawsuits claiming, in addition to costs of repair, damages for mental distress, punitive damages, and treble damages under the Colorado Consumer

Protection Act arising out of failure to properly design and construct foundations, to properly disclose hazards due to the existence of expansive soils and to promptly repair damages caused by expansive soils.

   We maintain liability insurance which covers design and manufacturing defects in our products. Our Management believes that such insurance is adequate to cover our loss exposure for such defects.

Employees

   As of December 31, 1999, we employed 125 full time employees, including 7 in executive positions, 12 in sales and marketing activities, 87 in planning, construction or development activities, 19 in administrative activities, and 5 part-time employees, primarily assisting in sales. We consider our employee relations to be good and none of our employees are unionized.

Merger Discussions

   In January 2000, we signed a nonbinding letter of intent under which Writer may merge into a newly created subsidiary of Standard Pacific Corp., a company listed on the New York Stock Exchange under the symbol "SPF." The letter of intent proposes that if we reach agreement with Standard Pacific Corp. and our shareholders approve, shareholders of Writer would receive in either cash or Standard Pacific Corp. common stock or a combination of both, having a value of $3.42 in exchange for each share of Writer common stock. Following the merger we expect that the new subsidiary would operate under the Writer name, but the stock of Writer would not be publicly traded. Not more than sixty percent of the aggregate exchange consideration is proposed to be paid in Standard Pacific Corp.'s stock and not more than fifty percent is proposed to be paid in cash.

   Consummation of the proposed merger transaction is subject to many conditions, including negotiation of a definitive acquisition agreement in form satisfactory to both Writer and Standard Pacific Corp., satisfactory completion of Standard Pacific Corp.'s due diligence review of our business and operations, and the approval of two thirds of our stockholders; failure of any one of which could result in the merger not being consummated. Due diligence conducted by Standard Pacific Corp. and further discussion between the parties could result in modification of the proposed terms of the transaction, including, among other things, increased portion of transaction costs and fees being born by Writer's shareholders. Accordingly, there is no assurance that a definitive agreement will be reached on the same or different terms than those contained in the letter of intent or that the merger will take place. If a satisfactory agreement is negotiated with Standard Pacific Corp., we will send proxy materials to our shareholders describing in detail the terms of the proposed merger.

ITEM 2. PROPERTIES.

   Our principal offices are in the Atrium Building located at 6061 S. Willow St., Englewood, Colorado. We have leased approximately 14,000 square feet for a five year term ending June 2004 with renewal options. Our Northern Division has its office at 5200 Hahns Peak Drive, Loveland, Colorado. We have leased approximately 1200 square feet for a three year term ending May 2001.

   We own various parcels of real estate in metropolitan Denver and Northern Colorado which we hold for development as residential property.

ITEM 3. LEGAL PROCEEDINGS.

   We have no material pending legal proceedings other than ordinary routine litigation incidental to our business.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

   None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

   Our common stock is traded over-the-counter under the symbol WRTC. The following table presents the "highest bid" and "lowest ask" quotations (as supplied by the National Quotation Bureau, Inc.) and our dividend information. The approximate number of holders of record of our common stock as of March 10, 2000 was 400.

 Stock Price and Dividends

                                                                       Dividends
                                                   Low        High       Paid
                                               "Bid Price" "Ask Price" Per Share
                                               ----------- ----------- ---------
   1999
   First Quarter..............................    $1.50       $2.03      None
   Second Quarter.............................     1.75        2.22      None
   Third Quarter..............................     1.88        2.35      None
   Fourth Quarter.............................     1.41        2.06      None

   1998
   First Quarter..............................    $1.31       $2.25      None
   Second Quarter.............................     1.88        2.63      None
   Third Quarter..............................     1.75        2.69      None
   Fourth Quarter.............................     1.63        2.38      None

ITEM 6. SELECTED FINANCIAL DATA.

   The selected financial and other data relating to us set forth below should be read in conjunction with our Consolidated Financial Statements and the notes thereto included elsewhere in this Form 10-K.

                              1999      1998      1997      1996      1995
                            --------- --------- --------- --------- ---------
                            (Dollar amounts in thousands other than per share
                                                  data)
Revenues................... $  82,061 $  64,091 $  44,098 $  46,284 $  31,960
Income (loss) from
 continuing operations
 (1)....................... $   3,652 $   2,182 $   3,460 $   1,301 $    (316)
Income (loss) from
 continuing operations per
 share
  Basic.................... $     .49 $     .29 $     .47 $     .18 $    (.05)
  Diluted.................. $     .47 $     .29 $     .46 $     .18 $    (.05)
Net income (1)............. $   3,652 $   2,182 $   3,460 $   1,301 $   1,121
Net income per share (1)
  Basic.................... $     .49 $     .29 $     .47 $     .18 $     .18
  Diluted.................. $     .47 $     .29 $     .46 $     .18 $     .18
Weighted average shares
 outstanding (Basic)....... 7,441,000 7,412,000 7,355,000 7,341,000 6,280,000
Dividends paid per share...         0         0         0         0         0
Total assets............... $  59,210 $  44,478 $  41,580 $  36,650 $  41,070
Notes payable.............. $  27,495 $  17,936 $  19,221 $  17,241 $  22,419

--------
(1) Included in 1997 Income is $1,185,000 of non-recurring income.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   Our Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1999 follows.

Forward Looking Statements

   In connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements contained in the following discussion and elsewhere in this report and in any other statements made by or on our behalf whether or not in future filings with the Securities and Exchange Commission. Forward looking statements are statements not based on historical information and which relate to the future operations, strategies, financial results, or other developments. In particular, statements using verbs such as, "expected", "anticipate", "believe", or words of similar import generally involve forward looking statements. Without limiting the foregoing, forward looking statements include statements which represent our beliefs concerning future, or projected levels of sales of the our homes, investments in land or other assets, projected absorption rates, or our ability to attract needed financing, or the continued earnings or profitability of our activities. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by or on behalf of us. Whether or not actual results differ materially from forward looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates; some of which may be related to the homebuilding industry generally, such as price, competition, regulatory developments, and industry consolidation; and others of which may relate to us specifically, such as credit availability and the liquidity necessary to provide equity into land acquisition and development transactions and other factors.

Results of Operations

   In 1999 we recorded the highest levels of revenue, gross profit, and income from residential operations in the last decade of our history. Total 1999 revenue of $82,061,000 represents a 28% increase over the previous year total. This $17,970,000 increase in revenue was accompanied by a $14,771,000 or 29% increase in cost of sales but resulted in a $15,739,000 total gross profit. Our backlog of homes sold but not yet completed at December 31, 1999 decreased from 166 to 107, a decrease of 36% from December 31, 1998.

   This improved performance reflects our continued efforts to maximize the efficiencies in purchasing, construction and development processes. In addition, we have focused on increasing sales prices as high as product acceptance and resulting market demand will prudently support. Our marketing area continues to provide strong demand.

   During 1999, we closed 383 units, including 43 from our Northern Colorado Division. The 1999 closings represent a 33.9% increase in unit closings over the prior year, a percent change consistent with revenue growth. However, there was a slight drop in the price from $219,000 in 1998 to $208,000 in 1999. In 1997 the average sales price was $220,900.

   We continued our trend of product mix weighting toward attached single family, as illustrated in the table below.

                                                            Single Cluster
   Closings                                       Townhomes Family  Homes  Total
   --------                                       --------- ------ ------- -----
   Year ended December 31, 1999..................    264     119     --     383
   Year ended December 31, 1998..................    149     115      22    286
   Year ended December 31, 1997..................     84      98      14    196

   Our only cluster home project, the Peninsula, was completed in 1998.

   Our gross profit of $15,739,000 is a $3,199,000 or 25.5% increase over 1998 results, and a 47.0% increase over 1997. As a percentage of sales, our gross profit was 19.2% in 1999, 19.6% in 1998, and 18.9% in 1997.

   As a percentage of revenues, all of our expenses improved over the previous year. We have focused on maximizing our economies of scale and controlling expenses as revenue increased. This successful effort reflects the stability of our fixed costs, notwithstanding our revenue growth which increased variable costs, particularly those associated with sales and marketing.

   Sales and marketing costs increased in 1999 by $622,000 or 12.2%; however, as a percentage of revenue, the costs decreased to 7.0% versus 8.0% in 1998. These costs for the current year are also less than levels in 1997 when 8.4% of revenue was expended on these activities. Sales commissions are a significant portion of these costs.

   General and administrative costs increased by $1,016,000 in 1999 and were 5.8% of revenue versus 5.8% in 1998 and 6.1% in 1997. The dollar increase in 1999 reflects more aggressive compensation programs necessitated by market pressure on salaries and incentive programs for qualified industry personnel. In addition, we increased expenditures on architectural and engineering consultants commensurate with new product development. We also incurred rental charges for office space in 1999, 1998 and the last half of 1997. Previously, occupancy cost was recorded as interest on debt service and minor depreciation expense included in general and administrative costs, as we owned our own building until May 1997.

   Interest expense as a percentage of revenue improved in 1999 to 0.4% versus 1.4% in 1998 and 1.5% in 1997. This reflects more competitive interest rates which we have obtained from our lenders. Almost all interest is capitalized as a cost of homes under construction and is included in cost of sales when homes are sold. In 1998, we completed our last significant lender related profit sharing interest arrangement which will lower our effective borrowing rate in the future.* We incurred $2,756,000 of interest in 1999 compared to $3,050,000 in 1998 and $2,303,000 1997. Our improved performance has enabled us to repay higher coupon debt, structure more favorable credit facilities and borrow less over the last three years.

   As a result of these items and the increased revenues discussed above, our income from residential operations grew to $4,913,000, a 75.4% increase from 1998 income from residential operations of $2,801,000. This follows a 112.4% increase in 1998 from 1997. Interest and other income of $198,000 in 1999 is consistent with $211,000 in 1998.

   In 1997, we reported $1,240,000 of interest and other income which included three non-recurring transactions. A sale of our office property and retirement of related debt resulted in a gain of $648,000 and two refunds from protests and litigation of impact fees and property taxes resulted in income of $537,000.

   Due to the improved results discussed above, we recorded an increase in income before tax of $5,111,000 versus $3,012,000 in 1998 and $2,559,000 in
1997.

   In previous years, we recorded expenses via valuation reserves to properly reflect the fair market value of our holdings. During 1999, a portion of these previously recorded deductions was used to offset taxable income because some of the underlying property was sold to third parties through normal operations. This reduced our recorded tax liability in 1999 and increased the deferred tax asset to $1,410,000 at December 31, 1999. The income tax expense was calculated at statutory rates, reflecting the impact of the deferred asset.

   All of the factors discussed above resulted in net income of $3,652,000, net of $1,459,000 of tax expense for 1999 versus net income of $2,182,000 net of a tax expense of $830,000 in 1998. Net income in 1997 was $3,460,000, net of a tax benefit of $901,000.

Financial Condition

   At December 31, 1999, we had 202 homes under construction ranging from foundation stage to final completion as compared to 188 at December 31, 1998. The higher inventory levels are predicated on market conditions, low mortgage rates, and our sales growth. We received 324 new orders in 1999, which was a 55 unit decrease from 1998's total of 379, but a 50.7% increase over 1997 results of 215. The decrease in 1999 is partly attributable to a winddown and/or completion of several projects, including Greenbrook, Lowry, Settler's Village, Northpark and Water Valley. We have several new projects in various stages of entitlement or development scheduled to open in 2000. See discussion below. Since year end the backlog has grown an additional 16 units to 123 units at March 23, 2000. Our backlog expressed in projected sales revenue at March 23, 2000 grew by $6,292,000 to over $30,618,000 from $24,326,000 at
December 31, 1999. This backlog provides a foundation for strong results in 2000, but is tempered by extended construction time caused by the tight labor market in our marketing areas.* This lack of available labor continues to pressure construction schedules and increase construction costs. Because of market demand, our management currently believes that more in process inventory could translate to greater market share by providing more available and more timely deliveries to home buyers who desire shorter closing dates from initial contract execution and continues to press this growth.* Because of this, we continue to quickly re-employ our resources back into production.

Work In Process Inventory

   At December 31, 1999 and 1998, our work in process included a mix as follows.

                                                                    Year Ended
                                                                      Dec. 31
                                                                    ------------
                                                                    1999   1998
                                                                    -----  -----
       Total.......................................................   208    219
       Presold.....................................................   107    166
       Speculative.................................................   101     53

   Our inventory of homes under construction increased by $5,717,000 or 32.4%. In 1999 and 1998, 6 and 31 inventory presold units respectively, were in the permitting or engineering process at year end and, therefore, carried small balances. The average inventory amount per unit (net of units in the permitting or engineering process) is $115,589 and $93,787 at December 31, 1999 and December 31, 1998. This average increase of $21,802 per inventory unit is primarily responsible for the inventory increase. In addition, we are consciously increasing inventory at our existing projects in an attempt to mitigate the impact of the timing of new project starts versus the aforementioned project winddowns (net of units in the permitting or engineering process).

   Model homes and furnishings increased by $570,000 during 1999, which reflects a 13.6% increase in the carrying value of these assets. During the year we opened three model homes at Canterbury Park in Castle Pines North. This marketing investment will grow in 2000. * In the Northern division three new models opened in February 2000 at Saddlebrook in Stetson Creek and one detached single family model in Fossil Lake Ranch is under construction, which is expected to open in May 2000. * In the Denver division two detached single family models opened in February 2000 at Talavera in Sunrise Ridge, a new project in Arvada, Colorado (north metro-Denver). At Tallyn's Reach in Aurora, Colorado three detached single family models are under construction as of January 2000. We are processing plans for models in the following communities, all of which are expected to open in 2000: *

       Division Community                       Type    Number
       -------- ---------                     --------- ------
       Denver   Castle Pines North            Cluster   One
       Denver   Highlands Ranch Golf Course   Cluster   Two
       Denver   Highlands Ranch Golf Course   Townhouse Three
       Denver   Talavera at Sunrise Ridge     Townhouse Three
       Denver   Legacy Ridge                  Detached  Two
       Northern Reunion                       Clusters  Two
       Northern Reunion                       Detached  Seven

   During 1999 14 models were shut down and moved into "for sale" status. Of those 14 models six were in an active sale and lease back transactions as of December 31, 1999. During January and February 2000 the leases were concluded and the units were turned over to the owners.

   Our investment in land and land development increased by $2,643,000, or 17.4% over the prior year end balance. During the year we continued development at Settler's Village, Greenbrook, Northpark, Lowry and Canterbury Part at Castle Pines North. In addition, we began development at Sunrise Ridge for both single family detached homes and townhomes. Also, 20 lots in Noble Ridge and 52 lots in Knights Bridge both at Castle Pines North were developed this year. We purchased and began development of 102 townhouse lots for Saddlebrook and 35 single family detached lots both in the Stetson Creek project. We have purchased 14 finished lots at Tallyn's Reach as part of an 86 lot option contract and two platted parcels at The Highlands Ranch Golf Course that will be developed into 81 townhouse and 66 cluster lots during 2000.* These expenditures less the cost of lots transferred to production account for the net increase.

   Our unplatted land account holds one parcel of approximately 106 acres of ground in Ft. Collins, Colorado. We have platted the site into 470 single family lots and are finalizing development agreements. We are also finalizing the planning and engineering process for the product lines to be marketed at this traditional neighborhood development.

   Our office property and equipment decreased by $93,000, or approximately 15.6% from the previous year. Purchases of $181,000 reflect the set up of the new sales office at Canterbury Park at Castle Pines North and the ongoing need to upgrade computer equipment.

   Our cash, cash equivalents, and restricted cash increased $1,663,000 during the year from the December 31, 1998 balance. The increases related primarily to the relatively high level of closings which we had in December 1999. The increase in accounts payable and accrued expenses was caused primarily by the estimated accrual of expenses related to the completion of inventory closed in December, for which bills had not been received at year end, and to overall increased activity.

   The carrying value of our deferred tax asset was adjusted to $1,410,000 during 1999. A significant portion of our deferred tax asset represents temporary differences between deductions for financial reporting and tax reporting, primarily from land basis differences. As of December 31, 1999 our valuation allowance was eliminated because we believe it is more likely than not to be realized.*

   Our notes payable related to construction activities increased $3,099,000, or 21.8% and such increase is consistent with the increased homes under construction inventory levels. Overall committed construction loan amounts are higher than last year and will generate larger balances as many of the commitments are for inventory which had not been started at year end.* We finance virtually all of our construction activities through our loan facilities. Our loan facilities generally require annual commitment fees of up to 1.0% and accrue interest at prime to prime plus 1.0%. Certain facilities also allow us to select a rate indexed on the LIBOR rate.

   Our notes payable related to land debt increased by $4,540,000, or approximately 162.5% during 1999. This increase is reflective of our efforts to secure land for future building. (See discussion at Recent Acquisitions below).

   Our other notes payable account increased $1,920,000 during the year as revolving lines of credit were used to finance the purchase of unplatted land. Once the underlying parcel is platted, the existing debt will be replaced with a traditional acquisition and development loan.* At December 31, 1999, we had remaining $900,000 from our unsecured convertible debt offering which was entered into in 1993; this debt was paid off in February 2000. See ITEM 13, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   We issued 29,900 shares of stock during the year pursuant to exercises of stock option grants previously made to employees.

Liquidity and Capital Resources

   During 1999, we used $7,787,000 of cash in operating activities, primarily to increase inventory. Cash provided by operating activities includes $1,494,000 related to increases in trade payables. In addition, $9,559,000 of debt was added in 1999. We also upgraded computer facilities and other office equipment with $181,000 of expenditures during the year. These results are consistent with management's objective of re-employing all available working capital into operations.

   With the sustained, improved operating performance that we have shown, our relationships with our lenders have continued to solidify. This has provided us with more financing opportunities to leverage our cash and has provided greater opportunities to negotiate more favorable rates and terms. We have also attracted lenders who will provide working capital facilities to supplement our liquidity and capital resources generated by operations.

   We intend to use these working capital facilities for some or all of our equity investment in new project acquisition and development.* The facilities have available commitments of $4,424,000 at December 31, 1998, with $1,948,000 outstanding at year end. The available commitment has been raised to $5,924,000 as of March 2000. These funds may not provide all of the necessary equity which traditional lending relationships will require for leveraged financing of acquisition and development costs of projects. Therefore, we expect to continue to re-employ our working capital generated from operations to support growth and or debt retirement.*

   We have offered profit or revenue participation to land sellers as part of the acquisition price negotiation. Because of strong buyer demand for improved and undeveloped land, many sellers in our market area are demanding profit participation and requesting more stringent purchase terms; which include cash at closing, closings prior to full entitlement, specific performance contracts, and shorter due diligence periods. We weigh all of these risk factors against perceived opportunity as new projects are analyzed. Notwithstanding these factors, land acquisition costs and risk continue to increase because of demand generated by competing builders.

Recent Acquisitions

   We have executed sales contracts for all of our homes in our Northpark, Settler's Village, Summerhill, Greenbrook and Park Square communities. All of the contracts will close in the first two quarters of 2000. We have been actively seeking replacement opportunities and to that end have recently completed ten land acquisitions.

   In December 1998, we purchased a 140 unit single family parcel in Arvada, Colorado. The sites were zoned and platted. We recently completed a re-platting of a portion for our townhome product. Financing was provided by a $1,500,000 unsecured line of credit. In April 1999, $500,000 of the line was repaid and the same lender provided a $3,650,000 development facility. In October 1999, the balance of the unsecured line of credit was repaid. Construction financing for the single family detached models and the first phase of construction has been provided by the same lender and construction has commenced. Construction financing for the townhouse models and the first phase of construction was provided by the same lender in February 2000.

   In January 1999, we purchased a 102 unit single family attached parcel in Ft. Collins, Colorado. This is a continuation of our Stetson Creek project. Financing was provided through an existing $15,000,000 acquisition, development and construction facility. Platting was completed in May 1999 and development, sales and construction are in progress.

   In July 1999, we closed on our purchase of 106 acres in Ft. Collins, which is in the final stage of being entitled under the Ft. Collins City Plan. The site is planned for approximately 470 single family units with three single family detached products and two attached products. Financing was provided from working capital and the use of an unsecured working capital line. We are in the process of finalizing the acquisition, development and construction financing to repay the working capital line.

   In December 1999, we closed on our purchase of two luxury attached lifestyle communities in Highlands Ranch, Colorado planned for 81 and 66 units. We have secured acquisition, development and construction financing through one of our existing lending relationships.

   We have executed a contract for a 39 acre parcel in Castle Rock, Colorado. The parcel is zoned for approximately 180 units, but must be platted through the city of Castle Rock. We are planning the area for both single family attached and detached. The contract calls for a three phase take down beginning at final plat, and annually thereafter.

   In July 1999, we executed a purchase agreement to acquire 86 finished single family sites in south Aurora, Colorado. The sites are part of a 2,400 lot master planned community currently under development. The lots will be acquired over a two year period, on a quarterly basis, beginning in December 1999.*

   In June 1999, we contracted to purchase approximately 63 acres in three parcels of partially developed land located in the City of Westminster, Colorado. We are currently platting phase one of the site and anticipate development of 45 lots for a newly designed single family product. The agreement provides for a three phase take down beginning at final plat approval, but in no event later than May 1, 2000. We are analyzing the second, third, and fourth parcels to determine the final product mix for those areas.

   In August 1999, we acquired 35 platted single family lots in Ft. Collins, Colorado. This is a continuation of our Stetson Creek project. Acquisition financing was provided by the seller. Development and construction financing will be through an existing $25,000,000 loan facility.

   In August 1999, we executed a purchase agreement to acquire 22 developed single family lots in Ft. Collins, Colorado. The lots will be acquired over the next year,* and are currently being developed by the seller.

   In October 1999, we executed an agreement which secures the right to acquire 14 acres in Loveland, Colorado. Under the agreement, we will be responsible to plat the site so that no less than 126 townhomes can be built. No closing is anticipated until the final plat is approved. We are currently in a due diligence period, and have begun the entitlement process, but no assurance can be provided that this transaction will close.

   Both executed and potential acquisitions will require equity investments, which our management expects to obtain from working capital generation and through additional borrowing from our working capital facilities. The balance will be financed through traditional lending relationships.*

New Joint Venture

   In June 1999, we entered into a joint venture agreement to form a mortgage subsidiary, WRT Financial, Limited Partnership (WRT) with an affiliate of a Houston, Texas based bank holding company with assets of over $1,000,000,000. We provided $40,000 for estimated start up costs.

   We are a limited partner, and own fifty percent of the limited partnership. The holding company affiliate is the general partner and manages the day to day operations through a locally staffed office. WRT sub-leases approximately 2,200 square feet from us adjacent to our primary office.

   WRT is a full service mortgage brokerage operation and will fund loans with a warehouse financing facility provided by the holding company affiliate. All loans closed will simultaneously be sold into the secondary markets, primarily through the holding company affiliate's mortgage banking operation. Under this process, WRT will not be exposed to interest rate risks.*

   WRT will provide a variety of mortgage products to our home buyers. Our buyers will receive an incentive to finance their home purchase with WRT. WRT's primary marketing goal is to enhance customer satisfaction by facilitating the mortgage process, in addition to profit generation.*

Merger Discussions

   We are discussing a potential merger of Writer into a newly created subsidiary of Standard Pacific Corporation, a company listed on the New York Stock Exchange. See ITEM 1. BUSINESS, Merger Discussions.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The primary risk facing us is interest rate risk on debt obligations.* We enter into debt obligations primarily to finance the development and acquisition of land, and to support our homebuilding and general corporate operations. All of our debt has variable interest rates, which exposes us to interest rate risk. Our business strategy has been to accept the interest rate risk associated with variable rate debt which allows us to participate in the increased earnings and cash flows associated with decreases in interest rates.

   Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

   At December 31, 1999 and 1998, we had variable rate debt outstanding of approximately $27,000,000 and $17,000,000 respectively. The annual increase (decrease) in cash requirements for interest at this level of borrowing should the market rates increase (decrease) by 10% compared to the interest rates in effect at December 31, 1999 and 1998 would be approximately $270,000 ($270,000) and $132,000 ($132,000) respectively.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   Our financial statements are included on pages F-1 through F-14.

                                    PART III

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

   None.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

   Directors

 Name, Age, and Other Positions, if Period Served as Director and Business
 any, with Registrant               Experience During Past 5 Years
 ---------------------------------- --------------------------------------
 George S. Writer, Jr., 64          Chief Executive Officer, Chairman of the
  Chief Executive Officer,          Board.
  Chairman of the Board of
  Directors

 Roland Seidler, Jr.(1), 71         Elected a director in 1971. Mr. Seidler is
                                    the Chairman and Chief Executive Officer of
                                    The Seidler Companies Incorporated, a Los
                                    Angeles based investment banking firm. Mr.
                                    Seidler also is a member of the Board of
                                    Directors for Mellon Financial Group West.

 Ronald S. Loser(2), 66             Elected a director in 1973. Our Secretary
                                    since our inception. Mr. Loser is a
                                    Principal of Brega & Winters, P.C., a
                                    Denver law firm.

 Deane J. Writer, Jr., 66           Elected a director in 1975. Since January
                                    1992, Mr. Writer has been an account
                                    executive with HRH Insurance, a national
                                    insurance agency. Prior to that he was the
                                    owner of The Writer Agency, since 1956.

 Louis P. Bansbach, III(3), 59      Elected a director in 1989. Mr. Bansbach is
                                    President of Columbine Realty, Inc., and a
                                    Director of United Bancorp of Wyoming.

 Robert G. Tointon(4), 66           Elected a director in 1992. Mr. Tointon is
                                    the President and Chief Executive Officer
                                    of Phelps-Tointon, Inc. a manufacturer of
                                    structural and architectural pre-stress
                                    components, detention equipment, safes, and
                                    architectural woodwork. Mr. Tointon is also
                                    a director of New Century Energies.

 William J Gillilan, III, 53        Appointed a director in 1999. Mr. Gillilan
                                    is the former President of Centex
                                    Corporation. During his 24 years with
                                    Centex he also served as Chairman of Centex
                                    Corporation's real estate and mortgage
                                    banking operations. Currently he has been
                                    involved in real estate opportunities both
                                    as an investor and as an advisor.

   Directors Fees and Transactions--In 1996, we adopted a plan by which the outside directors receive an annual retainer fee of $5,000 and a per meeting fee of $750, for either full Board or Executive Committee meetings. These fees were paid in 1999. The Executive Committee includes Directors George S. Writer, Jr., who receives no fees for service, Louis Bansbach, III, Ronald S. Loser, and Robert G. Tointon. This committee meets with our Senior Management during months when a full Board meeting is not convened.

   In 1999, 1998 and 1997, Brega and Winters, the law firm in which Ronald S. Loser is a principal, was paid attorney fees. Additionally, insurance is placed with a company with which Mr. Deane J. Writer, Jr. is employed and receives a commission. We place substantially all of our insurance coverage through this agency. In the opinion of management, the amounts charged in these transactions are less than or comparable to charges which would have been made by unaffiliated parties. Deane J. Writer, Jr. is a first cousin of George S. Writer, Jr.

   Executive Officers--Set forth below are the names, ages and offices held by each of the our executive officers.

                           Positions Held and Business Experience During Past 5
 Name and Age              Years
 ------------              ----------------------------------------------------
 George S. Writer, Jr., 64 Chief Executive Officer, Chairman of our Board of
                           Directors since 1964.

 Daniel J. Nickless, 44    President since April 1999. Executive Vice
                           President, Chief Operating Officer, Chief Financial
                           Officer and Treasurer since April 1998. Senior Vice
                           President, Chief Financial Officer and Treasurer
                           since June 1994. Mr. Nickless served as Vice
                           President of Finance and Treasurer from July 1993 to
                           June 1994, and Vice President Controller since
                           November 1989. Mr. Nickless joined us as Controller
                           in February 1989.

 Robert R. Reid, 51        Senior Vice President Operations since August 1992.
                           Mr. Reid has been employed by us since 1977 and
                           served as Vice President-Construction, Vice
                           President-Southwest Region, Construction Manager and
                           Project Manager prior to his present position.

 Dave Steinke, 44          Senior Vice President since October 1998. From
                           October 1996 to October 1998 he served as Executive
                           Vice President for Miles Advertising. From November
                           1989 to June 1996 he was Vice President of Sales and
                           Marketing for Falcon Homes.

 Richard M. Wells, 42      Vice President and Controller since June 1998. From
                           April 1996 to May 1998 he served as Assistant
                           Controller--Finance for Natkin Contracting, a
                           national mechanical contractor. From July 1995 to
                           March 1996 he served, in a temporary capacity, as
                           Controller for Encore Media International, a
                           division of TCI providing cable television
                           programming internationally. From December 1993 to
                           June 1995 he served as Controller for Fiber Optic
                           Technologies, a division of ICG Communications
                           providing design and installation of communication
                           networks.

 Darwin Horan(5), 35       Vice President; Northern Division Manager since
                           January, 1998. Mr. Horan also serves as Vice
                           President of Land Acquisition and Development and
                           has been employed by us since 1986 in several
                           capacities in our construction, warranty and
                           service, and development departments. Mr. Horan
                           served as our Development Manager, since 1994, prior
                           to his present position.

 Nancy Ashley, 56          Vice President of Sales since January, 1998. Ms.
                           Ashley joined us in June, 1997 as Sales Manager.
                           From November 1994 to April, 1997 she served as
                           Director of Sales and Marketing for Carmel Homes, a
                           local Denver builder. From 1992 to 1994, Ms. Ashley
                           was employed by Centex Homes as a community sales
                           manager.

   Other than as disclosed below, we are not aware of any officer, director or holder of 10% or more of our securities who has failed to comply with the reporting requirements under Section 16, of the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

(1)  Mr. Seidler filed one late Form 4 report representing one transaction.

(2)  Mr. Loser filed one late Form 4 report representing one transaction.

(3)  Mr. Bansbach filed one late Form 4 report representing one transaction.

(4)  Mr. Tointon filed four late Form 4 reports representing six transactions.

(5)  Mr. Horan filed one late Form 4 report representing one transaction.

ITEM 11. EXECUTIVE COMPENSATION.

   The information in the following table is given for our Chief Executive Officer and the four other Executive Officers whose total compensation and remuneration from the corporation was more than $100,000 during each of the three years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE
                              Annual Compensation

Name and Principal Other Annual Position  Year  Salary   Bonus  Compensation(1)
----------------------------------------  ---- -------- ------- ---------------
George S. Writer, Jr. ................... 1999 $169,208 $22,628    $ 38,485
 Chief Executive Officer                  1998 $159,412 $60,000    $141,297
                                          1997 $139,800     -0-    $223,465

Daniel J. Nickless....................... 1999 $138,551 $34,312    $  6,102
 President, Chief Operating Officer,      1998 $118,583 $18,556    $  4,881
 Chief Financial Officer and Treasurer    1997 $ 89,800 $15,113    $  3,792

Robert R. Reid........................... 1999 $128,100 $29,784    $ 10,518
 Sr. Vice President of Operations         1998 $107,718 $18,758    $ 22,574
                                          1997 $ 94,800 $15,125    $ 28,702

Nancy Ashley............................. 1999 $ 74,800 $59,382    $  2,781
 Vice President of Sales                  1998 $ 74,800 $91,696    $    960

Dave Steinke............................. 1999 $128,100 $ 6,788    $      0
 Sr. Vice President

--------
(1) Amounts disclosed represent earnings and contributions on the individual vested portion of our qualified profit sharing retirement plan account balances during the years presented.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   As of March 10, 2000, to our knowledge, the following persons owned beneficially and of record more than 5 percent of the Company's common stock:

                           Name and Address       Amount and Nature of Percent
Title of Class            of Beneficial Owner     Beneficial Ownership of Class
--------------            -------------------     -------------------- --------
Common Stock......... George S. Writer, Jr.(1)         1,490,306        19.97%
                      Littleton, Colorado

Common Stock......... Phelps-Tointon, Inc.(2)          1,399,166        18.75%
                      Greeley, Colorado

Common Stock......... Polaris Capital Corporation        389,500         5.22%
                      Denver, Colorado

--------
(1)  A control person.

(2) Phelps-Tointon, Inc. is a company which is partly owned by Robert G. Tointon, one of our directors. The shares listed include shares owned directly by Mr. Tointon.

   Security Ownership of Management--The following information indicates our common stock beneficially owned, directly or indirectly, by our directors and executive officers as of March 10, 2000.

                                     Title of   Amount and Nature of  Percent
                                      Class     Beneficiary Ownership of Class
                                   ------------ --------------------- --------
George S. Writer, Jr.............. Common Stock       1,490,306        19.97%
Robert G. Tointon................. Common Stock       1,399,166(1)     18.75%
Roland Seidler, Jr................ Common Stock         300,474(2)      4.03%
Deane J. Writer, Jr............... Common Stock         209,000         2.80%
William J Gillilan, III........... Common Stock         170,000         2.28%
Louis P. Bansbach, III............ Common Stock         129,524         1.74%
Daniel J. Nickless................ Common Stock          28,280           (3)
Robert R. Reid.................... Common Stock          25,500           (3)
Ronald S. Loser................... Common Stock          39,900           (3)
Darwin Horan...................... Common Stock           7,500           (3)
Richard M. Wells.................. Common Stock           1,000           (3)
Dave Steinke...................... Common Stock             500           (3)
All Directors & Officers as a
 group (12)....................... Common Stock       3,801,150        50.94%

--------
(1) Reflects shares held by Phelps-Tointon, Inc., of which Mr. Tointon is the President and part owner.

(2) Does not include shares in varying amounts owned as a market maker by a broker-dealer with which Mr. Seidler is affiliated.

(3)  Less than 1% of shares outstanding.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   The following information is furnished with respect to certain transactions in which the amount involved exceeded $60,000 and which involved an officer, director, beneficial holder of more than five percent of our voting stock or a person or entity affiliated with such persons.

Transactions With Affiliates of Directors

   Brega and Winters, the law firm in which Ronald S. Loser (a director) is a principal, was paid attorney's fees that do not exceed five percent of Brega and Winters gross revenue for their last fiscal year.

   H.R.H. Insurance Company, the insurance agency that employs Deane J. Writer, Jr., (a director) was paid insurance premiums of $257,329 during 1999.

   Certain officers and directors, directly and indirectly, provided financial assistance to us in several transactions through December 31, 1999 as set forth below.

Subdivision Loan Participations

   On January 14, 1992 we executed a loan agreement with a real estate investment trust under which $1,500,000 was committed to us for development of our Northpark project. George S. Writer, Jr. and Roland Seidler, Jr. participated in this transaction by advancing 20% of the committed funds and have received 20% of the loan payments, including 20% of a $1,600 per Northpark lot additional interest payment. Principal and interest on principal of this loan was repaid as of December 31, 1997. The $1,600 per lot additional interest payment continues through the balance of the project. During 1999 we paid $12,800 under this agreement to the directors.

Peninsula Acquisition and Development Financing

   On August 12, 1992, we acquired 22 acres of vacant ground from our Chairman and Chief Executive Officer George S. Writer, Jr. The land was transferred at Mr. Writer's out-of-pocket cost. The acquisition was financed by a loan from several of our affiliates. Principal and interest on principal related to this facility was fully repaid at December 31, 1997. The loan agreement entitles the lenders to an additional interest payment equal to 50% of the net profit from the project, which we continued to pay throughout 1998. The project was completed in 1998 and $28,000 remains owed to the lending group. Certain wind down expenses have been incurred in 1999 and will continue in 2000, which will offset most if not all of the remaining profit sharing accrued at year end. During 1999 we paid nothing under this agreement to the directors.

Series 1993 A Convertible Unsecured Promissory Notes

   As of December 31, 1999, we had outstanding unsecured convertible debt of $900,000. The total debt is held by Phelps-Tointon, Inc. in the amount of $500,000; George S. Writer, Jr. in the amount of $312,500; Roland Seidler, Jr., in the amount of $87,500. We paid off this debt in February 2000 in full.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

Financial Statements

   Our consolidated financial statements are included in Part II, Item 8.

The Writer Corporation and Subsidiaries Consolidated Financial Statements:

                                                                          Page
                                                                          ----
Independent Auditors' Report.............................................  F-1
Consolidated Balance Sheets as of December 31, 1999 and 1998.............  F-2
Consolidated Statements of Operations for the years ended December 31,
 1999, 1998 and 1997.....................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1999, 1998 and 1997........................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1999, 1998 and 1997.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Reports on Form 8-K...................................................... None
Exhibits Required by Item 601 of Regulation S-K..........................

                                 EXHIBIT TABLE

   (27) Financial Data Schedule. See below.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of The Writer Corporation:

   We have audited the accompanying consolidated balance sheets of The Writer Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Writer Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

                                          Deloitte & Touche LLP

Denver, Colorado
February 25, 2000

                    THE WRITER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998

                                                           1999        1998
                                                        ----------- -----------
                        ASSETS

Residential Real Estate Held For Sale, Net (Note 1):
  Homes under construction............................. $23,349,000 $17,632,000
  Model homes and furnishings, less accumulated
   depreciation of $791,000 and $511,000...............   4,760,000   4,190,000
  Land and land development............................  17,859,000  15,216,000
  Unplatted land.......................................   3,897,000     817,000
                                                        ----------- -----------
    Total..............................................  49,865,000  37,855,000
                                                        ----------- -----------
Office Property And Equipment, Less Accumulated
 Depreciation Of $845,000 And $586,000.................     504,000     597,000
                                                        ----------- -----------
Other Assets:
  Cash and cash equivalents............................   4,996,000   3,363,000
  Restricted cash......................................     589,000     541,000
  Accounts receivable..................................     296,000     374,000
  Other................................................   1,550,000     582,000
  Deferred tax asset (Note 3)..........................   1,410,000   1,166,000
                                                        ----------- -----------
    Total..............................................   8,841,000   6,026,000
                                                        =========== ===========
Total.................................................. $59,210,000 $44,478,000
                                                        =========== ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable (Note 2):
    Construction, including $0 and $128,000 to related
     parties........................................... $17,314,000 $14,215,000
    Land...............................................   7,333,000   2,793,000
    Other, including $900,000 and $900,000 to related
     parties...........................................   2,848,000     928,000
                                                        ----------- -----------
      Total............................................  27,495,000  17,936,000
                                                        ----------- -----------
Other Liabilities:
  Accounts payable and accrued expenses................   8,179,000   6,716,000
  Accrued interest.....................................     208,000     177,000
                                                        ----------- -----------
    Total..............................................   8,387,000   6,893,000
                                                        ----------- -----------
Commitments and Contingencies (Notes 2 and 6)

Stockholders' Equity (Notes 2 and 4):
  Common stock, $.10 par value; 10,000,000 shares
   authorized; 7,462,500 and 7,432,600 shares issued
   and outstanding.....................................     746,000     743,000
  Additional paid-in capital...........................  12,454,000  12,430,000
  Retained earnings....................................  10,128,000   6,476,000
                                                        ----------- -----------
    Stockholders' equity...............................  23,328,000  19,649,000
                                                        ----------- -----------
Total.................................................. $59,210,000 $44,478,000
                                                        =========== ===========

                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years Ended December 31, 1999, 1998 and 1997

                                            1999         1998         1997
                                         -----------  -----------  -----------
Residential Operations:
  Revenues.............................. $82,061,000  $64,091,000  $44,098,000
                                         -----------  -----------  -----------
  Costs and expenses:
    Cost of sales.......................  66,322,000   51,551,000   35,761,000
    Sales and marketing.................   5,743,000    5,121,000    3,703,000
    General and administrative..........   4,735,000    3,719,000    2,675,000
    Interest (Note 2)...................     348,000      899,000      640,000
                                         -----------  -----------  -----------
      Total.............................  77,148,000   61,290,000   42,779,000
                                         -----------  -----------  -----------
      Income from residential
       operations.......................   4,913,000    2,801,000    1,319,000

INTEREST AND OTHER INCOME, NET (Note
 6).....................................     198,000      211,000    1,240,000
                                         -----------  -----------  -----------
INCOME BEFORE INCOME TAXES..............   5,111,000    3,012,000    2,559,000
                                         -----------  -----------  -----------
INCOME TAX (EXPENSE) BENEFIT (Note 3)...  (1,459,000)    (830,000)     901,000
                                         -----------  -----------  -----------
NET INCOME.............................. $ 3,652,000  $ 2,182,000  $ 3,460,000
                                         ===========  ===========  ===========
Earnings Per Share (Notes 1 and 5):
  Basic................................. $      0.49  $      0.29  $      0.47
                                         ===========  ===========  ===========
  Diluted............................... $      0.47  $      0.29  $      0.46
                                         ===========  ===========  ===========
Weighted Average Number of Shares
 Outstanding:
  Basic.................................   7,441,000    7,412,000    7,355,000
                                         ===========  ===========  ===========
  Diluted...............................   7,829,000    7,836,000    7,723,000
                                         ===========  ===========  ===========



                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1999, 1998 and 1997

                                        Common Stock    Additional   Retained
                                     ------------------   Paid-In    Earnings
                                      Shares    Amount    Capital    (Deficit)
                                     --------- -------- ----------- -----------
Balance, December 31, 1996.......... 7,354,600 $735,000 $12,352,000 $   834,000
Net income..........................       --       --          --    3,460,000
                                     --------- -------- ----------- -----------
Balance, December 31, 1997.......... 7,354,600  735,000  12,352,000   4,294,000
Issuance of common stock............    78,000    8,000      78,000         --
Net income..........................       --       --          --    2,182,000
                                     --------- -------- ----------- -----------
Balance, December 31, 1998.......... 7,432,600  743,000  12,430,000   6,476,000
Issuance of common stock............    29,900    3,000      24,000         --
Net income..........................       --       --          --    3,652,000
                                     --------- -------- ----------- -----------
Balance, December 31, 1999.......... 7,462,500 $746,000 $12,454,000 $10,128,000
                                     ========= ======== =========== ===========




                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 1999, 1998 and 1997

                                           1999          1998          1997
                                       ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income........................... $  3,652,000  $  2,182,000  $  3,460,000
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
   Depreciation and amortization......      657,000       546,000       387,000
   Deferred income taxes..............     (244,000)       85,000      (901,000)
   Gain on disposal of property and
    model home furnishings............     ( 15,000)      (25,000)     (546,000)
 Changes in operating assets and
  liabilities:
   Homes under construction...........   (5,717,000)     (828,000)   (3,920,000)
   Model homes and furnishings........     (952,000)     (990,000)     (284,000)
   Land and land development..........   (2,643,000)      825,000    (5,349,000)
   Unplatted land.....................   (3,080,000)      (78,000)    5,664,000
   Restricted cash....................      (48,000)      181,000       (55,000)
   Other assets.......................     (891,000)       66,000      (406,000)
   Accounts payable and accrued
    expenses..........................    1,494,000     1,915,000      (510,000)
                                       ------------  ------------  ------------
    Net cash provided by (used in)
     operating activities.............   (7,787,000)    3,879,000    (2,460,000)
                                       ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of office property and
  equipment...........................     (181,000)     (372,000)     (347,000)
 Proceeds from sales of property and
  equipment...........................       15,000        40,000       847,000
                                       ------------  ------------  ------------
    Net cash provided by (used in)
     investing activities.............     (166,000)     (332,000)      500,000
                                       ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable..........   59,539,000    41,520,000    32,964,000
 Proceeds from notes payable from
  related parties.....................                    236,000     1,135,000
 Principal payments and other
  reductions on notes payable.........  (49,852,000)  (42,569,000)  (28,857,000)
 Principal payments and other
  reductions on notes payable to
  related parties.....................     (128,000)     (472,000)   (3,262,000)
 Proceeds from sale of common stock...       27,000        86,000           --
                                       ------------  ------------  ------------
    Net cash provided by (used in)
     financing activities.............    9,586,000    (1,199,000)    1,980,000
                                       ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................    1,633,000     2,348,000        20,000
CASH AND CASH EQUIVALENTS, BEGINNING
 OF YEAR..............................    3,363,000     1,015,000       995,000
                                       ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF
 YEAR................................. $  4,996,000  $  3,363,000  $  1,015,000
                                       ============  ============  ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   The Company paid $317,000, $905,000 and $897,000 in interest (net of amounts capitalized) and $191,000, $365,000 and $61,000 in income taxes during the years ended December 31, 1999, 1998 and 1997, respectively.

                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1999, 1998 and 1997

1. Organization and Summary of Significant Accounting Policies

   The Writer Corporation (the Company) is a developer and builder of planned residential communities primarily in the Denver, Colorado metropolitan area. The Company's operations constitute a single business segment. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Residential real estate sales and costs of sales are recorded at the time of closing. Cost of sales includes land and land development costs, direct and indirect construction costs, capitalized interest and taxes and estimated warranty costs. The Company provides a two year structural warranty to home buyers.

   Land costs are allocated to filings based on the relative pre-construction market value of each filing to the total pre-construction market value of an entire parcel. Individual home sites within each filing are generally homogeneous and are considered to be similar in value. Land development costs that are specific to individual home sites are allocated to those home sites. Land development costs that cannot be specifically identified to individual home sites are allocated to home sites (including estimates to complete, if applicable) based on the identified costs of each home site.

   Inventory that is substantially complete and ready for its intended use is carried at the lower of cost or fair value less costs to sell. Land under development and land held for future development and sale are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. An asset will be identified as impaired if the undiscounted estimated cash flows from development and ultimate sale of such asset is less than its carrying value. If a long-lived asset is identified as impaired, the carrying amount of the asset is reduced to its fair value.

   Office property and equipment and model home furnishings are recorded at cost. Depreciation is provided by the straight-line method over estimated useful lives ranging from two to thirty years. The Company does not depreciate model homes because estimated future sales prices are expected to exceed cost.

   A current or deferred income tax liability or asset is recognized for temporary differences which exist due to the recognition of certain income and expense items for financial reporting purposes in periods different than for tax reporting purposes. The provision for income taxes is based on the amount of current and deferred income taxes payable or refundable at the date of the financial statement as measured by the provisions of current tax laws.

   The Company's cash and cash equivalents consist of demand deposits and money market funds.

   The Company uses the intrinsic value method to account for stock options granted to employees.

   In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997

recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. The Company is required to adopt SFAS 133 on January 1, 2001. The Company has not completed the process of evaluating the impact that will result from adopting SFAS 133.

   For the periods presented, the Company's comprehensive income, as defined by Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, is equal to its net income.

   Certain items in 1998 and 1997 have been reclassified to conform with the 1999 presentation.

2. NOTES PAYABLE

   Notes payable for construction related debt obligations at December 31 consist of the following:

                                                        1999        1998
                                                     ----------- -----------
$16,000,000 loan facility with a financial
 institution, interest at prime rate, interest
 payable monthly, collateralized by a first deed of
 trust, due June 1, 2001...........................  $ 1,228,000 $ 4,904,000

The loan facility has $14,772,000 unused and
 available at December 31, 1999. $2,967,000 loan
 commitment with a financial institution, interest
 at prime rate plus 0.5%, interest payable monthly,
 collateralized by a first deed of trust, due June
 1, 2000...........................................    2,502,000   3,944,000

The loan facility has $465,000 unused and available
 at December 31, 1999. $37,000,000 loan facility
 with a financial institution, interest at prime
 rate plus 1%, interest payable monthly,
 collateralized by a deed of trust, due at various
 dates as follows: March 1, 2000, February 28,
 2001, and December 20, 2002.......................    6,317,000   2,681,000

The loan facility has $30,683,000 unused and
 available December 31, 1999. $14,250,000 loan
 facility with a financial institution, interest at
 the lessor of LIBOR plus 225 basis points or
 prime, interest payable monthly, collateralized by
 residential real estate, due April 1, 2001. The
 loan facility has $8,494,000 unused and available
 at December 31, 1999..............................    5,756,000   2,558,000

Note payable to a related party for the
 construction of a home, paid during 1999. $680,000
 loan facility with a financial institution,
 interest at prime rate plus .75%, interest payable
 monthly, collateralized by deed of trust, due
 September 22, 2000................................          --      128,000

The loan facility has $284,000 unused and available
 at December 31, 1999. $4,210,000 loan facility
 with a financial institution, interest at prime
 rate plus .75%, interest payable monthly,
 collateralized by deed of trust, due October 19,
 2000..............................................      396,000         --

The loan facility has $3,095,000 unused and
 available at December 31, 1999....................    1,115,000         --
                                                     ----------- -----------
Total..............................................  $17,314,000 $14,215,000
                                                     =========== ===========

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997


   Notes payable for land and land development related debt obligations at December 31 consist of the following:

                                                             1999       1998
                                                          ---------- ----------
$8,750,000 loan facility with a financial institution,
 interest at the lower of LIBOR plus 225 basis points or
 prime, interest payable monthly, collateralized by
 residential real estate, due April 1, 2001. The loan
 facility has $8,061,000 unused and available at
 December 31, 1999......................................  $  689,000 $1,179,000

$3,650,000 loan facility with a financial institution,
 interest at prime rate plus 1% interest payable
 monthly, collateralized by deed of trust, due June 1,
 2000. The loan facility has $2,411,000 unused and
 available at December 31, 1999.........................   1,239,000  1,356,000

Loan with a financial institution, reserved for lot
 takedowns, paid during 1999............................         --     155,000

Loan with a financial institution reserved for lot
 takedowns, paid during 1999............................         --      86,000

Loan with a financial institution to refinance an
 encumbrance, paid during 1999..........................         --      17,000

$6,300,000 loan facility with a financial institution,
 interest at prime rate plus 1%, interest payable
 monthly, collateralized by deed of trust, due June 9,
 2002. The loan facility has $3,250,000 unused and
 available at December 31, 1999.........................   3,050,000        --

$1,020,000 loan facility with a lot developer, interest
 at 4%, interest payable annually, collateralized by
 deed of trust, due January 10, 2000. The loan facility
 has $0 unused and available at December 31, 1999.......   1,020,000        --

$4,000,000 loan facility with a financial institution,
 interest at prime rate, interest payable monthly,
 collateralized by a deed of trust on the finished lots,
 due June 1, 2001. The loan facility has $2,996,000
 unused and available at December 31, 1999..............   1,004,000        --

$331,000 loan facility with a lot developer to finance
 lot premiums, principal due upon the closing of the
 sale of the lot or December 27, 2004. The loan facility
 has $0 unused and available at December 31, 1999.......     331,000        --
                                                          ---------- ----------
Total...................................................  $7,333,000 $2,793,000
                                                          ========== ==========

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997


   Notes payable for other debt obligations at December 31 consist of the following:

                                                                1999      1998
                                                             ---------- --------
$900,000 unsecured convertible debt to certain members of
 the board of directors. Interest at prime rate plus 3%,
 payable monthly, convertible into common stock at a rate
 of $3 per share, due October 1, 2000, paid in February
 2000......................................................  $  900,000 $900,000

Loan with a financial institution, paid during 1999........         --    28,000

$1,424,000 revolving line of credit for working capital,
 interest at prime plus 1%, interest payable monthly,
 collateralized by residential real estate, due
 December 30, 2000. The revolving line of credit has
 $1,326,000 unused and available at December 31, 1999......      98,000      --

$1,850,000 unsecured revolving line of credit, interest at
 rate of the lesser of LIBOR plus 225 basis points or
 prime, interest payable monthly, interest due April 1,
 2001.
The revolving line of credit has $0 unused and available at
 December 31, 1999.........................................   1,850,000      --
                                                             ---------- --------
Total......................................................  $2,848,000 $928,000
                                                             ========== ========


   The Company has an unsecured working capital line of credit in the amount of $1,000,000. The line of credit bears interest at prime plus 1% and matures April 1, 2000. No amounts were outstanding under this line of credit at December 31, 1999.

   At December 31, 1999, the Company's debt maturity schedule, excluding construction related debt is as follows:

       2000......................................................... $ 3,257,000
       2001.........................................................   3,874,000
       2002.........................................................   3,050,000
                                                                     -----------
       Total........................................................ $10,181,000
                                                                     ===========

   The Company's construction related debt has due dates in 2000; however, principal and interest are generally due upon sale of the respective collateral, which is expected to occur in 2000. Construction related financing arrangements are generally renewed in the ordinary course of business.

   During the years ended December 31, 1999, 1998 and 1997, interest of $2,756,000, $3,050,000, and $2,303,000 was incurred, of which $101,000,
$648,000 and $578,000 was to related parties. Interest totaling $2,408,000, $2,152,000 and $1,663,000 was capitalized in each of the respective years. Interest paid, net of amounts capitalized, totaled $317,000, $905,000 and $897,000 in 1999, 1998 and 1997, respectively. The weighted average interest rate for the years ended December 31, 1999, 1998 and 1997 was 9.75%, 12.06% and 12.25%, respectively.

   The Company's notes payable and revolving credit facilities bear interest at variable rates based on prime. As a result, the carrying amount of these instruments approximates their fair value.

3. INCOME TAXES

   The Company computes deferred income taxes based on the difference between the financial statement and income tax bases of assets and liabilities and operating loss and tax credit carryforwards, using enacted tax rates.

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997


   The components of income tax (expense) benefit are as follows for the year ended December 31:

                                                   1999        1998       1997
                                                -----------  ---------  --------
   Current..................................... $(1,928,000) $(745,000) $    --
   Deferred....................................     469,000    (85,000)  901,000
                                                -----------  ---------  --------
   Tax (expense) benefit....................... $(1,459,000) $(830,000) $901,000
                                                ===========  =========  ========

   Reconciliations of the expected tax at the statutory tax rate to the actual tax (expense) benefit are as follows for the year ended December 31:

                                            1999         1998         1997
                                         -----------  -----------  ----------
   Expected tax (expense) benefit at
    the statutory rate.................  $(1,738,000) $(1,024,000) $ (870,000)
   State taxes, net of federal
    benefit............................     (179,000)    (105,000)    (90,000)
   Change in the valuation allowance...      464,000      276,000   1,330,000
   Utilization of NOL carryforwards and
    tax credits........................          --        45,000     467,000
   Other...............................       (6,000)     (22,000)     64,000
                                         -----------  -----------  ----------
   Actual tax (expense) benefit........  $(1,459,000) $  (830,000) $  901,000
                                         ===========  ===========  ==========

   The tax effects of significant items comprising the Company's net deferred tax asset as of December 31 are as follows:

                                                            1999        1998
                                                         ----------  ----------
Deferred tax assets:
  Residential real estate............................... $1,191,000  $1,710,000
  Warranty reserve......................................    196,000     233,000
  Other.................................................    227,000     106,000
                                                         ----------  ----------
                                                          1,614,000   2,049,000
                                                         ----------  ----------
Deferred tax liabilities:
  Capitalized interest..................................   (161,000)   (286,000)
  Depreciation..........................................    (43,000)   (133,000)
                                                           (204,000)   (419,000)
  Total.................................................  1,410,000   1,630,000
  Less valuation allowance..............................        --     (464,000)
                                                         ----------  ----------
Net deferred tax asset.................................. $1,410,000  $1,166,000
                                                         ==========  ==========

   The net change in the total valuation allowance during the years ended December 31, 1999, 1998 and 1997 was a reduction of $464,000, $276,000 and
$1,330,000, respectively, as a result of the utilization of tax credits and net operating loss carryforwards and the reevaluation of the expected results of future operations. The amount of the deferred tax assets considered realizable, however, could be decreased in the near term if estimates of future taxable income are changed.

4. COMMON STOCK

   The Company has stock option plans giving certain officers and employees the right to purchase shares of its common stock at quoted market value at date of grant. At December 31, 1999, 760,000 shares have been

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997

reserved under the plans. The plans allow the options to be exercised in four equal annual installments, beginning one year after the date of grant, and have a maximum term of ten years. Changes in options outstanding under the plans for the three years ended December 31, 1999, are as follows:

                                                     Weighted-Average Number of
                                                      Exercise Price   Shares
                                                     ---------------- ---------
Options outstanding, December 31, 1996..............      $1.31        604,140
  Forfeited.........................................       2.50           (500)
                                                                      --------
Options outstanding, December 31, 1997..............       1.30        603,640
  Granted...........................................       2.22        228,250
  Forfeited.........................................       1.18       (215,750)
  Exercised.........................................       1.10        (78,000)
                                                                      --------
Options outstanding, December 31, 1998..............       1.77        538,140
  Forfeited.........................................       1.26        (12,990)
  Exercised.........................................       0.90        (29,900)
                                                                      --------
Options outstanding, December 31, 1999..............       1.84        495,250
                                                                      ========
Total exercisable at December 31, 1999..............       1.75        296,563
                                                                      ========

   As of December 31, 1999, the 495,250 options outstanding under the plans have exercise prices which range from $.65 to $2.50 and a weighted-average remaining contractual life of 6.12 years.

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for options granted by the Company. Had compensation expense for the options granted been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, the Company's net income and net income per share would have been changed to the pro forma amounts indicated below:

                                                  1999       1998       1997
                                               ---------- ---------- ----------
     Net income:
       As reported............................ $3,652,000 $2,182,000 $3,460,000
       Pro forma..............................  3,652,000  1,985,000  3,460,000

     Net income per share--basic:
       As reported............................ $     0.49 $     0.29 $     0.47
       Pro forma..............................       0.49       0.27       0.47

     Net income per share--diluted:
       As reported............................ $     0.47 $     0.29 $     0.46
       Pro forma..............................       0.47       0.26       0.46

   The fair value of the options for disclosure purposes was estimated on the dates of grant in 1998 using the Black-Scholes Model with the following assumptions:

                                                                          1998
                                                                         -------
     Expected dividend yield............................................      0%
     Expected price volatility..........................................     42%
     Risk-free interest rate............................................    4.5%
     Expected life of options........................................... 4 years

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997

5. EARNINGS PER SHARE

   Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted income per share includes the effects of convertible debt described in Note 2 and includes the potential dilution that could occur upon the exercise of the stock options described in Note 4, computed using the treasury stock method, which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the common shares during the reporting period).

   The following table reconciles the income and share amount used in the calculation of net income per share.

                                                                      Net Income
                                                 Net Income  Shares   Per Share
                                                 ---------- --------- ----------
   For the year ended December 31, 1999:
     Basic...................................... $3,652,000 7,441,000   $0.49
     Effect of options..........................               88,000
     Effect of convertible debt.................     62,000   300,000
                                                 ---------- ---------
   Diluted...................................... $3,714,000 7,829,000   $0.47
                                                 ========== =========
   For the year ended December 31, 1998:
     Basic...................................... $2,182,000 7,412,000   $0.29
     Effect of options..........................              124,000
     Effect of convertible debt.................     75,000   300,000
                                                 ---------- ---------
   Diluted...................................... $2,257,000 7,836,000   $0.29
                                                 ========== =========
   For the year ended December 31, 1997:
     Basic...................................... $3,460,000 7,355,000   $0.47
     Effect of options                                         68,000
     Effect of convertible debt.................     94,000   300,000
                                                 ---------- ---------
   Diluted...................................... $3,554,000 7,723,000   $0.46
                                                 ========== =========

6. COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

   The Company leases property, equipment and model homes under operating leases. Total rental expense under all operating leases was approximately $434,000, $359,000 and $250,000 for 1999, 1998 and 1997, respectively.

   As of December 31, 1999, the Company's future minimum payments under operating leases are as follows:

       2000......................................................... $  368,000
       2001.........................................................    313,000
       2002.........................................................    262,000
       2003.........................................................    247,000
       2004.........................................................    125,000
                                                                     ----------
         Total minimum lease payments............................... $1,315,000
                                                                     ==========

                    THE WRITER CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1999, 1998 and 1997

   In March 1997, the Company sold its office building to an unrelated party and recognized a gain on the sale (included in other income) of $542,000.

   The Company has a profit sharing retirement plan (the Plan) which includes a 401(k) feature under which eligible employees may contribute up to 12% of their salaries. Company contributions are at the discretion of the Company's board of directors unless required by ERISA regulations. Total Company contributions to the Plan for the years ended December 31, 1999, 1998 and 1997 were $100,000, $57,000 and $64,000, respectively.

   The Company has a profit sharing plan whereby pretax profit is shared with key employees based on formulas as defined in the agreement. Approximately $578,000, $289,000 and $90,000 has been incurred as of December 31, 1999, 1998 and 1997 with respect to this plan.

   The Company has arranged letters of credit of $617,000 at December 31, 1999 related to its obligations to local governments to warrant roads and other improvements in various developments. The Company does not believe that any letters of credit are likely to be drawn upon.

   The Company incurred $68,000, $115,000 and $61,000 in the years ended December 31, 1999, 1998 and 1997 respectively, for legal fees with a firm having a principal who is also a director of the Company.

7. LEGAL PROCEEDINGS

   The Company is involved in various legal matters of a nature incidental to its business which, in the opinion of management, should not have a material adverse effect on the Company.

8. SUBSEQUENT EVENT

   In January 2000, Standard Pacific Corporation offered to purchase all of The Writer Corporation's outstanding stock for $3.42 per share. As of February 25, 2000, the sale had not yet occurred.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE WRITER CORPORATION
                                          (Registrant)

                                               /s/ George S. Writer, Jr.
                                          By: _________________________________
                                                   George S. Writer, Jr.
                                                  Chairman of the Board of
                                               Directors, Principal Executive
                                                          Officer

                                                 /s/ Daniel J. Nickless
                                          By: _________________________________
                                                     Daniel J. Nickless
                                                 President, Chief Operating
                                              Officer, Chief Financial Officer
                                                       and Treasurer
Date: March 27, 2000

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

             Signature                            Title                   Date
             ---------                            -----                   ----

   /s/ George S. Writer, Jr.         Chairman of the Board of        March 27, 2000
____________________________________  Directors and Principal
       George S. Writer, Jr.          Executive Officer

      /s/ Ronald S. Loser            Secretary and Director          March 27, 2000
____________________________________
          Ronald S. Loser

    /s/ Deane J. Writer, Jr.         Director                        March 27, 2000
____________________________________
        Deane J. Writer, Jr.

    /s/ Roland Seidler, Jr.          Director                        March 27, 2000
____________________________________
        Roland Seidler, Jr.

   /s/ Louis P. Bansbach, III        Director                        March 27, 2000
____________________________________
       Louis P. Bansbach, III

     /s/ Robert G. Tointon           Director                        March 27, 2000
____________________________________
         Robert G. Tointon

   /s/ William J Gillilan, III       Director                        March 27, 2000
____________________________________
      William J Gillilan, III

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
     27      Financial Data Schedule

                                                                      APPENDIX C
================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    For the quarterly period ended March 31, 2000

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    For the transition period from                to

                        Commission file number: 0-08305

                               ----------------

                             THE WRITER CORPORATION
             (Exact name of registrant as specified in its charter)

                  Colorado                                       84-0510478
       (State or other jurisdiction of                         (IRS Employer
       incorporation or organization)                        Identification No.

             6061 S. Willow Drive, #232, Englewood, Colorado 80111
                    (Address of principal executive offices)

                                 (303) 779-4100
              (Registrant's telephone number, including area code)

                               ----------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the preceding 12 months (or for such shorter period that the registrant is required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   The number of shares outstanding of the registrant's common stock as of May 5, 2000 was 7,462,480.
===============================================================================

                    THE WRITER CORPORATION AND SUBSIDIARIES

                                     INDEX

                                                                           Page
                                                                          Number
                                                                          ------
PART I. FINANCIAL INFORMATION

  Item 1. Financial Statements

    Consolidated Balance Sheets March 31, 2000 and December 31, 1999
     (Unaudited).........................................................  C-3

    Condensed Consolidated Statements of Operations for the three months ended March 31, 2000 and 1999 (Unaudited)...........................  C-4

    Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999 (Unaudited)...........................  C-5

    Notes to Consolidated Financial Statements (Unaudited)...............  C-6

  Item 2. Management's Discussion and Analysis of Financial Condition and
          Results of Operations..........................................  C-7

  Item 3. Quantitative and Qualitative Disclosures about Market Risk.....  C-11
PART II. OTHER INFORMATION...............................................  C-12

                    THE WRITER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                         March 31,   December
                                                           2000      31, 1999
                                                        ----------- -----------
                        ASSETS
                        ------

Residential real estate held for sale, net:
  Homes under construction............................. $22,519,000 $23,349,000
  Model homes and furnishings..........................   5,704,000   4,760,000
  Land and land development............................  16,808,000  17,859,000
  Raw land.............................................   3,957,000   3,897,000
                                                        ----------- -----------
    Subtotal...........................................  48,988,000  49,865,000

Office property and equipment, less accumulated
 depreciation of $856,000 and $653,000.................     549,000     504,000

Other assets:
  Cash and cash equivalents............................   3,186,000   4,996,000
  Restricted cash......................................   1,227,000     589,000
  Accounts receivable..................................     228,000     296,000
  Deferred tax asset...................................   1,324,000   1,410,000
  Other................................................   1,568,000   1,550,000
                                                        ----------- -----------
    Total.............................................. $57,070,000 $59,210,000
                                                        =========== ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Liabilities:
  Notes payable........................................ $25,821,000 $27,495,000
  Accounts payable and accrued expenses................   7,030,000   8,179,000
  Accrued interest.....................................     181,000     208,000
                                                        ----------- -----------
    Total..............................................  33,032,000  35,882,000

Stockholders' Equity:
  Common stock, $.10 par value; authorized, 10,000,000
   shares; 7,462,480 and 7,432,600 shares issued and
   outstanding.........................................     746,000     746,000
  Additional paid-in capital...........................  12,454,000  12,454,000
  Retained earnings....................................  10,838,000  10,128,000
                                                        ----------- -----------
    Total Stockholders' Equity, net....................  24,038,000  23,328,000
                                                        ----------- -----------
    Total.............................................. $57,070,000 $59,210,000
                                                        =========== ===========


                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                        For the Three Months
                                                          Ended March 31,
                                                      -------------------------
                                                          2000         1999
                                                      ------------  -----------
Residential operations:
  Revenue............................................ $ 19,891,000  $12,213,000
  Cost of sales......................................  (15,800,000)  (9,952,000)
  Expenses...........................................   (3,041,000)  (2,276,000)
                                                      ------------  -----------
Income from residential operations...................    1,050,000      (15,000)
Interest and other income, net.......................       95,000       30,000
                                                      ------------  -----------
Net income before income taxes.......................    1,145,000       15,000
Income tax expense...................................     (435,000)         --
                                                      ------------  -----------
Net income........................................... $    710,000  $    15,000
                                                      ============  ===========
Earnings per share:
  Basic.............................................. $       0.10  $      0.00
                                                      ============  ===========
  Diluted............................................ $       0.09  $      0.00
                                                      ============  ===========
Weighted average number of shares outstanding:
  Basic..............................................    7,462,000    7,433,000
                                                      ============  ===========
  Diluted............................................    7,747,000    7,825,000
                                                      ============  ===========



                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                       For the Three Months
                                                         Ended March 31,
                                                     -------------------------
                                                         2000         1999
                                                     ------------  -----------
NET CASH USED IN OPERATING ACTIVITIES: ............. $    (80,000) $(3,124,000)
                                                     ------------  -----------

CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of office property and equipment .......      (56,000)     (54,000)
                                                     ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.......................   11,018,000    9,655,000
  Principal payments on notes payable...............  (12,692,000)  (6,853,000)
                                                     ------------  -----------
    Net cash provided in financing activities.......   (1,674,000)   2,802,000
                                                     ------------  -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS...........   (1,810,000)    (376,000)

CASH AND CASH EQUIVALENTS, beginning of period .....    4,996,000    3,363,000
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, end of period ........... $  3,186,000  $ 2,987,000
                                                     ============  ===========





                See notes to consolidated financial statements.

                    THE WRITER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

A. Accounting Policies:

   The consolidated balance sheet as of March 31, 2000 and the related condensed consolidated statements of operations and cash flows for the three month period ended March 31, 2000 and 1999 are unaudited, but in management's opinion, include all adjustments necessary for a fair presentation of such financial statements. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

   The consolidated financial statements include the accounts of The Writer Corporation and its wholly owned subsidiaries (the Company). All significant inter-company transactions and balances have been eliminated in consolidation.

   The financial statements should be read in conjunction with the audited Consolidated Financial Statements included in the annual report on Form 10-K for the year ended December 31, 1999. Except as described herein, the accounting policies utilized in the preparation of these financial statements are the same as those set forth in the Company's annual financial statements except as modified for interim accounting treatment.

   Adoption of SFAS 130 and SFAS 131 had no effect on the Company's financial statements. The Company has no derivative instruments and does not engage in hedging activities, therefore, the adoption of SFAS 133 will not impact its financial statements.

   Certain items in 1999 have been reclassified to conform with the 2000 presentation.

Earnings per share

   The following table reconciles income and the number of shares outstanding used in the calculation of basic and diluted earnings per share.

                                                     Income   Shares   Per Share
                                                    -------- --------- ---------
For the Three Months Ended March 31, 2000:
  Net Income....................................... $710,000 7,462,000   $0.10
  Effect of options................................        0   149,000
  Effect of convertible debt.......................    8,000   136,000
                                                    -------- ---------
    Net income per share--assuming dilution........ $718,000 7,747,000   $0.09
                                                    ======== =========   =====

For the Three Months Ended March 31, 1999:
  Net Income....................................... $ 15,000 7,433,000   $0.00
  Effect of options................................        0    92,000
  Effect of convertible debt.......................   16,000   300,000
                                                    -------- ---------
    Net income per share--assuming dilution........ $ 31,000 7,825,000   $0.00
                                                    ======== =========   =====

                    THE WRITER CORPORATION AND SUBSIDIARIES

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

   THIS QUARTERLY REPORT ON FORM 10-Q CONTAINS FORWARD-LOOKING STATEMENTS (DENOTED WITH AN ASTERISK (*) AT THE END OF SUCH STATEMENT) THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" BELOW.

Forward Looking Statement

   In connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements contained in the following discussion and elsewhere in this report and in any other statements made by or on our behalf whether or not in future filings with the Securities and Exchange Commission. Forward looking statements are statements not based on historical information and which relate to the future operations, strategies, financial results, or other developments. In particular, statements using verbs such as, "expected", "anticipate", "believe", or words of similar import generally involve forward looking statements. Without limiting the foregoing, forward looking statements include statements which represent our beliefs concerning future, or projected levels of sales of our homes, investments in land or other assets, projected absorption rates, or our ability to attract needed financing, or the continued earnings or profitability of our activities. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by or on behalf of us. Whether or not actual results differ materially from forward looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates; some of which may be related to the homebuilding industry generally, such as price, competition, regulatory developments and industry consolidation; and others of which may relate to the us specifically, such as credit availability and the liquidity necessary to provide equity into land acquisition and development transactions and other factors.

Financial Condition

   At March 31, 2000 we had a backlog of 108 homes under contract. This backlog represents $27,861,000 of potential revenue. At December 31, 1999 we had a backlog of 107 homes representing $24,326,000 in potential revenue. This increase in potential revenue of 15% or $3,535,000 above the December 1999 level, reflects sales of a new product line that has an average sales price of approximately $375,000.

   Our inventory of homes under construction decreased $830,000 or 4% during the three months ending March 2000. This decrease is due in part to the above, mentioned start up of our new product line.

   Model homes and furnishings increased by $944,000 or 20% during the three months ending March 2000. During the quarter we opened three new townhome models at Saddlebrook in Stetson Creek and one detached single family model in Fossil Lake Ranch opened April 15, 2000. In our Denver Division, two detached single family models opened at Talavera in Sunrise Ridge, a project in Arvada, Colorado. At Tallyn's Reach in Aurora, Colorado, three detached single family models are under construction which are expected to open in July 2000.*

   Our investment in land and land development decreased $1,051,000 or 6% during the three months ending March 2000. Development continues at Settler's Village, Northpark, Sunrise Ridge and Canterbury Park at Castle Pines North in the Denver Division. In the Northern Division, development continues at Saddlebrook townhomes and on 35 single family detached lots both at Stetson Creek in Ft. Collins, Colorado. We have begun development on 147 single family attached lots at the Highlands Ranch Golf Course. These expenditures less the cost of lots transferred to production account for the net decrease.

   Our raw land account holds one parcel of approximately 106 acres of ground in Ft. Collins, Colorado. We have platted the site into 470 single family lots and are finalizing development agreements. We are also finalizing the planning and engineering process for the product lines to be marketed at this traditional neighborhood development.

   Our office property and equipment account increased $45,000 or 9% during the three months ending March 2000. The increase is primarily due to the set up of new sales offices at Talavera, Saddlebrook and Fossil Lake Ranch.

   Cash balances have decreased by $1,810,000 or 36% during the three months ending March 2000. The decrease reflects the pay down of debt in the amount of $1,674,000, our efforts to accelerate payments to subcontractors and vendors, and the need to provide equity contribution in recent acquisitions of land. Our restricted cash account has increased $638,000 or 108% during the three months ending March 2000. The increase is attributable to the timing of release payments associated with higher levels of closings versus advances on these same acquisition and development loans.

   Accounts receivable balances have decreased by $68,000 or 23% during the three months ending March 2000. The decrease is due to a reduction in deposits that secure the performance of development work.

   Our notes payable balance decreased by $1,674,000 or 6% during the three months ending March 2000, which reflects the wind down of Settler's Village, Lowry, Northpark and the payoff of convertible debt to related parties.

   Accounts payable, accrued expenses and accrued interest have decreased by $1,176,000 or 14% during the three months ending March 2000, again reflecting the wind down of older projects.

Liquidity and Capital Resources

   During the first three months of 2000 we used $80,000 of cash in operating activities. We also used cash to decrease our debt by $1,674,000.

   With the sustained and improved operating performance that we have shown, our relationships with our lenders have continued to solidify. This has provided us with more financing opportunities to leverage our cash and has provided greater opportunities to negotiate more favorable rates and terms. We have also attracted lenders who will provide working capital facilities to supplement our liquidity and capital resources generated by operations.

   The credit facilities have available commitment of $5,924,000 at March 31, 2000, with $2,447,000 outstanding at that time. In April we used another $2,500,000 to purchase a parcel of land (see further discussion below at Recent Acquisitions) bringing the total outstanding to $4,947,000. These funds may not provide all of the necessary equity, which traditional lending relationships will require for leveraged financing of acquisition and development costs of projects. Therefore, we expect to continue to re-employ our working capital generated from operations to support growth and or debt retirement.*

   We have offered profit or revenue participation to land sellers as part of the acquisition price negotiation. Because of strong buyer demand for improved and undeveloped land, many sellers in our market area are demanding profit participation and requesting more stringent purchase terms, which include cash at closing, closings prior to full entitlement, specific performance contracts and shorter due diligence periods. We weigh all of these risk factors against perceived opportunity as new projects are analyzed. Notwithstanding these factors, land acquisition costs and risk continue to increase because of demand generated by competing builders.

Recent Acquisitions

   We have executed sales contracts for all of our homes in our Northpark, Settler's Village, Summerhill, Greenbrook and Park Square communities. The remaining contracts will close in the second quarter of 2000. We have been actively seeking replacement opportunities and to that end have recently completed ten land acquisitions.

   In December 1998, the Company purchased a 140 unit single family parcel in Arvada, Colorado. The sites were zoned and platted. We recently completed a re-platting of a portion for our townhome product. Financing was provided by a $1,500,000 unsecured line of credit. In April 1999, $500,000 of the line was repaid and the same lender provided a $3,650,000 development facility. In October 1999, the balance of the unsecured line of credit was repaid. Construction financing for the single family detached models and the first phase of construction has been provided by the same lender and construction has commenced. Construction financing for the townhouse models and the first phase of construction was provided by the same lender in February 2000.

   In January 1999, we purchased a 102 unit single family attached parcel in Ft. Collins, Colorado. This is a continuation of our Stetson Creek project. Financing was provided through an existing $15,000,000 acquisition, development and construction facility. Platting was completed in May 1999 and development, sales and construction are in progress.

   In July 1999, we closed on our purchase of 106 acres in Ft. Collins, which is in the final stage of being entitled under the Ft. Collins City Plan. The site is planned for approximately 470 single family units with three single family detached products and two attached products. Financing was provided from working capital and the use of an unsecured working capital line. We are in the process of finalizing the acquisition, development and construction financing to repay the working capital line.

   In December 1999, we closed on our purchase of two luxury attached lifestyle communities in Highlands Ranch, Colorado planned for 81 and 66 units. We have secured acquisition, development and construction financing through one of our existing lending relationships.

   We have executed a contract for a 39 acre parcel in Castle Rock, Colorado. The parcel is zoned for approximately 180 units, but must be platted through the city of Castle Rock. We are planning the area for both single family attached and detached. The contract calls for a three phase take down beginning at final plat, and annually thereafter.

   In July 1999, we executed a purchase agreement to acquire 86 finished single family sites in south Aurora, Colorado. The sites are part of a 2,400 lot master planned community currently under development. The lots will be acquired over a two year period, on a quarterly basis, beginning in December 1999.*

   In June 1999, we contracted to purchase approximately 63 acres consisting of three parcels of partially developed land located in the City of Westminster, Colorado. During April 2000 we closed the purchase of phase one using our lines of credit. An acquisition and development loan is in process for this 45 lot site. At the same time we contracted for a fourth parcel containing approximately ten acres which is zoned for attached single family.

   In August 1999, we acquired 35 platted single family lots in Ft. Collins, Colorado. This is a continuation of our Stetson Creek project. Acquisition financing was provided by the seller. Development and construction financing will be through an existing $25,000,000 loan facility.

   In August 1999, we executed a purchase agreement to acquire 22 developed single family lots in Ft. Collins, Colorado. The lots will be acquired over the next year,* and are currently being developed by the seller.

   In October 1999, we executed an agreement which secures the right to acquire 14 acres in Loveland, Colorado. Under the agreement, we will be responsible to plat the site so that no less than 126 townhomes can be built. No closing is anticipated until the final plat is approved. We are currently in a due diligence period, and have begun the entitlement process, but no assurance can be provided that this transaction will close.

   Both executed and potential acquisitions will require equity investments, which our management expects to obtain from working capital generation and through additional borrowing from our working capital facilities. The balance will be financed through traditional lending relationships.*

Results of Operations

   During the three months ending March 2000, we closed 83 units versus 59 for same period in 1999.

   The average sales price was $238,494 for the first three months of 2000 compared to $191,934 for the same period in 1999. The mix of products sold during the two time periods is illustrated below.

                                                                    Single
                          Closings                        Townhomes Family Total
                          --------                        --------- ------ -----
   3 month period ended Mar. 31, 2000....................     59      24     83
   3 month period ended Mar. 31, 1999....................     41      18     59

   Revenue for the three month period ended March 31, 2000 was $19,891,000, as compared to $12,213,000 for the same period in 1999. The increase of $7,678,000 or 63% is the result of additional unit closings and higher average unit prices. Gross profit related to home sales increased by $1,913,000 or 90% from $2,151,000 to $4,082,000 for the first three months of 1999 and 2000. During the three months ended March 31, 2000 and 1999 revenue from lots and tap sales was $96,000 and $889,000 contributing $9,000 and $110,000 of gross profit respectively. As a percentage of sales, our gross profit was 20.6% in the first three months of 2000 as compared to 18.5% for the same period in 1999.

   Operating expenses increased $765,000 or 34% for the three month period ended March 31, 2000 as compared to the same period a year ago. The increases is due to an increase in interest expense, net of capitalization, of $186,000 from $6,000 to $192,000, an increase in sales marketing expense of $191,000 from $1,313,000 to $1,504,000 and an increase in general and administrative expense of $388,000 from $957,000 to $1,345,000. As a percentage of sales, interest expense net of capitalization remains at less than 1%, sales and marketing has decreased 3.2% from 10.8% to 7.6% and general and administrative expense has decreased 1.0% from 7.8% to 6.7%.

   Interest and other income, net increased $65,000 or 217% for the three month period ended March 31, 2000 over the same period a year ago. The increase is primarily made up of three items; interest income of $34,000, $27,000 in gains on sales of model home furnishings and $18,000 of income from our mortgage subsidiary WRT Financial, Limited Partnership.

   We have recorded $710,000 in net income for the first quarter of 2000 an increase of $695,000 over the first quarter of 1999.

Plan of Merger with Standard Pacific Corp.

   We have been working over the last several months to finalize our merger into TWC Corp., a wholly owned subsidiary of Standard Pacific Corp. We executed a definitive merger agreement on Friday, April 14, 2000. The transaction will not be finalized until additional requirements are met. We expect the merger to be completed during the second or third quarter of this year.*

   Under the terms of the proposed acquisition, our stockholders will receive, at their election, a combination of cash and/or Standard Pacific common stock valued at $3.35 per share of our common stock. Not more that 60% and not less that 50% of the aggregate consideration will be paid in shares of Standard Pacific common stock. Standard Pacific's shares will be valued based on their average trading price for a 20 day period prior to consummation of the merger, provided that in no event will the shares be valued at less than $11.00 per share or more than $13.50 per share. In the event the option to elect cash is oversubscribed, our directors, officers and 10% shareholders have agreed to accept shares of Standard Pacific common stock. See the Agreement and Plan of Merger in our Form 8-K dated April 14, 2000, which is hereby incorporated by reference.

   Consummation of the transaction is subject to customary conditions, including registration with the Securities and Exchange Commission and approval of Writer's stockholders.

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

   The primary market risk facing the Company is interest rate risk on debt obligations.* We enter into debt obligations primarily to finance the development and acquisition of land, and to support our homebuilding and general corporate operations. All of our debt has variable interest rates, which exposes us to interest rate risk. Our business strategy has been to accept the interest rate risk associated with variable rate debt which allows us to participate in the increased earnings and cash flows associated with decreases in interest rates.

   Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

   At March 31, 2000, we had variable rate debt outstanding of approximately $26,000,000. The annual increase (decrease) in cash requirements for interest at this level of borrowing, should the market rates increase or (decrease) by 10% compared to the interest rates in effect at March 31, 2000, would be approximately $260,000 or ($260,000) respectively.

                    THE WRITER CORPORATION AND SUBSIDIARIES

                           PART II. OTHER INFORMATION

Item 1. Legal Proceedings

   None

Item 2. Changes in Securities

   None

Item 3. Defaults Upon Senior Securities

   None

Item 4. Submission of Matters to a Vote of Security Holders

   None

Item 5. Other Information

   None

Item 6. Exhibits and Reports on Form 8-K


   (b) There were no reports on Form 8-K filed for the three months ended March 31, 2000.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE WRITER CORPORATION
                                           (Registrant)

Date: May 11, 2000
                                          By:    /s/ Daniel J. Nickless
                                              ------------------------------
                                                     Daniel J. Nickless
                                               President, Chief Operating and
                                                  Chief Financial Officer

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
 27          Financial Data Schedule

                APPENDIX D--SECTIONS 7-113-101 THROUGH 7-113-302
                    OF THE COLORADO BUSINESS CORPORATION ACT

                            7-113-101--Definitions.

   For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

                          7-113-102--Right to dissent.

   (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party if:

       (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

       (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

     (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

   (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

     (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

     (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

     (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

   (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

     (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

     (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

     (c) Cash in lieu of fractional shares; or

     (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

   (2) (Deleted by amendment, L. 96, p. 1321, (S) 30, effective June 1, 1996.)

   (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

   (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

   (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

             7-113-103--Dissent by nominees and beneficial owners.

   (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

   (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                    7-113-201--Notice of dissenters' rights.

   (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

   (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection
(2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

                 7-113-202--Notice of intent to demand payment.

   (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

     (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

     (b) Not vote the shares in favor of the proposed corporate action.

   (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

   (3) A shareholder who does not satisfy the requirements of subsection (1) or
(2) of this section is not entitled to demand payment for the shareholder's shares under this article.

                         7-113-203--Dissenters' notice.

   (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

   (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

     (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

     (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

     (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

     (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

     (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

     (g) Be accompanied by a copy of this article.

                    7-113-204--Procedure to demand payment.

   (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

     (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

     (b) Deposit the shareholder's certificates for certificated shares.

   (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

   (3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

   (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

                       7-113-205--Uncertificated shares.

   (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

   (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

                              7-113-206--Payment.

   (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

   (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

     (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

     (e) A copy of this article.

                       7-113-207--Failure to take action.

   (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208--Special provisions relating to shares acquired after announcement of proposed corporate action.

   (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

   (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

    7-113-209--Procedure if dissenter is dissatisfied with payment or offer.

   (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

     (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

     (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

     (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

   (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                            7-113-301--Court action.

   (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

   (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

   (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

   (5) Each dissenter made a party to the proceeding commenced under subsection
(2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

                    7-113-302--Court costs and counsel fees.

   (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

     (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                      APPENDIX E

                       [The Seidler Companies Letterhead]

May 12, 2000

The Board of Directors of
The Writer Corporation
6061 S. Willow Drive, #232
Englewood, Colorado 80111

Dear Board Members:

   We understand that The Writer Corporation ("Writer" or the "Company") has entered into an Agreement and Plan of Merger (the "Agreement") dated April 14, 2000 with Standard Pacific Corp. ("Standard Pacific") in which Writer shall be merged with and into a wholly-owned subsidiary of Standard Pacific. Under the terms of the Agreement, each share of Writer Common Stock will be converted, at each shareholder's election, into (i) shares of Standard Pacific Common Stock equal to $3.35 divided by the Valuation Price, or (ii) cash, without interest, of $3.35. Standard Pacific will also assume approximately $27.7 million of Writer indebtedness. The Valuation Price is the arithmetic average of the closing sale prices of Standard Pacific's Common Stock on the New York Stock Exchange for the twenty consecutive trading-day period ending on the third business day immediately prior to the anticipated closing date; provided however, that if such average is less than $11.00 per share the Valuation Price shall equal $11.00 per share and if the average is greater than $13.50 per share, the Valuation Price shall equal $13.50 per share. If shareholders representing more than 60% of the outstanding shares of Writer Common Stock elect to receive Standard Pacific Common Stock there will be a pro rata cutback of Standard Pacific Stock, with the balance of the consideration received in cash. Likewise, if more than 50% of the aggregate merger consideration is elected to be received in the form of cash, there will be a pro rata cutback of cash, with the balance of the consideration received in Standard Pacific Common Stock. The transaction as summarized above is hereinafter referred to as the "Transaction."

   You have requested our opinion (the "Opinion") with respect to the fairness, from a financial point of view, of the consideration to be received by Writer's shareholders in the Transaction outlined above. In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. reviewed certain publicly available business and historical information in Writer's 10-K and 10-Q filings with the Securities and Exchange Commission;

  2. reviewed internal financial information and other data prepared by management of Writer that are not publicly available, relating to the business and financial prospects of Writer, including estimates and financial projections of operating statements, cash flow statements and balance sheets for the years ending December 31, 2000 and 2001;

  3. discussed with members of the senior management of Writer the business, operations and financial condition of the Company;

  4. reviewed the Agreement and Plan of Merger dated April 14, 2000 among Standard Pacific Corp., The Writer Corporation and TWC Acquisition Corp.;

  5. reviewed a draft of the preliminary proxy statement/prospectus filed May 12, 2000 (draft dated May 3, 2000) in substantially the form that it will be distributed to the Company's shareholders;

  6. reviewed publicly available financial and stock market data with respect to certain other companies engaged in business we believe to be generally comparable to that of Writer and Standard Pacific (the "Comparables");

   7. discounted the projected cash flows of Writer at rates ranging from 15% to 20% to consider the risk of the cash flows and the time value of money;

   8. reviewed the historical market prices and trading volume of Writer's Common Stock and the Common Stock of the Comparables;

   9. reviewed comparable publicly available financial and stock market data regarding Standard Pacific;

  10. considered potential alternative business combinations and strategic options involving Writer; and

  11. conducted such other financial studies, analyses and investigations and considered such other information, as we deemed appropriate.

   Our engagement and the Opinion expressed herein are for the benefit of the shareholders and the Board of Directors of Writer (the "Board"), and our Opinion is rendered in connection with the Company's shareholders and Board's consideration of the Transaction. It is further understood that this Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent; provided, however, that this Opinion may be included in its entirety in any proxy statement distributed to the Company's shareholders in connection with the Transaction and we consent to the filing of this Opinion as part of Standard Pacific's registration statement. Notwithstanding the foregoing, this Opinion is not intended and does not constitute a recommendation to any such shareholder as to whether such shareholder should vote to approve the Transaction, or elect to receive cash or securities.

   In arriving at our Opinion, we have not performed any appraisals or valuations of specific assets or liabilities of either the Company or Standard Pacific and have not been furnished with any such appraisals or valuations, and express no opinion regarding the liquidation value of the Company or Standard Pacific. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either the Company or Standard Pacific is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

   We have relied upon and assumed, without independent verification, that the financial information provided to us has been reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company or Standard Pacific since the date of the most recent financial statements made available to us.

   Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed that neither the Company nor Standard Pacific is a party to any pending transactions, including external financing, recapitalizations, acquisitions, or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will be consummated in accordance with the Agreement referred to above including, but not limited to, that the Transaction will qualify for the tax consequences described in the draft preliminary proxy statement/prospectus referred to above.

   Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to update, revise or reaffirm this Opinion. We are not expressing any opinion herein as to the prices at which shares of the Company's or Standard Pacific's common stock have traded or at which such shares may trade at any future time. We were not requested to opine as to, and this Opinion does not in any manner address, the Company's underlying decision to proceed with or effect the Transaction or structure thereof.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company or Standard Pacific and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   For our services in rendering this Opinion, the Company will pay us a fee and indemnify us against certain liabilities. We are also entitled to additional fees that are contingent upon consummation of the Transaction. We have, in the past, provided financing and financial advisory services to the Company and have received fees and other compensation for the rendering of such services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Standard Pacific for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration proposed to be received by Writer's shareholders in connection with the Transaction is fair, from a financial point of view, to such shareholders.

Very truly yours,

THE SEIDLER COMPANIES INCORPORATED

   /s/ Joseph C. Sherwood
By: ______________________________________
     Joseph C. Sherwood, III
     Managing Director of
     Investment Banking Group

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Standard Pacific under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Standard Pacific's Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Standard Pacific will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of Standard Pacific or is or was serving at the request of Standard Pacific as a director or officer of another corporation or enterprise. Standard Pacific has entered into indemnification agreements with its officers and directors. Standard Pacific may, in its discretion, similarly indemnify its employees and agents. Standard Pacific's Certificate relieves its directors from monetary damages to Standard Pacific or its stockholders for each of such director's fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty,
(ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, Standard Pacific may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the company.

   Standard Pacific currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Standard Pacific.

Item 21. Exhibits.

   See the Exhibit Index attached to this Registration Statement and incorporated by reference.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (e) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on July 14, 2000.

                                          STANDARD PACIFIC CORP.

                                                /s/ Stephen J. Scarborough
                                          By: _________________________________
                                          Name: Stephen J. Scarborough
                                          Title: President and Chief Executive
                                                 Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated below and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                     Chairman of the Board of     July 14, 2000
____________________________________          Directors
        (Arthur E. Svendsen)

     /s/ Stephen J. Scarborough        Chief Executive Officer,     July 14, 2000
____________________________________    President and Director
      (Stephen J. Scarborough)           (Principal Executive
                                               Officer)

                 *                     Vice President--Finance,     July 14, 2000
____________________________________     Treasurer and Chief
         (Andrew H. Parnes)          Financial Officer (Principal
                                          Financial Officer)

                 *                             Director             July 14, 2000
____________________________________
          (James L. Doti)

                 *                             Director             July 14, 2000
____________________________________
         (Ronald R. Foell)


                 *                             Director             July 14, 2000
____________________________________
        (Douglas C. Jacobs)


                 *                             Director             July 14, 2000
____________________________________
         (Keith D. Koeller)

                 *                             Director             July 14, 2000
____________________________________
           (Larry McNabb)

             Signature                           Title                  Date
             ---------                           -----                  ----
                                               Director            July   , 2000
____________________________________
        (Michael C. Cortney)

                                               Director            July   , 2000
____________________________________
       (Jeffrey V. Peterson)


      /s/ Stephen J. Scarborough
*By:  ______________________________
          Stephen J. Scarborough
             Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger dated as of April 14, 2000 among Standard
         Pacific Corp., The Writer Corporation, and TWC Acquisition Corp.
         attached as Appendix A to the proxy statement/prospectus which is a part of this Registration Statement on Form S-4.**

  3.1 Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4 (file no. 33-42293).*

  3.2 Certificate of Correction of Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form 8-B filed with the
         Securities and Exchange Commission on December 17, 1991.*

  3.3 Form of Certificate of Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement on Form 8-B filed with the
         Securities and Exchange Commission on December 17, 1991.*

  3.4 Form of Certificate of Merger of the Registrant, incorporated by reference to Exhibit 3.4 of the Registrant's Registration Statement on Form 8-B filed with the Securities and Exchange Commission on December
         17, 1991.*

  3.5    Amended and Restated Bylaws of the Registrant.**

  4.1    Rights Agreement, dated as of December 31, 1991, between the
         Registrant and Manufacturers Hanover Trust Company of California, as
         Rights Agent, incorporated by reference to Exhibit 4.1 of Amendment
         No. 2 to the Registration Statement on Form S-4 (file no. 33-42293).*

  4.2 Amendment No. 1 to Rights Agreement, effective as of May 12, 1999, between the Registrant and First Chicago Trust Company of New York, as rights agent, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March
         31, 1999.*

  4.3 Standard Pacific Corp. Officers' Certificate dated March 5, 1993 with respect to the Registrant's 10 1/2% Senior Notes due 2000, incorporated by reference to Exhibit 4 of the Registrant's Current
         Report on Form 8-K dated March 5, 1993.*

  4.4 Standard Pacific Corp. Officers' Certificate dated June 17, 1997 with respect to the Registrant's 8 1/2% Senior Notes due 2007, incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form
         8-K dated June 17, 1997.*

  4.5 Standard Pacific Corp. Officers' Certificate dated February 5, 1998 with respect to the Registrant's 8% Senior Notes due 2008, incorporated by reference to Exhibit 4.4 of the Registrant's Annual
         Report on Form 10-K for the year ended December 31, 1997.*

  4.6    Registration Rights Agreement dated as of February 5, 1998 between the
         Registrant and SBC Warburg Dillon Read Inc., BancAmerica Robertson
         Stephens and Donaldson Lufkin & Jenrette Securities Corporation, incorporated by reference to Exhibit 4.5 of the Registrant's Annual
         Report on Form 10-K for the year ended December 31, 1997.*

  4.7 Indenture, dated as of April 1, 1992, by and between the Registrant and United States Trust Company of New York, as Trustee, incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form
         8-K dated February 24, 1993.*

  4.8 Indenture, dated as of April 1, 1999, by and between the Registrant and The First National Bank of Chicago, as Trustee, incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-
         K dated April 16, 1999.*

 Exhibit
 Number                                Description
 -------                               -----------
  4.9    First Supplemental Indenture, dated as of April 13, 1999, by and between the Registrant and The First National Bank of Chicago, as
         Trustee, with Form of Note attached, incorporated by reference to
         Exhibit 4.2 of the Registrant's Current Report on Form 8-K dated April
         16, 1999.*

  5.1    Opinion of Gibson, Dunn & Crutcher LLP.**

  8.1    Tax Opinion of Gibson, Dunn & Crutcher LLP.

  8.2    Tax Opinion of Clanahan Tanner Downing & Knowlton, PC.

 10.1    Eighth Amended and Restated Revolving Credit Agreement dated as of
         August 11, 1999, among the Registrant, Bank of America, National
         Association, The First National Bank of Chicago, Guaranty Federal
         Bank, F.S.B., Bank United, Fleet National Bank, PNC Bank, National
         Association, Comerica Bank, Credit Lyonnais Los Angeles Branch, Sanwa
         Bank California, Union Bank of California, NA, First American Bank
         Texas, SSB and SunTrust Bank, incorporated by reference to Exhibit
         10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.*

 10.2 Standard Pacific Corp. 1991 Employee Stock Incentive Plan, incorporated by reference to Annex B of the Registrant's prospectus dated October 11, 1991, filed with the Securities and Exchange
         Commission pursuant to Rule 424(b).*

 10.3 Form of Stock Option Agreement to be used in connection with the Standard Pacific Corp. 1991 Employee Stock Incentive Plan, incorporated by reference to Exhibit 28.2 of the Registrant's
         Registration Statement on Form S-8 filed on January 3, 1992.*

 10.4 Standard Pacific Corp. 1997 Stock Incentive Plan, incorporated by reference to Exhibit 99.1 of the Registrant's Registration Statement on Form S-8 filed on August 21, 1997.*

 10.5    Form of Non-Qualified Stock Option Agreement to be used in
         Registrant's 1997 Stock Incentive Plan, incorporated by reference to
         Exhibit 99.2 of the Registrant's Registration Statement on Form S-8 filed on August 21, 1997.*

 10.6 Form of Non-Qualified Director's Stock Option Agreement to be used in connection with the Registrant's 1997 Stock Incentive Plan, incorporated by reference to Exhibit 99.3 of the Registrant's
         Registration Statement on Form S-8 filed on August 21, 1997.*

 10.7 Form of Incentive Stock Option Agreement to be used in connection with the Registrant's 1997 Stock Incentive Plan, incorporated by reference to Exhibit 99.4 of the Registrant's Registration Statement on Form S-8 filed on August 21, 1997.*

 10.8 Standard Pacific Corp. 2000 Stock Incentive Plan incorporated by reference to Appendix A of the Registrant's Proxy Statement on
         Schedule 14A filed March 30, 2000.*

 10.9 Stock Purchase Agreement, dated as of September 30, 1997, by and between the Registrant, Duc Development Company and Daniel A. Duc, incorporated by reference to Exhibit 10.9 of the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended September 30,
         1997.*

 10.10   Asset Purchase Agreement, dated August 13, 1998, by and among UDC
         Homes, Inc., UDC Homes Construction, Inc., Shea Homes Limited
         Partnership, Standard Pacific of Arizona, Inc., Standard Pacific
         Construction, Inc., and the Registrant, incorporated by reference to
         Exhibit 2.1 of the Registrant's Form 8-K dated August 28, 1998.*

 10.11   Stock Purchase Agreement, dated as of August 26, 1998, between the
         Registrant and American General Finance, Inc., as amended on March 11,
         1999, incorporated by reference to Exhibit 10.2 of the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.*

 Exhibit
 Number                                Description
 -------                               -----------

 10.12 Industrial Lease between The Irvine Company and the Registrant, incorporated by reference to Exhibit 10.1 of the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended September 30,
         1999.*

 21.1    Subsidiaries of the Registrant, incorporated by reference to
         Exhibit 21.1 of the Registrant's Form 10-K for the year ended December
         31, 1999.*

 23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).**

 23.2    Consent of Clanahan, Tanner, Downing and Knowlton, PC (included in
         Exhibit 8.2).

 23.3    Consent of Arthur Andersen LLP, Independent Public Accountants.

 23.4    Consent of Deloitte & Touche LLP, Independent Auditors.

 23.5    Consent of The Seidler Companies Incorporated, Investment Bankers.**

 24.1    Power of Attorney (included on signature page).

 99.1    Form of Writer Proxy Card.**

--------
* Incorporated by reference to a previous filing with the Securities and Exchange Commission.

** Previously filed with this Registration Statement on Form S-4.